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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on December 16, 2013.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WCI COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1531 (Primary Standard Industrial Classification Code Number)	27-0472098 (I.R.S. Employer Identification Number)

24301 Walden Center Drive
Bonita Springs, Florida 34134
(239) 947-2600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Keith E. Bass
President and Chief Executive Officer
WCI Communities, Inc.
24301 Walden Center Drive
Bonita Springs, Florida 34134
Tel (239) 947-2600
Fax (239) 498-8338
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Marc D. Jaffe, Esq. Senet S. Bischoff, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Tel (212) 906-1200 Fax (212) 751-4864	Vivien N. Hastings, Esq. Senior Vice President and General Counsel WCI Communities, Inc. 24301 Walden Center Drive Bonita Springs, Florida 34134 Tel (239) 947-2600 Fax (239) 498-8277	Frank J. Lopez, Esq. Robin M. Feiner, Esq. Proskauer Rose LLP Eleven Times Square New York, New York 10036 Tel (212) 969-3000 Fax (212) 969-2900

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, $0.01 par value per share	5,175,000	$19.75	$102,206,250	$13,164.17

(1)
Includes shares of common stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of common stock.

(2)
Estimated solely for purposes of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the common stock as reported by the New York Stock Exchange on December 11, 2013.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 16, 2013

PRELIMINARY PROSPECTUS

4,500,000 Shares

WCI Communities, Inc.

Common Stock

        This is a public offering of shares of WCI Communities, Inc. The shares of common stock are being sold by the selling stockholders. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

        Our common stock is listed on the New York Stock Exchange under the symbol "WCIC." On December 13, 2013, the last reported sale price of our common stock on the New York Stock Exchange was $19.58 per share.

        The underwriters have an option to purchase a maximum of 675,000 additional shares of our common stock from the selling stockholders.

        We are an "emerging growth company" as defined under the federal securities laws and are eligible for reduced reporting requirements. See "Summary—Implications of Being an Emerging Growth Company."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 17.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Stockholders
Per Share	$	$	$
Total	$	$	$

        Delivery of the shares of common stock will be made on or about                           , 2014

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	J.P. Morgan	Citigroup

Raymond James	Zelman Partners LLC
FBR	JMP Securities

The date of this prospectus is                           , 2014

WCI

The Experience Is Everything.®

WCI sets the standard for building exceptional communities, creating amenities that challenge and exhilarate, while upholding our unwavering commitment to the places we call home.

The Experience Is Everything

WCI has established a reputation and strong brand recognition for developing amenity rich, lifestyle oriented master-planned communities in most of coastal Florida's largest and highest growth markets.

Pensacola, FL
Perdido Key, FL
Palm Coast, FL
Tampa, FL
Bradenton, FL
Venice, FL
Fort Myers, FL
Bonita Springs, FL
Parkland, FL
Naples, FL
Coral Springs, FL

        We are responsible for the information contained in this prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

i

TRADEMARKS

        We have proprietary rights to trademarks used in this prospectus which are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the "®" or "™" symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies' trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

STATEMENT REGARDING INDUSTRY AND MARKET DATA

        This prospectus, in particular the sections entitled "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains industry and market data, forecasts and projections that are based on internal data and estimates, independent industry publications, government publications, reports by market research firms or other published independent sources. Industry publications and other published sources generally state that the information they contain has been obtained from third-party sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of such information. We have not independently verified the market and industry data obtained from these third-party sources. Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management's understanding of industry conditions, and such information has not been verified by any independent sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus. See "Special Note Concerning Forward-Looking Statements."

ii

SUMMARY

        This prospectus summary highlights certain information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read the entire prospectus carefully, including the information under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto included in this prospectus, before investing. This prospectus includes forward-looking statements that involve risks and uncertainties. See "Special Note Concerning Forward-Looking Statements." Unless the context otherwise requires, the terms "the Company," "we," "us" and "our" in this prospectus refer to WCI Communities, Inc. and its subsidiaries and the term "WCI" in this prospectus refers only to WCI Communities, Inc.

 Our Company

        We are a lifestyle community developer and luxury homebuilder of single-and multi-family homes in most of coastal Florida's highest growth and largest markets, in which we own or control approximately 8,600 home sites. We have established a reputation and strong brand recognition for developing amenity rich, lifestyle oriented master-planned communities and, including our predecessor companies, have a legacy that spans more than 60 years. Our homes and communities are primarily targeted to move-up, second home and active adult buyers. We intend to leverage our experience, operational platform and well-located land inventory, with an attractive book value, to capitalize on markets with favorable demographic and economic forecasts in order to grow our business.

        Our business is organized into three operating segments: homebuilding ("Homebuilding"), real estate services ("Real Estate Services"), and amenities ("Amenities"). Our Homebuilding segment accounted for 65.2% and 47.9% of our total revenues for the nine months ended September 30, 2013 and in 2012, respectively, and substantially all of our total gross margin for the nine months ended September 30, 2013 and in 2012.

  •
  Homebuilding:  We design, sell and build homes across a broad range of price points and sizes. Our land development expertise enhances our Homebuilding operations by enabling us to acquire and create larger, well-amenitized master-planned communities, control the timing of home site delivery and capture the opportunity to drive higher margins. For the nine months ended September 30, 2013, we delivered 342 homes with an average delivered price of $423,000, compared to 150 homes with an average delivered price of $391,000 for the nine months ended September 30, 2012. During 2012, we delivered 352 homes with an average delivered price of $396,000, compared to 128 homes with an average delivered price of $326,000 in 2011.

  •
  Real Estate Services:  We operate real estate brokerage services under the brand Berkshire Hathaway HomeServices and title services that complement our Homebuilding operations. In 2012, our real estate brokerage business was the third-largest brokerage in Florida and the 36th largest in the United States based on sales volume.

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  Amenities:  Within many of our communities, we may own and/or operate resort-style club and fitness facilities, championship golf courses, country clubs and marinas. We believe these amenities offer our homebuyers a luxury lifestyle experience, enabling us to enhance the marketability, sales volume and value of the homes we deliver.

        We believe our business is distinguished by our:

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  significant, well-located land inventory in developed and established communities;

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  proven leadership team, which has extensive experience in our markets;

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  expertise in, and reputation for, developing luxury lifestyle communities with well-managed amenities;

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  higher average selling price and lower cancellation rate compared to most other public homebuilders, attributed to our focus on higher-end move-up, second home and active adult buyer base;

  •
  strong focus and market positioning in most of coastal Florida's highest growth and largest markets;

  •
  Real Estate Services segment, which provides us with additional opportunities to increase profitability as Florida home prices and new and existing home sales continue to recover;

  •
  industry-leading gross margins from homes delivered;

  •
  attractive book value of land inventory, which was reset to then-current fair market values in September 2009;

  •
  significant deferred tax assets that are currently fully reserved; and

  •
  well-capitalized balance sheet with sufficient liquidity for growth.

        As of September 30, 2013, we were actively selling in 24 different neighborhoods situated in nine master-planned communities. For the nine months ended September 30, 2013, we generated $222.6 million in total revenues, $25.7 million in Adjusted EBITDA and an $8.2 million net loss, compared to $135.8 million in total revenues, $3.8 million in Adjusted EBITDA and $32.9 million in net income in the nine months ended September 30, 2012. The unfavorable period-over-period change in net income was primarily attributable to a $19.0 million non-cash preferred stock dividend related to the exchange of our Series A preferred stock for our common stock in July 2013, a $0.7 million preferred stock dividend related to the purchase of the one outstanding share of our Series B preferred stock for cash in April 2013 and a $50.5 million income tax benefit, which improved our 2012 results, partially offset by $17.0 million in expenses related to early repayment of debt for the nine months ended September 30, 2012 compared to $5.1 million for the nine months ended September 30, 2013. In 2012, we generated $241.0 million in total revenues, $19.1 million in Adjusted EBITDA and $50.8 million in net income, compared to $144.3 million in total revenues, $(22.4) million in Adjusted EBITDA and a $47.1 million net loss in 2011. For a discussion of how we calculate Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss) attributable to common shareholders of WCI Communities, Inc., see footnote 3 under the caption "—Summary Consolidated Financial and Other Data."

Our Industry

U.S. Housing Market

        The U.S. housing market continues to improve from the cyclical low points reached during the 2008 to 2009 national recession. Between the 2005 market peak and 2011, new single-family housing sales declined 76%, according to data compiled by the U.S. Census Bureau, and median resale home prices declined 34%, as measured by the CoreLogic Case-Shiller Index. In 2011, early signs of a recovery began to materialize in many markets around the country as a result of an improving macroeconomic backdrop and a historically high level of housing affordability. For the nine months ended September 30, 2013, homebuilding permits increased 38.7% as compared to the nine months ended September 30, 2012. As of October 31, 2013, new home sales remain 68% below peak levels. In October 2013, the average new single family home price was 12.7% higher than the average price in October 2012, outpacing the 10.0% increase in existing single family home average prices over the same period.

Florida Housing Market

        The Florida residential real estate market was the second-largest in the United States, as measured by 2012 permit issuance and 2013 year-to-date permit issuance (single- and multi-family permits), according to data compiled by the U.S. Census Bureau. While the Florida housing market experienced a deeper contraction than other regions in the United States in the recent recession, we believe the Florida housing market now appears to be in the early stages of a recovery. We believe the Florida housing market recovery is primarily being driven by improving population and employment trends. In 2012, Florida's job base grew by 1.8%, representing a gain of 134,000 jobs, which was slightly above the national average growth rate of 1.7%. In addition, Florida's seasonally adjusted unemployment rate was 6.7% in October 2013, down from 8.2% in October 2012, and 600 basis points lower than the U.S. rate of 7.3%. Florida's unemployment rate in October was lower than the U.S. rate for the eighth consecutive month. We believe statewide economic data and metrics illustrate the improving market and potential opportunity for future growth.

Our Competitive Strengths

        We believe the following strengths provide us with a competitive advantage:

Attractive and well-located land positions to support future growth

        We benefit from a significant and well-located existing land inventory in most of coastal Florida's highest growth and largest markets, in which we own or control approximately 8,600 home sites. Our current land holdings were reset to then-current fair market value upon the finalizing of our restructuring in September 2009, which was at or near the U.S. housing markets cyclical low. The majority of our land holdings are within mature, well-amenitized, developed communities that have an established demand for homes. Our significant land inventory allows us to be opportunistic in identifying and pursuing new land acquisitions and protects us against potential land shortages in the majority of our markets that exhibit land supply constraints. We own or control the home sites for all of our current expected home deliveries through 2014 and over 90% of our current expected home deliveries through 2015.

Experienced and proven leadership with strong operational discipline and controls

        Our executives, senior management and field personnel possess significant operational and management expertise and experience. Our team is led by our chief executive officer, Keith E. Bass, who brings over 25 years of real estate and homebuilding experience to WCI, the last 17 years of which included senior and executive level positions for large public homebuilding and development companies where he oversaw operations in the southeastern United States, including Florida. We believe our management team's prior experience, extensive relationships and respected local reputation provide us with a competitive advantage in acquiring new land, obtaining entitlements, building quality homes and completing projects within budget and on schedule.

Expertise in delivering luxury homes in lifestyle communities targeting move-up, second home and active adult buyers

        We develop luxury, lifestyle communities with many distinguishing and sought-after attributes and amenities. Our recreational amenities, including championship golf courses with clubhouses, fitness, spa, tennis and recreational facilities, walking trails, resort style pools, marinas, movie theaters, town centers, and a variety of restaurants, are central to our mission of delivering luxury lifestyle experiences to our homebuyers.

        Amenities at our communities are typically owned by us and eventually either turned over to community residents or sold.

        Given our target buyer demographics, our buyers tend to rely less on mortgage financing for their home purchases and typically provide higher deposits and down payments, compared to our competitors' buyers. For the year ended December 31, 2012 and the nine months ended September 30, 2013, approximately 44% and 43%, respectively, of our homebuyers were all-cash buyers, a contributing factor to our low cancellation rates of 3.0% and 4.4%, respectively, of our gross orders during those periods, which rates are below the cancellation rates of most other public homebuilders in the United States during those periods.

Well-positioned and focused in attractive, high-growth coastal Florida homebuilding markets

        We believe that our geographic footprint throughout the state of Florida enables us to capture the benefits of increasing demand for new homes and rising home prices as the Florida housing recovery continues. Additionally, it has been our experience that homes in our communities are sought after by buyers for a variety of reasons, one of which is the communities' proximity to the Florida coast.

Real Estate Services segment provides an opportunity to participate in the recovery of Florida resale home prices

        We operate a full-service real estate brokerage business under the Berkshire Hathaway HomeServices brand in many of the largest metropolitan areas in Florida. In 2012, our real estate brokerage business was the third-largest real estate brokerage in Florida and the 36th largest in the United States based on sales volume. We currently have 41 brokerage offices and exclusive relationships with approximately 1,500 independent licensed real estate agents. Our real estate brokerage business allows us to take advantage of the recovery in Florida resale home prices, supplementing our ability to profit on new home sales through our Homebuilding segment. Additionally, our real estate brokerage business is a source of valuable information on market trends, which our Homebuilding segment benefits from on a real-time basis. Our title and settlement services business, which we operate as Florida Title & Guarantee, allows us to better manage the closing process for our new home deliveries. During 2012 and for the nine months ended September 30, 2013, approximately 82% and 76%, respectively, of our new homebuyers also utilized our title and settlement services.

Industry-leading gross margins from homes delivered

        In 2012, our gross margin from 352 homes delivered as a percentage of revenues from homes delivered was 31.5%, compared to 20.0% from 128 homes delivered in 2011. This improvement was primarily due to the reopening of existing communities within our portfolio, which provided for an increase in the number of homes delivered with higher average selling prices and margins and allowed us to more efficiently leverage our overhead. In addition, for the nine months ended September 30, 2013, our gross margin from 342 homes delivered as a percentage of revenues from homes delivered was 30.6%, compared to 32.3% from 150 homes delivered for the nine months ended September 30, 2012. Our high gross margins from homes delivered are attributable to a combination of our higher average selling prices due to the quality of both our homes and our community amenity offerings and the low book value of our land, which was reset to then-current fair market value upon the finalizing of our restructuring in September 2009.

Substantial tax attributes to offset future earnings

        We have significant deferred tax assets that could be used, subject to the limitations described below, to offset future earnings and reduce the amount of income taxes we are required to pay. As of September 30, 2013, we estimate our net deferred tax assets were approximately $204 million, against which we have currently recorded a full valuation allowance. Our ability to take advantage of our significant deferred tax assets is subject to limitations under Section 382 ("Section 382") of the Internal

Revenue Code of 1986, as amended (the "Code"), including in connection with prior stock ownership changes and prospective stock ownership changes that may occur as a result of this offering. In addition, changes in the markets in which we do business and our profitability may limit our ability to take advantage of our deferred tax assets.

Balance sheet with sufficient liquidity for growth

        We believe we are well-positioned with a strong balance sheet and sufficient liquidity with which to service our debt obligations, support our ongoing operations and take advantage of growth opportunities as the expected recovery in the Florida housing market continues. As of September 30, 2013, we had $200.0 million of total debt outstanding, all of which was from our $200.0 million aggregate principal amount of 6.875% Senior Notes due 2021 (the "2021 Notes"), and a total debt-to-total book capitalization of 42.2%. Additionally, as of September 30, 2013, we had $284.8 million of available liquidity from cash and cash equivalents, our Revolving Credit Facility (as defined below) and our $10.0 million senior loan with Stonegate Bank (the "Stonegate Loan").

Business Strategy

        We believe we are well-positioned for growth in an improving Florida housing market through the disciplined execution of the following elements of our strategy:

Utilize our attractive book value land inventory to open new communities and neighborhoods

        Our land inventory provides us with the opportunity to substantially increase our neighborhood count irrespective of additional land acquisitions in the near-term. We intend to opportunistically open neighborhoods from within our existing land holdings, as they contain significant capacity for additional development. Since our land inventory was reset to then-current fair market value upon the finalizing of our restructuring in September 2009, it is carried on our balance sheet at relatively low book values. Consequently, our margins should benefit from the ultimate development and future sale of homes on this land.

Maximize profitability through the combination of our land acquisition and development expertise

        We evaluate land opportunities using a comprehensive business model focused on, among other things, demographic, macroeconomic and micro-market trends in order to determine the appropriate positioning in the market and probability of success. We believe we continue to obtain the "first look" at many quality land opportunities in our existing and target markets due to our local relationships with land sellers, brokers and investors. We also believe our land development expertise enhances our Homebuilding operations by enabling us to acquire and create larger, well-amenitized master-planned communities, control the timing of home site delivery and capture the opportunity to drive higher margins. Additionally, we have the experience and internal expertise to entitle, reposition and/or rezone potential land acquisitions that we believe will help us achieve attractive returns in the future.

Create luxury master-planned communities that contribute to an outstanding homeowner experience

        Our core operating philosophy is to provide our homebuyers a positive, memorable experience from the time they walk into our sales office until well after we have delivered their home. We actively engage buyers in every aspect of the building process, from tailoring our product to their lifestyle needs, with attractive design selections to providing them updates on the entire construction process up to the point of delivering their home. Additionally, we believe we attract buyers to purchase homes in our master-planned communities because of their prime locations and amenity offerings we create. As a result, our selling process focuses on the quality of our amenities and the lifestyle they provide, in addition to the excellent design and construction of our homes.

Increase market position in growth markets

        We believe there are significant opportunities to profitably expand in both our existing and new markets based on demographic and economic data, our own operating results and information gathered from our Real Estate Services segment. Our primary growth strategy is to focus on opportunities to grow market position within our existing coastal markets to leverage existing infrastructure. We evaluate land opportunities using a comprehensive business model focused on, among other things, demographic, macroeconomic and micro-market trends in order to determine the appropriate positioning in the market and probability of success.

Offer a variety of new home products

        In order to meet the varying needs and desires of our target homebuyers, we maintain the expertise to deliver a variety of new home product lines, which gives us an opportunity to increase our market share. Our expertise allows for a diversified product strategy that enables us to better serve a wide range of buyers, adapt quickly to changing market conditions and optimize performance and returns while strategically reducing portfolio risk. Our Homebuilding operation has the flexibility to efficiently deliver an extensive range of single- and multi-family homes to target both buyers that may be looking for value oriented product, as well as those desiring the most luxurious of homes.

Focus on scalable cost structure to enhance returns

        We believe that our Homebuilding platform and our senior management's hands-on approach and focus on controlling costs favorably position us to generate attractive returns for our investors. We competitively bid each phase of the development and construction process and preserve strong relationships with our trade partners by closely managing production schedules and paying in a timely manner. Our Homebuilding operations strive to maximize floor plan re-use among communities, maintain cycle time control, and implement home construction cost initiatives.

        We have also made and continue to make significant investments in systems and infrastructure to continue to support and operate our business efficiently. As a result, our operation is scalable and the near-term future growth is not expected to require considerable additional overhead, leading to the efficient execution of our expansion strategy.

Grow our Real Estate Services segment in order to take advantage of rising Florida resale home prices

        Our real estate brokerage business positions us to benefit from the housing recovery in Florida resale home prices. As distressed home sales as a percentage of total sales continues to drop, and new home sales as a percentage of total sales continues to increase, we expect the average selling price of homes across Florida to appreciate, driving margin growth in our real estate brokerage business. As our real estate brokerage business is highly scalable, we believe there are opportunities to further improve our profitability by growing our geographic footprint organically, through opportunistic acquisitions and "roll-in" brokerages. This business also helps provide valuable, real-time insight into market trends, buyer preferences and demand for different products and locations, which we will continue to use to evaluate land opportunities, community and amenity plans and home designs in our Homebuilding operations.

Maintain a disciplined capital structure

        We intend to employ both debt and equity, coupled with redeployment of cash flows from continuing operations, as part of our ongoing financing strategy to fund future growth and operations. As a means of sustaining our long-term financial health and limiting our exposure to unforeseen dislocations in the debt and financing markets, we currently expect to remain conservatively leveraged by targeting a net debt-to-net book capitalization of below approximately 40%. We believe our unique combination of a long-owned land supply coupled with a modest leverage position will enable us to continue to generate solid cash flow and the flexibility to grow while protecting us against future cyclical downturns.

Recent and Pending Land Acquisitions

        Subsequent to September 30, 2013, we entered into a land option contract to acquire 84 home sites in one neighborhood, situated in a master-planned community in Southwest Florida, for an aggregate purchase price of approximately $12.2 million, net of deposits. Closings under the land option contract are expected to occur during the fourth quarter of 2013 through 2016.

        There can be no assurances that we will acquire any of these home sites on the terms or timing anticipated, or at all, or that we will proceed to sell and build homes on any of the land we own, control or acquire. See "Risk Factors—Risks Related to Our Business—We may not be successful in our effort to identify, complete or integrate acquisitions, which could adversely affect our results of operations and future growth."

Risks Related to Our Business

        Investing in our common stock involves substantial risk. You should carefully consider all of the information in this prospectus prior to investing in our common stock. There are several risks related to our business that are described under "Risk Factors" elsewhere in this prospectus. Among these important risks are the following:

  •
  a slowing or reversal of the present housing market recovery;

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  downturns or cyclical economic conditions affecting the homebuilding industry, including changes in short- and long-term interest rates and employment levels and job and personal income growth;

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  our geographic concentration in Florida;

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  shortages and price fluctuations in labor, raw materials and building supply and other problems in the construction of our communities;

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  the unavailability of land or significant fluctuations in the market value of land;

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  our ability to obtain permits, development approvals and entitlements in order to develop our communities successfully and in a timely manner;

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  our ability to comply with extensive federal, state and local governmental regulation, including applicable zoning, permitting, environmental, tax and other laws and regulations;

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  substantial increases in mortgage interest rates or the unavailability of mortgage financing;

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  limitations on the utilization of our deferred tax assets, including our net operating loss carryforwards, due to changes in the markets in which we do business, our profitability, ownership changes or other reasons;

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  an increase in warranty, liability and other claims that arise in the ordinary course of business and unforeseen product liability claims;

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  our ability to service our indebtedness, obtain sufficient financing on terms acceptable to us and to operate or expand our business as planned; and

  •
  because of their significant stock ownership, the substantial influence that our Principal Investors (as defined herein) have over our business, and that their interests may differ from our interests or those of our other shareholders.

 Our Restructuring

        On August 4, 2008, our predecessor company and certain of its subsidiaries filed voluntary petitions for Chapter 11 bankruptcy protection in the U.S. Bankruptcy Court for the District of Delaware in Wilmington (the "Bankruptcy Court"). The bankruptcy filings were the result of a highly leveraged balance sheet, the global recession and a severe housing downturn. We emerged from bankruptcy on September 3, 2009 with a $300.0 million senior secured term loan and a $150.0 million senior subordinated secured term loan. In addition, all of our assets and liabilities, including our land portfolio, were reset to then-current fair market value.

        Given our emergence from bankruptcy in 2009 and the challenges within the homebuilding and real estate industries at that time, a significant part of our business strategy in 2010 and 2011 was focused on selling assets that we deemed non-core to our continuing operations and reducing our general and administrative expenses to maximize our cash position and pay down our outstanding debt. Pursuant to this business strategy, during 2010 and 2011, we sold substantially all of our assets outside of the state of Florida, a majority of our speculative inventory of homes and certain other real estate inventory and amenities assets that we deemed non-core to our continuing operations. Despite the difficult economic environment, we maximized proceeds from such sales, in 2010 and 2011, and we were able to pay down $331.2 million in aggregate principal amount of our indebtedness prior to its stated maturity, including all of the remaining debt outstanding under our senior secured term loan.

        During 2012, we used the net proceeds from the issuance of $50.0 million in common stock issued to certain of our existing shareholders or their affiliates in a rights offering and $125.0 million of our Senior Secured Term Notes due 2017 (the "2017 Senior Secured Term Notes") issued to certain of our existing shareholders or their affiliates to repay the remaining $162.4 million outstanding under our senior subordinated secured term loan. For additional information regarding our restructuring, see "Management's Discussion and Analysis of Financial Condition and Results of Operation—Our Restructuring."

2013 Financing Transactions

        On July 30, 2013, we completed the initial public offering (the "Initial Public Offering") of our common stock and issued 6,819,091 shares of common stock at a price to the public of $15.00 per share, which provided us with $90.3 million of net proceeds after deducting underwriting discounts and offering expenses payable by us. On August 7, 2013, we completed the issuance of the 2021 Notes in a private offering. The net proceeds from the offering of the 2021 Notes (the "Notes Offering") were $195.5 million after deducting fees and expenses payable by us. We used $127.0 million of the net proceeds from the Notes Offering to voluntarily prepay the entire outstanding principal amount of our 2017 Senior Secured Term Notes, of which $125.0 million in aggregate principal amount was outstanding, at a price equal to 101% of the principal amount, plus accrued and unpaid interest. In addition, on August 27, 2013, we entered into a four-year senior unsecured revolving credit facility in an aggregate amount of up to $75.0 million (the "Revolving Credit Facility"), of which up to $50.0 million may be utilized for letters of credit. As of September 30, 2013, we had $200.0 million of total debt outstanding, all of which was from our 2021 Notes. Additionally, as of December 13, 2013, there were no amounts drawn on the Revolving Credit Facility or any limitations on our borrowing capacity, leaving the full amount available to us on such date.

Corporate Information

        WCI Communities, Inc. was incorporated in Delaware in 2009 and our predecessor was founded in 1998. On July 30, 2013, we completed our Initial Public Offering. Our common stock is listed on the New York Stock Exchange under the ticker symbol "WCIC."

        Our principal executive offices are located at 24301 Walden Center Drive, Bonita Springs, Florida 34134. Our main telephone number is (239) 947-2600. Our internet website is www.wcicommunities.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

Implications of Being an Emerging Growth Company

        We qualify as an "emerging growth company" as defined in the Jumpstart our Business Startups Act of 2012 (the "JOBS Act"). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

  •
  a requirement to have only two years of audited financial statements and only two years of related selected financial data and management's discussion and analysis of financial condition and results of operations disclosure in this prospectus;

  •
  an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act");

  •
  an exemption from new or revised financial accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

  •
  reduced disclosure about the emerging growth company's executive compensation arrangements; and

  •
  no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

        The JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We previously chose to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. Our decision to opt out of the extended transition period is irrevocable.

        We have elected to adopt the reduced disclosure requirements available to emerging growth companies, including only providing two years of audited financial statements and only two years of related selected financial data and management's discussion and analysis of financial condition and results of operations disclosure in this prospectus. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of our elections, which may result in a less active trading market for our common stock and more volatility in our stock price.

        We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our Initial Public Offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some but not all of these reduced disclosure requirements.

The Offering

Common stock offered by the selling stockholders	4,500,000 shares
Common stock to be outstanding after this offering	25,768,035 shares
Option to purchase additional shares	The underwriters have a 30-day option to purchase up to 675,000 additional shares of our common stock from the selling stockholders.
Use of proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders in this offering. See "Use of Proceeds."
Dividend policy

We currently intend to retain any future earnings to finance the development and expansion of our business and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future. Our ability to pay cash dividends on our common stock is limited by the indenture governing our 2021 Notes and the credit agreement governing our Revolving Credit Facility. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments and such other factors as our board of directors deems relevant. See "Dividend Policy."

New York Stock Exchange Symbol	"WCIC."
Risk factors

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 17 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

        The number of shares of our common stock outstanding after this offering is based on the number of shares of our common stock outstanding as of September 30, 2013 and excludes:

  •
  758,399 shares of our common stock reserved and available for issuance under the WCI Communities, Inc. Long-Term Equity Incentive Plan (the "2010 Equity Plan") and 2,010,400 shares of common stock reserved and available for issuance under the WCI Communities, Inc. 2013 Incentive Award Plan (the "2013 Equity Plan");

  •
  51,500 shares of restricted stock outstanding under our 2010 Equity Plan that have not yet vested;

  •
  49,147 shares of restricted stock outstanding under our 2013 Equity Plan that have not yet vested;

  •
  87,247 shares of our common stock reserved and available for issuance under the WCI Communities, Inc. 2013 Director Long Term Incentive Plan, as amended and restated (the "Director LTIP"); and

  •
  839,753 shares of our common stock reserved and available for issuance under the WCI Communities, Inc. 2013 Long Term Incentive Plan, as amended and restated (the "Employee LTIP").

        Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional shares of common stock from the selling stockholders.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

        The following tables set forth our summary consolidated financial and other data as of and for the periods indicated. The summary consolidated financial and other data as of and for the years ended December 31, 2012 and 2011 have been derived from our audited consolidated financial statements and the notes thereto included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results expected in any future period.

        The summary consolidated financial and other data as of and for the nine months ended September 30, 2013 and 2012 have been derived from our unaudited consolidated financial statements and the notes thereto included elsewhere in this prospectus. We believe our unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and reflect all adjustments, consisting of only normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for such periods. The summary consolidated financial and other data as of and for the nine months ended September 30, 2013 and 2012 are not necessarily indicative of the results expected as of and for the year ending December 31, 2013 or for any future period.

        We have elected to adopt the reduced disclosure requirements available to emerging growth companies, including only two years of audited financial statements and only two years of related selected financial data and management's discussion and analysis of financial condition and results of operations disclosure in this prospectus.

        The following data should be read in conjunction with the information under "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011
	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Statements of Operations
Revenues:
Homebuilding	$145,054	$64,980	$146,926	$57,101
Real estate services	60,915	55,537	73,070	68,185
Amenities	16,620	15,241	21,012	18,986

Total revenues	222,589	135,758	241,008	144,272

Cost of sales:
Homebuilding	100,621	44,774	100,786	51,013
Real estate services	57,762	53,963	71,675	68,209
Amenities	18,343	17,134	24,254	22,510
Asset impairments	—	—	—	11,422

Total cost of sales	176,726	115,871	196,715	153,154

Gross margin	45,863	19,887	44,293	(8,882)

Other income	(1,249)	(1,994)	(7,493)	(2,294)
Selling, general and administrative expenses	29,007	21,070	32,129	30,911
Interest expense	1,798	5,997	6,978	16,954
Expenses related to early repayment of debt	5,105	16,984	16,984	—

	34,661	42,057	48,598	45,571

Income (loss) from continuing operations before income taxes	11,202	(22,170)	(4,305)	(54,453)
Income tax benefit from continuing operations	85	52,250	52,233	6,140

Income (loss) from continuing operations	11,287	30,080	47,928	(48,313)
Income from discontinued operations, net of tax(1)	—	118	118	1,477
Gain on sale of discontinued operations, net of tax(1)	—	2,588	2,588	511

Net income (loss)	11,287	32,786	50,634	(46,325)
Net loss (income) from continuing operations attributable to noncontrolling interests	163	119	189	(68)
Net income from discontinued operations attributable to noncontrolling interests	—	—	—	(732)

Net income (loss) attributable to WCI Communities, Inc.	11,450	32,905	50,823	(47,125)
Preferred stock dividends	(19,680)	—	—	—

Net income (loss) attributable to common shareholders of WCI Communities, Inc.	$(8,230)	$32,905	$50,823	$(47,125)

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011
	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Earnings (loss) per share attributable to common shareholders of WCI Communities, Inc.:
Basic
Continuing operations	$(0.41)	$2.28	$3.33	$(4.90)
Discontinued operations	—	0.20	0.19	0.13

Earnings (loss) per share	$(0.41)	$2.48	$3.52	$(4.77)

Diluted
Continuing operations	$(0.41)	$2.27	$3.31	$(4.90)
Discontinued operations	—	0.20	0.19	0.13

Earnings (loss) per share	$(0.41)	$2.47	$3.50	$(4.77)

Weighted average number of shares of common stock outstanding:
Basic	20,099	13,273	14,445	9,883
Diluted	20,099	13,307	14,515	9,883
Net income (loss) attributable to WCI Communities, Inc.:
Income (loss) from continuing operations	$11,450	$30,199	$48,117	$(48,381)
Income from discontinued operations	—	2,706	2,706	1,256

Net income (loss)	$11,450	$32,905	$50,823	$(47,125)

Other Financial Data
Adjusted gross margin from homes delivered(2)	$47,112	$19,930	$46,264	$9,313
Adjusted gross margin from homes delivered as a percentage of revenues from homes delivered(2)	32.6%	34.0%	33.2%	22.3%
Adjusted EBITDA(3)	$25,724	$3,767	$19,116	$(22,435)
Adjusted EBITDA margin(3)	11.6%	2.8%	7.9%	(15.6)%
Interest incurred(4)	$10,547	$12,730	$16,227	$18,215

September 30, 2013
(unaudited) (in thousands)
Balance Sheet Data
Cash and cash equivalents, excluding restricted cash	$201,835
Real estate inventories	277,019
Total assets	536,870
Total debt(5)	200,000
Total liabilities	263,109
Total equity (including noncontrolling interests)	273,761

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011
	($ in thousands)
Homebuilding Operating Data
Homebuilding revenues	$145,054	$64,980	$146,926	$57,101
Homes delivered	144,517	58,693	139,551	41,671
Land and home sites	537	6,287	7,375	15,430
Homebuilding gross margin	44,433	20,206	46,140	6,088
Homebuilding gross margin percentage	30.6%	31.1%	31.4%	10.7%
Homes delivered (units)	342	150	352	128
Average selling price per home delivered	$423	$391	$396	$326
New orders for homes (units)(6)	415	347	453	245
Contract values of new orders(6)	$183,347	$139,512	$184,381	$95,837
Average selling price per new order(6)	442	402	407	391
Cancellation rate(7)	4.4%	2.8%	3.0%	2.8%
Backlog (units)(8)	328	351	255	154
Backlog contract values(8)	$154,239	$149,825	$114,063	$69,102
Average selling price in backlog(8)	470	427	447	449
Active selling neighborhoods at period-end	24	19	20	17

(1)
Discontinued operations include owned and operated amenities that were sold during 2012 and 2011.

(2)
Adjusted gross margin from homes delivered is a financial measure used by management in evaluating operating performance in our Homebuilding segment and in making strategic decisions regarding sales price, construction and development pace, product mix and other operating decisions and is not a measure used in U.S. generally accepted accounting principles ("GAAP"). We believe this information is meaningful as it excludes the impact of asset impairments on gross margin from homes delivered, if applicable, and capitalized interest in cost of sales on gross margin from homes delivered. For a full description of Adjusted gross margin from homes delivered, the reasons management believes Adjusted gross margin from homes delivered is useful to investors and other interested parties, and the limitations associated with Adjusted gross margin from homes delivered, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Non-GAAP Measures—Adjusted Gross Margin from Homes Delivered."

          The following table reconciles Adjusted gross margin from homes delivered to the most directly comparable GAAP financial measure, Homebuilding gross margin, for the periods presented:

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011
	(in thousands)
Homebuilding gross margin	$44,433	$20,206	$46,140	$6,088
Less: gross margin (loss) from land and home sites	201	1,269	2,177	(2,237)

Gross margin from homes delivered	44,232	18,937	43,963	8,325
Add: capitalized interest in cost of sales	2,880	993	2,301	988

Adjusted gross margin from homes delivered	$47,112	$19,930	$46,264	$9,313

Gross margin from homes delivered as a percentage of revenues from homes delivered	30.6%	32.3%	31.5%	20.0%
Adjusted gross margin from homes delivered as a percentage of revenues from homes delivered	32.6%	34.0%	33.2%	22.3%
(3)
EBITDA and Adjusted EBITDA are non-GAAP financial measures used by management in evaluating operating performance and in making strategic decisions regarding sales price, construction and development pace, product mix and other operating decisions. For a full description of EBITDA and Adjusted EBITDA, the reasons management believes these EBITDA-based measures are useful to investors and other interested parties and the limitations associated with these EBITDA-based measures, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Non-GAAP Measures—EBITDA and Adjusted EBITDA."

          The following table reconciles EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss) attributable to common shareholders of WCI Communities, Inc., for the periods presented:

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011
	(in thousands)
Net income (loss) attributable to common shareholders of WCI Communities, Inc.	$(8,230)	$32,905	$50,823	$(47,125)
Interest expense	1,798	5,997	6,978	16,954
Capitalized interest in cost of sales(a)	2,880	996	2,304	988
Income tax benefit(b)	(85)	(50,496)	(50,479)	(4,881)
Depreciation	1,513	1,540	2,000	2,936

EBITDA	(2,124)	(9,058)	11,626	(31,128)
Preferred stock dividends(c)	19,680	—	—	—
Income from discontinued operations	—	(2,706)	(2,706)	(1,256)
Other income	(1,249)	(1,994)	(7,493)	(2,294)
Stock-based and other non-cash long-term incentive compensation expense(d)	4,312	541	705	821
Asset impairments(e)	—	—	—	11,422
Expenses related to early repayment of debt(f)	5,105	16,984	16,984	—

Adjusted EBITDA	$25,724	$3,767	$19,116	$(22,435)

(a)
Represents capitalized interest expensed in cost of sales on home deliveries and land and lot sales.

(b)
Income tax benefit for the nine months ended September 30, 2013 and the year ended December 31, 2012 was primarily due to the reversal of an income tax reserve resulting from the successful completion of an Internal Revenue Service (the "IRS") audit for the 2003 through 2008 tax years.

(c)
Represents a $19.0 million non-cash preferred stock dividend related to the exchange of the 10,000 outstanding shares of our Series A preferred stock for 903,825 shares of our common stock in July 2013 and a $0.7 million preferred stock dividend related to the purchase of the one outstanding share of our Series B preferred stock for cash in April 2013.

(d)
Represents non-cash charges recorded in selling, general and administrative expenses related to our stock-based and other non-cash long-term incentive compensation plans.

(e)
Represents impairment charges recorded in cost of sales in connection with the write-down to fair value of certain of our inventory or long-lived assets related to land sales and amenities.

(f)
Represents $5.1 million of write-offs of unamortized debt discount and deferred financing costs and a prepayment premium related to our voluntary prepayment of the entire outstanding principal amount of the 2017 Senior Secured Term Notes in August 2013 and the write-off of $17.0 million in unamortized debt discount and deferred financing costs related to the repayment and retirement of our senior subordinated secured term loan in June 2012.
(4)
Interest incurred is interest accrued on debt, whether or not paid in cash and whether or not capitalized. Interest incurred also includes amortization of debt issuance costs and discounts.

(5)
Debt excludes accounts payable and other liabilities, unrecognized tax benefit, and customer deposits.

(6)
New orders represents orders for homes including the amount (in units) and contract values, net of any cancellations, occurring during the reporting period.

(7)
Represents the number of orders canceled during such period divided by the number of gross orders executed during such period (excludes cancellations and gross orders related to customer home site transfers).

(8)
Backlog only includes orders for homes at the end of the reporting period that have a binding sales agreement signed by both the homebuyer and us where the home has yet to be delivered to the homebuyer.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully read and consider the following risks before deciding to invest in our common stock. If any of the following risks actually occurs, our business, results of operations, financial condition and cash flow could be materially impaired. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. When determining whether to buy our common stock in this offering, you should also carefully read the other information in this prospectus, including our consolidated financial statements and the related notes thereto. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operation and/or cash flows.

Risks Related to Our Business

The recent improvement in housing market conditions following a prolonged and severe housing downturn may not continue, and any slowing or reversal of the present housing recovery may materially and adversely affect our business and results of operations.

        During 2013 and 2012, several housing markets stabilized and began recovering after years of weak demand and excess supply during the housing downturn. In these markets, there were generally more sales of new and resale homes, higher selling prices and fewer homes available for sale, in each case as compared to the prior year. There were also more overall housing starts and construction permits authorized in the United States, reflecting increased construction activity. These trends have been driven in large part by record-low interest rates for mortgage loans that, in combination with relatively low home selling prices, have made homeownership more affordable compared to historical levels and to rental housing costs, which have been rising over the past few years.

        With the emerging housing recovery, we and other homebuilders for the most part reported higher orders and deliveries and better financial results in 2012 than in 2011. While some of the many negative factors that contributed to the housing downturn may have moderated, several remain, and they could return and/or intensify to inhibit any future improvement in housing market conditions. These negative factors include (a) weak general economic and employment growth that, among other things, restrains consumer incomes, consumer confidence and demand for homes; (b) elevated levels of mortgage loan delinquencies, defaults and foreclosures that could add to a "shadow inventory" of lender-owned homes that may be sold in competition with new and other resale homes at low "distressed" prices or that generate short sales activity at such price levels; (c) a significant number of homeowners whose outstanding principal balance on their mortgage loan exceeds the market value of their home, which undermines their ability to purchase another home that they otherwise might desire and be able to afford; (d) volatility and uncertainty in U.S. financial, credit and consumer lending markets amid slow growth or recessionary conditions; and (e) tight lending standards and practices for mortgage loans that limit consumers' ability to qualify for mortgage financing to purchase a home, including increased minimum credit score requirements, credit risk/mortgage loan insurance premiums and/or other fees and required down payment amounts, more conservative appraisals, higher loan-to-value ratios and extensive buyer income and asset documentation requirements. Additional headwinds may come from the efforts and proposals of lawmakers to reduce the debt of the federal government and/or solve state budget shortfalls through tax increases and/or spending cuts, and/or government shutdowns, and financial markets' and businesses' reactions to those efforts and proposals, which could impair economic growth. Given these factors, we can provide no assurances that the present housing recovery will continue or gain further momentum, whether overall in the United States or in Florida.

        The present housing recovery is relative to an extremely low level of consumer demand for homes, home sales and new residential construction activity, reflecting the severity of the housing downturn.

Even with the industry upturn, sales, deliveries, revenues and profitability remain well below, and may not return to, the peak levels reached shortly before the housing downturn began. If the present housing recovery stalls or does not continue at the same pace, or any or all of the negative factors described above persist or worsen, particularly if there is limited economic growth or a decline, low growth or decreases in employment and consumer incomes, and/or continued stringent mortgage lending standards and practices, there would likely be a corresponding adverse effect on our business and our consolidated financial statements, including, but not limited to, the number of homes we deliver, our average selling prices, the amount of revenues we generate and our ability to operate profitably, and the effect may be material.

Our business is cyclical and significantly affected by changes in general and local economic conditions.

        Demand for new homes is cyclical and highly sensitive to economic conditions over which we have no control, including changes in:

  •
  short- and long-term interest rates;

  •
  inflation;

  •
  employment levels and job and personal income growth;

  •
  housing demand from population growth, household formation and other demographic changes, among other factors;

  •
  availability and pricing of mortgage financing for homebuyers;

  •
  consumer confidence generally and the confidence of potential homebuyers in particular;

  •
  U.S. and global financial system and credit market stability;

  •
  private party and government mortgage loan programs (including changes in Federal National Mortgage Association ("Fannie Mae"), Federal Home Loan Mortgage Corporation ("Freddie Mac"), and Federal Housing Administration (the "FHA") conforming mortgage loan limits, credit risk/mortgage loan insurance premiums and/or other fees, down payment requirements and underwriting standards), and federal and state regulation, oversight and legal action regarding lending, appraisal, foreclosure and short sale practices;

  •
  federal and state personal income tax rates and provisions, including provisions for the deduction of mortgage loan interest payments, real estate taxes and other expenses;

  •
  supply of and prices for available new or resale homes (including lender-owned homes) and other housing alternatives, such as apartments, single-family rentals and other rental housing;

  •
  the rate at which "shadow inventory" enters into the housing market;

  •
  homebuyer interest in our current or new product designs and new home community locations, and general consumer interest in purchasing a home compared to choosing other housing alternatives; and

  •
  real estate taxes.

        Adverse changes in these conditions may affect our business generally or may be more prevalent or concentrated in particular regions or localities in which we operate. Economic conditions in some of our markets continue to be characterized by varying levels of uncertainty. Any deterioration in economic conditions or continuation of uncertain economic conditions would have a material adverse effect on our business.

        Adverse changes in economic conditions can also cause demand and prices for our homes to diminish or cause us to take longer to build our homes and make it more costly for us to do so. We may not be able to recover these increased costs by raising prices because of weak market conditions and because the price of each home we sell is usually set several months before the home is delivered, as many buyers sign their home purchase contracts before construction begins. The potential difficulties described above could impact our buyers' ability to obtain suitable financing and cause some homebuyers to cancel or refuse to honor their home purchase contracts altogether. In addition, because we primarily target buyers for homes in luxury lifestyle communities, we may be more susceptible to adverse changes in general and local economic conditions.

In the past, we have incurred losses and may have difficulty maintaining profitability in the future.

        Since emerging from bankruptcy in September 2009, we had net losses in two of the last three fiscal years. Even if we establish and maintain profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations and cannot be adjusted accordingly, our business will be harmed. As a result, the price of our common stock may decline, and you may lose a portion of your investment. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more complete description of our historical losses.

Our geographic concentration in Florida could adversely affect us if the homebuilding industry in Florida should decline.

        During the nine months ended September 30, 2013 and the year ended December 31, 2012, substantially all of our revenues were generated from our Florida operations. During the downturn from 2006 to 2010, the value of land, the demand for new homes and home selling prices declined substantially in Florida, which materially and adversely impacted our business, financial condition and results of operations. Although the Florida housing market continues to recover, we cannot predict the extent or timing of its further recovery, if at all. There can be no assurances that our business, financial condition and results of operations will not be further adversely affected if the conditions in Florida do not continue to improve or any improvement takes place over an extended period of time. Because our operations are concentrated in Florida, a prolonged economic downturn in one or more Florida markets could have a material adverse effect on our business, financial condition and results of operations, and a disproportionately greater impact on us than other homebuilders with more geographically diversified operations. Slower rates of population growth or population declines in our Florida markets, could affect the demand for housing, causing home prices in these markets to fall, and adversely affect our business, financial condition and results of operations. Additionally, if buyer demand for new homes in Florida weakens, home selling prices may decline, which will adversely impact our profitability.

Our quarterly operating results may fluctuate because of the seasonal nature of our business and other factors.

        We have historically experienced, and in the future expect to continue to experience, variability in our results on a quarterly basis, primarily due to our Homebuilding segment. Because many of our Florida buyers prefer to close on their home purchases before the winter, the fourth quarter of each year often produces a disproportionately large portion of our total year's revenues, profits and cash flows. Typically, we expect to generate a higher proportion of our annual total Homebuilding revenues in the fourth quarter. Our revenue therefore may fluctuate significantly on a quarterly basis and we must maintain sufficient liquidity to meet short-term operating requirements. Additionally, delays, severe weather, natural disasters or significant negative economic events that occur in the fall or early winter may have a disproportionate effect on our revenues, profits and cash flows. We believe that quarter to quarter comparisons of our results should not be relied upon as an indicator of future performance. As a result of such fluctuations, the price of our common stock may experience volatility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Seasonality" and "Business—Seasonality."

We may not be able to maintain our gross margins in our Homebuilding segment in the future.

        Our high Homebuilding gross margins for the year ended December 31, 2012 and the nine months ended September 30, 2013 were partially attributable to the low book value of our land, which was reset to then-current fair market values in September 2009 in connection with our restructuring and in accordance with fresh start accounting requirements. We expect that homes delivered from communities we owned in September 2009 that were reset to then-current fair market values will have a gross margin percentage approximately 5%-10% higher than homes delivered from our most recent land acquisitions. As of September 30, 2013, we owned approximately 6,000 home sites that benefit from being reset to fair value in September 2009. While we currently have significant land inventory at an attractive book value when compared to the current fair market value of that land, based on the prices of the land we have purchased more recently, and as we acquire and develop land in the future at then-current market prices, we anticipate the positive impact of our low book value land on our Homebuilding gross margin will begin to decline. Additionally, the opportunity to purchase substantially finished home sites in desirable locations is becoming increasingly more limited and competitive. As a result, we are spending more on land development, as we are purchasing more undeveloped land and partially finished home sites. Moreover, weak general economic conditions, including low employment and population growth, future competition and other factors may impact our ability to realize sales prices in excess of the book value of our land inventory or to continue to increase our home selling prices and increase sales in new communities and neighborhoods. These factors could impact our ability to maintain our current level of Homebuilding gross margins in the future.

The homebuilding industry and housing market are very competitive, and competitive conditions could adversely affect our business or our financial results.

        The homebuilding industry is highly competitive. Homebuilders compete not only for homebuyers, but also for desirable land assets, financing, building materials, and skilled management talent and trade labor. We compete in each of our markets with other local, regional and national homebuilders. Other homebuilders also have long-standing relationships with local labor, materials suppliers or land sellers in certain areas, which may provide an advantage in their respective regions or local markets. In addition, a number of our primary competitors are relatively larger companies, have longer operating histories, have higher business volumes, have relationships with more suppliers and subcontractors and may have more resources or a lower cost of capital than us. We may be at a competitive disadvantage with regard to certain competitors whose operations are more geographically diversified than ours, as those competitors may be better able to withstand any future downturn in the Florida housing market. While we do not provide any mortgage brokerage services, several of our competitors do provide such services, which may provide them with a competitive advantage. We also compete with other housing alternatives, such as existing home sales (including lender-owned homes acquired through foreclosure or short sales) and rental housing. The competitive conditions in the homebuilding industry can result in:

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  difficulty in our acquiring raw materials, skilled management and trade labor at acceptable prices;

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  our selling homes at lower prices;

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  our offering or increasing sales incentives, discounts or price concessions for our homes;

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  our delivering fewer homes;

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  our incurring higher construction and land costs;

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  our selling fewer homes or experiencing higher home purchase contract cancellations by buyers;

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  impairments in the value of our real estate inventories and other assets;

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  difficulty in acquiring desirable land assets that meet our investment return criteria, and in selling our interests in land assets that no longer meet such criteria on favorable terms;

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  delays in the construction of our homes; and/or

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  difficulty in securing external financing, performance bonds or letters of credit facilities on favorable terms.

        These competitive conditions may adversely affect our business, financial condition and results of operations by decreasing our revenues, impairing our ability to successfully execute our land acquisition and land asset management strategies, increasing our costs and/or diminishing growth in our Homebuilding segment.

Labor and raw materials and building supply shortages and price fluctuations and other problems in the construction of our communities could delay or increase the cost of home construction and adversely affect our operating results.

        The homebuilding industry has, from time to time, experienced labor and raw material shortages and has been adversely affected by volatility in global commodity prices. In particular, shortages and fluctuations in the price of labor, concrete, drywall, lumber or other important raw materials could result in delays in the start or completion of, or increase the cost of, developing one or more of our communities. These labor and material shortages can be more severe during periods of strong demand for housing or during periods where the regions in which we operate experience natural disasters that have a significant impact on existing residential and commercial structures. The cost of labor and raw materials may also be adversely affected during periods of shortage or high inflation. We have also observed that the cost of labor and raw materials has been increasing as a result of an improving housing market in Florida. If sales prices of homes do not keep pace with these increased costs, our gross margins could be negatively affected. During the recent economic downturn, a large number of qualified tradespeople went out of business or otherwise exited the market, which may limit capacity for new construction until the labor base grows. In addition, the cost of petroleum products, which are used to deliver our materials, fluctuates and may be subject to increased volatility as a result of geopolitical events or accidents, which could affect the price of our important raw materials. Shortages and price increases could cause delays in and increase our costs of home construction, which in turn could have a material adverse effect on our business, financial condition and results of operations.

        We must also contend with other risks associated with construction activities, including the inability to obtain insurance or obtaining insurance at significantly increased rates, cost overruns, labor disputes, unforeseen environmental or engineering problems, work stoppages and natural disasters, any of which could delay construction and result in a substantial increase in costs that would reduce our profitability. Claims may be asserted against us for construction defects, architectural and/or design defects, personal injury or property damage, product liability and warranty claims, and these claims may give rise to liability. Where we hire contractors, if there are unforeseen events like the bankruptcy of, or an uninsured or under-insured loss claimed against, our contractors, we may become responsible for the losses or other obligations of the contractors, which may materially and adversely affect our business, financial condition and results of operations. Should losses in excess of insured limits occur, the losses could adversely affect our business, financial condition and results of operations. In addition, our results of operations could be negatively impacted in the event that a contractor for our residential construction experiences significant cost overruns or delays and is not able to satisfactorily address such issues or if buyers make claims for rescission arising out of substantial delays in completion of a building and their units.

Because our business depends on the acquisition of new land, a shortage of available land could limit our ability to develop new communities, increase land costs and reduce our revenues and/or negatively affect our results of operations.

        Our long-term success and growth strategy depend, in part, upon the continued availability of suitable land at acceptable prices. The availability of land for purchase at favorable prices depends on a number of factors outside of our control. We may compete for available land with entities that possess significantly greater financial, marketing and other resources. In addition, we may be unable to obtain financing to purchase new land on satisfactory terms or at all. Competition generally may reduce the amount of land available and the willingness of sellers to sell at reasonable prices, increasing the cost of such land. Restrictive governmental regulations, including, but not limited to, zoning regulations and environmental requirements, may also affect the availability and market value of land. If sufficient suitable land opportunities do not become available, it could limit our ability to develop new communities, increase land costs and negatively impact our business, financial condition and results of operations.

If the market value of our land inventory decreases, our results of operations could be adversely affected by impairments and write-downs.

        The risk of owning developed and undeveloped land can be substantial for us. Our current growth strategy will require us to invest a significant portion of our capital in new land acquisitions over the next several years. The successful execution of this strategy will significantly increase the amount of land we hold. The market value of the undeveloped land, buildable home sites and housing inventories we hold can fluctuate significantly as a result of changing economic and market conditions. There is an inherent risk that the value of the land owned by us may decline after being purchased. The valuation of property is inherently subjective and based on the individual characteristics of each property. In certain circumstances, a grant of entitlements or development agreement with respect to a particular parcel of land may include restrictions on the transfer of such entitlements to a buyer of such land, which may increase our exposure to decreases in the price of such entitled land by restricting our ability to sell it for its full entitled value. We may have acquired options on or bought and developed land at a cost we will not be able to recover fully or on which we cannot build and sell homes profitably. In addition, our deposits for home sites controlled under option or similar contracts may be put at risk. Factors such as changes in regulatory requirements and applicable laws (including in relation to building regulations, taxation and planning), political conditions, the condition of financial markets, both local and national economic conditions, the financial condition of buyers, potentially adverse tax consequences, and interest and inflation rate fluctuations subject valuations to uncertainty. Moreover, all valuations are made on the basis of assumptions that may not prove to reflect economic or demographic reality. If housing demand decreases below what we anticipated when we acquired our inventory or land development costs increase beyond our anticipated construction costs, our profitability may be adversely affected and we may not be able to recover our costs when we sell and build houses.

        Prior to 2012, we experienced several years of negative economic and market conditions, which resulted in the impairment of a number of our land positions. Generally, we record asset impairment losses when we determine that our estimates of the future undiscounted cash flows from an operation will not be sufficient to recover the carrying value of that asset. During 2011, we recorded asset impairments of $11.4 million. We did not record any asset impairments during the year ended December 31, 2012 or the nine months ended September 30, 2013. We regularly review the value of our land holdings and continue to review our holdings on a periodic basis. If economic or market conditions do not continue to improve, we may have to impair additional land holdings and projects, write off option deposits (if applicable), sell homes or land at a loss, and/or hold land or homes in inventory longer than planned. In addition, inventory carrying costs can be significant, particularly if inventory must be held for longer than planned, which can trigger asset impairments in a poorly performing project or market. If, as planned, we significantly increase the amount of land we hold over the next several years, we will also materially increase our exposure to the risks associated with owning land, which means that if economic and market conditions deteriorate, this deterioration would have a significantly greater adverse impact on our business, financial condition and results of operations.

If we are not able to develop our communities successfully and in a timely manner, our revenues, financial condition and results of operations may be adversely impacted.

        Before a community generates any revenues, material expenditures are required to acquire land, to obtain or renew permits, development approvals and entitlements and to construct significant portions of project infrastructure, amenities, model homes and sales facilities. There may be a lag between the time we acquire land or options for land for development or developed home sites and the time we can bring the communities to market and sell homes. We can also experience significant delays in obtaining permits, development approvals and entitlements. In addition, we may also have to renew existing permits and there can be no assurances that these permits will be renewed. Lag time varies on a project-by-project basis depending on the complexity of the project, its stage of development when acquired, and the regulatory and community issues involved. Litigation challenging project approvals could also add additional time to the development approval process. As a result of this lag, we face the risk that demand for housing may decline during this period and we will not be able to dispose of developed properties on undeveloped land or home sites acquired for development at expected prices or within anticipated time frames or at all. The market value of home inventories, undeveloped land, options for land and developed home sites can fluctuate significantly because of changing market conditions. In addition, inventory carrying costs (including interest on funds used to acquire land or build homes) can be significant and can adversely affect our performance. Furthermore, after a delay, we may face increased development costs due to prices that exceed our anticipations as a result of inflation or other causes.

        It generally takes several years for a community development to achieve cumulative positive cash flow. Our inability to develop and market our communities successfully and to generate positive cash flows from these operations in a timely manner would have a material adverse effect on our financial condition and results of operations. In addition, if we experience delays that result in a decline in market values of our home inventories, undeveloped land, any options for land and developed home sites, we may be forced to sell homes or other property at a loss or for prices that generate lower profit margins than we anticipate. We may also be required to make material write-downs of the book value of our real estate assets if values decline.

Our business and results of operations are dependent on the availability and skill of subcontractors.

        All of our residential construction work is done by third-party subcontractors with us acting as the general contractor. Accordingly, the timing and quality of our construction depend on the availability and skill of our subcontractors. While we anticipate being able to obtain sufficient materials and reliable subcontractors during times of material shortages and believe that our relationships with subcontractors are good, we do not have long-term contractual commitments with any subcontractors, and there can be no assurances that skilled subcontractors will continue to be available at reasonable rates and in the areas in which we conduct our operations. The inability to contract with skilled subcontractors at reasonable costs on a timely basis could have a material adverse effect on our business, financial condition and results of operations.

        Moreover, despite our quality control efforts, we may discover that our subcontractors were engaging in improper construction practices or installing defective materials in our homes. When we discover these issues, we, generally through our subcontractors, repair the homes in accordance with our new home warranty and as required by law. We typically reserve approximately 0.5% of the selling price of each home we sell to provide customer service to our homebuyers, which is subject to change based on our warranty experience. These reserves are established based on market practices, our historical experiences, and our judgment of the qualitative risks associated with the types of homes built. However, the cost of satisfying our warranty and other legal obligations in these instances may be significantly higher than our warranty reserves, and we may be unable to recover the cost of repair from such subcontractors. Regardless of the steps we take, we can in some instances be subject to fines or other penalties, and our reputation may be injured.

        In addition, although subcontractors are independent of the homebuilders that contract with them under normal management practices and the terms of trade contracts and subcontracts within the homebuilding industry, if regulatory agencies deem the employees of our subcontractors to be our employees, we could be responsible for wage, hour and other employment-related liabilities of our subcontractors.

We are subject to extensive governmental regulation, which may substantially increase our costs of doing business and negatively impact our financial condition and results of operations. Failure to comply with laws and regulations by our employees or representatives may harm us.

        Our Homebuilding operations, including land development activities, are subject to extensive federal, state and local statutes, ordinances, rules and regulations, including environmental, zoning and land use, building, employment and worker health and safety regulation. These regulations affect all aspects of the homebuilding process and can substantially delay or increase the costs of homebuilding activities, even on land for which we already have approvals. In addition, larger land parcels are generally undeveloped and may not have all of the governmental approvals necessary to develop and construct homes. If we are unable to obtain these approvals or obtain approvals that restrict our ability to use the land in ways we do not anticipate, the value of the parcel will be negatively impacted. During the development process, we must obtain a number of approvals from various governmental authorities that regulate matters such as:

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  permitted land uses, levels of density and architectural designs;

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  the building of roadways and creation of traffic control mechanisms and the installation of infrastructure for utility services, such as water, sewage and waste disposal, drainage and storm water control, electricity and natural gas;

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  the dedication of acreage for open space, parks, schools and other community services; and

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  the preservation of habitat for endangered species and wetlands, storm water control and other environmental matters.

        These government entities often have broad discretion in exercising their approval authority. The approval process can be lengthy and cause significant delays or result in a temporary or permanent halt to the development process. The approval process may involve public input and public hearings and may also be opposed by neighboring landowners, consumer or environmental groups, among others, which in turn can also cause significant delays or permanently halt the development process. Litigation challenging government approvals could also cause significant delays or halt the development process. Delays or a temporary or permanent halt in the development process can cause substantial increases to development costs, delays in constructing and selling homes, or cause us to abandon the project and to sell the affected land at a loss, which in turn could harm our results of operations.

        In addition, new housing developments are often subject to various assessments for schools, parks, streets, highways and other public improvements. The costs of these assessments can be substantial and can cause increases in the effective prices of our homes, which in turn could reduce our sales and/or profitability.

        Our projects may also contain water features such as lakes or marinas for boating or other recreational activities. These water features may be subject to governmental regulations that could result in high maintenance costs. Additionally, there is the potential for liability related to recreational use by residents and guests.

        As climate change concerns grow, legislation and regulatory activity is expected to continue and become more onerous. Similarly, energy related initiatives will impact a wide variety of companies throughout the world and because our operations are heavily dependent on significant amounts of raw materials, such as lumber, steel, and concrete, these initiatives could have an indirect adverse effect on our business, financial condition and results of operations to the extent the suppliers of our materials are burdened with expensive or onerous energy or environmental-related regulations. Additionally, energy efficiency requirements imposed by government regulations on new housing development could add to building costs, which in turn could reduce profitability.

        Our title insurance operations are subject to applicable insurance and other laws and regulations. Failure to comply with these requirements can lead to administrative enforcement actions, the loss of required licenses and other required approvals, claims for monetary damages or demands for loan repurchase from investors, and rescission or voiding of the loan by the homebuyer.

        Moreover, Florida has enacted legislation to regulate homeowner associations, which affects the master and condominium associations we manage or control in our communities. Furthermore, we are also subject to state legislation and IRS rulings pertaining to community development districts ("CDDs"). A CDD is a local, special purpose government framework authorized by Florida's Uniform Community Development District Act of 1980, as amended, and provides a mechanism to manage and finance the infrastructure required to develop new communities. CDDs are legal entities with the ability to enter into contracts, own property, sue and be sued, and impose and levy taxes and/or assessments. CDDs are subject to audit and rulings from the IRS with respect to the tax-exempt status of their bonds.

        It is possible that individuals acting on our behalf (including our contractors and their subcontractors) could intentionally or unintentionally violate some of the foregoing federal, state and local laws and regulations. Although we endeavor to take immediate action if we become aware of such violations, we may incur fines or penalties as a result of these actions and our reputation with governmental agencies and our buyers may be damaged. Further, other acts of bad judgment may also result in negative financial consequences.

Compliance with applicable environmental laws may substantially increase our costs of doing business, which could negatively impact our financial condition and results of operations.

        We are subject to various federal, state and local environmental laws and regulations relating to the operation of our properties, which are administered by numerous federal, state and local governmental agencies. Our growth and development opportunities may be limited and more costly as a result of legislative, regulatory or municipal requirements. Compliance with these laws and regulations may also restrict or delay our homebuilding activity. The inability to grow our business or pay these costs could reduce our profitability. In addition, our operating costs may also be affected by our compliance with, or our being subject to, environmental laws, ordinances and regulations relating to hazardous or toxic substances of, under, or in our properties. These costs could be significant and could result in decreased profitability or the inability to develop our land as originally intended.

        Despite our past ability to obtain necessary permits and approvals for our communities, we anticipate that increasingly stringent requirements will be imposed on developers and homebuilders in the future. Although we cannot predict the effect of these requirements, they could result in time-consuming and expensive compliance programs and in substantial expenditures, which could cause delays and increase our cost of operations. We may also become subject to challenges by third parties, such as environmental groups or neighborhood associations, under environmental laws and regulations to the permits and other approvals for our projects and operations. In those cases where an endangered or threatened species is involved and a related agency rule-making and litigation are ongoing, the outcome of such rule-making and litigation can be unpredictable and can result in unplanned or unforeseeable restrictions on or the prohibition of development and building activity in identified environmentally sensitive areas. In addition, the continued effectiveness of permits already granted or approvals already obtained is dependent upon many factors, some of which are beyond our control, such as changes in policies, rules, and regulations and their interpretation and application. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber.

        From time to time, the U.S. Environmental Protection Agency (the "EPA") and similar federal or state agencies conduct inspections of our properties for compliance with these environmental laws and a failure to strictly comply may result in an assessment of fines and penalties and an obligation to undertake corrective actions. Any such enforcement actions may increase our costs.

        Under various environmental laws, current or former owners or operators of real estate, whether leased or owned, as well as certain other categories of parties, may be required to investigate and clean up hazardous or toxic substances or petroleum product releases, and may be held liable to a governmental entity or to third parties for related damages, including for bodily injury, and for investigation and clean-up costs incurred by such parties in connection with the contamination, regardless of whether such contamination or environmental conditions were created by us or a prior owner or tenant, or by a third party or neighboring property. The costs of any required removal, investigation or remediation of such substances or the costs of defending against environmental claims may be substantial. The presence of such substances, or the failure to remediate such substances properly, may also adversely affect our ability to sell the land or to borrow using the land as security. Although environmental site assessments conducted at our properties have not revealed any environmental liability that we believe would have a material adverse effect on our business, financial condition or results of operations, and we are not aware of any material environmental liability or concerns, there can be no assurances that the environmental assessments that we have undertaken have revealed all potential environmental liabilities, or that an environmental condition does not otherwise exist as to any one or more of our properties that could have a material adverse effect on our business, financial condition or results of operations.

Government entities in regions where we operate have adopted or may adopt slow or no growth initiatives, which could adversely affect our ability to build or timely build in these areas.

        Local governments in some of the areas where we operate have approved, and others where we operate or may operate in the future may also approve, various "slow growth" or "no growth" homebuilding initiatives and other ballot measures that could negatively impact the availability of land and building opportunities within those jurisdictions. Approval of "slow growth," "no growth" or similar initiatives (including the effect of these initiatives on existing entitlements and zoning) could adversely affect our ability to build or timely build and sell homes in the affected markets and/or create additional administrative and regulatory requirements and costs, which, in turn, could have an adverse effect on our business, financial condition and results of operations.

Substantial increases in mortgage interest rates or the unavailability of mortgage financing could lead to fewer home sales, which would reduce our revenues.

        Our Homebuilding and Real Estate Services businesses depend on the ability of some homebuyers to obtain financing for the purchase of their homes. Since 2009, the mortgage lending industry in the United States has experienced significant instability, beginning with increased defaults on subprime loans and other nonconforming loans and compounded by expectations of increasing interest payment requirements and further defaults. This in turn resulted in a decline in the market value of many mortgage loans and related securities. Lenders, regulators and others questioned the adequacy of lending standards and other credit requirements for several loan products and programs offered in recent years. Credit requirements have tightened, and investor demand for mortgage loans and mortgage-backed securities has declined. The deterioration in credit quality during the downturn had caused almost all lenders to stop offering subprime mortgages and most other loan products that do not conform to Fannie Mae, Freddie Mac and FHA standards. Fewer loan products, tighter loan qualifications and a reduced willingness of lenders to make loans may continue to make it more difficult for certain buyers to finance the purchase of our homes. These developments may delay the continued improvement in the housing market. If our potential homebuyers, the buyers of our homebuyers' existing homes or other customers of our Real Estate Services businesses cannot obtain suitable financing, our business, financial condition and results of operations could be adversely affected.

        In addition, as a result of the turbulence in the credit markets and mortgage finance industry, the federal government has taken on a significant role in supporting mortgage lending through its conservatorship of Fannie Mae and Freddie Mac, both of which purchase home mortgages and mortgage-backed securities originated by mortgage lenders, and its insurance of mortgages originated by lenders through the FHA. The liquidity provided by Fannie Mae and Freddie Mac to the mortgage industry has been very important to the housing market. Several federal government officials have proposed changing the nature of the relationship between Fannie Mae and Freddie Mac and the federal government and even nationalizing or eliminating these entities entirely. If Fannie Mae and Freddie Mac were dissolved or if the federal government determined to stop providing liquidity support to the mortgage market, there would be a reduction in the availability of the financing provided by these institutions. Any such reduction would likely have an adverse effect on interest rates, mortgage availability and the sales of new homes. It is also possible that these entities, as reformed, or the successors to these entities may require changes to the way title insurance is priced or delivered, changes to standard policy terms or other changes, which may make the title insurance business less profitable and adversely affect our title insurance operations.

        Moreover, the FHA insures mortgage loans that generally have lower loan payment requirements and qualification standards compared to conventional guidelines, and as a result, can be a source for financing the sale of our homes. In recent years, lenders have taken a more conservative view of FHA guidelines causing significant tightening of borrower eligibility for approval. Availability of condominium financing and minimum credit score benchmarks has reduced opportunity for those buyers. In the near future, further restrictions are expected on FHA-insured loans, including limitations on seller-paid closing costs and concessions. This or any other restriction may negatively affect the availability or affordability of FHA financing, which could adversely affect the volume of homes sold to those buyers seeking FHA financing.

        The passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") in July 2010 implemented new requirements relating to residential mortgages and mortgage lending practices. These include, among other things, minimum underwriting standards, limitations on certain fees and incentive arrangements, retention of credit risk and remedies for borrowers in foreclosure proceedings. The effect of such provisions may reduce the availability of loans to borrowers and/or increase the costs to borrowers to obtain such loans. Any such reduction could adversely affect our home sales, financial condition and results of operations.

Our ability to utilize our net operating loss carryforwards is limited as a result of previous "ownership changes" as defined in Section 382, and may become further limited as a result of this offering or if we do not generate enough taxable income in the future.

        As of September 30, 2013, we had $114.4 million of net operating loss ("NOL") carryforwards for tax purposes. Under U.S. federal income tax law, we generally can use our NOL carryforwards (and certain related tax credits) to offset ordinary taxable income, thereby reducing our U.S. federal income tax liability, for up to 20 years from the year in which the losses were generated, after which time they will expire. State NOL carryforwards (and certain related tax credits) generally may be used to offset future state taxable income for a period of time ranging from 5 to 20 years from the year in which the losses are generated, depending on the state, after which time they will expire. Moreover, the rate at which we can utilize our NOL carryforwards is also limited (which could result in NOL carryforwards expiring prior to their use) each time we experience an "ownership change," as determined under Section 382. A Section 382 ownership change generally occurs if a shareholder or a group of shareholders who are deemed to own at least 5% of our common stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. If an ownership change occurs, Section 382 generally would impose an annual limit on the amount of post-ownership change taxable income that may be offset with pre-ownership change NOL carryforwards equal to the product of the total value of our outstanding equity immediately prior to the ownership change (reduced by certain items specified in Section 382) and the U.S. federal long-term tax-exempt interest rate in effect at the time of the ownership change. A number of special and complex rules apply in calculating this Section 382 limitation. While the complexity of Section 382 makes it difficult to determine whether and when an ownership change has occurred, we believe that we have previously experienced ownership changes affecting our current NOL carryforwards, and that an additional ownership change may occur upon the consummation of this offering. In addition, our ability to use our NOL carryforwards may be limited if we fail to generate enough taxable income in the future before they expire, which may be a result of changes in the markets in which we do business, our profitability and general economic conditions. Existing and future Section 382 limitations and our inability to generate enough taxable income in the future could result in a substantial portion of our NOL carryforwards expiring before they are used and, therefore, could reduce the value of our deferred tax assets. Furthermore, our expectations for our use of our deferred tax assets are based on numerous assumptions and we can give no assurances that these assumptions will be accurate.

We may not be successful in our effort to identify, complete or integrate acquisitions, which could adversely affect our results of operations and future growth.

        A principal component of our business strategy is to continue to grow profitably in a controlled manner, including, where appropriate, through land and other acquisitions. Any future acquisitions would be accompanied by risks such as:

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  our inability to obtain development and other approvals from various governmental authorities necessary to close acquisitions;

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  the overvaluation of our targeted acquisitions;

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  diversion of our management's attention from ongoing business concerns;

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  our potential inability to maximize our financial and strategic position through the successful incorporation or disposition of operations;

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  difficulties in assimilating the operations and personnel of acquired companies or businesses; and

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  difficulties involved in acquisitions that are outside of our existing markets.

        Moreover, acquisitions may require us to incur or assume additional indebtedness, resulting in increased leverage. Any significant acquisition may result in a weakening of our financial condition and an increase in our cost of borrowings. Acquisitions may also require us to issue additional equity, resulting in dilution to existing shareholders.

        We cannot guarantee that we will be successful in implementing our acquisition strategy, and growth may not continue at historical levels, or at all. The failure to identify or complete acquisitions, or successfully execute our plans for an acquisition, could adversely affect our future growth. Specifically, any delays or difficulties encountered prior to or after the closing of such acquisitions could increase costs and otherwise affect our business, financial condition and results of operations.

        In addition, while we typically enter into purchase or option contracts for the acquisition of land, there can be no assurances that even after execution of these contracts we will be able to consummate these acquisitions on the terms included therein or at all, because, but not limited to, of our inability to obtain governmental approvals and entitlements, matters uncovered in due diligence, including environmental and title matters, and other regulatory and community issues. Moreover, in some cases where we do not go forward with an acquisition, we may lose our deposits and/or be unable to recover our due diligence, development and other transaction costs and expenses. When we enter into non-binding letters of intent for land acquisitions, for example, it is also possible that we may choose not to or may be unable to, for reasons beyond our control, enter into binding agreements. Additionally, in any land acquisition, we may underestimate land development costs, which could reduce our profitability.

        Even if we overcome these challenges and risks, we may not realize the anticipated benefits of these acquisitions and there may be other unanticipated or unidentified effects. While we would typically seek protection through warranties and indemnities, as applicable, significant liabilities may not be identified in due diligence or come to light after the expiration of any warranty or indemnity periods. Additionally, while we would seek to limit our ongoing exposure, for example, through liability caps and period limits on warranties and indemnities in the case of disposals, some warranties and indemnities may give rise to unexpected and significant liabilities. Any claims arising in the future may adversely affect our business, financial condition and results of operations and could lead to a decline in the price of our common stock.

We participate in certain joint ventures where we may be adversely impacted by the failure of the joint venture or the other partners in the joint venture to fulfill their obligations.

        We selectively enter into business relationships through partnerships and joint ventures with unrelated third parties. These partnerships and joint ventures have historically been utilized to acquire, develop, market and operate timeshare, golf course and other amenity projects. Our joint venture operations face all of the inherent risks associated with real estate and construction, such as obtaining permits, complying with applicable federal, state and local laws and regulations, and obtaining financing, that are described elsewhere in this "Risk Factors" section. We face the additional risk that our partners may not meet their financial obligations or could have or develop business interests, policies or objectives that are inconsistent with ours. Therefore, we depend heavily on the other partners in each joint venture to both cooperate and make mutually acceptable decisions regarding the conduct of the business and affairs of the joint venture and ensure that they, and the joint venture, fulfill their respective obligations to us and to third parties. If the other partners in our joint ventures do not provide such cooperation or fulfill these obligations due to their financial condition, strategic business interests (which may be contrary to ours), or otherwise, we may be required to spend additional resources and suffer losses, each of which could be significant. Moreover, our ability to recoup such expenditures and losses by exercising remedies against such partners may be limited due to potential legal defenses they may have, their respective financial condition and other circumstances. Furthermore, the termination of a joint venture may also give rise to lawsuits and legal costs.

        Although our joint ventures do not have outstanding debt, the partners may agree to incur debt to fund partnership and joint venture operations in the future. If our joint ventures incur indebtedness in the future, the lenders may require us and the other partners to provide guarantees and indemnities to the lenders with respect to the joint venture's debt, which may be triggered under certain conditions when the joint venture fails to fulfill its obligations under its loan agreements.

Tax law and interest rate changes could make home ownership more expensive or less attractive.

        Tax law changes could make home ownership more expensive or less attractive. Significant expenses of owning a home, including mortgage interest expense and real estate taxes, generally are deductible expenses for an individual's federal and, in some cases, state income taxes subject to various limitations under current tax law. Various proposals have been publicly discussed to limit mortgage interest deductions and the exclusion of gain from the sale of a principal residence. If the federal government or a state government changes its income tax laws, including as some lawmakers have proposed, to eliminate or substantially modify these income tax deductions without offsetting provisions, then the after-tax cost of owning a new home would increase substantially for many of our potential buyers. This could adversely impact demand for and/or selling prices of new homes.

        Increases in property tax rates by local governmental authorities, as experienced in response to reduced federal and state funding, could adversely affect the ability of potential buyers to obtain financing or their desire to purchase new homes. Fees imposed on developers to fund schools, open spaces, road improvements, and/or provide low and moderate income housing, could increase our costs and have an adverse effect on our operations.

        In addition, availability of mortgage financing and increases in interest rates as a result of changes to U.S. monetary policies could significantly increase the costs of owning a home by making it more costly or extremely difficult to obtain financing, which in turn would adversely impact demand for and selling prices of homes. Any increases in interest rates could adversely affect our business, financial condition and results of operations. As a result, the price of our common stock and the value of your investment may decline.

Our sales, revenues, financial condition and results of operations may be adversely affected by natural disasters.

        The Florida climate presents risks of natural disasters. To the extent that hurricanes, severe storms, floods, wildfires, soil subsidence and other weather-related and geological events, including sinkholes, or other natural disasters or similar events occur, our business may be adversely affected by requiring us to delay or halt construction, experience shortages in labor and raw materials, or to perform potentially costly repairs to our projects under construction and to unsold homes. There is also the possibility of environmental disasters occurring, such as oil spills in the Gulf of Mexico, which could result in costly repairs to our properties in affected areas and negatively impact the demand for new homes in those areas and otherwise adversely affect our business operations in the affected areas. There is also growing concern from the scientific community that an increase in average temperatures globally due to emissions of greenhouse gases and other human activities will cause significant changes in global weather patterns and, as a result, increase the frequency and severity of natural disasters. In the future, certain losses may not be insurable and a sizable uninsurable loss could materially affect our business. In addition, due to the concentrated nature of our operations, natural disasters affecting more than one of our Florida markets could result in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of operations. See "—Our geographic concentration in Florida could adversely affect us if the homebuilding industry in Florida should decline."

We may suffer uninsured losses or suffer material losses in excess of insurance limits.

        We could suffer physical damage to property and liabilities resulting in losses that may not be fully compensated by insurance. In addition, certain types of risks, such as personal injury claims, may be, or may become in the future, either uninsurable or not economically insurable, or may not be currently or in the future covered by our insurance policies. Should an uninsured loss or a loss in excess of insured limits occur, we could sustain financial loss or lose capital invested in the affected property as well as anticipated future income from that property. In addition, we have a number of properties in Florida that are susceptible to hurricanes and tropical storms. While we generally carry windstorm and flood coverage with respect to these properties, the policies contain per occurrence deductibles and aggregate loss limits and sub-limits that limit the amount of proceeds that we may be able to recover. In addition, we could be liable to repair damage or meet liabilities caused by uninsured or excluded risks. We may be liable for any debt or other financial obligations related to affected property. Material losses or liabilities in excess of insurance proceeds may occur in the future.

We act as a title agent and are subject to audits and contractual obligations due to our title insurance operations.

        We act as a title agent for underwriters through our subsidiary, Watermark Realty, Inc. The title insurance industry is closely regulated by the Florida Department of Financial Services, Office of Insurance Regulation. These regulations impose licensing and other compliance requirements upon our title insurance business and require that we offer title insurance products in accordance with a promulgated rate schedule.

        As a result of our position as a title agent, we are subject to regular and routine audits by title insurance underwriters for which we issue title policies. These audits review our compliance and risk management pertaining to escrow procedures, as well as our regulatory and underwriting procedures.

        In addition, we are subject to compliance with the procedures imposed by our agency contracts with the underwriters. Title agencies are subject to liability in the event of any breach thereof arising from deviations from the agency contract requirements, including indemnifying the underwriter for claims.

Our real estate brokerage business is generally subject to intense competition.

        We compete with other national real estate organizations, regional independent real estate organizations, discount brokerages, and smaller niche companies competing in local areas. Real estate brokers compete for sales and marketing business primarily on the basis of services offered, reputation, utilization of technology, personal contacts and brokerage commission.

        In addition, the real estate brokerage industry has minimal barriers to entry for new participants, including participants pursuing non-traditional methods of marketing real estate, such as Internet-based brokerage or brokers who discount their commissions. Discount brokers have had varying degrees of success and, while they were negatively impacted by the prolonged downturn in the residential housing market, they may adjust their model and increase their market presence in the future. Listing aggregators and other web-based real estate service providers may also begin to compete for our company-owned brokerage business by establishing relationships with independent real estate agents and/or buyers and sellers of homes.

        We also compete for the services of qualified licensed independent real estate agents. Some of the firms competing for real estate agents use a different model of compensating agents, in which agents are compensated for the revenue generated by other agents that they recruit to those firms. This business model may be appealing to certain agents and hinder our ability to attract and retain those agents. The ability of our brokerage offices to retain independent real estate agents is generally subject to numerous factors, including the sales commissions they receive and their perception of brand value. Competition for real estate agents could reduce the commission amounts we retain after giving effect to the split with independent real estate agents, and possibly increase the amounts that we spend on marketing.

Independent real estate agents that work for our real estate brokerage business could take actions that could harm our business.

        The real estate agents that work for our real estate brokerage business are independent contractors, and, as such, are not our employees, and we do not exercise control over their day-to-day operations. If these independent real estate agents were to provide diminished quality of service to buyers, our image and reputation may suffer materially and adversely affect our results of operations.

        Additionally, independent real estate agents may engage or be accused of engaging in unlawful or tortious acts such as, for example, violating the anti-discrimination requirements of the Fair Housing Act. Such acts or the accusation of such acts could harm our image, reputation and goodwill.

Our real estate brokerage business must comply with the requirements governing the licensing and conduct of real estate brokerage and brokerage-related businesses in the jurisdictions in which we do business.

        We are subject to various laws and regulations containing general standards for and limitations on the conduct of real estate brokers and sales associates, including those relating to licensing of brokers and sales associates, administration of escrow funds, collection of commissions, advertising and consumer disclosures. Under Florida state law, real estate brokers have certain duties to supervise and are responsible for the conduct of their brokerage business. Although real estate sales agents historically have been classified as independent contractors, rules and interpretations of state and federal employment laws and regulations could change, including those governing employee classification and wage and hour regulations, and these changes may impact industry practices and our real estate brokerage operations. Florida state law requires real estate brokers to supervise the activities of their sales associates.

Our development, construction and sale of condominiums are subject to state regulation and claims from the homeowners association at each project.

        A portion of our business is dedicated to the formation and sale of condominiums and subdivisions. Condominiums in the state of Florida are regulated by the State of Florida Department of Business and Professional Regulation (the "Department"). In connection with our development of condominiums and offering of condominium units for sale, we must submit regulatory filings to the Department, which will respond to and comment on our applications, and we are subject to Florida's Condominium Act. Although we retain control of the condominium associations at a number of our projects, we are required to transfer control of the condominium association's board of directors once we trigger one of several statutory thresholds, with the most likely triggers being tied to the sale of not less than a majority of units to third-party owners. Although we maintain reserves for turnover purposes, transfer of control can result in claims with respect to deficiencies in operating funds and reserves, construction defects and other condominium-related matters by the condominium association and/or the third-party condominium unit owners. Any material claims in these areas in excess of our reserves could negatively affect our reputation in condominium development and ultimately have a material adverse effect on our operations as a whole.

        Subdivisions are not regulated by the state of Florida, but there are statutory provisions governing subdivisions and homeowners associations which require adherence. As with condominium associations, although we retain control of the homeowners associations at a number of our projects, we are required to transfer control of the homeowners association's board of directors once we trigger one of several statutory thresholds, with the most likely triggers being tied to the sale of not less than a majority of subdivided home sites to third-party owners. Transfer of control can result in claims with respect to deficiencies in operating funds and reserves (to the extent applicable), construction defects and other subdivision-related matters by the homeowners association and/or the third-party subdivided lot owners. Any material claims in these areas could negatively affect our reputation in subdivision development and ultimately have a material adverse effect on our operations as a whole.

Shortfalls in association revenues leading to increased levels of homeowner association deficit funding could negatively affect our business.

        As a developer, we typically deficit fund the homeowner associations we control until the turnover of the association to the residents. If we have insufficient sales of homes in any community, or if the number of delinquencies with respect to the payment of association assessments by the homeowners increase in any of our communities (in each case resulting in shortfalls in association revenues), our deficit funding levels may increase from historical levels, which could have an adverse impact on our financial condition and results of operations.

Increased insurance risk and adverse changes in economic conditions could negatively affect our business.

        Insurance and surety companies are continuously re-examining their business risks, and have taken actions including increasing premiums, requiring higher self-insured retentions and deductibles, requiring additional collateral on surety bonds, reducing limits, restricting coverage, imposing exclusions, such as mold damage, sinkholes, sabotage and terrorism, and refusing to underwrite certain risks and classes of business. Any increased premiums, mandated exclusions, change in limits, change in coverage, change in terms and conditions or reductions in the amounts of bonding capacity available may adversely affect our ability to obtain appropriate insurance coverage at reasonable costs, which could have a material adverse effect on our financial condition and results of operations.

Warranty, liability and other claims that arise in the ordinary course of business may be costly, which could adversely affect our business.

        As a homebuilder, we have been, and continue to be, subject to construction, architectural and design defects, product liability and home warranty claims in the ordinary course of business, including claims related to moisture intrusion and mold. These claims are common to the homebuilding industry and can be costly.

        In certain legal proceedings, plaintiffs may seek class action status with potential class sizes that vary from case to case. Class action lawsuits can be costly to defend and, if we were to lose any certified class action suit, could result in substantial potential liability for us. We record reserves, if necessary, for such matters in accordance with GAAP. With respect to certain general liability exposures, including construction defect, moisture intrusion and related mold claims and product liability, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process is highly judgmental due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it is difficult to determine the extent to which the assertion of these claims will expand geographically.

        Although we maintain warranty and other reserves, we obtain insurance for construction defect claims and generally seek to require our subcontractors and design professionals to indemnify us for some portion of liabilities arising from their work. Such policies and reserves may not be available or adequate to cover liability for damages, the cost of repairs, and/or the expense of litigation surrounding current claims. Future claims may also arise out of uninsurable events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors. In addition, our future results of operations for any particular quarterly or annual period could be materially adversely affected by changes in our estimates and assumptions related to these proceedings, or due to the ultimate resolution of the litigation. Furthermore, one or more of our insurance carriers could become insolvent. In addition, any actual or threatened claim against us, regardless of its merit, may lead to negative publicity, which could adversely affect our reputation, home sales and the price of our common stock.

We may lose or fail to attract and retain key employees and management personnel.

        An important aspect of our competitiveness is our ability to attract and retain key employees and management personnel. Our ability to do so is influenced by a variety of factors, including the compensation we award, changes in immigration laws, trends in labor force migration, and other fluctuations in the labor market. If any of our key personnel were to cease employment with us, our operating results could suffer. Our ability to retain our key personnel or to attract suitable replacements should any members of our management team leave is dependent on the competitive nature of the employment market. Further, the process of attracting and retaining suitable replacements for key personnel whose services we may lose would result in transition costs and would divert the attention of other members of our senior management from our existing operations. In addition, we do not maintain key person insurance in respect of any members of our senior management team. The loss of any of our management members or key personnel could adversely impact our business, financial condition and results of operations. See "Management."

        In addition, in order to compete in our industry effectively, we must ensure that the experience and knowledge of our employees is institutionalized and is not lost when personnel leave our Company due to retirement, redundancy, or other reasons. Failure to do so would adversely affect our standard of service to buyers, financial condition and results of operations.

We may be subject to claims that were not discharged in the Chapter 11 Cases, which could have an adverse effect on our results of operations and profitability.

        On August 4, 2008, our predecessor company and certain of its subsidiaries (collectively, the "Debtors") filed voluntary petitions for reorganization relief under the provisions of Chapter 11 of Title 11 ("Chapter 11") of the U.S. Bankruptcy Code (the "Bankruptcy Code") in the Bankruptcy Court. The Chapter 11 cases so commenced are referred to herein as the "Chapter 11 Cases." The Debtors filed an initial joint plan of reorganization and related disclosure statement on June 8, 2009, a first amended joint plan of reorganization and disclosure statement on July 1, 2009 and a second amended joint plan of reorganization and disclosure statement on July 17, 2009 (the "Plan"). The Plan received formal endorsement of both the senior secured creditors and the official committee of unsecured creditors and was confirmed by the Bankruptcy Court on August 26, 2009 (the "Confirmation Order"). The Plan was declared effective on September 3, 2009 (the "Effective Date") and the Debtors emerged from bankruptcy on that date.

        Substantially all of the material claims relating to the operation of our business prior to the September 3, 2009 effective date of the Plan were resolved pursuant to the Plan and the Confirmation Order. In addition, the Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to the date of such confirmation. With a few exceptions, all claims relating to the operation of our business that arose prior to September 3, 2009 are either (1) subject to compromise and/or treatment under the Plan, or (2) discharged, in accordance with the Bankruptcy Code and terms of the Plan and the Confirmation Order. Circumstances in which claims and other obligations that arose prior to September 3, 2009 were not discharged primarily relate to executory contracts assumed in connection with the Chapter 11 Cases, any liability (if any) that does not fall into the definition of 'claim' under section 101(5) of the Bankruptcy Code, any non-dischargeable liability pursuant to section 1141(d)(6) of the Bankruptcy Code and, potentially, instances where a claimant had inadequate notice of the Chapter 11 Cases. Moreover, although the Plan contains various mechanisms and provisions intended to protect us from any liability for any act or omission occurring prior to or condition in existence as of September 3, 2009, persons have attempted and may continue to attempt to construe claims on account of such acts, omissions, or conditions as arising after September 3, 2009. The ultimate resolution of such claims and other obligations may have a material adverse effect on our results of operations and profitability.

Inflation may result in increased costs that we may not be able to recoup if housing demand declines.

        Inflation can have an adverse impact on our results of operations because increasing costs of land, materials and labor may require us to increase the selling prices of homes in order to maintain satisfactory margins. If there is a reversal or slowing of the current housing market recovery, we may not be able to increase our home selling prices to help stimulate sales due to competition in the industry. As a result, we may have to decrease home selling prices, which could require us to reduce the carrying value of our land inventory. In such an environment, we may not be able to raise home prices sufficiently to keep up with the rate of inflation and our margins could decrease. Moreover, our cost of capital increases as a result of inflation and the purchasing power of our cash resources declines. Current or future efforts by the government to stimulate the economy may increase the risk of significant inflation and its adverse impact on our business, financial condition and results of operations.

An increase in home order cancellations could adversely impact our financial condition and results of operations.

        During the nine months ended September 30, 2013 and 2012, 4.4% and 2.8% of our total home orders were canceled, respectively. During the years ended December 31, 2012 and 2011, 3.0% and 2.8% of our total home orders were canceled, respectively. These buyers contracted to buy a home but did not close on the transaction whether due to the economic downturn, failure to satisfy contingencies, mutual termination, default by the buyer, or otherwise. An increase in the rate or number of cancellations may adversely impact our home sales revenue and results of operations, as well as our backlog. In cases of cancellations, we remarket the home and usually retain any deposits that we are permitted to retain. These deposits may not cover the additional carrying costs and costs to resell the home.

Real estate investments are relatively illiquid and we may be unable to quickly sell our properties for satisfactory prices in response to adverse changes in economic or financial conditions.

        Due to the relative lack of liquidity in real estate investments, we may be limited in our ability to respond to changes in economic or financial conditions by quickly selling our properties. As a result, we would be forced to hold properties that do not generate any revenue. We may have to sell homes or land at a loss and we may have to record impairment charges. In addition, we face the general unpredictability of the real estate market and may not always know whether we can sell homes at the prices we set or how long it may take to find a buyer and to close the sale of a property.

Poor relations with the residents of our communities could negatively impact sales, which could cause our revenues and/or results of operations to decline.

        As a community developer, we may be expected by community residents from time to time to resolve any real or perceived issues or disputes that may arise in connection with the operation, development and/or turnover of our communities. Any efforts made by us in resolving these issues or disputes could be deemed unsatisfactory by the affected residents and any subsequent action by these residents could negatively impact sales, which could cause our revenues and/or results of operations to decline. In addition, we could be required to make material expenditures related to the settlement of such issues or disputes or modify our community development plans, which could adversely affect our business, financial condition and results of operations.

We may become subject to litigation, which could materially and adversely affect us.

        In the future, we may become subject to litigation, including claims relating to our operations, securities offerings and otherwise in the ordinary course of business. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of these types of matters against us may result in significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby materially and adversely affecting us. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could materially and adversely impact us, expose us to increased risks that would be uninsured, and materially and adversely impact our ability to attract directors and officers.

A major health and safety incident could adversely affect our operations, create potential liabilities and harm our reputation.

        Construction sites and our Homebuilding operations pose inherent health and safety risks to our employees and others. Due to regulatory requirements and the scale of our business, our health and safety performance is vital for the continued success of our business. A major health and safety incident may cause us to incur penalties and could expose us to liabilities. In addition, we may face significant negative publicity, which would adversely affect our reputation and relationships with members of the community, regulatory agencies and suppliers or contractors.

Information technology failures and data security breaches could harm our business.

        We use information technology and other computer resources to carry out important operational and marketing activities as well as to maintain our business and employee records. Many of these resources are provided to us and/or maintained on our behalf by third-party service providers pursuant to agreements that specify certain security and service level standards. Performance or security failures could expose us to operational and reporting risk and failures, as well as exposure to information security and privacy protection issues.

We may face utility or resource shortages or cost fluctuations, which could have an adverse effect on our operations.

        A shortage of utilities or natural resources in geographic areas in which we operate may make it difficult for us to obtain regulatory approvals to begin our projects. Our existing projects may also be delayed, which would impose additional costs and jeopardize our ability to complete construction and meet our contractual obligations. Such shortages could adversely affect our inventories, particularly concrete and drywall, and could reduce demand for our homes and adversely affect our business.

        In addition, municipalities may restrict or place moratoriums on the availability of utilities, such as water and sewer taps. Such actions may cause delays in our projects, increase our costs, or limit our ability to operate in those geographic areas, which could adversely affect our business.

Risks Related to Our Indebtedness

We intend to use leverage in executing our business strategy, which may adversely affect our business, financial condition and results of operations.

        We intend to employ prudent levels of leverage to finance our business, including the acquisition and development of our home sites and construction of our homes. As of September 30, 2013, we had $200.0 million of total debt outstanding. On August 7, 2013, we completed the issuance of the 2021 Notes. The net proceeds from the Notes Offering were $195.5 million after deducting fees and expenses payable by us. We used $127.0 million of the net proceeds from the Notes Offering to voluntarily prepay the entire principal amount outstanding of the 2017 Senior Secured Term Notes, of which $125.0 million in aggregate principal amount was outstanding, at a price equal to 101% of the principal amount, plus accrued and unpaid interest. In addition, in August 2013, we entered into our Revolving Credit Facility. As of September 30, 2013, we had $284.8 million of available liquidity from cash and cash equivalents, the Revolving Credit Facility and our Stonegate Loan. Our board of directors will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of new indebtedness, including the purchase price of assets to be acquired with debt financing, the estimated market value of our assets and the ability of particular assets, and our Company as a whole, to generate cash flow to cover the expected debt service. As a means of sustaining our long-term financial health and limiting our exposure to unforeseen dislocations in the debt and financing markets, we currently expect to remain conservatively capitalized. However, our amended and restated certificate of incorporation and bylaws do not contain a limitation on the amount of debt we may incur and our board of directors may change our target debt levels at any time without the approval of our shareholders, subject to the covenants contained in our existing debt agreements.

        Our use of debt capital could subject us to many risks that, if realized, would adversely affect us, including the risk that:

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  our cash flow from operations may be insufficient to make required payments of principal and interest on the debt, which would likely result in acceleration of such debt;

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  our debt may limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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  our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase with higher financing costs;

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  our debt may limit our ability to obtain additional financing to fund real estate inventories, capital expenditures and acquisitions, particularly when the availability of financing in the capital markets is limited; and

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  we may be required to dedicate a larger portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations and capital expenditures, future investment opportunities or other purposes.

        If we do not have sufficient funds to repay our debt at maturity, it may be necessary to refinance our debt through additional debt or additional equity financings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect our cash flows and results of operations. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of our assets on disadvantageous terms, potentially resulting in losses. To the extent we cannot meet any future debt service obligations, we will risk losing some or all of our assets that may be pledged to secure our obligations to foreclosure. Certain of our debt agreements have, and any additional debt agreements that we enter into in the future may contain, specific cross-default provisions with respect to specified other indebtedness, giving holders of certain debt the right to declare a default if we are in default under other loans in some circumstances. Defaults under our debt agreements could have a material adverse effect on our business, financial condition and results of operations. Moreover, certain of our current debt has, and any additional debt we subsequently incur may have, a floating rate of interest. Higher interest rates could increase debt service requirements on our current floating rate debt and on any floating rate debt we subsequently incur, and could reduce funds available for operations, future business opportunities or other purposes.

If we cannot obtain letters of credit and surety bonds, our ability to operate may be restricted.

        We use letters of credit and surety bonds to secure our performance under various land development and construction agreements ("performance bonds"), land purchase obligations, escrow agreements, financial guarantees and other arrangements, primarily with governmental authorities. Under Florida law, we also need surety bonds in order to use homebuyers' escrowed deposits for construction purposes, unless homebuyers waive their escrow rights. As of September 30, 2013, we had $3.8 million of outstanding letters of credit. Performance bonds do not have stated expiration dates; rather, we are released from the bonds as the contractual performance is completed. These performance bonds, which totaled $11.3 million as of September 30, 2013, are typically outstanding over a period of approximately one to five years or longer depending on the pace of development. Our ability to obtain additional letters of credit and surety bonds primarily depends on our credit rating, capitalization, working capital, past performance, management expertise and certain external factors, including the capacity of the markets for such bonds. We must also fully indemnify providers of surety bonds. Letters of credit and surety bond providers consider these factors in addition to our performance and claims record and provider-specific underwriting standards, which may change from time to time. If banks were to decline to issue letters of credit or surety companies were to decline to issue performance bonds, or if we are required to provide credit enhancement, such as cash deposits, our ability to operate could be significantly restricted and could have an adverse effect on our business, liquidity, financial condition and results of operations.

We may need additional financing to fund our operations or expand our business and if we are unable to obtain sufficient financing or such financing is obtained on adverse terms, we may not be able to operate or expand our business as planned, which could adversely affect our results of operations and future growth.

        Our access to additional third-party sources of financing will depend, in part, on:

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  general market conditions;

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  the market's perception of our growth potential;

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  with respect to acquisition and/or development financing, the market's perception of the value of the land parcels to be acquired and/or developed;

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  our debt levels;

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  our expected results of operations;

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  our cash flow; and

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  the market price of our common stock.

        The homebuilding industry is capital-intensive and we incur significant costs in the early stages of our projects in order to acquire land parcels and begin development. In addition, if housing markets are not favorable or permitting or development takes longer than anticipated, we may be required to hold our investments in land for extended periods of time. Recently, domestic financial markets have experienced unusual volatility, uncertainty and a tightening of liquidity in both the debt and equity capital markets. Credit spreads for major sources of capital widened significantly during the U.S. credit crisis as investors demanded a higher risk premium. Given the current volatility in the capital and credit markets, potential lenders may be unwilling or unable to provide us with financing that is attractive to us or may charge us prohibitively high fees in order to obtain financing. Consequently, there is greater uncertainty regarding our ability to access the credit market in order to attract financing on reasonable terms.

        Our ability to make payments on and to refinance our indebtedness and to fund planned expenditures for land acquisitions, development and construction will depend on our ability to generate cash in the future. If our business does not achieve the levels of profitability or generate the amount of cash that we anticipate or if we expand through acquisitions or organic growth faster than anticipated, we may need to seek additional debt or equity financing to operate and expand our business.

        Based on our current operations, capital raising activity, and anticipated growth, we believe we can meet our cash requirements with existing cash and cash equivalents and cash flow from operations (including sales of our homes and land). To a large extent, though, our ability to generate cash flow from operating activities is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations in an amount sufficient to enable us to fund our liquidity needs. Further, our capital requirements may vary materially from those currently planned if, for example, our revenues do not reach expected levels or we incur unforeseen capital expenditures and make investments to maintain our competitive position. If this is the case, we may seek alternative financing, such as selling additional debt or equity securities or divesting assets or operations. We cannot assure you that we will be able to consummate any such transactions on favorable terms, if at all. Moreover, if we do raise additional funds through the incurrence of debt, we will incur increased debt service costs and may become subject to additional restrictive financial and other covenants. We may also choose to raise additional funds through equity, which would result in dilution to existing shareholders. Any inability to generate sufficient cash flow, refinance our debt or incur additional debt on favorable terms could adversely affect our financial condition and could cause us to be unable to service our debt and may delay or prevent the expansion of our business or otherwise require us to forego market opportunities.

Our indebtedness may restrict our ability to pursue our business strategies.

        The indenture governing the 2021 Notes, the credit agreement governing the Revolving Credit Facility and the senior loan agreement governing the Stonegate Loan restrict, and any debt we incur in the future will likely restrict, our ability to take specific actions even if we believe such actions may be in our best interests. These include, but are not limited to, covenants (financial and otherwise) generally affecting our ability, subject to certain exceptions and exemptions, to:

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  incur additional indebtedness;

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  declare or pay dividends, redeem stock or make other distributions on capital stock;

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  make investments;

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  create liens;

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  place restrictions on the ability of subsidiaries to pay dividends or make other payments to the Company;

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  make acquisitions of any assets constituting a business unit or any real property interest;

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  merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets;

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  sell assets; and

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  enter into transactions with affiliates.

        In addition, the credit agreement governing the Revolving Credit Facility contains customary affirmative covenants and certain financial maintenance covenants, including a minimum consolidated tangible net worth covenant, a consolidated leverage ratio covenant, and a covenant requiring either minimum liquidity or maintenance of a consolidated interest coverage ratio according to a schedule set forth in such credit agreement.

        Our ability to comply with these covenants and restrictions may be affected by events beyond our control. If we breach any of these covenants (financial or otherwise) or restrictions, we could be in default under the 2021 Notes, the Revolving Credit Facility, the Stonegate Loan or any other future financing arrangement we enter into. This circumstance would permit the holders of the 2021 Notes, the lenders under the Revolving Credit Facility or Stonegate Bank to take certain actions, including declaring the 2021 Notes, the Revolving Credit Facility or the Stonegate Loan, as applicable, due and payable, together with accrued and unpaid interest. If the 2021 Notes, the Revolving Credit Facility, the Stonegate Loan or any other future financing arrangement that we enter into were to be accelerated, our assets, in particular our liquid assets, may be insufficient to repay our indebtedness. A default could also significantly limit our financing alternatives, which could cause us to curtail our investment activities and/or dispose of assets when we otherwise would not choose to do so. The occurrence of any default could have a material adverse effect on our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

Risks Related to Our Organization, this Offering and Ownership of Our Common Stock

Because of their significant stock ownership, our principal shareholders have substantial influence over our business, and their interests may differ from our interests or those of our other shareholders.

        As of December 13, 2013, as adjusted to give effect to this offering, Monarch Alternative Capital LP and certain of its affiliates (collectively, "Monarch") and Stonehill Institutional Partners, L.P. and certain of its affiliates (collectively, "Stonehill," and together with Monarch, the "Principal Investors") will own approximately 19.1% and 17.3% of our common stock, respectively, or 17.7% and 16.0%, respectively, if the underwriters exercise their option to purchase additional shares of our common stock from the selling stockholders in full. See "Principal and Selling Stockholders." Due to their ownership, the Principal Investors have the power to control us and our subsidiaries, including the power to elect a majority of our directors, agree to sell or otherwise transfer a controlling stake in us and determine the outcome of all actions requiring a majority shareholder approval. In addition, pursuant to stockholders agreements that we entered into with the Principal Investors in connection with our Initial Public Offering, for so long as a Principal Investor holds at least 60% of the shares of our common stock held by it at the consummation of our Initial Public Offering, such Principal Investor has the right to nominate two directors to the board of directors and one director to each board committee (subject to applicable independence requirements of each committee). When a Principal Investor owns less than 60%, but at least 20%, of the shares of our common stock held by it at the consummation of our Initial Public Offering, such Principal Investor is entitled to nominate one director to the board of directors and each board committee (subject to applicable independence requirements of each committee). After giving effect to this offering, we expect each of the Principal Investors will hold more than 60% of the shares of our common stock held by it at the consummation of our Initial Public Offering. Under the stockholders agreement, we also agreed to use commercially reasonable efforts to take all necessary and desirable actions within our control to cause the election, removal and replacement of such directors in accordance with the stockholders agreements and applicable law. Each Principal Investor also has agreed to vote for the other's board nominees in accordance with the terms of a separate voting agreement between the Principal Investors. See "Certain Relationships and Related Party Transactions—Stockholders Agreements" and "Description of Capital Stock—Registration Rights Agreements and Stockholders Agreements."

        The interests of our Principal Investors may differ from our interests or those of our other shareholders and the concentration of control in the Principal Investors will limit other shareholders' ability to influence corporate matters. The concentration of ownership and voting power of the Principal Investors may also delay, defer or even prevent an acquisition by a third party or other change of control of our Company and may make some transactions more difficult or impossible without their support, even if such events are in the best interests of our other shareholders. Therefore, the concentration of voting power among these Principal Investors may have an adverse effect on the price of our common stock. Our Company may also take actions that our other shareholders do not view as beneficial, which may adversely affect our results of operations and financial condition and cause the price of our common stock and the value of your investment to decline.

As a newly public company, the share price for our common stock may fluctuate significantly.

        Prior to our Initial Public Offering, there was no public market for our common stock. Although we have listed our common stock on the New York Stock Exchange, we cannot assure you that an active trading market will be sustained. If an active trading market is not sustained, you may have difficulty selling any shares of our common stock that you purchase, and the value of such shares might be materially impaired.

        Following this offering, the market price of our common stock may be significantly affected by factors such as quarterly variations in our results of operations, changes in government regulations, the announcement of new contracts and acquisitions by us or our competitors, general market conditions specific to the homebuilding industry, changes in general economic and political conditions, volatility in the financial markets, changes in interest rates, threatened or actual litigation and government investigations, an adverse market reaction to the level of our indebtedness, the addition or departure of key personnel, actions taken by our shareholders, including the sale or disposition of their shares of our common stock, speculation in the press or investment community, changes in accounting principles, differences between our actual financial and operating results and those expected by investors and analysts and changes in analysts' recommendations or projections. These and other factors may lower the market price of our common stock, regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the public offering price in this offering.

        Furthermore, in recent years the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce the price of our common stock and materially affect the value of your investment.

The obligations associated with being a public company will require significant resources and management attention.

        As a newly public company, we face increased legal, accounting, administrative and other costs and expenses that we did not incur as a private company, particularly after we are no longer an emerging growth company (as described below). We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that we file annual, quarterly and current reports with respect to our business and financial condition, and the rules and regulations implemented by the Securities and Exchange Commission (the "SEC"), the Sarbanes-Oxley Act, the Dodd-Frank Act, the Public Company Accounting Oversight Board and the New York Stock Exchange, each of which imposes additional reporting and other obligations on public companies. As a public company, we are required to:

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  prepare and distribute periodic reports and other shareholder communications in compliance with the federal securities laws and the New York Stock Exchange rules;

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  have expanded the roles and duties of our board of directors and committees thereof;

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  have a nominating committee;

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  have internal audit functions;

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  institute more comprehensive financial reporting and disclosure compliance functions;

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  involve and retain to a greater degree outside counsel and accountants in the activities listed above;

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  enhance our investor relations function;

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  maintain new internal policies, including those relating to trading in our securities and disclosure controls and procedures;

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  retain additional personnel;

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  comply with New York Stock Exchange listing standards; and

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  comply with the Sarbanes-Oxley Act.

        We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly; however, we are currently unable to estimate these costs with any degree of certainty. A number of these requirements have, and will require us to continue to, carry out activities we have not done previously as a private company and complying with such requirements may divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We have invested, and intend to continue to invest, resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the intentions of regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

        These increased costs will require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives. We also expect that it will be difficult and expensive to maintain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

        In the past, as a privately held company, we were not required to maintain internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act ("Section 404(a)"). We anticipate being required to meet these standards in the course of preparing our consolidated financial statements as of and for the year ending December 31, 2014, and our management will be required to report on the effectiveness of our internal control over financial reporting for such year. Additionally, once we are no longer an emerging growth company, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting on an annual basis. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

        Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. We are currently in the process of reviewing, documenting and testing our internal control over financial reporting, but we are not currently in compliance with, and we cannot be certain when we will be able to implement the requirements of Section 404(a). We may encounter problems or delays in implementing any changes necessary to make a favorable assessment of our internal control over financial reporting. In addition, we may encounter problems or delays in completing the implementation of any requested improvements and receiving a favorable attestation report in connection with the attestation provided by our independent registered public accounting firm. If we cannot favorably assess the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal controls, investors could lose confidence in our financial information and the price of our common stock could decline.

        Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our consolidated financial statements that could require us to restate such financial statements, cause us to fail to meet our reporting obligations and cause shareholders to lose confidence in our reported financial information, all of which could materially and adversely affect us.

We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

        We are an emerging growth company, as defined in the JOBS Act, and we are eligible to take advantage of exemptions from certain reporting requirements applicable to other public companies, but not to emerging growth companies, including, but not limited to, a requirement to present only two years of audited financial statements in this prospectus, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements. We have elected to adopt these reduced disclosure requirements. We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our Initial Public Offering, (b) in which we have total annual gross revenues of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

Provisions of our charter documents or Delaware law could delay, discourage or prevent an acquisition of our Company, even if the acquisition would be beneficial to our shareholders, and could make it more difficult for you to change our management.

        Our amended and restated certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares of our common stock. In addition, these provisions may frustrate or prevent any attempt by our shareholders to replace or remove our current management by making it more difficult to replace or remove our board of directors. These provisions include the following:

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  no cumulative voting in the election of directors, which limits the ability of minority shareholders to elect director candidates;

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  the exclusive right of our board of directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents shareholders from being able to fill vacancies on our board of directors;

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  the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without shareholders' approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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  the ability of our board of directors to alter our bylaws without obtaining shareholders' approval;

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  the required approval of at least 66 2/3% of the outstanding shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or repeal the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors;

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  a prohibition on shareholders action by written consent, which forces shareholders action to be taken at an annual or special meeting of our shareholders;

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  no requirement that a special meeting of shareholders be called at the request of shareholders, other than at the request of either of the Principal Investors, so long as one of them or both together hold at least 10% of our outstanding shares, which may delay the ability of our shareholders to force consideration of a proposal or to take action, including the removal of directors; and

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  advance notice procedures that shareholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a shareholders' meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of us.

        In addition, we have opted out of Section 203 of the Delaware General Corporation Law ("Section 203"), which regulates corporate takeovers. However, our charter contains provisions that are similar to Section 203. Specifically, our amended and restated certificate of incorporation provides that we may not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the person became an interested stockholder, unless:

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  prior to the time that person became an interested stockholder, our board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

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  upon consummation of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding certain shares; or

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  at or subsequent to the time the person became an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock, which is not owned by the interested stockholder.

        Generally, a business combination includes a merger, consolidation, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with that person's affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. However, in our case, the Principal Investors and any of their affiliates and subsidiaries and any of their direct or indirect transferees receiving 15% or more of our voting stock will not be deemed to be interested stockholders regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions. This provision could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

        These provisions in our amended and restated certificate of incorporation and bylaws and the Delaware General Corporation Law could limit the price that investors are willing to pay in the future for shares of our common stock. For a description of our capital stock, see the section titled "Description of Capital Stock."

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

        Our amended and restated certificate of incorporation and bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. In addition, we have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees, as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee's involvement was by reason of the fact that the indemnitee is or was a director, or officer, of the Company or any of its subsidiaries or was serving at the Company's request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 30 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Our amended and restated bylaws also require that such person return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

A substantial portion of our total outstanding shares of common stock may be sold into the market at any time. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

        The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After the consummation of this offering, we will have 25,768,035 shares of outstanding common stock. All shares of our common stock sold in this offering and in our Initial Public Offering are freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares that are held or acquired by our affiliates, as that term is defined in the Securities Act.

        In connection with our Initial Public Offering, we and our officers, directors, and one of our shareholders entered into lock-up agreements that, subject to certain exceptions, prevent the sale of shares of our common stock or securities convertible into or exchangeable for, or that represent the right to receive, shares of our common stock for 180 days after July 24, 2013, except with the prior written consent of Citigroup Global Markets Inc. ("Citigroup"). Additionally, substantially all of our other shareholders, including the Principal Investors, entered into lock-up agreements that, subject to certain exceptions, prevent the sale of shares of our common stock or securities convertible into or exchangeable for, or that represent the right to receive, shares of our common stock for a period of (a) with respect to 20% of their holdings, 120 days, provided that, until 180 days after the date of the Initial Public Offering, they are sold in an underwritten registered offering, (b) with respect to an additional 40% of their holdings, 180 days and (c) with respect to the remaining 40% of their holdings, 240 days, in each case, after July 24, 2013, except with the prior written consent of Citigroup. As a result, a significant number of shares may be eligible for sale at a date soon after the completion of this offering. See "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling shares of our common stock after this offering.

        In addition, in connection with this offering, we and our officers, directors, and the selling stockholders entered into lock-up agreements that, subject to certain exceptions, prevent the sale of shares of our common stock or securities convertible into or exchangeable for, or that represent the right to receive, shares of our common stock for 90 days after the date of this prospectus, except with the prior written consent of Credit Suisse Securities (USA) LLC ("Credit Suisse"). All of the shares of our common stock outstanding as of the date of this prospectus may be sold in the public market by existing shareholders 90 days after the date of this prospectus, subject to applicable limitations imposed under federal securities laws. See "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling shares of our common stock after this offering.

        As of December 13, 2013, as adjusted to give effect to this offering, shareholders holding approximately 41.7% (or 39.1% if the underwriters exercise their option to purchase additional shares of our common stock from the selling stockholders in full) of our outstanding common stock, will, after the expiration of the lock-up periods specified above, have the right, subject to various conditions and limitations, to include their shares of our common stock in registration statements relating to our securities. If the offer and sale of these shares are registered, they will be freely tradable without restriction under the Securities Act. Shares of common stock sold under such registration statements can be freely sold in the public market. In the event such registration rights are exercised and a large number of shares of common stock are sold in the public market, such sales could reduce the trading price of our common stock. See "Certain Relationships and Related Party Transactions—Registration Rights Agreements" and "Shares Eligible for Future Sale—Lock-Up Agreements" for a more detailed description of these registration rights and the lock-up period.

        In addition, under certain employee benefit plans, we may issue up to 2,987,000 shares of common stock, which consist of (a) up to 2,060,000 shares of our common stock pursuant to our 2013 Equity Plan (of which 49,147 shares are outstanding as of December 13, 2013 under restricted stock grants), (b) up to 839,753 shares of common stock pursuant to our Employee LTIP (all of which are subject to outstanding awards under the Employee LTIP as of December 13, 2013) and (c) up to 87,247 shares of common stock pursuant to our Director LTIP (all of which are subject to outstanding awards under the Director LTIP as of December 13, 2013). We have registered all of these shares under the Securities Act on a registration statement on Form S-8. These shares, once issued and released from any restrictions thereon, will be able to be freely sold in the public market, subject to sale limitations in the

Employee LTIP or Director LTIP, as applicable, Rule 10b5-1 sales plans (if any) described below, Rule 144 volume limitations applicable to affiliates and the lock-up arrangements described above. Furthermore, we also have 758,399 shares of our common stock reserved and available for issuance pursuant to our 2010 Equity Plan; however, given the adoption of the 2013 Equity Plan, we do not currently expect to make any further grants under the 2010 Equity Plan. Currently, 51,500 shares of restricted stock are outstanding under our 2010 Equity Plan that have not yet vested.

        In the future, we may also issue common stock or other securities if we need to raise additional capital. The number of new shares of our common stock issued in connection with raising additional capital could constitute a material portion of the then outstanding shares of our common stock.

Future offerings of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future offerings of equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

        In the future, we may attempt to increase our capital resources by making offerings of debt securities or additional offerings of equity securities. Upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both, and may result in future Section 382 limitations that could reduce the rate at which we utilize our NOL carryforwards. Preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments or both that could limit our ability to make a dividend distribution to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing or nature of our future offerings, and holders of our common stock and purchasers of our common stock in this offering bear the risk of our future offerings reducing the market price of our common stock and diluting their ownership interest in our Company.

Future sales and issuances of our common stock or rights to purchase common stock could result in dilution of the percentage ownership of our shareholders and could cause our stock price to decline.

        We may issue additional securities following the completion of this offering. Future sales and issuances of our common stock or rights to purchase our common stock could result in substantial dilution to our existing shareholders. We may sell common stock, convertible securities and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock.

We do not expect to pay any cash dividends in the foreseeable future.

        We intend to retain our future earnings, if any, in order to reinvest in the development and growth of our business and, therefore, do not intend to pay dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, and such other factors as our board of directors deems relevant. In addition, under the indenture governing the 2021 Notes, the credit agreement governing the Revolving Credit Facility and any other future financing arrangement we enter into, we may be unable to, pay cash dividends to our shareholders. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

If securities analysts do not publish favorable reports about our Company or if we, or our industry, are the subject of unfavorable commentary, the price of our common stock could decline.

        The trading price for our common stock will depend in part on the research and reports about our Company that are published by analysts in the financial industry. Analysts could issue negative commentary about our Company or our industry, or they could downgrade our common stock. We may also be unable to ensure that our Company receives sufficient research coverage and has visibility in the market. Any of these factors could result in the decline of the trading price of our common stock, causing you to lose all or a portion of your investment.

Non-U.S. holders may be subject to U.S. federal income tax on gains realized from the sale or other disposition of our common stock.

        Due to our holdings in U.S. real property interests, we believe we currently are, and will continue to remain being for the foreseeable future, a "United States real property holding corporation" for U.S. federal income tax purposes. As a result, a non-U.S. holder (as defined in "Material U.S. Federal Income Tax Consequences to Non-U.S. Holders") generally will be subject to U.S. federal income tax on any gain realized on a sale or other disposition of our common stock, unless our common stock is regularly traded on an established securities market (such as the New York Stock Exchange) and such non-U.S. holder did not actually or constructively own more than 5% of our common stock at any time during the shorter of (i) the five-year period preceding the date of the sale or other disposition and (ii) the non-U.S. holder's holding period in such common stock. In addition, a 10% withholding tax could apply to the gross proceeds from a sale or other disposition of our common stock by a non-U.S. holder if our common stock is not regularly traded on an established securities market. A non-U.S. holder also will be required to file a U.S. federal income tax return for any taxable year in which it realizes a gain from the sale or other disposition of our common stock that is subject to U.S. federal income tax. Non-U.S. holders should consult their own tax advisors concerning the consequences of disposing of our common stock.

 SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believe," "estimate," "project," "anticipate," "expect," "seek," "predict," "contemplate," "continue," "possible," "intend," "may," "might," "will," "could," "would," "should," "forecast," or "assume" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, the industry in which we operate and potential acquisitions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this prospectus.

        By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the stability of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause our results to vary from expectations include, but are not limited to:

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  a slowing or reversal of the present housing market recovery;

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  adverse economic changes either nationally or in the markets in which we operate;

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  our ability to maintain profitability in the future;

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  market conditions in Florida;

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  fluctuations in our quarterly operating results due to the seasonal nature of our business;

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  our ability to maintain our gross margins in our Homebuilding segment;

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  competitive conditions in the homebuilding industry and housing market;

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  shortages of or fluctuations in the cost of labor and raw materials;

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  the availability of land and fluctuations in the market value of land and our properties that may cause our development costs to exceed our estimates and projections;

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  our ability to obtain permits, development approvals and entitlements in order to develop our communities successfully and in a timely manner;

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  the availability, skill and performance of subcontractors;

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  changes in, or the failure or inability to comply with, federal, state and local laws, regulations and ordinances, including those dealing with the environment;

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  adoption of state and local initiatives and ballot measures that impact the Company's ability to execute its business plan;

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  changes in mortgage interest rates and the availability of mortgage financing;

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  limitations on the utilization of our deferred tax assets, including our net operating loss carryforwards, due to changes in the markets in which we do business, our profitability, ownership changes or other reasons;

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  our ability to identify, complete or integrate acquisitions;

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  our participation in certain joint ventures;

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  changes in tax laws and interest rates;

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  adverse weather conditions, natural disasters or other events that are outside of our control;

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  the occurrence of uninsured losses or material losses in excess of our insurance limits;

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  our contractual obligations to title underwriters;

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  competitive conditions in the real estate brokerage business;

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  adverse actions taken by independent real estate agents that work for our real estate brokerage business;

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  changes in the federal, state and local regulation of real estate brokers;

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  changes in the regulation of our condominium business or increases in claims brought by homeowners associations;

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  shortfalls in homeowners association or club/amenity revenues;

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  increases in premiums, mandated exclusions or other adverse changes in our insurance coverage;

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  increases in warranty, liability or other claims that arise in the ordinary course of business;

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  the availability of personnel and our ability to retain key employees;

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  increases in claims that were not previously discharged in the Chapter 11 Cases;

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  increases in the inflation rate;

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  an increase in home order cancellations;

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  the liquidity of our real estate investments and our ability to respond quickly to economic changes;

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  relations with the residents of our communities;

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  future litigation from claims relating to our operations, security offerings, and otherwise in the ordinary course of business;

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  increases in the amount or severity of health and safety incidents;

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  information technology failures and our ability to maintain data security;

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  adverse changes in our access to or the cost of utilities and resources;

  •
  our leverage and debt service obligations and the availability of additional financing on acceptable terms; and

  •
  additional factors discussed under the sections "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

        Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. In light of these risks, uncertainties and assumptions, the forward-looking events described in this prospectus may not occur. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

        Estimates and forward-looking statements speak only as of the date they were made, and, except to the extent required by law, we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. As a result of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, but not limited to, the factors mentioned above. Because of these uncertainties, you should not place undue reliance on these forward-looking statements when making an investment decision.

USE OF PROCEEDS

        The selling stockholders are selling all of the shares of common stock being sold in the offering, including any shares sold upon exercise of the underwriters' option to purchase additional shares. Accordingly, we will not receive any proceeds from the sale of shares of our common stock in this offering. The principal purposes of this offering are to facilitate an orderly distribution of shares and to increase our public float.

 CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2013 on an actual basis. You should read this table in conjunction with the sections captioned "Use of Proceeds," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

As of September 30, 2013
(in thousands, except per share amounts)
Cash and cash equivalents	$201,835

Debt:
6.875% Senior Notes due 2021	$200,000
Revolving Credit Facility(1)	—
Stonegate Loan(2)	—

Total debt(3)	200,000

Equity:
Preferred stock, $0.01 par value per share(4)	—
Common Stock, $0.01 par value per share(5)	258
Additional paid-in capital	297,625
Accumulated deficit	(26,214)
Treasury stock, at cost, 27,037 shares	(196)

Total WCI Communities, Inc. shareholders' equity	271,473
Noncontrolling interests in consolidated joint ventures	2,288

Total equity	273,761

Total capitalization	$473,761

(1)
On August 27, 2013, we entered into the Revolving Credit Facility, which allows us to borrow up to $75.0 million on a revolving basis, of which up to $50.0 million may be utilized for letters of credit. As of December 13, 2013, there were no amounts drawn on the Revolving Credit Facility or any limitations on our borrowing capacity, leaving the full amount available to us on such date.

(2)
On February 28, 2013, WCI Communities, Inc. and WCI Communities, LLC entered into the Stonegate Loan. As of December 13, 2013, there were no amounts outstanding under the Stonegate Loan; however $2.0 million in outstanding letters of credit on such date limited the borrowing capacity under the credit facility to $8.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources—Stonegate Loan."

(3)
Total debt does not include letters of credit. As of September 30, 2013, we had $3.8 million in letters of credit outstanding. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources—Letters of Credit and Performance Bonds."

(4)
15,000,000 shares authorized and no shares issued and outstanding at September 30, 2013.

(5)
150,000,000 shares authorized, 25,795,072 shares issued and 25,768,035 shares outstanding at September 30, 2013.

 MARKET PRICE OF COMMON STOCK

        Our common stock is listed and traded on the New York Stock Exchange under the symbol "WCIC." Our common stock began trading on July 25, 2013 at an initial public offering price of $15.00 per share. Prior to that date, there was no public market for our common stock.

        The following table sets forth the range of high and low intra-day sales prices of our common stock for the periods presented:

Quarter	High	Low
Third Quarter, 2013(1)	$17.77	$14.50
Fourth Quarter, 2013(2)	$20.00	$16.36

(1)
Represents the period from July 25, 2013, the date on which our common stock began trading on the New York Stock Exchange, through September 30, 2013.

(2)
Through December 13, 2013.

        The closing price of our common stock on the New York Stock Exchange on December 13, 2013 was $19.58 per share. Immediately prior to this offering, we had 25,768,035 outstanding shares of common stock. As of December 13 there were approximately 32 holders of record of our common stock. The number of holders of record is based upon the actual number of holders registered at such date and does not include holders of shares in "street name" or persons, partnerships, associates, corporations, or other entities in security position listings maintained by depositories.

 DIVIDEND POLICY

        We currently intend to retain any future earnings to finance the development and expansion of our business and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future.

        Our ability to pay cash dividends on our common stock is limited by the indenture governing our 2021 Notes and the credit agreement governing our Revolving Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Initial Public Offering and New Debt Obligations." Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments and such other factors as our board of directors deems relevant. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See "Risk Factors—Risks Related to Our Organization, this Offering and Ownership of Our Common Stock—We do not expect to pay any cash dividends in the foreseeable future."

SELECTED CONSOLIDATED FINANCIAL DATA

        The following tables set forth our selected consolidated financial data as of and for the periods indicated. The selected consolidated financial data as of and for the years ended December 31, 2012 and 2011 have been derived from our audited consolidated financial statements and the notes thereto included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results expected in any future period.

        The selected consolidated financial data as of and for the nine months ended September 30, 2013 and 2012 have been derived from our unaudited consolidated financial statements and the notes thereto included elsewhere in this prospectus. We believe our unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and reflect all adjustments, consisting of only normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for such periods. The selected consolidated financial data as of and for the nine months ended September 30, 2013 and 2012 are not necessarily indicative of the results expected as of and for the year ending December 31, 2013 or for any future period.

        We have elected to adopt the reduced disclosure requirements available to emerging growth companies, including only two years of audited financial statements and only two years of related selected financial data and management's discussion and analysis of financial condition and results of operations disclosure in this prospectus.

        The following data should be read in conjunction with the information under "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011
	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Statements of Operations
Revenues:
Homebuilding	$145,054	$64,980	$146,926	$57,101
Real estate services	60,915	55,537	73,070	68,185
Amenities	16,620	15,241	21,012	18,986

Total revenues	222,589	135,758	241,008	144,272

Cost of sales:
Homebuilding	100,621	44,774	100,786	51,013
Real estate services	57,762	53,963	71,675	68,209
Amenities	18,343	17,134	24,254	22,510
Asset impairments	—	—	—	11,422

Total cost of sales	176,726	115,871	196,715	153,154

Gross margin	45,863	19,887	44,293	(8,882)

Other income	(1,249)	(1,994)	(7,493)	(2,294)
Selling, general and administrative expenses	29,007	21,070	32,129	30,911
Interest expense	1,798	5,997	6,978	16,954
Expenses related to early repayment of debt	5,105	16,984	16,984	—

	34,661	42,057	48,598	45,571

Income (loss) from continuing operations before income taxes	11,202	(22,170)	(4,305)	(54,453)
Income tax benefit from continuing operations	85	52,250	52,233	6,140

Income (loss) from continuing operations	11,287	30,080	47,928	(48,313)
Income from discontinued operations, net of tax(1)	—	118	118	1,477
Gain on sale of discontinued operations, net of tax(1)	—	2,588	2,588	511

Net income (loss)	11,287	32,786	50,634	(46,325)
Net loss (income) from continuing operations attributable to noncontrolling interests	163	119	189	(68)
Net income from discontinued operations attributable to noncontrolling interests	—	—	—	(732)

Net income (loss) attributable to WCI Communities, Inc.	11,450	32,905	50,823	(47,125)
Preferred stock dividends	(19,680)	—	—	—

Net income (loss) attributable to common shareholders of WCI Communities, Inc.	$(8,230)	$32,905	$50,823	$(47,125)

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011
	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Earnings (loss) per share attributable to common shareholders of WCI Communities, Inc.:
Basic
Continuing operations	$(0.41)	$2.28	$3.33	$(4.90)
Discontinued operations	—	0.20	0.19	0.13

Earnings (loss) per share	$(0.41)	$2.48	$3.52	$(4.77)

Diluted
Continuing operations	$(0.41)	$2.27	$3.31	$(4.90)
Discontinued operations	—	0.20	0.19	0.13

Earnings (loss) per share	$(0.41)	$2.47	$3.50	$(4.77)

Weighted average number of shares of common stock outstanding:
Basic	20,099	13,273	14,445	9,883
Diluted	20,099	13,307	14,515	9,883
Net income (loss) attributable to WCI Communities, Inc.:
Income (loss) from continuing operations	$11,450	$30,199	$48,117	$(48,381)
Income from discontinued operations	—	2,706	2,706	1,256

Net income (loss)	$11,450	$32,905	$50,823	$(47,125)

		December 31,
	September 30, 2013
		2012	2011
	(unaudited)
	(in thousands)
Balance Sheet Data
Cash and cash equivalents, excluding restricted cash	$201,835	$81,094	$43,350
Real estate inventories	277,019	183,168	158,332
Total assets	536,870	347,262	305,010
Total debt(2)	200,000	122,729	139,584
Total liabilities	263,109	178,657	236,450
Total equity (including noncontrolling interests)	273,761	168,605	68,560

(1)
Discontinued operations include owned and operated amenities that were sold during 2012 and 2011.

(2)
Debt excludes accounts payable and other liabilities, unrecognized tax benefit, and customer deposits.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following in conjunction with the sections of this prospectus entitled "Risk Factors," "Special Note Concerning Forward-Looking Statements," "Selected Consolidated Financial Data" and "Business" and our audited and unaudited consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in this prospectus. Many of the amounts and percentages in this discussion have been rounded for convenience of presentation.

Overview

  U.S. and Florida Housing Industry Conditions

        The U.S. housing market continues to improve from the cyclical low points reached during the 2008 to 2009 national recession. Between the 2005 market peak and 2011, new single-family housing sales declined 76%, according to data compiled by the U.S. Census Bureau, and median resale home prices declined 34%, as measured by the CoreLogic Case-Shiller Index. In 2011, early signs of a recovery began to materialize in many markets around the country as a result of an improving macroeconomic backdrop and a historically high level of housing affordability. For the nine months ended September 30, 2013, homebuilding permits increased 38.7% as compared to the nine months ended September 30, 2012. As of October 31, 2013, new home sales remain 68% below peak levels. In October 2013, the average new single family home price was 12.7% higher than the average price in October 2012, outpacing the 10.0% increase in existing single family home average prices over the same period.

        The Florida residential real estate market was the second-largest in the United States, as measured by 2012 permit issuance and 2013 year-to-date permit issuance (single- and multi-family permits), according to data compiled by the U.S. Census Bureau. While the Florida housing market experienced a deeper contraction than other regions in the United States in the recent recession, we believe the Florida housing market now appears to be in the early stages of a recovery. We believe the Florida housing market recovery is primarily being driven by improving population and employment trends. In 2012, Florida's job base grew by 1.8%, representing a gain of 134,000 jobs, which was slightly above the national average growth rate of 1.7%. In addition, Florida's seasonally adjusted unemployment rate was 6.7% in October 2013, down from 8.2% in October 2012, and 600 basis points lower than the U.S. rate of 7.3%. Florida's unemployment rate in October was lower than the U.S. rate for the eighth consecutive month. We believe statewide economic data and metrics illustrate the improving market and potential opportunity for future growth.

  Summary Company Results

        Total revenues were $222.6 million for the nine months ended September 30, 2013, increasing 63.9% from $135.8 million for the nine months ended September 30, 2012, primarily due to an increase in our Homebuilding segment revenues, which was driven by a 128.0% increase in deliveries and an 8.2% increase in average selling price. Additionally, combined revenues from our Real Estate Services and Amenities segments grew 9.5% year-over-year. Total gross margin was $45.9 million for the nine months ended September 30, 2013, an increase of $26.0 million, compared to $19.9 million for the nine months ended September 30, 2012. Such increase was primarily due to improvements of $24.2 million and $1.6 million in our Homebuilding and Real Estate Services segments, respectively.

        Total revenues were $241.0 million for the year ended December 31, 2012, increasing 67.0% from $144.3 million for the year ended December 31, 2011, primarily due to an increase in our Homebuilding segment revenues. Total gross margin was $44.3 million for the year ended December 31,

2012, compared to $(8.9) million for year ended December 31, 2011, primarily due to significant improvements in our Homebuilding gross margin as a percentage of revenue from 10.7% in 2011 to 31.4% in 2012. An increase in home deliveries during 2012 allowed us to more efficiently leverage our homebuilding overhead, which generated greater margins compared to 2011. We also did not record any asset impairments during 2012, compared to $11.4 million during 2011.

        Our net loss attributable to common shareholders was $8.2 million for the nine months ended September 30, 2013, compared to net income attributable to common shareholders of $32.9 million for the nine months ended September 30, 2012. This unfavorable year-over-year change was primarily attributable to a $19.0 million non-cash preferred stock dividend related to the exchange of our Series A preferred stock for our common stock in July 2013, a $0.7 million preferred stock dividend related to the purchase of the one outstanding share of our Series B preferred stock for cash in April 2013 and a $52.3 million income tax benefit from continuing operations for the nine months ended September 30, 2012, primarily due to the reversal of a $50.5 million income tax reserve resulting from the successful completion of an IRS audit for the 2003 to 2008 tax years. These effects were partially offset by $17.0 million in expenses related to early repayment of debt for the nine months ended September 30, 2012 compared to $5.1 million for the nine months ended September 30, 2013.

        Our net income (loss) attributable to common shareholders was $50.8 million for the year ended December 31, 2012, compared to $(47.1) million for the year ended December 31, 2011. Our 2012 results include $17.0 million in expenses related to early repayment of debt, $2.7 million of income from discontinued operations, and reflect a $52.2 million income tax benefit primarily due to the reversal of a $50.5 million income tax reserve resulting from the successful completion of an IRS audit for the 2003 to 2008 tax years. In 2011, our results included $1.3 million of income from discontinued operations attributable to common shareholders and an income tax benefit of $6.1 million due to our net loss.

        As of September 30, 2013, our cash and cash equivalents, excluding restricted cash, were $201.8 million, an increase of $120.7 million over our $81.1 million balance as of December 31, 2012. Such increase was primarily due to the net proceeds from our Initial Public Offering and our Notes Offering and cash flow generated by the 342 homes delivered during the nine months ended September 30, 2013. During the nine months ended September 30, 2013, there was a $94.8 million net increase in our real estate inventories, primarily due to $67.7 million of land acquisitions along with land development and home construction spending within our communities. As of September 30, 2013, our net debt was less than zero, which compares to a net debt-to-net book capitalization percentage of 19.8% as of December 31, 2012.

        As of September 30, 2013, the value of our backlog was $154.2 million, a 2.9% increase from $149.8 million as of September 30, 2012. Home deliveries from existing backlog were greater than new orders added to backlog, resulting in a decline in backlog units of 6.6% to 328 homes as of September 30, 2013. A 10.1% increase in the average selling price of our backlog units to $470,000 provided for the increase in the value of our backlog as of September 30, 2013. Additionally, our backlog turnover during the three months ended September 30, 2013 improved to 41.3% from 24.8% in the same period in 2012, resulting from improved production cycle times and more even flow scheduling. Our cancellation rate as a percentage of gross new orders was 4.4% and 2.8% for the nine months ended September 30, 2013 and 2012, respectively. Our low cancellation rates reflect a high quality backlog given our move-up, second home, and active adult target buyers.

  Nine Months Ended September 30, 2013

        During the nine months ended September 30, 2013, we continued to benefit from the recovery of the housing market. This positive momentum has largely been driven by attractive home affordability, decreasing levels of home inventory in many of the markets that we serve, historically low mortgage rates, increasing consumer confidence levels and an overall improvement in the economy. More recently, on a national level, rising home prices and higher interest rates, along with the seasonality of the slower-selling summer months, have begun to moderate the demand for new homes. However, we continue to experience year-over-year improvements in customer traffic and new orders in our active selling neighborhoods. Increased scale in our homebuilding operations has also resulted in a significant increase in home deliveries during the nine months ended September 30, 2013 when compared to the same period during 2012. In the second quarter of 2013, we closed on two large land acquisitions that are currently planned for approximately 1,900 future home sites within eight new selling neighborhoods. We opened three of these neighborhoods for sales in September and anticipate new orders beginning in the fourth quarter. During the nine months ended September 30, 2013, we entered into a land purchase contract for a partially developed property planned for approximately 600 future home sites. Additionally, in October 2013, our real estate brokerage business became one of the first franchisees to operate under the new Berkshire Hathaway HomeServices brand. We believe this new brand strengthens our ability to take advantage of the improving resale home market as we transition from the Prudential brand.

        During the nine months ended September 30, 2013, we accessed the equity and debt capital markets, which provided us with a long-tenured conservative capital structure with ample liquidity and operational flexibility to support future growth. On July 30, 2013, we completed our Initial Public Offering and issued 6,819,091 shares of common stock at a price to the public of $15.00 per share, which provided us with $90.3 million of net proceeds after deducting underwriting discounts and offering expenses payable by us. On August 7, 2013, we completed the issuance of the $200.0 million in aggregate principal amount of 2021 Notes in a private offering. The net proceeds from the Notes Offering were $195.5 million after deducting fees and expenses payable by us. We used $127.0 million of the net proceeds from the Notes Offering to voluntarily prepay the entire outstanding principal amount of our 2017 Senior Secured Term Notes, of which $125.0 million in aggregate principal amount was outstanding, at a price equal to 101% of the principal amount, plus accrued and unpaid interest. Additionally, on August 27, 2013, we entered into our Revolving Credit Facility that allows us to borrow up to $75.0 million on a revolving basis, of which up to $50.0 million may be utilized for letters of credit. We intend to use our available liquidity for general corporate purposes, including the acquisition and development of land and home construction.

        We continue to capitalize on the improving Florida housing market by differentiating ourselves from our competition by offering luxury lifestyle communities and award-winning homes in most of coastal Florida's highest growth markets. The move-up, second home and active adult buyers that we target continue to exhibit favorable demographic trends, strong demand indicators, and financial stability. Overall, our positive operating results and recent capital markets activity have strengthened our financial position as demonstrated by solid improvements in most of our key operating metrics.

  Company Actions and Strategy—2012

        In 2012, we focused on growing revenues in each of our operating segments and maintaining a strong balance sheet. To help achieve these goals, we executed on the following actions and initiatives during 2012:

  •
  hired a new chief executive officer, Keith E. Bass, who has over 25 years of homebuilding experience, and strengthened operational management with several new hires;

  •
  re-opened two existing communities and six neighborhoods as we continued to grow our Homebuilding operations;

  •
  acquired or contracted for new land positions that are planned for approximately 385 home sites across five neighborhoods;

  •
  focused our purchasing efforts to ensure that we have an adequate subcontractor base, manage construction costs and improve the construction cycle times of our homes;

  •
  strengthened our balance sheet by issuing $50.0 million of common stock in a rights offering to help bring our net debt-to-net book capitalization to 19.8% as of December 31, 2012;

  •
  concurrent with our rights offering, we refinanced our previous senior subordinated secured term loan with our 2017 Senior Secured Term Notes, which had more favorable terms and a later maturity date;

  •
  increased profitability in our Real Estate Services businesses by maintaining our market share and streamlining our overhead structure; and

  •
  implemented several new automated systems and refined certain processes to enhance our Homebuilding operations including construction scheduling and homebuyer design selection.

        Building upon our expertise for constructing award-winning homes and developing well-amenitized lifestyle communities, we believe the initiatives and actions we have undertaken position us to take advantage of the improving economy and housing market.

  Company Actions and Strategy—2013

        As the homebuilding market continues to rebound, we are focused on growing revenues in each of our operating segments and maintaining a strong balance sheet. To help achieve these goals, we have executed or plan to continue to execute on the following actions and initiatives:

  •
  opportunistically access the debt and equity capital markets, providing additional liquidity for future growth—we successfully accessed both the debt and equity markets during the third quarter of 2013 with the following transactions: (i) our Initial Public Offering, which generated $90.3 million of net proceeds after deducting underwriting discounts and offering expenses payable by us; (ii) our issuance of $200.0 million in aggregate principal amount of 2021 Notes, which generated $195.5 million of net proceeds after deducting fees and expenses payable by us, of which we used $127.0 million to voluntarily prepay the entire outstanding balance of the 2017 Senior Secured Term Notes; and (iii) closing our $75.0 million Revolving Credit Facility;

  •
  increase our active selling neighborhood count to provide new order and home deliveries growth—through September 30, 2013, we opened six neighborhoods while closing out two older neighborhoods, increasing our active selling neighborhood count from 20 to 24 neighborhoods;

  •
  acquire and contract for new land positions that will provide for future growth—through September 30, 2013, we acquired $67.7 million of land that is planned for approximately 1,900 future home sites and entered into a land purchase contract for an additional 600 planned home sites, which brings our total owned and controlled home sites to approximately 8,600 as of September 30, 2013;

  •
  focus our purchasing efforts to ensure that we (i) have an adequate subcontractor base, (ii) can manage construction costs and (iii) can improve the construction cycle times of our homes;

  •
  increase profitability in our Real Estate Services segment by participating in the Florida resale home price recovery, maintaining our market share and streamlining our overhead structure—during the nine months ended September 30, 2013, revenues and gross margin in our Real Estate Services segment increased by 9.7% and 100.3%, respectively, compared to the nine months ended September 30, 2012; and

  •
  continue to automate systems and refine certain processes to enhance our Homebuilding segment, including construction scheduling and homebuyer design selection.

  Our Restructuring

        In 2007, the sub-prime mortgage crisis and tightening of credit markets significantly impacted the homebuilding industry as many potential homebuyers were unable to obtain financing to purchase new homes. Notably, the Florida residential real estate market experienced a deeper contraction than the

United States average contraction during the recent national economic recession and housing correction. From 2006 through 2011, Florida's total residential homebuilding permits decreased by 79% versus a national decrease of 66%. Sales of single-family homes in Florida declined from 450,205 in 2005 to 341,080 in 2006, a decrease of 24.2%, after four years of continuous growth. As compared to sales of 1,260 single-family homes in 2006, our predecessor company sold only 869 and 394 single-family homes in 2007 and the first half of 2008, respectively and the average price for its single-family homes declined from $715,540 in 2006 to $494,450 in the first half of 2008. As a result of the decline in business, the Debtors and certain non-Debtor affiliates (collectively, the "WCI Group") were forced to amend their various credit agreements in order to improve operating and financial flexibility. However, on June 25, 2008, our predecessor company received notice that certain holders of its 4.0% contingent convertible senior subordinated notes due 2023 (the "Convertible Notes") intended to exercise an option that would require it to repurchase all of the aggregate principal amount of the outstanding Convertible Notes. The WCI Group anticipated that it did not have sufficient liquidity to satisfy its obligation to repurchase the outstanding Convertible Notes while still avoiding a default under its other debt obligations. The WCI Group was also at risk of its other lenders exercising remedy options that would accelerate substantially all of its outstanding indebtedness. In order to prevent the consequences of default, and in order to restructure the capital of the WCI Group, the Debtors commenced bankruptcy proceedings. On August 4, 2008, the Debtors filed voluntary petitions for Chapter 11 bankruptcy protection in the Bankruptcy Court.

        The Debtors filed an initial joint plan of reorganization and related disclosure statement on June 8, 2009, a first amended joint plan of reorganization and disclosure statement on July 1, 2009 and a second amended joint plan of reorganization and disclosure statement on July 17, 2009. The Plan received formal endorsement of both the senior secured creditors and the official committee of unsecured creditors and was confirmed by the Bankruptcy Court on August 26, 2009. The Plan was declared effective on September 3, 2009.

        Under the terms of the Plan, on the Effective Date (i) the holders of the allowed claims under the Debtors' prepetition secured debt received 95% of the new common stock, a $300.0 million senior secured term loan and a $150.0 million senior subordinated secured term loan of the Company, (ii) a creditor trust for the benefit of holders of allowed unsecured claims received 5.0% of the new common stock, 100% of new Series A preferred stock and $1.0 million in cash to be used for the administration of the trust, (iii) a Chinese drywall trust for the benefit of holders of allowed Chinese drywall claims received 100% of the new Series B preferred stock, insurance coverage actions, insurance recoveries and Chinese drywall actions, and $0.9 million in cash to be used for administration of the trust, and (iv) all other unsecured creditors with allowed claims of less than $135,000 received 2% of the amount of their allowed claim in cash. The Plan did not provide for any value or distribution to the equity holders of our predecessor company.

        We emerged from bankruptcy on September 3, 2009 with a $300.0 million senior secured term loan and a $150.0 million senior subordinated secured term loan. In addition, all of our assets and liabilities, including our land portfolio, were reset to then-current fair market value.

        Given our emergence from bankruptcy in 2009 and the challenges within the homebuilding and real estate industries at that time, a significant part of our business strategy in 2010 and 2011 was focused on selling assets that we deemed non-core to our continuing operations and reducing our general and administrative expenses to maximize our cash position and pay down our outstanding debt. Pursuant to this business strategy, during 2010 and 2011, we sold substantially all of our assets outside of the state of Florida, a majority of our speculative inventory of homes and certain other real estate inventory and amenities assets that we deemed non-core to our continuing operations. Despite the difficult economic environment, we maximized proceeds from such sales, in 2010 and 2011, and we were able to pay down $331.2 million in aggregate principal amount of our indebtedness prior to its stated maturity, including all of the remaining debt outstanding under our senior secured term loan.

        During 2012, we used the net proceeds from the issuance of $50.0 million in common stock issued to certain of our existing shareholders or their affiliates in a rights offering and the net proceeds from our issuance of the 2017 Senior Secured Term Notes to certain of our existing shareholders or their affiliates to repay the remaining $162.4 million outstanding under our senior subordinated secured term loan.

        In preparation for our Initial Public Offering, we (i) paid $0.7 million in cash to purchase the one outstanding share of our Series B preferred stock during April 2013 and (ii) exchanged 903,825 shares of our common stock (valued at $19.0 million) for 10,000 outstanding shares of our Series A preferred stock during July 2013. For a detailed discussion of these two transactions, see Note 20 to our audited consolidated financial statements and Note 15 to our unaudited consolidated financial statements included elsewhere in this prospectus.

        On July 22, 2013, we filed with the Secretary of State of the state of Delaware an amendment to our then existing amended and restated certificate of incorporation to effectuate a 10.3 for 1 stock split of our common stock and increase our authorized capital stock to 150,000,000 shares of common stock and 15,000,000 shares of preferred stock. In addition, on July 24, 2013, we filed with the Secretary of State of the state of Delaware a new amended and restated certificate of incorporation, which, among other things, converted all our Series A, B, C, D and E common stock into a single class of common stock.

        On July 30, 2013, we completed our Initial Public Offering and issued 6,819,091 shares of common stock at a price to the public of $15.00 per share, which provided us with $90.3 million of net proceeds after deducting underwriting discounts and offering expenses payable by us.

        On August 7, 2013, we completed the issuance of the 2021 Notes in a private offering. The net proceeds from the Notes Offering were $195.5 million after deducting fees and expenses payable by us. We used $127.0 million of the net proceeds from the Notes Offering to voluntarily prepay the entire outstanding principal amount of our 2017 Senior Secured Term Notes, of which $125.0 million in aggregate principal amount was outstanding, at a price equal to 101% of the principal amount, plus accrued and unpaid interest. As of September 30, 2013, we had $200.0 million of total debt outstanding, all of which was from our 2021 Notes.

  Non-GAAP Measures

        In addition to the results reported in accordance with GAAP, we have provided information in this prospectus relating to Adjusted gross margin from homes delivered, EBITDA, and Adjusted EBITDA (as defined below).

  Adjusted Gross Margin from Homes Delivered

        We calculate Adjusted gross margin from homes delivered by subtracting the gross margin from land and home sites from Homebuilding gross margin to arrive at gross margin from homes delivered. Adjusted gross margin from homes delivered is calculated by adding asset impairments, if applicable, and capitalized interest in cost of sales to gross margin from homes delivered. Management uses Adjusted gross margin from homes delivered to evaluate operating performance in our Homebuilding segment and in making strategic decisions regarding sales price, construction and development pace, product mix and other operating decisions. We believe Adjusted gross margin from homes delivered is relevant and useful to investors and other interested parties for evaluating our comparative operating performance from period to period and among companies within the homebuilding industry as it is reflective of overall profitability during any given reporting period. This measure is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures when evaluating our operating performance. Although other companies in the homebuilding industry report similar information, the methods used by such companies may differ from our methodology and, therefore, may not be comparable. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments to such amounts before comparing our measures to those of such other companies.

  EBITDA and Adjusted EBITDA

        Adjusted EBITDA measures performance by adjusting net income (loss) attributable to common shareholders of WCI Communities, Inc. to exclude interest expense, capitalized interest in cost of sales, income taxes, depreciation ("EBITDA"), preferred stock dividends, income from discontinued operations, other income, stock-based and other non-cash long-term incentive compensation expense, asset impairments, and expenses related to early repayment of debt. Management believes that the presentation of Adjusted EBITDA provides useful information to investors and other interested parties regarding our results of operations because it assists those parties and management when analyzing and benchmarking the performance and value of our business. Management also believes that Adjusted EBITDA is useful to them and investors as a measure of comparative operating performance from period to period and among companies in the homebuilding industry as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance, and it removes the effect of our capital structure (such as preferred stock dividends and interest expense), asset base (primarily depreciation), items outside the control of our management (primarily income taxes) and the volatility related to the timing and extent of non-operating activities (such as discontinued operations and asset impairments). Accordingly, our management believes that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as interest and income taxes, necessary to operate our business. Adjusted EBITDA and EBITDA should be considered in addition to, and not as substitutes for, net income (loss) in accordance with GAAP as a measure of performance. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items. Our EBITDA-based measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

  •
  they are not adjusted for all non-cash income or expense items that are reflected in our consolidated statements of cash flows;

  •
  they do not reflect the interest expense necessary to service our debt; and

  •
  other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

        Because of these limitations, our EBITDA-based measures are not intended to be alternatives to net income (loss), indicators of our operating performance, alternatives to any other measure of performance in conformity with GAAP or alternatives to cash flow provided by operating activities as measures of liquidity. You should therefore not place undue reliance on our EBITDA-based measures or ratios calculated using those measures. Our GAAP-based measures can be found in our audited and unaudited consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

Results of Operations

        The following table sets forth our results of operations for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2013	2012	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Statements of Operations
Revenues:
Homebuilding	$60,802	$33,524	$145,054	$64,980	$146,926	$57,101
Real estate services	20,524	16,863	60,915	55,537	73,070	68,185
Amenities	4,192	3,778	16,620	15,241	21,012	18,986

Total revenues	85,518	54,165	222,589	135,758	241,008	144,272

Cost of sales:
Homebuilding	42,992	21,357	100,621	44,774	100,786	51,013
Real estate services	19,656	16,918	57,762	53,963	71,675	68,209
Amenities	5,713	5,095	18,343	17,134	24,254	22,510
Asset impairments	—	—	—	—	—	11,422

Total cost of sales	68,361	43,370	176,726	115,871	196,715	153,154

Gross margin	17,157	10,795	45,863	19,887	44,293	(8,882)

Other income	(29)	(826)	(1,249)	(1,994)	(7,493)	(2,294)
Selling, general and administrative expenses	10,279	7,399	29,007	21,070	32,129	30,911
Interest expense	184	982	1,798	5,997	6,978	16,954
Expenses related to early repayment of debt	5,105	—	5,105	16,984	16,984	—

	15,539	7,555	34,661	42,057	48,598	45,571

Income (loss) from continuing operations before income taxes	1,618	3,240	11,202	(22,170)	(4,305)	(54,453)
Income tax benefit from continuing operations	—	51,313	85	52,250	52,233	6,140

Income (loss) from continuing operations	1,618	54,553	11,287	30,080	47,928	(48,313)
Income from discontinued operations, net of tax(1)	—	17	—	118	118	1,477
Gain on sale of discontinued operations, net of tax(1)	—	1,192	—	2,588	2,588	511

Net income (loss)	1,618	55,762	11,287	32,786	50,634	(46,325)
Net loss (income) from continuing operations attributable to noncontrolling interests	340	261	163	119	189	(68)
Net income from discontinued operations attributable to noncontrolling interests	—	—	—	—	—	(732)

Net income (loss) attributable to WCI Communities, Inc.	1,958	56,023	11,450	32,905	50,823	(47,125)
Preferred stock dividends	(18,980)	—	(19,680)	—	—	—

Net income (loss) attributable to common shareholders of WCI Communities, Inc.	$(17,022)	$56,023	$(8,230)	$32,905	$50,823	$(47,125)

(1)
Discontinued operations include owned and operated amenities that were sold during 2012 and 2011.

Three and Nine Months Ended September 30, 2013 Compared to the Three and Nine Months Ended September 30, 2012

  Homebuilding

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	($ in thousands)
Homebuilding revenues	$60,802	$33,524	$145,054	$64,980
Homes delivered	60,482	32,864	144,517	58,693
Land and home sites	320	660	537	6,287
Homebuilding gross margin	17,810	12,167	44,433	20,206
Homebuilding gross margin percentage	29.3%	36.3%	30.6%	31.1%
Homes delivered (units)	141	81	342	150
Average selling price per home delivered	$429	$406	$423	$391
New orders for homes (units)(1)	128	105	415	347
Contract values of new orders(1)	$54,411	$48,048	$183,347	$139,512
Average selling price per new order(1)	425	458	442	402
Cancellation rate(2)	5.9%	3.7%	4.4%	2.8%
Backlog (units)(3)	328	351	328	351
Backlog contract values(3)	$154,239	$149,825	$154,239	$149,825
Average selling price in backlog(3)	470	427	470	427
Active selling neighborhoods at period-end	24	19	24	19

(1)
New orders represents orders for homes including the amount (in units) and contract values, net of any cancellations, occurring during the reporting period.

(2)
Represents the number of orders canceled during such period divided by the number of gross orders executed during such period (excludes cancellations and gross orders related to customer home site transfers).

(3)
Backlog only includes orders for homes at the end of the reporting period that have a binding sales agreement signed by both the homebuyer and us where the home has yet to be delivered to the homebuyer.

        Total homebuilding revenues for the three months ended September 30, 2013, were $60.8 million, an increase of $27.3 million, or 81.5%, from $33.5 million for the three months ended September 30, 2012. Such increase was primarily due to a 60-unit, or 74.1%, increase in homes delivered and a 5.7% increase in the average selling price of homes delivered. An improved pricing environment and shifting product mix drove the increase in average selling prices of homes delivered. The improvement in revenues from home deliveries was partially offset by a $0.3 million decrease in land and home site revenues.

        Total homebuilding revenues for the nine months ended September 30, 2013 were $145.1 million, an increase of $80.1 million, or 123.2%, from $65.0 million for the nine months ended September 30, 2012. Such increase was primarily due to a 192-unit, or 128.0%, increase in homes delivered and an 8.2% increase in the average selling price of homes delivered. The increase in home deliveries is reflective of our ramp up in operations as many of our communities were reopened in 2011 and 2012. Additionally, our production scheduling operated on a more even flow basis in 2013 compared to the prior year. An improved pricing environment and shifting product mix drove the increase in average selling prices of homes delivered. The improvement in revenues from home deliveries was partially offset by a $5.8 million decrease in land and home site revenues, which was due to there being no non-core parcel sales during 2013.

        Homebuilding gross margin for the three months ended September 30, 2013 was $17.8 million, an increase of $5.6 million, from $12.2 million for the three months ended September 30, 2012. Homebuilding gross margin as a percentage of revenue decreased to 29.3% for the three months ended September 30, 2013 from 36.3% for the three months ended September 30, 2012. Such decline was primarily due to a significantly larger proportion of deliveries from a high gross margin, move-up community during the three months ended September 30, 2012 when compared to the same period in 2013 and lower gross margins in one of our second home communities as we shifted deliveries to lower priced neighborhoods during 2013. Additionally, as our backlog turnover improved to 41.3% during the three months ended September 30, 2013, we delivered homes across a broader range of neighborhoods.

        Homebuilding gross margin for the nine months ended September 30, 2013 was $44.4 million, an increase of $24.2 million, from $20.2 million for the nine months ended September 30, 2012. Homebuilding gross margin as a percentage of revenue decreased slightly to 30.6% for the nine months ended September 30, 2013 from 31.1% for the nine months ended September 30, 2012, resulting from shifting product mix.

        Our homebuilding cost of sales and, therefore, our homebuilding gross margins, during these three and nine month periods were positively impacted by the low book value of our land, which was reset to fair value in September 2009 in connection with our restructuring and in accordance with fresh start accounting requirements. For the three and nine months ended September 30, 2013 and 2012, all of our home deliveries were generated from communities we owned in September 2009. The favorable impact of fresh start accounting contributed to a home site cost of sales as a percentage of homes delivered revenues of approximately 14% during the three and nine months ended September 30, 2013 and 12% during the three and nine months ended September 30, 2012. Fluctuations of the home site cost of sales percentage are primarily due to product mix shifts. We expect that homes delivered from communities we owned in September 2009 will have a gross margin percentage approximately 5%-10% higher than homes delivered from our more recent land acquisitions.

        As of September 30, 2013, we owned approximately 6,000 home sites that benefit from being reset to fair value in September 2009. Due to the longer duration of our master-planned communities, we expect to continue to benefit from our favorable land book value for at least the next several years. However, based on the prices of the land we have purchased more recently, and as we acquire and develop land in the future at then-current market prices, we anticipate the positive impact of our low book value land on our homebuilding gross margin will begin to decline. The low carrying value of our land is also a significant driver of our gross margin from homes delivered of 29.2% and 35.7% for the three months ended September 30, 2013 and 2012, respectively.

        We delivered 141 homes during the three months ended September 30, 2013, an increase of 60 units, or 74.1%, from 81 homes delivered during the three months ended September 30, 2012. The increase in deliveries during the three months ended September 30, 2013 was primarily due to a larger backlog at December 31, 2012 and more new orders during the three months ended September 30, 2013, compared to the December 31, 2011 backlog and the new orders during the three months ended September 30, 2012. Additionally, improved production cycle times and more even flow scheduling generated more deliveries during the three months ended September 30, 2013 than the same period in 2012. The average selling price per home delivered during the three months ended September 30, 2013 was $429,000, an increase of $23,000, or 5.7%, from $406,000 for the three months ended September 30, 2012. An improved pricing environment and shifting product mix drove the increase in average selling prices of homes delivered.

        We delivered 342 homes during the nine months ended September 30, 2013, an increase of 192 units, or 128.0%, from 150 homes delivered during the nine months ended September 30, 2012. The increase in deliveries during the nine months ended September 30, 2013 was primarily due to a larger backlog at December 31, 2012 and more new orders during the nine months ended September 30,

2013, compared to the December 31, 2011 backlog and the new orders during the nine months ended September 30, 2012. Additionally, improved production cycle times and more even flow scheduling generated more deliveries during the nine months ended September 30, 2013 than the same period in 2012. The average selling price per home delivered during the nine months ended September 30, 2013 was $423,000, an increase of $32,000, or 8.2%, from $391,000 for the nine months ended September 30, 2012. An improved pricing environment and shifting product mix drove the increase in average selling prices of homes delivered.

        New orders for the three months ended September 30, 2013 were 128 homes, an increase of 23 homes, or 21.9%, from 105 homes for the three months ended September 30, 2012. Such increase was primarily due to having more active selling neighborhoods open during the three months ended September 30, 2013 along with greater activity within our active adult communities, partially offset by having fewer orders in one of our move-up communities where we closed out two selling neighborhoods and began to transition to a new active selling neighborhood. Contract values of new orders for the three months ended September 30, 2013 were $54.4 million, an increase of $6.4 million, or 13.3%, from $48.0 million for the three months ended September 30, 2012, primarily due to the 23-unit increase in new order activity, partially offset by a decline in the average selling price of new orders to $425,000 for the three months ended September 30, 2013 from $458,000 for the three months ended September 30, 2012. The decline in the average selling price of new orders relates to a shift in product mix to a greater percentage of our new orders being generated from our lower-priced, active adult communities.

        New orders for the nine months ended September 30, 2013 were 415 homes, an increase of 68 homes, or 19.6%, from 347 homes for the nine months ended September 30, 2012. Such increase was primarily due to continued momentum within our active selling neighborhoods along with an increase in our active selling neighborhood count from 19 to 24. Contract values of new orders for the nine months ended September 30, 2013 were $183.3 million, an increase of $43.8 million, or 31.4%, from $139.5 million for the nine months ended September 30, 2012, primarily due to the 68-unit increase in new order activity and an improvement in average selling price of new orders to $442,000 for the nine months ended September 30, 2013 from $402,000 for the nine months ended September 30, 2012. The increase in our new order average selling prices during the nine months ended September 30, 2013 was primarily due to sales mix and strategic price increases as the overall housing market continued to improve.

        Our backlog contract values as of September 30, 2013 were $154.2 million, an increase of $4.4 million, or 2.9%, from $149.8 million as of September 30, 2012. An increase in the average selling price of our backlog units from $427,000 to $470,000, or 10.1%, resulted in an increase in the contract values of our backlog at September 30, 2013. We had 328 units in backlog as of September 30, 2013, a decrease of 23 units, or 6.6%, from 351 units as of September 30, 2012. Such decrease in the number of homes in backlog was due to the delivery of more homes out of existing backlog than the increase in backlog related to new orders. Year-over-year growth in our backlog was limited as a result of more even flow production scheduling during 2013. Our backlog turnover during the three months ended September 30, 2013 improved to 41.3% from 24.8% in the same period in 2012.

  Real Estate Services

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	($ in thousands)
Real estate services revenues	$20,524	$16,863	$60,915	$55,537
Real estate brokerage	19,590	16,114	58,058	53,252
Title services	934	749	2,857	2,285
Real estate services gross margin	868	(55)	3,153	1,574
Real estate services gross margin percentage	4.2%	(0.3)%	5.2%	2.8%
Real estate brokerage closed home sales transactions	2,252	2,175	6,940	6,952
Real estate brokerage average home sale selling price	$276	$236	$265	$245
Title services closing transactions	607	545	2,004	1,701

        Real estate services revenues for the three months ended September 30, 2013 were $20.5 million, an increase of $3.6 million, or 21.3%, from $16.9 million for three months ended September 30, 2012. The $3.6 million increase was primarily due to a $3.5 million increase in real estate brokerage revenues resulting from a 16.9% increase in average home selling price and an increase in closed home sales transactions of 3.5%. In addition, title services revenues increased nominally as a result of higher captured transactions from our company-owned real estate brokerage and our new home deliveries.

        Real estate services revenues for the nine months ended September 30, 2013 were $60.9 million, an increase of $5.4 million, or 9.7%, from $55.5 million for nine months ended September 30, 2012. The $5.4 million increase was primarily due to a $4.8 million increase in real estate brokerage revenues resulting from an 8.2% increase in average home selling price on consistent year-over-year closed home sale transactions. In addition, title services revenues increased by $0.6 million as a result of higher captured transactions from our company-owned real estate brokerage and our new home deliveries.

        Real estate services gross margin for the three months ended September 30, 2013 was $0.9 million, an increase of $0.9 million from the three months ended September 30, 2012. The $0.9 million increase was primarily due to the margin associated with higher real estate brokerage revenues. Real estate brokerage commissions and other variable costs for the three months ended September 30, 2013 were 74.5% of revenue, which is generally consistent with 73.6% of revenue for the three months ended September 30, 2012. As a result of greater revenues and a consistent variable cost percentage in our real estate brokerage business, our real estate services gross margin percentage increased to 4.2% for the three months ended September 30, 2013, compared to a break even position for the three months ended September 30, 2012.

        Real estate services gross margin for the nine months ended September 30, 2013 was $3.2 million, an increase of $1.6 million, or 100.0%, from $1.6 million for the nine months ended September 30, 2012. The $1.6 million increase was primarily due to the margin associated with higher real estate brokerage revenues. Real estate brokerage commissions and other variable costs for the nine months ended September 30, 2013 were 73.9% of revenue, which is generally consistent with 73.3% of revenue for the nine months ended September 30, 2012. As a result of greater revenues and a consistent variable cost percentage in our real estate brokerage business, our real estate services gross margin percentage increased to 5.2% for the nine months ended September 30, 2013 from 2.8% for the nine months ended September 30, 2012.

  Amenities

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in thousands)
Revenues	$4,192	$3,778	$16,620	$15,241
Amenities gross margin	(1,521)	(1,317)	(1,723)	(1,893)

        Total amenities revenues for the three months ended September 30, 2013 were $4.2 million, an increase of $0.4 million, or 10.5%, from $3.8 million for the three months ended September 30, 2012. Membership and marina slip sales revenue was $0.1 million for both the three months ended September 30, 2013 and 2012. We generated $2.4 million of membership dues for the three months ended September 30, 2013, compared to $2.2 million for the three months ended September 30, 2012, an increase of $0.2 million. Club operating revenues were $1.7 million for the three months ended September 30, 2013, compared to $1.5 million for the three months ended September 30, 2012, an increase of $0.2 million. The increases in membership dues and club operating revenues were primarily due to a 10% increase in our membership base, which accounted for more food and beverage, golf, tennis and fitness revenues being generated at our clubs. The membership base increase was driven by both new members from the sale of memberships and marina slips as well as new members resulting from home deliveries in communities with bundled amenities for which we do not charge an initiation fee.

        Total amenities revenues for the nine months ended September 30, 2013 were $16.6 million, an increase of $1.4 million, or 9.2%, from $15.2 million for the nine months ended September 30, 2012. Membership and marina slip sales revenue was $0.4 million for the nine months ended September 30, 2013, compared to $0.6 million for the nine months ended September 30, 2012, a decrease of $0.2 million, primarily due to a greater percentage of lower-priced, non-equity memberships being sold during 2013 compared to 2012. We generated $7.2 million of membership dues for the nine months ended September 30, 2013, compared to $6.6 million for the nine months ended September 30, 2012, an increase of $0.6 million. Club operating revenues were $9.0 million for the nine months ended September 30, 2013, compared to $8.0 million for the nine months ended September 30, 2012, an increase of $1.0 million. The increases in membership dues and club operating revenues were primarily due to a 10% increase in our membership base, which accounted for more food and beverage, golf, tennis, and fitness revenues being generated at our clubs. The membership base increase was driven by both new members from the sale of memberships and marina slips as well as new members from home deliveries in communities with bundled amenities for which we do not charge an initiation fee.

        Total amenities gross margin for the three months ended September 30, 2013 was ($1.5) million, representing a decline of $0.2 million when compared to the three months ended September 30, 2012. Such decline was primarily due to increased overhead and maintenance expenses at our clubs not being fully-absorbed by incremental club revenues. The additional expenses incurred at our clubs were primarily used to better facilitate our club membership and homebuilding sales efforts. Due to seasonality in our amenities operations, our results of operations for the three months ended September 30, 2013 are not necessarily representative of the results we expect for the full year.

        Total amenities gross margin for the nine months ended September 30, 2013 was ($1.7) million, representing an improvement of $0.2 million when compared to the nine months ended September 30, 2012. Such improvement was primarily due to the incremental revenues continuing to cover a greater portion of the fixed operating and maintenance costs to run our clubs. Variable expenses, such as merchandise and food and beverage cost of sales, were consistent year-over-year as a percentage of revenues. Due to seasonality in our amenities operations, our results of operations for the nine months ended September 30, 2013 are not necessarily representative of the results we expect for the full year.

  Impairments

        For the three and nine months ended September 30, 2013, we did not record any impairments on inventory or long-lived assets, as those assets meeting the criteria as held for sale had fair values in excess of carrying values, and those assets classified as held and used had undiscounted cash flows in excess of their carrying values. However, during our impairment analysis performed as of September 30, 2013, we noted that the projected undiscounted cash flows for one of our Amenities assets did not significantly exceed its $2.1 million carrying value, which could potentially lead to a future impairment charge. We also continue to monitor the values of certain of our land and amenities assets to determine whether to hold them for future development or to sell them at current market prices. If we choose to market any of our assets for sale, this action may potentially lead to the recording of impairment charges on these assets.

  Other Income

        For the three months ended September 30, 2013 and 2012, other income was $29,000 and $0.8 million, respectively. Other income for the three months ended September 30, 2013 included interest income and other miscellaneous items. Other income during the three months ended September 30, 2012 included $0.3 million from sales of impact fee credits, $0.2 million from collection of a homeowner's association receivable and various other nominal items.

        For the nine months ended September 30, 2013 and 2012, other income was $1.2 million and $2.0 million, respectively. Other income for the nine months ended September 30, 2013 included $1.0 million of net recoveries and reductions in certain accruals related to various legal settlements along with other miscellaneous items, including interest income. Other income for the nine months ended September 30, 2012 included $0.7 million from sales of impact fee credits, $0.6 million of net recoveries on various settlements along with other miscellaneous items, including interest income.

  Selling, General and Administrative Expenses

        Selling, general and administrative ("SG&A") expenses were $10.3 million for the three months ended September 30, 2013, an increase of $2.9 million, or 39.2%, from $7.4 million for the three months ended September 30, 2012. Sales and marketing expenses, which are comprised of commissions paid to our licensed in-house sales personnel and third-party real estate brokers, direct marketing expenses and sales office expenses, increased $0.2 million, or 6.3%, to $3.4 million for the three months ended September 30, 2013, compared to $3.2 million for the three months ended September 30, 2012. This increase was primarily due to an increase in commissions directly related to our increase in home deliveries, partially offset by lower usage of third-party brokers to generate new orders along with a reduction in direct marketing expenses. General and administrative expenses increased $2.7 million for the three months ended September 30, 2013, compared to the three months ended September 30, 2012, primarily due to incremental expense of $2.2 million that we recorded during the three months ended September 30, 2013 related to the stock-based and other long-term incentive compensation plans that we adopted in 2013 along with additional annual compensation expense supporting our growing operations. As a percent of homebuilding revenues, SG&A expenses decreased to 16.9% for the three months ended September 30, 2013 from 22.1% for the three months ended September 30, 2012. If our revenues continue to grow as we anticipate, we expect our SG&A expenses as a percentage of revenues to continue to decline.

        SG&A expenses were $29.0 million for the nine months ended September 30, 2013, an increase of $7.9 million, or 37.4%, from $21.1 million for the nine months ended September 30, 2012. Sales and marketing expenses increased $2.5 million, or 32.1%, to $10.3 million for the nine months ended September 30, 2013 compared to $7.8 million for the nine months ended September 30, 2012. This increase was primarily due to an increase in commissions directly related to our increase in home deliveries, partially offset by lower usage of third-party brokers to generate new orders along with a reduction in direct marketing expenses. General and administrative expenses increased $5.4 million for the nine months ended September 30, 2013, compared to the nine months ended September 30, 2012, primarily due to incremental expense of $3.8 million that we recorded during the nine months ended September 30, 2013 related to the stock-based and other long-term incentive compensation plans that we adopted in 2013 along with additional annual compensation expense supporting our growing operations and incremental audit and legal fees resulting from us becoming a public company during 2013. As a percent of homebuilding revenues, SG&A expenses decreased to 20.0% for the nine months ended September 30, 2013 from 32.4% for the nine months ended September 30, 2012. If our revenues continue to grow as we anticipate, we expect our SG&A expenses as a percentage of revenues to continue to decline.

  Interest Expense

        Interest expense is comprised of interest incurred on our debt but not capitalized. Interest expense was $0.2 million during the three months ended September 30, 2013, a decrease of $0.8 million, or 80.0%, from $1.0 million for the three months ended September 30, 2012. Interest expense was $1.8 million during the nine months ended September 30, 2013, a decrease of $4.2 million, or 70.0%, from $6.0 million for the nine months ended September 30, 2012. Such decreases were primarily due to a greater portion of our interest incurred being capitalized as a result of increased construction and community development spending and lower effective interest rates on our debt arrangements.

  Expenses Related to Early Repayment of Debt

        During August 2013, we completed the Notes Offering. Among other things, we used $127.0 million of the net proceeds from the Notes Offering to voluntarily prepay the entire outstanding principal amount of the 2017 Senior Secured Term Notes, of which $125.0 million in aggregate principal amount was issued and outstanding, at a price equal to 101% of the principal amount, plus accrued and unpaid interest. In connection therewith, we recognized $5.1 million of expenses related to early repayment of debt during the three and nine months ended September 30, 2013, including the abovementioned prepayment premium and write-offs of unamortized debt discount and deferred financing costs associated with the existing indebtedness.

        During 2012, we prepaid our senior subordinated secured term loan, which had an outstanding balance of $162.4 million, with the net proceeds from the issuance of the 2017 Senior Secured Term Notes and $50.0 million in common stock issued to certain of our existing shareholders or their affiliates in an equity rights offering. As a result of these transactions, we wrote-off $17.0 million in unamortized debt discount and deferred financing costs associated with the existing indebtedness, which were recorded as expenses related to early repayment of debt during the nine months ended September 30, 2012.

        See Note 12 to our audited consolidated financial statements and Note 11 to our unaudited consolidated financial statements included elsewhere in this prospectus for further discussion of our debt obligations.

  Income Taxes

        During the three and nine months ended September 30, 2013 and 2012, we utilized net operating loss carryforwards to offset our current period income tax expense from continuing operations. Accordingly, there was no income tax provision during the three months ended September 30, 2013. During the nine months ended September 30, 2013, the income tax benefit from continuing operations of $0.1 million was primarily due to a state income tax refund from a prior year.

        During the three and nine months ended September 30, 2012, our income tax benefits from continuing operations were $51.3 million and $52.3 million, respectively, which were primarily due to the reversal of a tax liability of $50.5 million that resulted from the successful completion of an audit by the IRS pertaining to the 2003 to 2008 tax years. See Note 13 to our unaudited consolidated financial statements included elsewhere in this prospectus for further discussion of our income taxes. Additionally, the income tax benefit recorded during the three and nine months ended September 30, 2012 was offset by income tax expense of $0.8 million and $1.8 million, respectively, related to our discontinued operations.

  Discontinued Operations

        We report the operating results of our retained and operated amenities that are classified as assets held for sale as discontinued operations on our consolidated balance sheets and their respective results of operations, including any gain (loss) on sale, in discontinued operations in our consolidated statements of operations. During May 2012, we sold a sports amenity club for $5.5 million (excluding closing costs) and recorded a pretax profit of $2.3 million. During August 2012, we sold a sports amenity club for $5.9 million and recorded a pretax profit of $2.0 million. Other than these two dispositions, our 2013 and 2012 activity pertaining to discontinued operations was nominal. As of September 30, 2013 and December 31, 2012, we did not have any amenities assets held for sale that would be reported on the consolidated balance sheets as discontinued operations. As part of our ongoing operating strategy, we will continue to execute on specific exit plans related to our amenities assets, which may include a sale to the related community homeowners' association or a third party as such communities and their related amenities mature.

  Net Income

        As a result of net changes in the foregoing items, we had net income attributable to WCI Communities, Inc. of $2.0 million and $56.0 million during the three months ended September 30, 2013 and 2012, respectively.

        As a result of net changes in the foregoing items, we had net income attributable to WCI Communities, Inc. of $11.5 million and $32.9 million during the nine months ended September 30, 2013 and 2012, respectively.

  Preferred Stock Dividends

        As it pertains to our preferred stock, we (i) exchanged 903,825 shares of our common stock (valued at $19.0 million) for 10,000 outstanding shares of our Series A preferred stock during July 2013 and (ii) paid $0.7 million in cash to purchase the one outstanding share of our Series B preferred stock during April 2013. All such shares of preferred stock, which were carried at a nominal value in our unaudited consolidated balance sheets, have been cancelled and retired. In accordance with Accounting Standards Codification 260, Earnings Per Share, paragraph 10-S99-2 ("ASC 260"), any difference between the consideration transferred to our preferred stock shareholders and the corresponding book value has been characterized as a preferred stock dividend in our unaudited consolidated statements of operations and deducted from net income to arrive at net income (loss) attributable to common shareholders of WCI Communities, Inc. for purposes of calculating earnings (loss) per share. The preferred stock dividend related to the retirement of our Series A preferred stock did not have an impact on total equity as the liquidating dividend reduced additional paid-in capital by the same amount as the common stock issued in exchange for the Series A preferred stock.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

  Homebuilding

	Year Ended December 31,
	2012	2011
	($ in thousands)
Homebuilding revenues	$146,926	$57,101
Homes delivered	139,551	41,671
Land and home sites	7,375	15,430
Homebuilding gross margin	46,140	6,088
Homebuilding gross margin percentage	31.4%	10.7%
Homes delivered (units)	352	128
Average selling price per home delivered	$396	$326
New orders for homes (units)(1)	453	245
Contract values of new orders(1)	$184,381	$95,837
Average selling price per new order(1)	407	391
Cancellation rate(2)	3.0%	2.8%
Backlog (units)(3)	255	154
Backlog contract values(3)	$114,063	$69,102
Average selling price in backlog(3)	447	449
Active selling neighborhoods at period-end	20	17

(1)
New orders represents orders for homes including the amount (in units) and contract values, net of any cancellations, occurring during the reporting period.

(2)
Represents the number of orders canceled during such period divided by the number of gross orders executed during such period (excludes cancellations and gross orders related to customer home site transfers).

(3)
Backlog only includes orders for homes at the end of the reporting period that have a binding sales agreement signed by both the homebuyer and us where the home has yet to be delivered to the homebuyer.

        Total homebuilding revenues for the year ended December 31, 2012 were $146.9 million, an increase of $89.8 million, or 157.3%, from $57.1 million for the year ended December 31, 2011. The increase in homebuilding revenues is primarily due to a 224-unit, or 175.0%, increase in homes delivered and a 21.5% increase in the average selling price of homes delivered. The improvement in revenues from home deliveries was partially offset by an $8.1 million decrease in land and home site sales revenues for the year ended December 31, 2012, primarily due to a decline in the sale of parcels we deemed non-core to our operations as a substantial portion of such parcels had previously been sold off.

        Homebuilding gross margin for the year ended December 31, 2012 was $46.1 million, an increase of $40.0 million, from $6.1 million for the year ended December 31, 2011. Homebuilding gross margin as a percentage of revenue increased to 31.4% for the year ended December 31, 2012 from 10.7% for the year ended December 31, 2011. The significant improvement in gross margin is primarily due to more deliveries from communities with higher average selling prices and lower relative book values, the increase in the number of deliveries as we continued to open additional neighborhoods which more efficiently leveraged our homebuilding overhead, and our land and home site sales generating $2.2 million of gross margin for the year ended December 31, 2012, compared to a loss of $2.2 million, excluding impairment charges, for the year ended December 31, 2011. In addition, our Homebuilding gross margins were positively impacted by the low book value of our land, which was reset to fair value in September 2009 in conjunction with our restructuring and in accordance with fresh start accounting requirements.

        For the years ended December 31, 2012 and 2011, all of our home deliveries were generated from communities that we owned in September 2009. The favorable impact of fresh start accounting has contributed to a home site cost of sales as a percentage of homes delivered revenues of 13.1% and 16.0% for the years ended December 31, 2012 and 2011, respectively. We expect that homes delivered from communities we owned in September 2009 will have a gross margin percentage approximately 5% to 10% higher than homes delivered from our most recent land acquisitions.

        As of December 31, 2012, we owned approximately 6,500 home sites that benefit from being reset to fair value in September 2009. Due to the longer duration of our master-planned communities, we expect to continue to benefit from our favorable land book value for at least the next several years. However, based on the prices of the land we have purchased more recently, and as we acquire and develop land in the future at then-current market prices, we anticipate the positive impact of our low book value land on our Homebuilding gross margin will begin to decline. The low carrying value of our land is also a significant driver of our gross margin from homes delivered of 31.5% and 20.0% for the years ended December 31, 2012 and 2011, respectively.

        We delivered 352 homes during the year ended December 31, 2012, an increase of 224 units, or 175.0%, from 128 homes delivered during the year ended December 31, 2011. The increase in deliveries during the year ended December 31, 2012 was primarily due to a 156-unit, or 140.5%, increase in deliveries in communities where we had deliveries in the prior year and 85 deliveries in four communities that had their first deliveries during 2012 and was partially offset by deliveries within a few close-out communities in 2011. The average selling price per home delivered during the year ended December 31, 2012 was $396,000, an increase of $70,000, or 21.5%, from $326,000 for the year ended December 31, 2011. The increase in average selling price was primarily due to a greater mix of deliveries from our communities that target primary move-up and second home buyers, which generally have homes with higher average selling prices.

        New orders for the year ended December 31, 2012 were 453 homes, an increase of 208 homes, or 84.9%, from 245 homes for the year ended December 31, 2011. The increase was primarily due to an improvement in the overall housing market, the opening of two new communities, more active selling neighborhoods within existing communities, and a full year of sales activity in 2012 for communities that opened for sale during 2011. For the year ended December 31, 2012, we averaged 1.9 monthly new orders per active selling neighborhood compared to 1.6 monthly new orders per active selling neighborhood during the year ended December 31, 2011. Contract values of new orders for the year ended December 31, 2012 were $184.4 million, an increase of $88.6 million, or 92.5%, from $95.8 million for the year ended December 31, 2011, primarily due to the 208-unit, or 84.9%, increase in new orders along with an improvement in average selling price of new orders to $407,000 for the year ended December 31, 2012 from $391,000 for the year ended December 31, 2011.

        We had 255 units in backlog as of December 31, 2012, an increase of 101 units, or 65.6%, from 154 units as of December 31, 2011, primarily due to an overall improvement in the housing market as evidenced by our increase in new orders and additional active selling neighborhoods. Backlog contract values as of December 31, 2012 were $114.1 million, an increase of $45.0 million, or 65.1%, from $69.1 million as of December 31, 2011, due to the 101-unit increase in new orders. While we experienced overall price appreciation on our 2012 new orders activity, the 2012 year-end backlog consisted of a greater mix of multi-family homes that were lower-priced, which resulted in the average selling price in backlog being flat year-over-year.

  Real Estate Services

	Year Ended December 31,
	2012	2011
	($ in thousands)
Real estate services revenues	$73,070	$68,185
Real estate brokerage	69,772	65,560
Title services	3,298	2,625
Real estate services gross margin	1,395	(24)
Real estate services gross margin percentage	1.9%	—%
Real estate brokerage closed home sale transactions	9,070	9,177
Real estate brokerage average home sale selling price	$246	$230
Title services closing transactions	2,395	1,863

        Real estate services revenues for the year ended December 31, 2012 were $73.1 million, an increase of $4.9 million, or 7.2%, from $68.2 million for the year ended December 31, 2011. The $4.9 million increase consisted of increases in real estate brokerage and title services of $4.2 million, or 6.4%, and $0.7 million, or 25.6%, respectively. The real estate brokerage improvement resulted from a 7.0% increase in average home sale selling price on closed home sale transactions, partially offset by a 1.1% decline in closed home sale transactions. Title services revenues increased due to a 28.6% increase in the number of closing transactions primarily related to an increase in our new home deliveries and improved capture of company-owned real estate brokerage transactions during 2012. In addition to our new home deliveries and company-owned real estate brokerage transactions, title revenues are generated from third-party home sale and refinance transactions.

        Real estate services gross margin for the year ended December 31, 2012 was $1.4 million, compared to a loss of $24,000 for the year ended December 31, 2011. This improvement is primarily due to higher average selling prices generating additional real estate brokerage revenues during 2012. After payment of commissions to our independent real estate agents and other variable costs, revenues exceeded our fixed occupancy and overhead costs to a greater extent in 2012 than in 2011. Real estate brokerage commissions and other variable costs were flat year-over-year at 73.3% of revenue. The increase in title services gross margin primarily related to the growth in closing transactions as our overhead costs were consistent during 2011 and 2012.

  Amenities

	Year Ended December 31,
	2012	2011
	(in thousands)
Revenues	$21,012	$18,986
Amenities gross margin	(3,242)	(3,524)

        Total amenities revenues for the year ended December 31, 2012 were $21.0 million, an increase of $2.0 million, or 10.7% from $19.0 million for the year ended December 31, 2011. Membership and marina slip sales revenues were $1.2 million for the year ended December 31, 2012, compared to $0.4 million for the year ended December 31, 2011, an increase of $0.8 million. The total number of memberships sold was flat year-over-year; however, a greater mix of higher-priced equity memberships and marina slips were sold during 2012. The sale of more equity memberships and marina slips, where revenue is fully recognized compared to nonequity memberships which amortize revenue over a 20-year period, was the primary driver of the increase in membership revenues. Fewer sales incentives also contributed to the increase. As a result of a 7% increase in our membership base and increases in annual membership dues pricing at several of our larger clubs, we generated $9.0 million of membership dues for the year ended December 31, 2012, compared to $8.1 million for the year ended December 31, 2011, an increase of $0.9 million. Club operating revenue also increased to $10.8 million for the year ended December 31, 2012, compared to $10.5 million for the year ended December 31, 2011, an increase of $0.3 million.

        Due to the impact of the recent national recession on the real estate, golf and marina markets along with many of our amenities operating in the early-to-middle stage of their life cycles, our amenities are currently generating operating losses. Total amenities gross margin for the year ended December 31, 2012 was $(3.2) million, a $0.3 million, or 8.0%, improvement compared to 2011, primarily due to the incremental revenues covering a greater portion of the fixed operating and maintenance costs to run our clubs. Variable expenses, such as merchandise and food and beverage cost of sales, were consistent year-over-year as a percentage of revenue.

  Impairments

        For the year ended December 31, 2012, we did not record any impairments on inventory or long-lived assets, as those assets meeting the criteria as held for sale had fair values in excess of carrying values, and those assets classified as held and used had undiscounted cash flows in excess of their carrying values. We recorded $11.4 million of impairments for the year ended December 31, 2011 on six land parcels and three amenities assets resulting in an aggregate fair value after impairment charges of $17.6 million.

        As of December 31, 2011, the non-core assets for which we recorded impairment charges met the criteria as held for sale. The six land parcels included two properties outside Florida, where we had previously ceased operations, along with four parcels in Florida entitled for high-rise development. The three amenities assets were marina operations located in Florida. As part of the marketing process for these non-core assets, we evaluated (i) projected cash flows; (ii) our brokers' opinions of value; (iii) recent legitimate offers received; (iv) sales prices for land and amenities in recent comparable sales transactions; and (v) other asset specific qualitative and quantitative factors, if available. Based on these factors, we determined that the carrying values established during our application of fresh start accounting in September 2009 were in excess of their fair values, and therefore, we recorded impairment charges to record these assets at their estimated fair values.

        There were no impairments recorded on assets classified as held and used as their estimated undiscounted cash flows were in excess of their carrying values. While substantially all our properties are located within Florida, the difference in intended uses of these properties was the primary driver in determining whether we would hold them for future development or market them for sale. Based on our marketing of these properties, we believe high-rise parcels, outside of Southeast Florida, and marina operations values have yet to recover from the recent downturn. However, the homebuilding assets we retained for future development, which were reset to fair value in September 2009, have increased in value as evidenced by our Adjusted gross margin from homes delivered as a percentage of revenues from homes delivered of 33.2% for the year ended December 31, 2012.

        In addition, during our impairment analysis performed as of December 31, 2012, we noted that the projected undiscounted cash flows for one of our amenities assets did not significantly exceed its $2.2 million carrying value, which could potentially lead to a future impairment charge. We also continue to monitor the values of certain of our land and amenities assets to determine whether to hold them for future development or to sell them at current market prices. If we choose to market any of our assets for sale, this may potentially lead to the recording of impairment charges on these assets.

  Other Income

        For the years ending December 31, 2012 and 2011, other income was $7.5 million and $2.3 million, respectively. Other income for the year ended December 31, 2012 includes $3.2 million in recoveries on various settlements, $1.1 million from the sale of prepaid impact fees credits, $1.0 million from the return of escrow funds related to a legal reserve, $0.8 million of interest income, $0.7 million from the gain on sale of fixed assets, and $0.7 million of other miscellaneous items. Other income for the year ended December 31, 2011 includes a $2.7 million legal settlement, $0.5 million related to the reversal of a sales tax audit reserve, $0.4 million of income from our joint ventures, and $0.5 million of other miscellaneous items offset by $1.8 million of additional legal reserves recorded in 2011.

  Selling, General and Administrative Expenses

        Selling, general and administrative ("SG&A") expenses were $32.1 million for the year ended December 31, 2012, an increase of $1.2 million, or 3.9%, from $30.9 million for the year ended December 31, 2011. Sales and marketing expenses, which are comprised of commissions paid to our licensed in-house sales personnel and third-party real estate brokers, direct marketing expenses, and sales office expenses, increased $6.0 million, or 81.1%, to $13.4 million for the year ended December 31, 2012 compared to $7.4 million for the year ended December 31, 2011. This increase was due to the opening of additional communities and neighborhoods during 2012. The additional sales and marketing expenses were partially offset by a $5.0 million reduction in real estate taxes and homeowners' association deficit funding expenses, from $6.9 million for the year ended December 31, 2011 to $1.9 million for the year ended December 31, 2012, resulting from a greater portion of these costs being capitalized during 2012, as compared to 2011. As a percent of homebuilding revenues, SG&A expenses decreased to 21.9% for the year ended December 31, 2012 from 54.1% for the year ended December 31, 2011. If our revenues continue to grow as we anticipate, we expect our SG&A as a percentage of revenue to continue to decline.

  Interest Expense

        Interest expense is comprised of interest incurred but not capitalized on our debt. Interest expense was $7.0 million for the year ended December 31, 2012, a decrease of $10.0 million, or 58.8%, from $17.0 million for the year ended December 31, 2011. The decrease was primarily related to a greater proportion of our interest being capitalized due to increased community development spending during 2012. Increased sales activity resulting from the improving housing market led us to accelerate the development of home sites for future Homebuilding operations.

  Expenses Related to Early Repayment of Debt

        During 2012, we paid off our senior subordinated secured term loan, which had an outstanding balance of $162.4 million, with net proceeds from the issuance of $125.0 million of our 2017 Senior Secured Term Notes and $50.0 million in common stock issued to certain of our existing shareholders or their affiliates in the rights offering discussed above. As a result of these transactions, we wrote-off $17.0 million in unamortized debt discount and deferred financing costs associated with the existing loan, which were recorded as expenses related to early repayment of debt for the year ended December 31, 2012.

  Income Taxes

        Income tax benefit from continuing operations was $52.2 million for the year ended December 31, 2012, compared to $6.1 million for the year ended December 31, 2011. The increase was primarily due to the reversal of an income tax reserve, resulting from the successful completion of an IRS audit for the 2003 through 2008 tax years.

        In 2008 and 2009 we recorded a reserve related to unrecognized tax benefits and a related income tax receivable for positions taken on our U.S. federal tax returns. We had substantial authority for the tax positions claimed on the tax returns and related net operating loss carrybacks, but did not believe that those positions rose to the more likely than not threshold for financial statement recognition.

        In 2012, we recognized the related tax benefit of $50.5 million associated with the underlying tax positions as a result of the settlement with the IRS for the years 2003 through 2008.

        As of December 31, 2012, we had a net deferred tax asset of $204.0 million which has been fully reserved against with a corresponding valuation allowance of the same amount. Approximately $88.2 million of that net deferred tax asset represents unrealized built-in losses primarily related to our inventory of property. As a result of prior changes in ownership under Section 382, our deferred tax assets are subject to certain limitations and our ability to recognize a tax benefit from these unrealized built-in losses may be limited depending on, among other things, when, and at what price, we sell the underlying assets. Consequently, for U.S. federal and state income tax purposes, assets with built-in losses sold (i) prior to January 1, 2014, are generally subject to an approximately $85,000 gross annual deduction limitation, (ii) between January 1, 2014 and September 3, 2014 are generally subject to an approximately $10.5 million annual deduction limitation, and (iii) after September 3, 2014 currently are not subject to limitations. Through December 31, 2012, we have recovered over 53% of the built-in losses contained in assets that we have sold since the beginning of 2010 and over 88% of the built-in losses contained in assets we sold during the year ended December 31, 2012. Additionally, as of December 31, 2012, $114.4 million of our deferred tax asset represents net operating loss carryforwards, $70.5 million of which is generally subject to an approximately $85,000 gross annual deduction limitation. The remaining $43.9 million of net operating loss carryforwards we have as of December 31, 2012 is currently not subject to limitations. However, a change in ownership under Section 382, which may occur as a result of this offering and may occur at additional times in the future, would place limitations on our ability to use built-in losses and net operating loss carryforwards that are currently not subject to limitations. See "Risk Factors—Risks Related to Our Business—Our net operating loss carryforwards could be substantially limited as a result of this offering or if we otherwise experience an 'ownership change' as defined in Section 382, or if we do not generate enough taxable income in the future."

  Discontinued Operations

        We report the operating results of our retained and operated amenities that are classified as assets held for sale as discontinued operations on our consolidated balance sheets and their respective results of operations, including any gain (loss) on sale, in discontinued operations on our consolidated statements of operations. During the year ended December 31, 2012, we sold two recreational amenity facilities for a total of $11.4 million in revenue and resulting gain of $2.6 million, net of tax, compared to the sale of two golf courses and associated amenity clubs for a total of $15.8 million in revenue and a gain of $0.5 million, net of tax, during the year ended December 31, 2011. As of December 31, 2012, we did not have any Amenities assets held for sale that would be reported on the consolidated balance sheet as discontinued operations. As part of our operating strategy, we will continue to execute on specific exit plans related to our Amenities assets, which may include a sale to the community homeowners' association or a third party as communities and their related amenities mature.

  Net (Income) Loss

        As a result of net changes in the foregoing items, we had net income attributable to WCI Communities, Inc. of $50.8 million for the year ended December 31, 2012, compared to a net loss attributable to WCI Communities, Inc. of $47.1 million for the year ended December 31, 2011.

Liquidity and Capital Resources

  Overview

        We rely on our ability to finance our operations by generating cash flows, accessing the debt and equity capital markets and independently obtaining letters of credit and surety bonds to finance our projects and provide financial guarantees. Our principal uses of capital are for home construction, land acquisition and development, and operating expenses. Our working capital needs depend on proceeds from home deliveries and land and home site sales, fees generated from our Real Estate Services businesses, the sale of amenities memberships and related annual dues and club operations. We remain focused on generating positive margins in our Homebuilding operations and acquiring desirable land positions that will keep us positioned for future growth.

        Cash flows for each of our communities depend on their stage in the development cycle, and can differ substantially from reported earnings. Early stages of development or expansion require significant cash outlays for land acquisitions, entitlements and other approvals, and construction of model homes, roads, utilities, general landscaping and other amenities. Because these costs are a component of our inventory and are not recognized in our statement of operations until a home is delivered, we incur significant cash outlays prior to our recognition of earnings. In the later stages of community development, cash inflows may significantly exceed earnings reported for financial statement purposes, as the cash outflow associated with home and land construction was previously incurred.

        We are actively acquiring and developing land in our markets to maintain and grow our supply of home sites. As demand for new homes continues to improve and we expand our business, we expect that cash outlays for land purchases and land development will exceed our cash generated by operations. During the nine months ended September 30, 2013, we delivered 342 homes, purchased approximately 1,900 home sites for $67.7 million, spent $14.0 million on land development, and started construction on 412 homes. During the nine months ended September 30, 2012, we delivered 150 homes, spent $10.5 million on land development, and started construction on 383 homes. During the year ended December 31, 2012, we delivered 352 homes, purchased 22 home sites for $3.0 million, spent $14.9 million on land development, and started construction on 509 homes. The opportunity to purchase substantially finished home sites in desired locations is becoming increasingly more limited and competitive. As a result, we are spending, and plan to spend more, on land development, as we expect to purchase more undeveloped land and partially finished home sites.

        We exercise strict controls and believe we have a prudent strategy for company-wide cash management, including those related to cash outlays for land and inventory acquisition and development. We require multiple party account control and authorization for payments. We competitively bid each phase of the development and construction process and closely manage production schedules and payments. Land acquisition decisions are reviewed and analyzed by our executive management team and are ultimately approved by the land committee of our board of directors or our full board of directors depending on the size of the investment. As of September 30, 2013, we had $201.8 million of cash and cash equivalents, excluding restricted cash, a $120.7 million increase from December 31, 2012, primarily as a result of the debt and equity transactions described below and cash flow from home deliveries, partially offset by $67.7 million in land acquisition spending along with land development and home construction spending. We intend to generate cash from the sale of our inventory, but we intend to redeploy the net cash generated from the sale of inventory to acquire and develop strategic and well-positioned home sites that represent opportunities to generate desired margins, as well as for other operating purposes.

        We intend to employ both debt and equity as part of our ongoing financing strategy, coupled with redeployment of cash flows from continuing operations, to provide us with the financial flexibility to access capital on the best terms available. In that regard, we expect to employ prudent levels of leverage to finance the acquisition and development of our home sites and construction of our homes.

Our primary sources of liquidity for operations during the three and nine months ended September 30, 2013 and 2012 have been cash flow from operations, the sale of non-core assets, and both debt and equity financing. Subject to the covenants contained in the agreements governing our existing indebtedness, we may repurchase or refinance all or a portion of our existing indebtedness from time to time and may access the debt and/or equity capital markets from time to time.

  Initial Public Offering and New Debt Obligations

        During the nine months ended September 30, 2013, we accessed the equity and debt capital markets, which provided us with a long-tenured conservative capital structure with ample liquidity and operational flexibility to support future growth. On July 30, 2013, we completed our Initial Public Offering and issued 6,819,091 shares of common stock at a price to the public of $15.00 per share, which provided us with $90.3 million of net proceeds after deducting underwriting discounts and offering expenses payable by us. The shares are traded on the New York Stock Exchange under the ticker symbol "WCIC." On August 7, 2013, we completed the Notes Offering. The net proceeds from the Notes Offering were $195.5 million after deducting fees and expenses payable by us. We used $127.0 million of the net proceeds from the Notes Offering to voluntarily prepay the entire outstanding principal amount of the 2017 Senior Secured Term Notes, of which $125.0 million in aggregate principal amount was outstanding, at a price equal to 101% of the principal amount, plus accrued and unpaid interest. Additionally, on August 27, 2013, we entered into our Revolving Credit Facility that allows us to borrow up to $75.0 million on a revolving basis, of which up to $50.0 million may be utilized for letters of credit. As of December 13, 2013, there were no amounts drawn on the Revolving Credit Facility or any limitations on our borrowing capacity, leaving the full amount available to us on such date. We intend to use our available liquidity for general corporate purposes, including the acquisition and development of land and home construction.

        After giving effect to these recent capital market transactions and based on our current operations and anticipated growth, we believe we can meet our cash requirements with existing cash and cash equivalents and cash flow from operations (including sales of our homes and land). To a large extent, though, our ability to generate cash flow from operating activities is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We can provide no assurances that our business will generate cash flow from operations in an amount sufficient to enable us to fund our liquidity needs. Further, our capital requirements may vary materially from those currently planned if, for example, our revenues do not reach expected levels or we incur unforeseen capital expenditures and make investments to maintain our competitive position. If this is the case, we may seek alternative financing, such as selling additional debt or equity securities or divesting assets or operations. We can provide no assurances that we will be able to consummate any such transactions on favorable terms, if at all. Any inability to generate sufficient cash flow, refinance our debt or incur additional debt on favorable terms could adversely affect our financial condition and could cause us to be unable to service our debt and may delay or prevent the expansion of our business or otherwise require us to forego market opportunities. See "Risk Factors—Risks Related to Our Indebtedness—We may need additional financing to fund our operations or expand our business and if we are unable to obtain sufficient financing or such financing is obtained on adverse terms, we may not be able to operate or expand our business as planned, which could adversely affect our results of operations and future growth."

        We intend to maintain adequate liquidity and a strong balance sheet, and we will continue to evaluate opportunities to access the capital markets as they become available.

  Stonegate Loan

        On February 28, 2013, WCI Communities, Inc. and WCI Communities, LLC (collectively, the "WCI Parties") entered into the Stonegate Loan, secured by a first mortgage on a parcel of land comprising the Pelican Preserve Town Center located in Fort Myers, Florida. The loan is also secured by the right to certain fees and charges that the WCI Parties are to receive as owner of the Pelican Preserve Town Center.

        During the initial 36 months of the loan, the loan is structured as a revolving credit facility with interest paid quarterly at a variable rate equal to the prime rate published in the Wall Street Journal (adjusted for any change), plus 1.0%, subject to a minimum interest rate floor of 4.0%. During the subsequent 24 months, the loan converts to a term loan with principal and interest to be paid monthly at a fixed rate equal to the ask yield of the corresponding U.S. Treasury Bond for a term for five years, subject to a minimum interest rate of 5.0%. During the initial 36 months of the loan, the WCI Parties also have the ability to request standby letters of credit in an aggregate amount of up to $5.0 million outstanding at any given time. Each letter of credit will reduce the availability under the loan dollar for dollar and the WCI Parties will pay 0.75% of the face amount of each letter of credit and customary issuance and renewal fees associated with letters of credit. The loan matures on February 28, 2018.

        As of December 13, 2013, there were no amounts drawn on this secured revolving credit facility; however, $2.0 million in outstanding letters of credit on such date limited the borrowing capacity under the credit facility to $8.0 million.

        The loan agreement contains covenants that, among other things, limit the ability of the WCI Parties to: (i) sell assets related to the Pelican Preserve Town Center project; (ii) enter into any merger unless WCI Communities, Inc. is the surviving entity; (iii) transfer control or ownership of WCI Communities, LLC; (iv) incur liens on the Pelican Preserve Town Center property; (v) waive, excuse or postpone the payment of any assessments related to the Pelican Preserve Town Center property; (vi) amend any agreement materially and adversely affecting the Pelican Preserve Town Center project; and (vi) amend, terminate, waive any provision of or modify any existing or future lease relating to the Pelican Preserve Town Center project, in each case, subject to certain exceptions.

  Letters of Credit and Performance Bonds

        We use letters of credit and surety bonds to guarantee our performance under various land development and construction agreements, land purchase obligations, escrow agreements, financial guarantees and other arrangements. As of September 30, 2013, we had $3.8 million of outstanding letters of credit. Performance bonds do not have stated expiration dates; rather, we are released from the bonds as the contractual performance is completed. These performance bonds, which totaled $11.3 million as of September 30, 2013, are typically outstanding over a period of approximately one to five years or longer, depending on the pace of development. If banks were to decline to issue letters of credit or surety companies were to decline to issue performance bonds, or if we are required to provide credit enhancement, such as cash deposits, our ability to operate could be significantly restricted and could have an adverse effect on our business, liquidity, financial condition and results of operations. See "Risk Factors—Risks Related to Our Indebtedness—If we cannot obtain letters of credit and surety bonds, our ability to operate may be restricted."

  Cash Flows

        The following summarizes our cash flows for the years ended December 31, 2012 and 2011, as reported in our consolidated statements of cash flows in the audited consolidated financial statements included elsewhere in this prospectus, and the nine months ended September 30, 2013 and 2012, as reported in our consolidated statements of cash flows in the unaudited consolidated financial statements included elsewhere in this prospectus:

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011
	(unaudited)	(unaudited)
	(in thousands)
Operating activities
Net cash (used in) provided by operating activities	$(35,683)	$(21,174)	$22,014	$(19,721)
Investing activities
Net cash (used in) provided by investing activities	(948)	9,250	11,605	13,999
Financing activities
Net cash provided by (used in) financing activities	157,372	5,246	4,125	(3,097)

Net increase (decrease) in cash and cash equivalents	120,741	(6,678)	37,744	(8,819)
Cash and cash equivalents at beginning of period	81,094	43,350	43,350	52,169

Cash and cash equivalents at end of period	$201,835	$36,672	$81,094	$43,350

        Net cash used in operating activities was $35.7 million and $21.2 million during the nine months ended September 30, 2013 and 2012, respectively. The $14.5 million increase in cash used in operating activities during the nine months ended September 30, 2013 was primarily due to a $60.0 million year-over-year increase in real estate inventories spending, which was partially offset by (i) a $17.3 million improvement in net income after giving effect to certain non-cash adjustments; (ii) receipt of a $16.8 million federal income tax refund; and (iii) an $11.4 million favorable change in other assets and liabilities.

        We generated $22.0 million and used $19.7 million in net cash provided by (used in) operating activities for the years ended December 31, 2012 and 2011, respectively. The $41.7 million increase in cash provided by operating activities in the year ended December 31, 2012, compared to the year ended December 31, 2011, was primarily due to a $50.1 million improvement in our loss from continuing operations before income taxes.

        Net cash used in investing activities during the nine months ended September 30, 2013 was $0.9 million, compared to cash provided by investing activities of $9.3 million during the nine months ended September 30, 2012. For the nine months ended September 30, 2013, we had $1.5 million of additions to property and equipment, which was partially offset by a $0.6 million distribution of capital from our unconsolidated joint venture. For the nine months ended September 30, 2012, we received $10.1 million in proceeds from the sales of discontinued operations as we continued to divest our legacy non-core amenities assets, which was partially offset by $0.8 million of additions to property and equipment.

        Net cash provided by investing activities for the years ended December 31, 2012 and 2011 was $11.6 million and $14.0 million, respectively. For both 2012 and 2011, proceeds from the sale of discontinued operations exceeded additions to property and equipment as we continued to divest ourselves of legacy non-core amenities assets. The $5.2 million decrease in proceeds received in 2012 compared to 2011 related to the overall nature and value of the amenities assets sold. This decrease was partially offset by a $1.9 million distribution of capital from our unconsolidated mortgage joint venture and $0.7 million in proceeds from the sale of property and equipment, in each case, in 2012.

        Net cash provided by financing activities was $157.4 million and $5.2 million during the nine months ended September 30, 2013 and 2012, respectively. The net cash provided by financing activities during the nine months ended September 30, 2013 primarily consisted of the proceeds from our issuance of the 2021 Notes ($200.0 million in aggregate principal amount) and 6,819,091 shares of common stock during our Initial Public Offering (net proceeds of $90.3 million after deducting underwriting discounts and offering expenses payable by us). Those items were partially offset by: (i) the repayment of the 2017 Senior Secured Term Notes ($126.3 million); (ii) $5.6 million in debt issuance costs related to the 2021 Notes and our Revolving Credit Facility; and (iii) a $0.7 million payment that we made in April 2013 to purchase the one outstanding share of our Series B preferred stock. The net cash provided by financing activities during the nine months ended September 30, 2012 primarily consisted of the proceeds from the issuance of $125.0 million of aggregate principal amount of 2017 Senior Secured Term Notes, net of a $2.5 million discount, and $50.0 million of our common stock, net of $1.7 million in issuance costs, partially offset by the repayment of $162.4 million on our senior subordinated secured term loan and payments of $2.5 million of debt issuance costs in connection with the 2017 Senior Secured Term Notes.

        Net cash provided by financing activities was $4.1 million for the year ended December 31, 2012, compared to net cash used of $3.1 million for the year ended December 31, 2011. The net cash provided by financing activities for the year ended December 31, 2012 was primarily due to the issuance of $125.0 million of the 2017 Senior Secured Term Notes, net of a $2.5 million discount and $2.5 million in financing costs, and $50.0 million of additional equity, net of $1.7 million in issuance costs, in June 2012, which was partially offset by a repayment of $162.4 million of the senior subordinated secured term loan. The net cash used in financing activities in the year ended December 31, 2011 primarily related to distributions to noncontrolling interests in our joint ventures and payments on community development district obligations.

Off-Balance Sheet Arrangements and Contractual Obligations

        We selectively enter into business relationships in the form of partnerships and joint ventures with unrelated parties. These partnerships and joint ventures are utilized to acquire, develop, market and operate homebuilding, amenities and real estate projects. In connection with the operation of these partnerships and joint ventures, the partners may agree to make additional cash contributions to the partnerships pursuant to the partnership agreements. We believe that future contributions, if required, will not have a significant impact on our liquidity or financial condition. If we fail to make required contributions, we may lose some or all of our interest in such partnerships or joint ventures.

        In the normal course of business, we may enter into contractual arrangements to acquire developed and undeveloped land parcels and home sites. We are subject to customary obligations associated with entering into contracts for the purchase of land and improved home sites. These purchase contracts typically require a cash deposit and the purchase of properties under these contracts is generally contingent upon satisfaction of certain requirements by the sellers, including obtaining applicable property and development entitlements. We also utilize option contracts with land sellers as a method of acquiring land in staged takedowns, to help us manage the financial and market risk associated with land holdings, and to reduce the use of funds from our corporate financing sources. Option contracts generally require a non-refundable deposit for the right to acquire home sites over a specified period of time at pre-determined prices. We generally have the right, at our sole discretion, to terminate our obligations under both purchase contracts and option contracts by forfeiting our cash deposit with no further financial responsibility to the land seller. As of December 13, 2013, we had aggregate purchase and option contracts of approximately $29.2 million, which controlled approximately 700 planned home sites. We had $0.6 million of non-refundable deposits outstanding for those contracts.

        Our utilization of land option contracts is dependent on, among other things, the availability and willingness of sellers to enter into option takedown arrangements, the availability of capital to financial intermediaries to finance the development of optioned home sites, general housing market conditions, and local market dynamics. Options may be more difficult to procure from land sellers in strong housing markets.

        The following is a schedule of our long-term contractual commitments, including the current portion of our long-term indebtedness at December 31, 2012, over the periods we expect them to be paid (dollars in thousands):

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 Years
Operating leases(1)	$11,216	$4,127	$5,807	$1,282	$—
2017 Senior Secured Term Notes(2)	125,000	—	—	125,000	—
2017 Senior Secured Term Notes interest payments(2)(3)	54,653	12,500	25,000	17,153	—
Land purchase obligations(4)	18,400	18,400	—	—	—

Total	$209,269	$35,027	$30,807	$143,435	$—

(1)
For a more detailed description of our operating leases, see Note 15 to our audited consolidated financial statements included elsewhere in this prospectus.

(2)
As of December 31, 2012, our 2017 Senior Secured Term Notes represented our only long-term debt outstanding. On August 7, 2013, we voluntarily prepaid the entire outstanding principal amount of the 2017 Senior Secured Term Notes.

(3)
Represents the estimated interest payments on our 2017 Senior Secured Term Notes based on the rate effective as of December 31, 2012 and is calculated to the stated maturity date. On August 7, 2013, we voluntarily prepaid the entire outstanding principal amount of the 2017 Senior Secured Term Notes.

(4)
Represents the remaining purchase price under land purchase contracts, net of the deposit. Subsequent to December 31, 2012, we closed on all the land purchase obligations outstanding at December 31, 2012. We also entered into one purchase and two land option contracts for aggregate land purchase obligations of approximately $28.6 million, net of deposits. If we do not purchase the land under contract, we will forfeit our non-refundable deposits related to the land. For a more detailed description of our land purchase and option contracts see "—Off Balance Sheet Arrangements and Contractual Obligations" and "Business—Homebuilding—Recent and Pending Land Acquisitions."

        On February 28, 2013, the WCI Parties entered into the $10.0 million Stonegate Loan. As of December 13, 2013, there were no amounts drawn on this secured revolving credit facility; however $2.0 million in outstanding letters of credit on such date limited the borrowing capacity under the credit facility to $8.0 million. See "—Liquidity and Capital Resources—Stonegate Loan." In addition, on August 7, 2013, we completed the Notes Offering. The net proceeds from the Notes Offering were $195.5 million after deducting fees and expenses payable by us. We used $127.0 million of the net proceeds from the Notes Offering to voluntarily prepay the entire outstanding principal amount of the 2017 Senior Secured Term Notes, of which $125.0 million in aggregate principal amount was outstanding, at a price equal to 101% of the principal amount, plus accrued and unpaid interest. Moreover, on August 27, 2013, we entered into the Revolving Credit Facility that allows us to borrow up to $75.0 million on a revolving basis, of which up to $50.0 million may be utilized for letters of credit. As of December 13, 2013, there were no amounts drawn on the new revolving credit facility or any limitations on our borrowing capacity, leaving the full amount available to us on such date. We intend to use our available liquidity for general corporate purposes, including the acquisition and development of land and home construction.

Community Development District Obligations

        In connection with the development of certain of our communities, community development or improvement districts ("CDDs") may utilize bond financing to fund construction or acquisition of certain on-site and off-site infrastructure improvements, near or at these communities. We utilize two primary types of bonds issued by the district, type "A" or "B," which are used to reimburse us for construction or acquisition of certain infrastructure improvements. The "A" bond is the portion of a bond offering that is ultimately intended to be assumed by the end-user (homeowner) and the "B" bond is our obligation. The obligation to pay principal and interest on the bonds issued by the districts is assigned to each parcel within the district and the district has a lien on each parcel at the time the district adopts its fees and assessments for the applicable fiscal year. If the owner of the parcel does not pay this obligation, the district can foreclose on the lien. The bonds, including interest and redemption premiums, if any, and the associated lien on the property are typically payable, secured, and satisfied by revenues, fees, or assessments levied on the property benefited. The total amount of community development district and improvement district bond obligations issued and outstanding with respect to our communities was $33.3 million and $35.2 million at September 30, 2013 and December 31, 2012, respectively. Bond obligations at September 30, 2013 and December 31, 2012 have maturity dates ranging from 2014 to 2034. As of September 30, 2013 and December 31, 2012, we have recorded $8.2 million and $9.7 million, respectively, net of debt discounts of $1.7 million and $2.3 million, respectively, which represents the estimated amount of bond obligations that we may be required to pay based on our proportionate share of property owned within our communities. For a more detailed description of our community development district obligations, see Note 10 to our audited consolidated financial statements and Note 9 to our unaudited consolidated financial statements included elsewhere in this prospectus.

        In April 2013, we acquired property, which was secured by an existing CDD obligation, and the related $24.0 million of CDD bonds issued and outstanding. Therefore, we are both an owner of property subject to a CDD obligation, as well as the holder of the related CDD bonds. In accordance with ASC Subtopic 405-20, Extinguishments of Liabilities ("ASC 405-20"), we accounted for the existing CDD obligation as a debt extinguishment to the extent of our obligation to repay the related CDD bond obligations. As a result, $23.6 million of the $24.0 million existing CDD obligation, which relates to the property owned by us, is not recorded as a CDD obligation on our unaudited consolidated balance sheet at September 30, 2013. We intend to reissue and sell, all or a portion of, the $24.0 million of CDD bonds in the future and will record our proportionate share of the related CDD obligation at that time.

Inflation and Mortgage Interest Rates

        We and the homebuilding industry may be adversely affected by inflation, primarily as it relates to increased costs to finance our land acquisitions, make land improvements, purchase raw materials and pay subcontractor labor. If we are unable to recover these increased costs through higher selling prices to homebuyers, our gross margins could be adversely impacted. Because the selling prices of our homes in backlog are fixed at the time a buyer enters into a contract to acquire a home, any inflation in the costs of raw materials and labor costs greater than those anticipated may result in lower gross margins. Over the past three fiscal years, the impact of inflation has not been material to our results of operations.

        Increases in home mortgage interest rates may also make it more difficult for our buyers to qualify for home mortgage loans, potentially decreasing home sales.

Seasonality

        We have historically experienced, and in the future expect to continue to experience, variability in our operating results on a quarterly basis, primarily due to our Homebuilding segment. Because many of our Florida homebuyers prefer to close on their home purchases before the winter, the fourth quarter of each year often produces a disproportionately large portion of our total year's revenues, profits and cash flows. Accordingly, our revenues may fluctuate significantly on a quarterly basis and we must maintain sufficient liquidity to meet short-term operating requirements.

        As a result of seasonal activity, our results of operations during any given quarter are not necessarily representative of the results we expect for the full calendar year or subsequent quarterly reporting periods. We expect this seasonal pattern to continue, although it may be affected by economic conditions in the homebuilding industry.

        In contrast to our typical seasonal results, the weakness in homebuilding market conditions in the United States during recent years has mitigated our historical seasonal variations. Although we may experience our typical historical seasonal pattern in the future, we can make no assurances as to when or whether this pattern will recur. See "Risk Factors—Risks Related to Our Business—Our quarterly operating results may fluctuate because of the seasonal nature of our business and other factors."

Critical Accounting Estimates and Policies

        A comprehensive enumeration of the significant accounting policies is presented in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus. Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which are prepared in accordance with GAAP. The preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Management evaluates such estimates and judgments on an ongoing basis and makes adjustments as deemed necessary. However, future events and their effects cannot be predicted with absolute certainty, and therefore, actual results could differ from these estimates if conditions are significantly different in the future. Additionally, using different estimates or assumptions in our critical accounting estimates and policies could have a material impact on our consolidated financial statements.

        We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

  Use of Estimates

        The preparation of the Company's consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could significantly differ from these estimates.

  Cash and Cash Equivalents and Concentration of Credit Risk

        We consider all highly liquid instruments with an original purchased maturity of three months or less as cash equivalents. At September 30, 2013 and December 31, 2012, cash and cash equivalents included $3.1 million and $2.3 million, respectively, of amounts in transit from title companies for transactions closed at or near quarter-end and year-end.

        At September 30, 2013 and December 31, 2012, a significant portion of our cash balances were held on deposit with one financial institution. Consequently, if that financial institution failed to perform its duties under the terms of our depository agreements with them, we could incur a significant loss or have a lack of access to cash in our operating accounts.

  Restricted Cash

        Restricted cash consists primarily of funds held in escrow accounts representing customer deposits restricted as to use and cash collateral in support of outstanding letters of credit. We receive cash earnest money deposits from our customers who enter into home sales contracts. We are restricted from using such deposits in construction unless we take measures to release state imposed restrictions on such deposits received from homebuyers which may include posting escrow bonds. At September 30, 2013 and December 31, 2012, we had $8.3 million and $11.4 million, respectively, outstanding in escrow bonds used to release restrictions on customer deposits.

        Our restricted cash balance included $5.4 million and $6.4 million in restricted cash related to customer deposits at September 30, 2013 and December 31, 2012, respectively. At September 30, 2013 and December 31, 2012, we had $1.8 million and $4.5 million, respectively, of cash collateral posted in support of outstanding letters of credit.

  Real Estate Inventories and Capitalized Interest

        Real estate inventories consist of land and land improvements, investments in amenities, and homes that are under construction or completed. Total land and common development costs are apportioned to each home, lot, amenity or parcel on the relative sales value method, while site specific development costs are allocated directly to the benefited land. Investments in amenities include costs associated with the construction of clubhouses, golf courses, marinas, tennis courts and various other recreational facilities which we intend to recover through equity membership and marina slip sales.

        All of our real estate inventories are reviewed for recoverability on a quarterly basis as our inventory is considered "long-lived" in accordance with ASC 360, Property, Plant and Equipment ("ASC 360"). Impairment charges are recorded to write down an asset to its estimated fair value if the undiscounted cash flows expected to be generated by the asset are lower than its carrying amount. Our determination of fair value is based on projections and estimates. Changes in these expectations may lead to a change in the outcome of our impairment analysis, and actual results may also differ from our assumptions. Each community or land parcel is evaluated individually. For those assets deemed to be impaired, the impairment recognized is measured as the amount by which the assets' carrying amount exceeds their fair value. Further discussion of asset impairments for the years ended December 31, 2012 and 2011 is included in Note 5 to our audited consolidated financial statements included elsewhere in this prospectus.

        We construct amenities in conjunction with the development of certain planned communities and account for related costs in accordance with ASC 330, Inventories ("ASC 330"). Our amenities are transferred to common interest realty associations ("CIRAs"), sold as equity membership clubs, sold separately or retained and operated by us. The cost of amenities conveyed to a CIRA is classified as a common cost of the community and included in real estate inventories. This cost is allocated to cost of sales on the basis of the relative sales value of the homes sold. The cost of amenities sold as equity membership clubs are included in real estate inventories classified as investment in amenities. See Note 3 to both our audited and unaudited consolidated financial statements included elsewhere in this prospectus. Costs of amenities retained and operated by us are accounted for as property and equipment.

        In accordance with ASC 835, Interest ("ASC 835"), interest incurred relating to land under development and construction of homes is capitalized to real estate inventories during the active development period. For homes under construction we include the underlying developed land costs and in-process homebuilding costs in our calculation of capitalized interest. Capitalization ceases upon substantial completion of each home with the related interest capitalized being charged to cost of sales when the home is delivered.

        Interest incurred relating to the construction of amenities is capitalized to real estate inventories for equity membership clubs or property and equipment for clubs to be retained and operated by us. Interest capitalized to real estate inventories is charged to costs of sales as related homes, home sites, amenity memberships and parcels are delivered. Interest capitalized to property and equipment is depreciated on the straight-line method over the estimated useful lives of the related assets.

  Property and Equipment, net

        Property and equipment is carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets.

        Included in our property and equipment are recreational amenity assets that are considered held and used. With respect to these assets, if events or changes in circumstances, such as a significant decline in membership or membership pricing, significant increases in operating costs, or changes in use, indicate that the carrying value may be impaired, an impairment analysis is performed in accordance with ASC 360. Our analysis consists of determining whether the asset's carrying amount will be recovered from its undiscounted estimated future cash flows, including estimated residual cash flows, such as the sale of the asset. These cash flows are estimated based on various assumptions that are subject to economic and market uncertainties, including, among others, demand for golf memberships, competition within the market, changes in membership pricing, and costs to operate each property. If the carrying amount of the asset exceeds the sum of its undiscounted future operating and residual cash flows, an impairment loss is recorded for the difference between estimated fair value of the asset and the net carrying amount. We estimate the fair value by using discounted cash flow analysis. There were no impairments recorded during the years ended December 31, 2012 and 2011 or the nine months ended September 30, 2013 related to property and equipment, net.

        Expenditures for maintenance and repairs are charged to expense as incurred. Costs of major renewals and improvements, which extend useful lives, are capitalized.

  Assets of Discontinued Operations

        In accordance with ASC 360, the Company records assets of discontinued operations, primarily constructed amenity assets that were retained and operated by us, at the lower of the carrying value or fair value less costs to sell. Under ASC 360, the following criteria must be met for an asset to be classified as an asset held for sale:

  •
  management has the authority and commits to a plan to sell the asset;

  •
  the asset is available for immediate sale in its present condition;

  •
  there is an active program to locate a buyer and the plan to sell the property has been initiated;

  •
  the sale of the asset is probable within one year;

  •
  the asset is being actively marketed at a reasonable sale price relative to its current fair value; and

  •
  it is unlikely that the plan to sell will be withdrawn or that significant changes to the plan will be made.

        In determining the fair value of the assets less cost to sell, the Company considers such factors as current sales prices for comparable assets in the area, recent market analysis studies, appraisals, any recent legitimate offers, and listing prices of similar assets. If the estimated fair value less cost to sell of an asset is less than its current carrying value, the asset is written down to its estimated fair value less cost to sell.

        Due to uncertainties in the estimation process, it is reasonably possible that actual results could differ from the estimates used in our historical analyses. Our assumptions about sale prices require significant judgment because the current market is highly sensitive to changes in economic conditions. We calculated the estimated fair values of the assets based on current market conditions and assumptions made by management, which may differ materially from actual results and may result in additional impairments if market conditions continue to deteriorate.

  Goodwill

        Goodwill represents the excess of the estimated fair value of our Real Estate Services business over its tangible net assets. ASC 350, Intangibles—Goodwill and Other ("ASC 350"), provides guidance on accounting for intangible assets and eliminates the amortization of goodwill and certain identifiable intangible assets. Under the provisions of ASC 350, goodwill is tested for impairment annually. Evaluating goodwill for impairment is a two-step process that involves the determination of the fair value and the carrying value of our reporting units in which we have recorded goodwill. A reporting unit is a component of an operating segment for which discrete financial information is available and reviewed by our management on a regular basis. All of our goodwill is related to reporting units included in our Real Estate Services reportable segment. In 2012, we adopted Financial Accounting Standards Board ("FASB") Accounting Standards Update 2011-08, Testing Goodwill for Impairment ("ASU 2011-08"), which gives an entity the option of performing a qualitative assessment before calculating the fair value of the reporting unit when testing goodwill for impairment. If the fair value of the reporting unit is determined, based on qualitative factors, to be more-likely-than-not less than the carrying amount of the reporting unit, then entity is required to perform the two-step goodwill impairment test.

        Inherent in the determination of the fair value of a reporting unit are certain estimates and judgments, including the interpretation of current economic indicators and market valuations, as well as our strategic plans with regard to our operations. We typically use a revenue or income approach to determine the fair value of our reporting units when performing our impairment test of goodwill. The income approach establishes fair value by methods which discount or capitalize revenues, earnings and/or cash flow by a discount or capitalization rate that reflects market rate of return expectations, market conditions and the risk of the relative investment. If the fair value of the reporting unit is less than its carrying value, then the second step of the impairment test is performed to measure the amount of any impairment loss. The impairment loss is determined by comparing the implied fair value of goodwill to the carrying value of goodwill. The implied fair value of goodwill represents the excess of the fair value of the reporting unit over amounts assigned to its net assets.

        We review goodwill annually (or whenever qualitative indicators of impairment exist) for impairment. There was no goodwill impairment recorded during the years ended December 31, 2012 and 2011 or the nine months ended September 30, 2013.

  Warranty Reserves

        We generally provide our single- and multi-family homebuyers with a one-to-three-year limited warranty, respectively, for all material and labor and a ten-year warranty for certain structural defects. Warranty reserves have been established by charging cost of sales and crediting a warranty liability for each home delivered. The amounts charged are estimated by management to be adequate to cover expected warranty-related costs under all unexpired warranty obligation periods. Our warranty reserves are based upon historical warranty cost experience and are adjusted as appropriate to reflect qualitative risks associated with the homes constructed. See Note 11 to our audited consolidated financial statements and Note 10 to our unaudited consolidated financial statements included elsewhere in this prospectus.

  Revenue and Profit Recognition

        Homebuilding revenues and related profits are recognized in accordance with ASC 360 at the time of delivery under the full accrual method for single- and multi-family homes. Under the full accrual method, revenues and related profits are recognized when collectability of the sales price is reasonably assured and the earnings process is substantially complete. When a sale does not meet the requirements for income recognition, profit is deferred until such requirements are met and the related sold inventory is classified as completed inventory.

        Real estate services revenues include real estate brokerage and title services operations. Real estate brokerage and title service revenues are recognized upon closing of a sales contract.

        Revenues from amenity operations include the sale of equity memberships and marina slips, nonequity memberships, billed membership dues, and fees for services provided. Equity memberships entitle buyers to a future ownership interest in the amenity facility upon turnover of the club to the membership in addition to the right to use the facilities in accordance with the terms of the membership agreement. Nonequity memberships only entitle buyers the right to use the amenity facilities in accordance with the terms of membership agreement. Equity membership and marina slip sales are recognized at the time of closing. Equity membership sales and the related cost of sales are initially recorded under the deposit or cost recovery method. Revenue recognition for each equity club program is reevaluated on a periodic basis based upon changes in circumstances. If we can demonstrate that it is likely we will recover proceeds in excess of remaining carrying value and no material contingencies exist, such as a developer rescission clause, the full accrual method is then applied. Nonrefundable nonequity memberships entitle buyers the right to use the respective amenity facility over its useful life and are sold separately from homes within our communities. Nonequity membership initiation fees are deferred and amortized to amenities revenues over 20 years, representing the membership period, which is based on the estimated average depreciable life of the amenity facilities. This treatment most closely matches revenues with the expenses of operating the club over the membership period. Both equity and nonequity memberships require members to pay membership dues that are billed in advance on either an annual or quarterly basis and are recorded as deferred revenue and then recognized as revenue ratably over the term of the membership period. Revenues for services are recorded when the service is provided.

        Revenues and related profit from land sales, which are included in homebuilding revenues on the consolidated statements of operations, are recognized at the time of closing. Revenues and related profits are recognized in full when collectability of the sales price is reasonably assured and the earnings process is substantially complete. When a sale does not meet the requirements for income recognition, profit is deferred under the deposit method and the related inventory is classified as completed inventory. The deferred income is recognized as our involvement is completed.

        Sales incentives, such as reductions in listed sales prices of homes, golf club memberships, and marina slips, are classified as a reduction of revenue. Sales incentives such as free products or services are classified as cost of sales.

  Home Cost of Sales

        Cost of home deliveries includes direct home construction costs, land acquisition, land development and related costs, both incurred and estimated to be incurred, warranty costs, closing costs, development period interest and common costs. We use the specific identification method for the purpose of accumulating home construction costs. Land acquisition and land development are allocated to each lot within a subdivision based upon relative fair value of the lots prior to home construction. We record all home cost of sales when a home is delivered on a house-by-house basis.

  Real Estate Brokerage Cost of Sales

        Real estate brokerage revenue primarily consists of the gross commission income we receive on real estate transactions for which we acted as the broker. We pay a portion of the commission received to the independent real estate agents that are contracted with our real estate brokerage operations. These commissions are a direct cost of real estate brokerage revenue and are included in Real Estate Services cost of sales in the consolidated statement of operations.

  Income Taxes

        We account for income taxes in accordance with ASC 740, Income Taxes ("ASC 740"), which requires recognition of income tax currently payable, as well as deferred tax assets and liabilities resulting from temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of assets and liabilities. ASC 740 requires that companies assess whether valuation allowances should be established based on the consideration of all available evidence using a "more likely than not" standard. We assess our deferred tax assets annually to determine if valuation allowances are required.

        ASC 740 defines the methodology for recognizing the benefits of tax return positions as well as guidance regarding the measurement of the resulting tax benefits. This requires an enterprise to recognize the financial statement effects of a tax position when it is more likely than not (defined as a likelihood of more than 50%), based on the technical merits, that the position will be sustained upon examination. In addition, it provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The evaluation of whether a tax position meets the more-likely-than-not recognition threshold requires a substantial degree of judgment by management based on the individual facts and circumstances. Actual results could differ from these estimates.

  Earnings (Loss) Per Share

        We compute basic earnings (loss) per share by dividing net earnings (loss) attributable to common shareholders of WCI Communities, Inc. by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share gives effect to the potential dilution that could occur if securities or contracts to issue common stock that are dilutive were exercised or converted into common stock or resulted in the issuance of common stock that then shared in our earnings. In periods of net losses attributable to common shareholders of WCI Communities, Inc., no dilution is computed.

  Stock-Based Compensation

        We account for share-based awards in accordance with ASC 718, Compensation—Stock Compensation ("ASC 718"). ASC 718 requires that the cost from all share-based payment transactions be recognized in the financial statements. ASC 718 requires all entities to apply a fair-value based measurement in accounting for share-based payment transactions with employees and nonemployees.

  Recently Issued Accounting Pronouncements

        During July 2013, the Financial Accounting Standards Board issued Accounting Standards Update No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists ("ASU 2013-11"), which provides guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax carryforward exists. Under ASU 2013-11, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this guidance, which is related to financial statement presentation only, is not expected to have a material effect on our consolidated financial position or results of operations.

Implications of Being an Emerging Growth Company

        We qualify as an emerging growth company as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

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  a requirement to have only two years of audited financial statements and only two years of related Selected Financials and Management's Discussion and Analysis of Financial Condition and Results of Operations disclosure in this prospectus;

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  an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

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  an exemption from new or revised financial accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

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  reduced disclosure about the emerging growth company's executive compensation arrangements; and

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  no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

        The JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period is irrevocable.

        We have elected to adopt the reduced disclosure requirements available to emerging growth companies, including only providing two years of audited financial statements and only two years of related Selected Financials and Management's Discussion and Analysis of Financial Condition and Results of Operations disclosure in this prospectus. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of our elections, which may cause a less active trading market for our common stock and more volatility in our stock price.

        We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our Initial Public Offering, (b) in which we have total annual gross revenues of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some but not all of these reduced burdens.

Quantitative and Qualitative Disclosure on Market Risks

        We are exposed to market risks related to fluctuations in interest rates on our outstanding variable-rate debt, including future borrowings, if any, under the Stonegate Loan and our Revolving Credit Facility. As of September 30, 2013, we had no borrowings outstanding under the above-mentioned revolving credit facilities. However, assuming that the Stonegate Loan and our Revolving Credit Facility were to be fully drawn at September 30, 2013 (i.e., $10.0 million and $75.0 million, respectively) and no interest expense is capitalized, a hypothetical 100 basis point increase in interest rates on our variable-rate debt would increase our annual interest expense by approximately $850,000.

        For variable-rate debt, interest rate changes generally do not affect the fair value of the debt instrument, but do impact future earnings and cash flows, assuming other factors are held constant. We did not utilize swaps, forward or option contracts on interest rates or commodities, or other types of derivative financial instruments during 2012 or 2013. We have not entered into and currently do not hold derivatives for trading or speculative purposes.

        We have no principal debt maturities on our fixed-rate debt until the year ending December 31, 2021, at which time the entire $200.0 million outstanding balance under our 2021 Notes will be due and payable. As of September 30, 2013, the estimated fair value and carrying amount of such indebtedness were $192.0 million and $200.0 million, respectively.

BUSINESS

Overview

        We are a lifestyle community developer and luxury homebuilder of single-and multi-family homes in most of coastal Florida's highest growth and largest markets, in which we own or control approximately 8,600 home sites. We have established a reputation and strong brand recognition for developing amenity rich, lifestyle oriented master-planned communities and, including our predecessor companies, have a legacy that spans more than 60 years. Our homes and communities are primarily targeted to move-up, second home and active adult buyers. We intend to leverage our experience, operational platform and well-located land inventory, with an attractive book value, to capitalize on markets with favorable demographic and economic forecasts in order to grow our business.

        Our business is organized into three operating segments: Homebuilding, Real Estate Services, and Amenities. Our Homebuilding segment accounted for 65.2% and 47.9% of our total revenues for the nine months ended September 30, 2013 and in 2012, respectively, and substantially all of our total gross margin for the nine months ended September 30, 2013 and in 2012.

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  Homebuilding:  We design, sell and build homes across a broad range of price points and sizes, from approximately $150,000 to more than $1,000,000, and from approximately 1,200 to 4,400 square feet. Additionally, our land development expertise enhances our Homebuilding operations by enabling us to acquire and create larger, well-amenitized master-planned communities, control the timing of home site delivery and capture the opportunity to drive higher margins. For the nine months ended September 30, 2013, we delivered 342 homes with an average delivered price of $423,000, compared to 150 homes with an average delivered price of $391,000 for the nine months ended September 30, 2012. During 2012, we delivered 352 homes with an average delivered price of $396,000, compared to 128 homes with an average delivered price of $326,000 in 2011. Our Homebuilding operations derive revenues from home deliveries and the sale of land and home sites. Our revenues from home deliveries have grown rapidly from $58.7 million for the nine months ended September 30, 2012 to $144.5 million for the nine months ended September 30, 2013 and from $41.7 million in 2011 to $139.6 million in 2012. New orders increased from 347 for the nine months ended September 30, 2012 to 415 for the nine months ended September 30, 2013, an increase of 19.6%, and from 245 in 2011 to 453 in 2012, an increase of 84.9%. As of September 30, 2013, we had a backlog of 328 homes contracted for sale at an aggregate purchase price of $154.2 million, compared to a backlog of 351 homes contracted for sale at an aggregate purchase price of $149.8 million as of September 30, 2012.

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  Real Estate Services:  We operate real estate brokerage services under the brand Berkshire Hathaway HomeServices and title services that complement our Homebuilding operations by providing us with additional opportunities to capitalize on increasing home prices throughout Florida. In 2012, our real estate brokerage business was the third-largest brokerage in Florida and the 36th largest in the United States based on sales volume. Our real estate brokerage business derives revenues primarily from gross commission income received serving as the broker at the closing of real estate transactions. For the nine months ended September 30, 2013, through our exclusive relationships with approximately 1,500 independent licensed real estate agents, we represented either the buyer or seller in over 6,900 home sale transactions. Our title and settlement services business earns revenues through fees charged in real estate transactions for rendering title and other settlement and non-settlement related services. We provide most of these services in connection with our Homebuilding operations. For the nine months ended September 30, 2013, our real estate services revenue was $60.9 million, an increase of 9.7% from the nine months ended September 30, 2012. For the year ended December 31, 2012, our real estate services revenue was $73.1 million, an increase of 7.2% from the year ended December 31, 2011.

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  Amenities:  Within many of our communities, we may own and/or operate resort-style club and fitness facilities, championship golf courses, country clubs and marinas. We believe these amenities offer our homebuyers a luxury lifestyle experience, enabling us to enhance the marketability, sales volume and value of the homes we deliver as compared to non-amenitized communities. Our Amenities operations derive revenues primarily from the sale of club memberships, membership dues, and golf and restaurant operations. For the nine months ended September 30, 2013, our amenities revenues were $16.6 million, an increase of 9.2% from the nine months ended September 30, 2012. For the year ended December 31, 2012, our amenities revenue was $21.0 million, an increase of 10.7% from the year ended December 31, 2011.

        We believe our business is distinguished by our:

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  significant, well-located, land inventory in developed and established communities;

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  proven leadership team, which has extensive experience in our markets;

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  expertise in, and reputation for, developing luxury lifestyle communities with well-managed amenities;

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  higher average selling price and lower cancellation rate compared to most other public homebuilders, attributed to our focus on higher-end move-up, second home and active adult buyer base;

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  strong focus and market positioning in most of coastal Florida's highest growth and largest markets;

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  Real Estate Services segment, which provides us with additional opportunities to increase profitability as Florida home prices and new and existing home sales continue to recover;

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  industry-leading gross margins from homes delivered;

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  attractive book value of land inventory, which was reset to then-current fair market values in September 2009;

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  significant deferred tax assets that are currently fully reserved; and

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  well-capitalized balance sheet with sufficient liquidity for growth.

        As of September 30, 2013, we were actively selling in 24 different neighborhoods situated in nine master-planned communities. For the nine months ended September 30, 2013, we generated $222.6 million in total revenues and an $8.2 million net loss, compared to $135.8 million in total revenues and $32.9 million in net income for the nine months ended September 30, 2012. The unfavorable period-over-period change in net income was primarily attributable to a $19.0 million non-cash preferred stock dividend related to the exchange of our Series A preferred stock for our common stock in July 2013, a $0.7 million preferred stock dividend related to the purchase of the one outstanding share of our Series B preferred stock for cash in April 2013 and a $50.5 million income tax benefit, which improved our 2012 results, partially offset by $17.0 million in expenses related to early repayment of debt for the nine months ended September 30, 2012 compared to $5.1 million for the nine months ended September 30, 2013. In 2012, we generated $241.0 million in total revenues and $50.8 million in net income, compared to $144.3 million in total revenues and a $47.1 million net loss in 2011.

Our Competitive Strengths

        We believe the following strengths provide us with a competitive advantage:

  Attractive and well-located land positions to support future growth

        We benefit from a significant and well-located existing land inventory in most of coastal Florida's highest growth and largest markets, in which we own or control approximately 8,600 home sites. Our current land holdings were reset to then-current fair market value upon the finalizing of our restructuring in September 2009, which was at or near the U.S. housing markets cyclical low. The majority of our land holdings are within mature, well-amenitized, developed communities that have an established demand for homes. We own or control the home sites for all of our current expected home deliveries through 2014 and over 90% of our current expected home deliveries through 2015.

        Our significant land inventory allows us to be opportunistic in identifying and pursuing new land acquisitions and protects us against potential land shortages in the majority of our markets that exhibit land supply constraints. Capitalizing on our long-standing local relationships with land sellers, brokers and investors, as well as our extensive knowledge of Florida markets, we intend to selectively acquire future home sites in other locations to complement our already attractive land portfolio. We believe that our brand strength and reputation as a homebuilder and developer of land provides land brokers and sellers with confidence that they can close transactions with us on a timely basis and with minimal execution risk. In addition, our focus on larger tracts of land for developing multi-phase, master-planned communities provides us with the opportunity to utilize our land development expertise, which can add value through re-entitlements, repositioning and/or possible land sales to third parties.

  Experienced and proven leadership with strong operational discipline and controls

        Our executives, senior management and field personnel possess significant operational and management expertise and experience. Our team is led by our chief executive officer, Keith E. Bass, who brings over 25 years of real estate and homebuilding experience to WCI, the last 17 years of which included senior and executive level positions for large public homebuilding and development companies where he oversaw operations in the southeastern United States, including Florida. In addition, members of our senior management team, including Russell Devendorf, our chief financial officer, and Vivien N. Hastings, our general counsel, have extensive experience in senior positions at public homebuilding companies.

        Our success is due in large part to the caliber of our local management teams. Their real estate industry experience and expertise includes land acquisition, financing, entitlement, development, construction, marketing and sales of single- and multi-family homes in a variety of communities across Florida and other markets. We believe our management team's prior experience, extensive relationships and respected local reputation provide us with a competitive advantage in acquiring new land, obtaining entitlements, building quality homes and completing projects within budget and on schedule.

        Our management team's vast experience has helped shape our strong financial and operational discipline. In order to maximize shareholder returns and minimize our financial and operational risk, we continuously analyze weekly and monthly financial and operating performance for each segment of our business and maintain accountability at the project level. Executive management is actively involved in sourcing, negotiating and structuring all investment and land acquisition decisions. These decisions are ultimately approved by the land committee of our board of directors or the full board of directors, depending on the size of the investment.

  Expertise in delivering luxury homes in lifestyle communities targeting move-up, second home and active adult buyers

        We develop luxury, lifestyle communities with many distinguishing and sought-after attributes and amenities. Examples of such communities include:

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  The Colony Golf & Bay Club, featuring award-winning clubs, including the Bay Club, which offers panoramic views of Estero Bay and the Gulf of Mexico, as well as waterfront dining, an 18-hole championship golf course with a 28,000 square foot clubhouse, tennis, spa and fitness facilities and a 34-acre island beach park;

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  Tiburón, which features 36 holes of Greg Norman-designed championship golf, as well as resort-style conveniences, including dining, fitness and spa facilities;

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  Pelican Preserve, which offers a 40,000 square foot town center that features banquet facilities, a restaurant, fitness center, movie theatre, spa facilities, and an arts & crafts studio, as well as 27 holes of golf, outdoor and indoor pools, an outdoor amphitheater, tennis and pickleball courts, a softball field, lawn bowling and a fishing pier; and

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  Westshore Yacht Club, a waterfront community featuring a 150-slip deep water marina, as well as casual and fine dining, a fitness center, spa and swimming facilities.

        Amenities at our communities are typically owned by us and eventually either turned over to community residents or sold. Within our communities, we offer award-winning single- and multi-family homes targeting move-up, second home and active adult buyers. We believe our strong brand reputation, well-amenitized communities and luxury product offerings allow us to offer our new homes at premium average selling prices relative to our peers.

        Based on the most recently reported quarterly data and for the year ended December 31, 2012, the average selling price of our new homes was in the top quartile among public homebuilders. We also believe many of our targeted homebuyers are more likely to value and pay for the quality of lifestyle, construction and amenities for which we are known. Moreover, we also believe there is less competition in the higher priced move-up and second home market segments in our markets, as small private builders, who have typically targeted these segments, either have ceased homebuilding operations in our markets as a result of the housing downturn or have limited access to financing.

        Given our target buyer demographics, our buyers tend to rely less on mortgage financing for their home purchases and typically provide higher deposits and down payments, compared to our competitors' buyers. For the year ended December 31, 2012 and the nine months ended September 30, 2013, approximately 44% and 43%, respectively, of our homebuyers were all-cash buyers, a contributing factor to our low cancellation rates of 3.0% and 4.4%, respectively, of our gross orders during those periods, which rates are below the cancellation rates of most other public homebuilders in the United States during those periods. We believe our homes and communities will continue to be sought after as the U.S. population continues to age and seek second home and retirement lifestyle communities, particularly now that they are increasingly able to sell their primary or current homes, given the improving national housing market. Between 2010 and 2030, the number of Florida residents who are 55 years old and over is expected to grow approximately 50% and we believe we are well-positioned to capitalize on this trend.

  Well-positioned and focused in attractive, high-growth coastal Florida homebuilding markets

        We believe that our geographic footprint throughout the state of Florida, including in Tampa, Sarasota, Bradenton, Naples, Fort Myers and the greater Fort Lauderdale area, enables us to capture the benefits of increasing demand for new homes and rising home prices as the Florida housing recovery continues. Additionally, it has been our experience that homes in our communities are sought after by buyers for a variety of reasons, one of which is the communities' proximity to the Florida coast. We believe these markets and our existing communities present attractive, long-term growth opportunities for our Homebuilding operations.

        The Florida residential real estate market is the second-largest in the United States, as measured by 2012 total permit issuance (single- and multi-family permits). It is forecasted to benefit from several key housing demand drivers that compare favorably against other high growth housing markets, including strong population growth, employment growth, migration patterns, growth in permits, housing affordability and desirable lifestyle and climate characteristics. Additionally, the coastal Florida markets, in which our land inventory is concentrated, have started to experience significant improvement in home prices while still remaining historically affordable. We believe, our markets possess many positive attributes critical for a healthy housing market and are expected to exhibit solid growth.

  Real Estate Services segment provides an opportunity to participate in the recovery of Florida resale home prices

        We operate a full-service real estate brokerage business under the Berkshire Hathaway HomeServices brand in many of the largest metropolitan areas in Florida. In 2012, our real estate brokerage business was the third-largest real estate brokerage in Florida and the 36th largest in the United States based on sales volume. We currently have 41 brokerage offices and exclusive relationships with approximately 1,500 independent licensed real estate agents. Our real estate brokerage business allows us to take advantage of the recovery in Florida resale home prices, supplementing our ability to profit on new home sales through our Homebuilding segment. Additionally, our real estate brokerage business is a source of valuable information on market trends, which our Homebuilding segment benefits from on a real-time basis. The average selling price on closed home sale transactions increased 7.0% and 8.2% during 2012 and the nine months ended September 30 2013, respectively, when compared to the same periods in the prior years and our total retail sales volume was over $2.2 billion and $1.8 billion during 2012 and the nine months ended September 30, 2013, respectively.

        In a majority of real estate transactions, it is customary for a buyer to purchase title insurance to protect the buyer and/or the mortgage lender against loss or damage in the event that title is not transferred properly and to insure free and clear ownership of the property to the buyer. Our title and settlement services business, which we operate as Florida Title & Guarantee, assists with the closing of a real estate transaction by providing full-service title and settlement (i.e., closing and escrow) services to individuals, real estate companies, including our company-owned real estate brokerage and relocation services businesses, and outside mortgage lenders. Our title business also allows us to better manage the closing process for our new home deliveries by providing a level of visibility and control over the home closing process in cases where homebuyers choose to use our title services. During 2012 and for the nine months ended September 30, 2013, approximately 82% and 76%, respectively, of our new homebuyers also utilized our title and settlement services.

  Industry-leading gross margins from homes delivered

        In 2012, our gross margin from 352 homes delivered as a percentage of revenues from homes delivered was 31.5%, compared to 20.0% from 128 homes delivered in 2011. This improvement in gross margin from homes delivered from 2011 to 2012 was primarily due to the reopening of existing communities within our portfolio, which provided for an increase in the number of homes delivered with higher average selling prices and margins and allowed us to more efficiently leverage our overhead. In addition, for the nine months ended September 30, 2013, our gross margin from 342 homes delivered as a percentage of revenues from homes delivered was 30.6%, compared to 32.3% from 150 homes delivered for the nine months ended September 30, 2012. Our high gross margins from homes delivered are attributable to a combination of our higher average selling prices due to the quality of both our homes and our community amenity offerings and the low book value of our land, which was reset to then-current fair market value upon the finalizing of our restructuring in September 2009.

  Substantial tax attributes to offset future earnings

        We have significant deferred tax assets that could be used, subject to the limitations described below, to offset future earnings and reduce the amount of income taxes we are required to pay. As of September 30, 2013, we estimate our net deferred tax assets were approximately $204 million, against which we have currently recorded a full valuation allowance. The value of our deferred tax assets consists primarily of tax basis in excess of book basis on our real estate inventory that may be utilized to offset future book gains when that inventory is sold and net operating losses that we have generated since 2009 that can be carried forward to offset future taxable income. Our ability to realize certain of these tax benefits is subject to limitation under Section 382, including in connection with prior stock ownership changes and prospective stock ownership changes that may occur as a result of this offering. Even though we maintain a full valuation allowance against our deferred tax assets, we believe we will be able to offset a substantial portion of the income taxes related to our future net income during the next several years with our deferred tax assets. However, there are a number of factors that may prevent us from doing so including, but not limited to, changes in the markets in which we do business, our profitability and the Company's ownership that may trigger additional ownership changes under Section 382.

  Balance sheet with sufficient liquidity for growth

        We believe we are well-positioned with a strong balance sheet and sufficient liquidity with which to service our debt obligations, support our ongoing operations and take advantage of growth opportunities as the expected recovery in the Florida housing market continues. As of September 30, 2013, we had $200.0 million of total debt outstanding, all of which was from our 2021 Notes, and a total debt-to-total book capitalization of 42.2%. Additionally, as of September 30, 2013, we had $284.8 million of available liquidity from cash and cash equivalents, our Revolving Credit Facility and our Stonegate Loan.

Business Strategy

        We believe we are well-positioned for growth in an improving Florida housing market through the disciplined execution of the following elements of our strategy:

  Utilize our attractive book value land inventory to open new communities and neighborhoods

        Our land inventory provides us with the opportunity to substantially increase our neighborhood count irrespective of additional land acquisitions in the near-term. We intend to opportunistically open neighborhoods from within our existing land holdings, as they contain significant capacity for additional development. Since our land inventory was reset to then-current fair market value upon the finalizing of our restructuring in September 2009, it is carried on our balance sheet at relatively low book values. Consequently, our margins should benefit from the ultimate development and future sale of homes on this land. We also believe that owning land inventory in well-amenitized, master-planned communities, as we primarily do, provides us a competitive advantage since such land inventory is typically more resilient to market softness and holds its value to a greater extent than other kinds of land inventory.

  Maximize profitability through the combination of our land acquisition and development expertise

        We evaluate land opportunities using a comprehensive business model focused on, among other things, demographic, macroeconomic and micro-market trends in order to determine the appropriate positioning in the market and probability of success. We believe we continue to obtain the "first look" at many quality land opportunities in our existing and target markets due to our local relationships with land sellers, brokers and investors. We also believe our land development expertise enhances our Homebuilding operations by enabling us to acquire and create larger, well-amenitized master-planned communities, control the timing of home site delivery and capture the opportunity to drive higher margins. Additionally, we have the experience and internal expertise to entitle, reposition and/or rezone potential land acquisitions that we believe will help us achieve attractive returns in the future.

  Create luxury master-planned communities that contribute to an outstanding homeowner experience

        We are a luxury homebuilder with a focus on creating an outstanding buyer experience and providing a high-quality product. Our core operating philosophy is to provide our homebuyers a positive, memorable experience from the time they walk into our sales office until well after we have delivered their home. We actively engage buyers in every aspect of the building process, from tailoring our product to their lifestyle needs, with attractive design selections to providing them updates on the entire construction process up to the point of delivering their home. Additionally, we believe we attract buyers to purchase homes in our master-planned communities because of their prime locations and amenity offerings we create. As a result, our selling process focuses on the quality of our amenities and the lifestyle they provide, in addition to the excellent design and construction of our homes. Collectively, we believe our processes and products lead to a more satisfied homeowner and increase the number of potential buyers referred to our communities by existing homeowners.

  Increase market position in growth markets

        We believe there are significant opportunities to profitably expand in both our existing and new markets based on demographic and economic data, our own operating results and information gathered from our Real Estate Services segment. Our primary growth strategy is to focus on opportunities to grow market position within our existing coastal markets to leverage existing infrastructure. We evaluate land opportunities using a comprehensive business model focused on, among other things, demographic, macroeconomic and micro-market trends in order to determine the appropriate positioning in the market and probability of success. We may, on an opportunistic basis, explore expansion into other markets within Florida and the southeastern United States. We will pursue acquisitions and market expansions to the extent that our target buyers have a significant presence in those markets and we believe such expansion could ultimately be accretive to earnings.

  Offer a variety of new home products

        In order to meet the varying needs and desires of our target homebuyers, we maintain the expertise to deliver a variety of new home product lines, which gives us an opportunity to increase our market share. Throughout our history, we have successfully delivered homes across a broad spectrum of product offerings, ranging from homes targeting move-up buyers in smaller communities to luxury homes in well-amenitized communities. Our expertise allows for a diversified product strategy that enables us to better serve a wide range of buyers, adapt quickly to changing market conditions and optimize performance and returns while strategically reducing portfolio risk. In conjunction with our land acquisition process, we determine the profile of buyers to target and design neighborhoods and homes with the specific needs of those buyers in mind. Our Homebuilding operation has the flexibility to efficiently deliver an extensive range of single- and multi-family homes to target both buyers that may be looking for value oriented product, as well as those desiring the most luxurious of homes.

  Focus on scalable cost structure to enhance returns

        We believe that our Homebuilding platform and our senior management's hands-on approach and focus on controlling costs favorably position us to generate attractive returns for our investors. We competitively bid each phase of the development and construction process and preserve strong relationships with our trade partners by closely managing production schedules and paying in a timely manner. Our Homebuilding operations strive to maximize floor plan re-use among communities, maintain cycle time control, and implement home construction cost initiatives.

        We continually evaluate all aspects of our overhead across each operating segment. We have also made and continue to make significant investments in systems and infrastructure to continue to support and operate our business efficiently. As a result, our operation is scalable and the near-term future growth is not expected to require considerable additional overhead, leading to the efficient execution of our expansion strategy.

  Grow our Real Estate Services segment in order to take advantage of rising Florida resale home prices

        Our real estate brokerage business positions us to benefit from the housing recovery in Florida resale home prices. As distressed home sales as a percentage of total sales continues to drop, and new home sales as a percentage of total sales continues to increase, we expect the average selling price of homes across Florida to appreciate, driving margin growth in our real estate brokerage business. As our real estate brokerage business is highly scalable, we believe there are opportunities to further improve our profitability by growing our geographic footprint organically, through opportunistic acquisitions and "roll-in" brokerages. This business also helps provide valuable, real-time insight into market trends, buyer preferences and demand for different products and locations, which we will continue to use to evaluate land opportunities, community and amenity plans and home designs in our Homebuilding operations. This insight is gained by, among other things, utilizing focus groups comprised of our knowledgeable and local real estate agents as well as analyzing data derived from our information systems.

  Maintain a disciplined capital structure

        We intend to employ both debt and equity, coupled with redeployment of cash flows from continuing operations, as part of our ongoing financing strategy to fund future growth and operations. Consistent with this strategy, we intend to employ prudent levels of debt and equity to finance the acquisition and development of new home sites and construction of our homes. As of September 30, 2013, we had $200.0 million of total debt outstanding from our 2021 Notes and we had $75.0 million in available borrowing capacity under our Revolving Credit Facility. As a means of sustaining our long-term financial health and limiting our exposure to unforeseen dislocations in the debt and financing markets, we currently expect to remain conservatively leveraged by targeting a net debt-to-net book capitalization of below approximately 40%. We believe our unique combination of a long-owned land supply coupled with a modest leverage position will enable us to continue to generate solid cash flow and the flexibility to grow while protecting us against future cyclical downturns.

Homebuilding

  Homebuilding Activities

        We design, sell and build homes across a broad range of price points and sizes, from approximately $150,000 to more than $1,000,000, and from approximately 1,200 to 4,400 square feet. Additionally, our land development expertise enhances our Homebuilding operations by enabling us to acquire and create larger, well-amenitized master-planned communities, control the timing of home site delivery and capture the opportunity to drive higher margins. For the nine months ended September 30, 2013, we delivered 342 homes with an average delivered price of $423,000, compared to 150 homes with an average delivered price of $391,000 for the nine months ended September 30, 2012. During 2012, we delivered 352 homes with an average delivered price of $396,000, compared to 128 homes with an average delivered price of $326,000 in 2011. Our Homebuilding operations derive revenues from home deliveries and the sale of land and home sites. Our revenues from home deliveries have grown rapidly from $41.7 million in 2011 to $139.6 million in 2012. New orders increased from 245 in 2011 to 453 in 2012, an increase of 84.9%. As of September 30, 2013, we had a backlog of 328 homes contracted for sale at an aggregate purchase price of $154.2 million, compared to a backlog of 351 homes contracted for sale at an aggregate purchase price of $149.8 million as of September 30, 2012. In the fourth quarter of 2013, we currently expect to close approximately        % of the units that were in our backlog as of September 30, 2013.

        We evaluate land opportunities using a comprehensive business model focused on, among other things, demographic, macroeconomic and micro-market trends in order to determine the appropriate positioning in the market and probability of success. We believe we continue to obtain the "first look" at many quality land opportunities in our existing and target markets due to our local relationships with land sellers, brokers and investors. We also believe our land development expertise enhances our Homebuilding operations by enabling us to acquire and create larger, well-amenitized master-planned communities, control the timing of home site delivery and capture the opportunity to drive higher margins. Additionally, we have the experience and internal expertise to entitle, reposition and/or rezone potential land acquisitions that we believe will help us achieve attractive returns in the future.

        We generally begin a master-planned community by purchasing undeveloped or partially developed real estate. We then commence infrastructure improvements and build complementary amenities in accordance with the development permits. This construction is managed by our employees, but the labor, materials and equipment are provided by third-party subcontractors. In addition, depending on the size of the community, infrastructure improvements and amenity construction are sometimes completed in phases, limiting the upfront capital. Upon completion of the initial phases of community improvements, we sell and build single- and multi-family homes targeting move up, second home and/or active adult buyers.

        Homes are designed to meet our target buyer's tastes and desires and to be cost effective and efficient to construct, while complying with zoning requirements and building codes, including Florida's stringent hurricane and energy efficiency regulations. We have a core product line, which we use across multiple communities, where applicable, to maximize efficiency. We engage nationally recognized independent architects and consultants to create and modify new designs. In addition, we regularly collect buyer feedback, including feedback from focus groups and buyers surveys, and incorporate that information into new home and community designs to ensure our products reflect current market preferences.

        In our neighborhoods, we typically offer a variety of floor plans. The exterior of most plans may be modified with a different elevation, including, but not limited to, varying the type of materials used, placement of windows, and roof line and garage orientation. Our buyers also have the ability to customize their homes through a wide selection of options and upgrades available at our design centers. We maintain design centers staffed with professional designers, where many of the options are displayed and demonstrated to assist the buyer's selection process. These options add additional revenues and typically improve the margins on homes that include them.

        We act as the general contractor in the construction of our homes. Our employees provide the purchasing, construction management and quality assurance of the homes we build, while third-party subcontractors provide the material and labor components of our houses. Our construction managers oversee the construction of our homes, coordinate the activities of subcontractors and suppliers, review the work of subcontractors for quality and cost controls and monitor compliance with zoning and building codes. At all stages of production, they coordinate the activities of subcontractors to meet our production schedules and quality standards. We typically do not maintain significant inventories of construction materials, except for work in progress materials for homes under construction. We compete with other homebuilders for qualified subcontractors, raw materials and home sites in the markets where we operate. Our construction time ranges from approximately four to 12 months for our single- and multi-family homes and will typically vary based on several factors, including the size and complexity of a home's design, the availability of labor, materials and supplies, and weather conditions.

        We hire experienced subcontractors to supply the trade labor and to procure some or all of the building materials required for all production activities. As is typical in the homebuilding industry, we generally do not have long-term contractual commitments with our subcontractors, suppliers or laborers. However, we maintain long standing mutually beneficial relationships with many of our subcontractors. We leverage our size and extensive relationships to maximize efficiencies, achieve cost savings and ensure consistent practices with our subcontractors.

        Our contracts with our subcontractors require that they comply with all federal, state and local laws, rules, regulations and ordinances that are applicable to their work. We also require that our subcontractors meet performance standards, maintain general liability insurance and worker's compensation insurance and hold or acquire all necessary licenses, permits and approvals before they begin work. Our contracts generally require subcontractors to indemnify us, our subsidiaries, affiliates, directors, officers, employees, and other agents against all actions, suits, proceedings, claims, demands, losses and expenses arising from or related to acts or omissions by or on behalf of the subcontractors in connection with their work, as well as for any violation of or failure to comply with legal requirements. Upon commencement of the project, subcontractors are responsible for any damage or loss that occurs at the work site until we give final acceptance. While we contract with an Occupational Health and Safety Administration ("OSHA") certified safety trainer to inspect all of our jobsites and maintain a complete safety program across all of our projects to ensure our subcontractors comply with required safety standards, the subcontractors are ultimately responsible for managing the safety of their own employees.

  Sales and Marketing

        Our sales and marketing program employs a multi-faceted approach to attract and source potential homebuyers. We leverage our extensive homebuyer database to develop strategically targeted electronic and direct marketing campaigns. We also market our communities through our website and traditional media and advertising outlets, among other marketing initiatives. The amenities in our communities enhance our brand and drive awareness through events such as the annual Franklin Templeton Shark Shootout, a PGA-sponsored event in our Tiburón community. We regularly conduct local community focus groups with our homebuyers, people actively looking for a home and local realtors to better understand our customers and the factors in their buying decision. We also develop communications and promotions targeted specifically for our extensive real estate broker network as they are integral to our marketing process and impact our sales activities in many of our communities.

        Our sales efforts are typically supported by sales centers with community scale models and displays. The sales centers are staffed with our licensed in-house commissioned sales personnel, armed with in-depth knowledge of our products and communities. We also maintain professionally decorated model homes demonstrating the features of our homes and the community lifestyle. These models are decorated based on the lifestyle of the targeted homebuyer. We believe that model homes play an integral role in the home buying process for a homebuyer and we will typically offer at least one-fully decorated model per neighborhood.

        Home construction is not typically started without a binding sales agreement, however, we employ a limited speculative homebuilding program, where we construct a home without an associated new order. While we continually monitor our speculative home needs based on market demand, this program is typically limited to three homes per neighborhood in various stages of construction. We typically sell our speculative homes while they are under construction or shortly after completion. As of

September 30, 2013, we had an aggregate of nine completed speculative homes and 73 speculative homes under construction.

        In order to purchase a home, a potential homebuyer will enter into a sales agreement and, in the case of a single-family home, provide us with a non-refundable earnest money cash deposit. In the case of sales of some of our multi-family homes that are considered condominium units under Florida law, the sales agreement and cash deposit are subject to a short rescission period, after which period the agreement becomes binding on both parties and the cash deposit becomes non-refundable, subject to Florida law. Generally, the deposit requirement for a single- or multi-family home is approximately 10% to 20% of the total purchase price. Further, homebuyers are generally required to pay additional deposits when they select options or upgrade features for their homes. Our sales contracts stipulate that when homebuyers cancel their contracts with us (after any cure period), we have the right to retain their earnest money and option deposits, subject to Florida law. Reported new orders include the number and value of contracts net of any cancellations occurring during the reporting period. Only outstanding sales agreements that have been signed by both the home buyer and us are reported and included in backlog.

        Typically, our sales agreements are not conditioned on the buyer securing financing. Given our target buyer demographics, our buyers tend to rely less on mortgage financing for their home purchases and typically provide higher deposits and down payments. For the year ended December 31, 2012, approximately 44% of our homebuyers were all-cash buyers, compared to approximately 16% of total new home closings nationally.

  Warranty

        We generally provide our single- and multi-family homebuyers with a one-to-three-year limited warranty for all material and labor and a ten-year warranty for certain structural defects. Warranty reserves are established by charging cost of sales and establishing a warranty liability upon each home delivery. The amounts charged are estimated by management to be adequate to cover expected warranty-related costs under all unexpired warranty obligation periods. Our warranty reserves are based upon historical warranty cost experience and are adjusted as appropriate to reflect qualitative risks associated with the homes constructed.

        We require our subcontractors to meet performance standards and maintain adequate insurance coverage to protect us against construction defect and bodily injury claims. As a result, claims relating to workmanship and materials are generally the primary responsibility of our subcontractors.

  Our Communities

        The following table sets forth summary information about our communities, as of September 30, 2013 (numbers set forth below are approximate):

Community	City, State	Remaining Home Sites Owned(1)	Active Selling Neighborhoods	Sales Price Range(2)(3)	Home Size Range
				($ in thousands)	(sq. ft.)
Active Communities(4):
Heron Bay(5)	Parkland, FL	250	2	345 - 920	1,900 - 4,200
Tiburón(5)	Naples, FL	92	2	640 - 1,275	2,900 - 4,400
Manchester Square(6)	Naples, FL	1	—	205 - 560	1,600 - 3,400
The Colony Golf & Bay Club(5)	Bonita Springs, FL	529	2	450 - 800	2,100 - 3,000
Pelican Preserve	Fort Myers, FL	1,183	5	150 - 550	1,200 - 2,700
Hampton Park(5)	Fort Myers, FL	413	2	215 - 455	1,800 - 2,800
Miromar Lakes(7)(8)(9)	Fort Myers, FL	4	1	385 - 395	2,200 - 2,300
Venetian Golf & River Club	Venice, FL	330	3	190 - 520	1,700 - 2,700
Sarasota National(7)	Venice, FL	1,552	3	205 - 305	1,600 - 2,400
Tidewater Preserve	Bradenton, FL	439	4	185 - 745	1,700 - 3,800
Westshore Yacht Club(5)(10)	Tampa, FL	226	—	255 - 635	1,900 - 3,100

Total Active Communities		5,019	24

Other Communities(11):
Fort Myers SF/MF Parcels	Fort Myers, FL	327
Fort Myers Master-Planned	Fort Myers, FL	180
Shadow Wood Preserve(8)	Fort Myers, FL	19
Hammock Bay(5)	Naples, FL	232
Raffia Preserve	Naples, FL	363
Lost Key Marina & Yacht Club	Pensacola, FL	70
Parkland Master-Planned	Parkland, FL	514
Hammock Dunes(8)	Palm Coast, FL	56
Lost Key Golf & Beach Club(5)	Pensacola, FL	1,184

Total Other Communities		2,945

Total Communities		7,964

(1)
Includes home sites in our backlog.

(2)
Sales price range is based on homes closed since January 1, 2012 or in backlog as of September 30, 2013, inclusive of options, upgrades and home site premiums. Pricing is regularly reviewed and adjusted and these ranges may not represent current pricing.

(3)
Home deliveries for the year ended December 31, 2012 were in the following price ranges: 31.5% were between $150,000 and $300,000, 44.0% were between $300,000 and $450,000, and 24.5% were greater than $450,000.

(4)
Represents communities and land positions in which we are actively selling homes.

(5)
WCI developed these communities and sold a portion of the home sites to other builders.

(6)
We have sold out of homes in this community and only have one remaining home delivery.

(7)
Sales price range and home size range for these communities represents current base sales price and home size offering range.

(8)
Represents home sites in a master-planned community in which we were not the developer.

(9)
In January 2013, we entered into an option contract for 22 home sites in the Miromar Lakes community in Fort Myers, Florida. As of September 30, 2013, we had purchased and closed on four home sites and controlled the remaining 18 home sites.

(10)
In our Westshore Yacht Club community, we have sold out of homes in our active neighborhoods and are currently delivering homes in our backlog. Future neighborhoods are in various stages of planning.

(11)
Represents communities and land positions in which we currently do not have active Homebuilding operations as of September 30, 2013, with an aggregate book value of $40.0 million. These communities are in various states of product planning, entitlements or market analysis and represent our planned communities that will increase neighborhood and order counts organically going forward.

  Heron Bay

        Heron Bay is a luxury golf, master-planned community consisting of approximately 3,000 total home sites located in Parkland, Florida, part of the Greater Fort Lauderdale area. We currently offer single-family homes in two neighborhoods that range in price from approximately $345,000 to $920,000 and size from approximately 1,900 to 4,200 square feet. The amenities feature approximately 32,000 square-feet of clubhouse space, fitness, resort style pools and spa, billiards, indoor racquetball, arts & crafts, meeting facilities, Har-tru clay tennis courts and a tennis shop, volleyball courts, basketball courts and a children's playground. The amenities are owned separately by the homeowners association, which we currently control, and a local government entity. The 18-hole golf course and clubhouse in the community is the former home of the Honda Classic, a PGA Tour event, and is currently owned and operated by a third party. As of September 30, 2013, there were approximately 250 home sites owned or in backlog.

  Tiburón

        Tiburón is a luxury golf, master-planned community consisting of approximately 535 total home sites located in Naples, Florida. We currently offer single- and multi-family homes in two neighborhoods that range in price from approximately $640,000 to $1,275,000 and size from approximately 2,900 to 4,400 square feet. The community includes 36-holes of Greg Norman-designed championship golf, and dining, fitness and spa services. The golf course is the home of the annual Franklin Templeton Shark Shootout, a PGA-sponsored event. Consistent with our business strategy to ultimately divest our interest in amenities assets, we profitably sold our joint venture ownership interest in the Tiburón Golf Club in 2011, but entered into a contract to manage the operations through 2014. As of September 30, 2013, there were approximately 92 home sites owned or in backlog.

  The Colony Golf & Bay Club

        The Colony Golf & Bay Club is a luxury golf, master-planned community set along Estero Bay and the Gulf of Mexico, consisting of approximately 1,400 total home sites located in Bonita Springs, Florida. The community offers a mix of residential product including luxury single-and multi-family and high-rise homes. The current neighborhood of multi-family homes range in price from approximately $450,000 to $800,000 and size from approximately 2,100 to 3,000 square feet. The Colony Golf & Bay Club amenities offer award-winning clubs, panoramic views of the Gulf of Mexico, a 34-acre island beach park and an equity golf and social club with an 18-hole championship golf course and an approximately 28,000 square foot clubhouse, tennis, spa and fitness facilities. A private dining club is offered exclusively to residents and their guests in the award-winning Bay Club and is owned by the homeowners association, which we currently control. The community re-opened for sales in the fourth quarter of 2012 and models were completed in the third quarter of 2013. As of September 30, 2013, there were approximately 529 home sites owned or in backlog.

  Pelican Preserve

        Pelican Preserve is an age-restricted, active adult, master-planned community consisting of approximately 2,400 total home sites in Fort Myers, Florida. Pelican Preserve was one of the first residential communities in the United States to be awarded the Gold Seal of Sustainability from Audubon International's Sustainable Development program. We currently offer single- and multi-family homes in five neighborhoods that range in price from approximately $150,000 to $550,000 and size from approximately 1,200 to 2,700 square feet. The community features the Plaza del Sol Town Center, an approximately 40,000 square foot facility, and in addition, outdoor and indoor pools, meeting facilities, restaurant, fitness center, 99 seat movie theatre, spa facilities, outdoor amphitheater, arts & craft studio, tennis and pickleball courts, softball field, lawn bowling and fishing pier. Pelican Preserve also includes a non-equity golf club with 27-holes of golf, a golf clubhouse, a pro-shop and a restaurant. We have retained ownership of the golf club and amenities. As of September 30, 2013, there were approximately 1,183 home sites owned or in backlog.

  Hampton Park

        Hampton Park is a move up, master-planned community consisting of approximately 540 total home sites located in Fort Myers, Florida. We currently offer single-family homes in two neighborhoods that range in price from approximately $215,000 to $455,000 and range in size from approximately 1,800 to 2,800 square feet. The community includes a sports and social club featuring a fitness center, resort style pool, club room, playground and outdoor pavilion with fireplace and grilling area owned by the homeowners association, which we currently control. This community was re-opened for sales with new home models in the fourth quarter of 2012. As of September 30, 2013, there were approximately 413 home sites owned or in backlog.

  Miromar Lakes

        Miromar Lakes is a waterfront resort community with over 700 acres of contiguous freshwater lakes, three miles of private beach, and a golf club with an 18-hole championship golf course and practice facility. The 39,000 square foot beach clubhouse facility includes a restaurant, lounge with wine room, library, billiard room, card room, 50-seat theater, business center and boat docks. Other amenities include a spa, fitness center and tennis courts. We currently offer single-family homes in one neighborhood that range in price from $385,000 to $395,000 and in size from 2,200 to 2,300 square feet. In January 2013, we entered into an purchase option contract for 22 home sites within the Miromar Lakes community. As of September 30, 2013, we have purchased and closed on four home sites and control the remaining 18 home sites.

  Venetian Golf & River Club

        Venetian Golf & River Club is an age-targeted, master-planned community consisting of approximately 1,375 home sites located in Venice, Florida. We currently offer single- and multi-family homes in three neighborhoods that range in price from approximately $190,000 to $520,000 and size from approximately 1,700 to 2,700 square feet. The amenities include The River Club, which offers tennis, fitness, dining and swimming, and a non-equity golf club with an 18-hole golf course, clubhouse, restaurant, golf shop and locker room facilities. The community also features a 70-acre nature park, canoe launch and three miles of nature trails. Consistent with our business strategy to ultimately divest our interest in amenities assets, the River Club was sold to the existing community development district in 2012 and concurrent with the sale we entered into a contract to manage and operate the facility through 2015. We have retained ownership of the golf course. As of September 30, 2013, there were approximately 330 home sites owned or in backlog.

  Sarasota National

        Sarasota National is a 2,400 acre master-planned golf course community planned for approximately 1,600 home sites, located near the Gulf of Mexico in Venice, Florida. We currently offer single- and multi-family homes in three neighborhoods that range in price from approximately $205,000 to $305,000 and in size from approximately 1,600 to 2,400 square feet. The amenities include a non-equity golf club with an 18-hole golf course and golf shop. Future planned amenities will include a clubhouse facility with dining and gathering spaces, fitness facility, tennis courts and a resort-style pool. More than 1,300 acres of the development are designated for preservation, conservation and open space. As of September 30, 2013, there were approximately 1,552 home sites owned or in backlog.

  Tidewater Preserve

        Tidewater Preserve is a waterfront, master-planned community offering two miles of riverfront property consisting of approximately 550 home sites located in Bradenton, Florida. We currently offer single- and multi-family homes in four neighborhoods that range in price from approximately $185,000 to $745,000 and range in size from 1,700 to 3,800 square feet. The amenities include a marina with a boat lift and a clubhouse with fitness facilities, billiards, resort style pool, tennis complex, canoe park and riverfront nature walking trails. The marina is owned by us, the clubhouse and associated facilities are owned by the homeowners association, which we currently control. As of September 30, 2013, there were approximately 439 home sites owned or in backlog.

  Westshore Yacht Club

        The Westshore Yacht Club is an infill, waterfront, master-planned community of approximately 575 single- and multi-family homes and high-rise homes in Tampa, Florida. The amenities include the Westshore Yacht Club Marina with approximately 150 boat slips ranging in size from 40 to 100 feet. The Bay Club offers a clubhouse facility with dining, fitness, spa and swimming facilities. The marina is owned by us, and in keeping with our business strategy to ultimately divest our interest in amenities assets, the club facility and operations were profitably sold to a third party in 2012. As of September 30, 2013, there were approximately 226 home sites owned or in backlog, of which 160 are currently zoned for high-rise construction. In this community, we have sold out of homes in our active neighborhoods and are currently delivering homes in our backlog. Future neighborhoods are in various stages of planning.

Home Sites by Development Status

        The following table sets forth summary information about the development status of our home sites, as of September 30, 2013 (numbers set forth below are approximate):

Development Status	Owned	Controlled(1)	Total
Finished	1,236	115	1,351
Partially Developed	2,175	498	2,673
Raw	3,004	—	3,004
High Rise	1,549	—	1,549

Total	7,964	613	8,577

(1)
Represents home sites under lot option contracts or land purchase contracts. There can be no assurance that we will acquire any of these home sites on the terms or timing anticipated, or at all, or that we will proceed to sell and build homes on any of the land we own, control or acquire. See "Risk Factors—Risks Related to Our Business—We may not be successful in our effort to identify, complete or integrate acquisitions, which could adversely affect our results of operations and future growth."

  Recent and Pending Land Acquisitions

        Subsequent to September 30, 2013, we entered into a land option contract to acquire 84 home sites in one neighborhood, situated in a master-planned community in Southwest Florida, for an aggregate purchase price of approximately $12.2 million, net of deposits. Closings under the land option contract are expected to occur during the fourth quarter of 2013 through 2016.

        There can be no assurances that we will acquire any of these home sites on the terms or timing anticipated, or at all, or that we will proceed to sell and build homes on any of the land we own, control or acquire. See "Risk Factors—Risks Related to Our Business—We may not be successful in our effort to identify, complete or integrate acquisitions, which could adversely affect our results of operations and future growth."

Real Estate Services

  Real Estate Brokerage

        We operate a full-service real estate brokerage business under the Berkshire Hathaway HomeServices brand in most of the largest metropolitan areas in Florida through our wholly-owned subsidiary Watermark Realty, Inc. ("Watermark"). In 2012, Watermark was the third-largest real estate brokerage in Florida and the 36th largest in the United States based on sales volume. We currently have 41 brokerage offices and exclusive relationships with approximately 1,500 independent, licensed real estate agents. Our real estate brokerage business allows us to take advantage of the recovery in Florida resale home prices, supplementing our ability to profit on new home sales through our Homebuilding segment. Additionally, Watermark is a source of valuable information on market trends from which our Homebuilding segment benefits on a real-time basis. During 2012 and the nine months ended September 30, 2013, we brokered approximately 9,100 and 6,900 home sale transactions, respectively, representing either the buy side or the sell side of the transaction. The average selling price on closed home sale transactions increased 7.0% and 8.2% during 2012 and the nine months ended September 30, 2013, respectively, when compared to the same periods in the prior years and our total retail sales volume was over $2.2 billion and $1.8 billion during 2012 and the nine months ended September 30, 2013, respectively.

        We compete with other national independent real estate organizations, other national real estate franchisors, franchisees of local and regional real estate franchisors, regional independent real estate organizations, discount brokerages, and smaller niche companies competing in local areas. We also compete in order to hire and retain qualified licensed independent sales agents. Generally, we enter into independent contractor agreements with qualified licensed, independent real estate agents in order to retain their professional services for soliciting buyers, tenants, sellers and landlords of residential properties. Pursuant to such agreements, we do not have an employer-employee relationship with these real estate agents and, as a result, we do not control the manner and means by which these real estate agents operate, and are not obligated to withhold income taxes, social security taxes, disability, workers compensation or unemployment insurance payments, unless required by law. We also do not provide for any minimum salary payment, sick pay, vacation pay, health insurance, or any other benefits. Our contracts require that the real estate agents comply with all applicable laws, rules, regulations and codes of ethics and maintain all necessary licenses. Our agents negotiate all of the terms and conditions of commissions charged to clients and we are not liable to the agents for commission payments until transactions are fully closed and full funding to Watermark has occurred.

        We manage the inherent risks involved with our collective real estate transactions through Watermark's Professional Liability Risk Management Program. Through this program, we assess and apply our resources to reduce and finance any identified professional liability loss exposure. To finance and limit the impact of such exposure, we maintain professional liability insurance policies to cover losses due to errors or omissions committed for or on behalf of our operations in Florida. We otherwise require that the real estate agents maintain automobile liability insurance and indemnify Watermark, us, our subsidiaries, affiliates, shareholders, directors, officers, employees, and other representatives from any liability caused by the agent's negligence, fraud, or omissions, as well as any claims arising out of the agent's personal activities.

        Watermark currently does business as Berkshire Hathaway HomeServices Florida Realty pursuant to a franchise agreement with BHH Affiliates, LLC (the "Berkshire Agreement") that became effective in October 2013 and made us one of the first franchisees to operate under the new Berkshire Hathaway Homes Services brand name. We believe this new brand strengthens our ability to take advantage of the improving resale home market as we transition from the Prudential brand.

        Pursuant to the Berkshire Agreement, we have the exclusive right to provide real estate brokerage services using the brand name in Broward, Lee and Martin Counties, and in portions of Collier, Miami-Dade, Palm Beach, and Saint Lucie Counties, all in Florida. We will pay annual and monthly royalties and fees based on gross revenues. Under the Berkshire Agreement, we must comply with operating standards and terms and conditions imposed by the franchisor and must obtain their consent in order to open up new operating locations or operate other businesses within the insurance or real estate brokerage industries. The Berkshire Agreement also permits the franchisor to terminate the agreement in certain cases, such as a failure to meet certain obligations under the Berkshire Agreement, bankruptcy, abandonment of the franchise, assignment of the franchise without the franchisor's consent or material violations of any federal, state or local laws and regulations. If the Berkshire Agreement terminates due to our failure to comply with the terms and conditions of the Berkshire Agreement, we may be liable for a termination payment.

  Title Insurance and Closing Services

        In a majority of real estate transactions, a buyer will choose, or will be required, to purchase title insurance that will protect the buyer and/or the mortgage lender against loss or damage in the event that title is not transferred properly and to insure free and clear ownership of the property by the buyer. Our title and settlement services business, which we operate as Florida Title & Guarantee, assists with the closing of a real estate transaction by providing full-service title and settlement (i.e., closing and escrow) services to individuals, real estate companies, including our company-owned real estate brokerage and relocation services businesses, and mortgage lenders. Our title business also allows us to better manage our new home sales by providing a level of visibility and control over the home delivery process in cases where homebuyers choose to use our title services. During 2012 and for the nine months ended September 30, 2013, approximately 82% and 76%, respectively, of our home deliveries were settled by Florida Title & Guarantee, and our Homebuilding and brokerage businesses provided for approximately 88% and 91%, respectively, of Florida Title & Guarantee's total title services revenues. As part of our title services, we also act as a title agent for a variety of large, national underwriters and derive revenue from commissions on title insurance premiums and closing services provided to our homebuyers, third-party residential closings and commercial closings.

Amenities

        Our recreational amenities, including championship golf courses with clubhouses, fitness, spa, tennis and recreational facilities, walking trails, resort style pools, marinas, movie theaters, town centers, and a variety of restaurants, are central to our mission of delivering luxury lifestyle experiences to our homebuyers. Our Amenities operations derive revenues primarily from the sale of club memberships, membership dues, and golf and restaurant operations. Amenities at our communities are owned by either community residents or non-residents in equity membership programs, unaffiliated third parties, or retained by us. As of September 30, 2013, we have approximately 5,200 members across all of our owned and managed clubs. As we plan the development of new communities, the ownership of the amenities is structured to cater to the preferences and expectations of community residents, and provide us with a specific exit plan, which may include a sale to the community homeowners' association or a third party as communities and their related amenities mature.

        These amenities offer our homebuyers a luxury lifestyle experience, enabling us to enhance the marketability and sales value of the homes we deliver, as compared to non-amenitized communities. The amenities in our communities enhance our brand and drive awareness through events such as the annual Franklin Templeton Shark Shootout, a PGA-sponsored event in our Tiburón community. We continue to re-invest in our community amenities to adapt to changing demographics and homebuyer preferences to ensure they maintain their luxury appeal.

Segments

        Our business is organized into three operating segments: Homebuilding, Real Estate Services and Amenities. See Note 19 to our audited consolidated financial statements and Note 18 to our unaudited consolidated financial statements included elsewhere in this prospectus for financial information about our segments.

Our Headquarters and Other Properties

        As of September 30, 2013, we owned approximately 270,000 square feet of amenity space and 54,000 square feet of sales office space throughout Florida. In addition, we lease approximately 25,000 square feet of office space in Bonita Springs, Florida, which serves as our corporate headquarters, and approximately 169,000 aggregate square feet of office space in other locations throughout Florida, which serve as branch office space for our related Real Estate Services businesses.

Other Investments

        We selectively enter into business relationships through partnerships and joint ventures with unrelated parties. These partnerships and joint ventures will typically acquire, develop, market and operate homebuilding, timeshare, amenities, and/or real estate services projects.

  Pelican Landing Golf Resort Ventures Limited Partnership

        We are the general partner and a limited partner in Pelican Landing Golf Resort Ventures Limited Partnership (the "Golf Resort"), with Hyatt Equities, L.L.C. as another limited partner. The Golf Resort, a certified Audubon International Golf Signature Sanctuary, was formed in 1998 as a Delaware limited partnership for the purpose of owning, developing, and operating an 18-hole, Raymond Floyd-designed, public golf course, known as Raptor Bay Golf Club, in Lee County, Florida, which commenced operations in 2001. Net income and losses are allocated to the partners on the basis of ownership interests. The Golf Resort entered into a management agreement with us to manage the golf facilities and provide human resources and personnel services.

  Pelican Landing Timeshare Ventures Limited Partnership

        We are a limited partner in Pelican Landing Timeshare Ventures Limited Partnership (the "Timeshare Venture"), with an affiliate of Hyatt Hotels Corporation, as the general partner and a limited partner. The Timeshare Venture was formed in 1998 as a Delaware limited partnership for the purpose of acquiring, developing, constructing and operating a vacation ownership condominium complex in Lee County, Florida, known as Hyatt Coconut Plantation (the "Resort"). We also acted as the general contractor for construction of the Resort. The Timeshare Venture also entered into various agreements with Hyatt Vacation Ownership, Inc. and other Hyatt-affiliated entities, whereby such entities provide administrative and sales and marketing services, as well as use of the Hyatt brand and trademarks. Income and losses of the limited partnership are allocated according to the limited partnership agreement.

        The Timeshare Venture sells vacation ownership intervals at the Resort by conveying fee title to buyers subject to a time-share plan. Upon acquisition of a vacation ownership interval, buyers become club members in the Hyatt Vacation Club, a multisite time-share plan, that allows members to reserve accommodations at all of the Club's affiliated facilities. The Resort currently consists of 72 condominium units.

Seasonality

        We have historically experienced, and in the future expect to continue to experience, variability in our operating results on a quarterly basis, primarily due to our Homebuilding segment. Because many of our Florida homebuyers prefer to close on their home purchases before the winter, the fourth quarter of each year often produces a disproportionately large portion of our total year's revenues, profits and cash flows. Accordingly, our revenues may fluctuate significantly on a quarterly basis and we must maintain sufficient liquidity to meet short-term operating requirements.

        As a result of seasonal activity, our results of operations during any given quarter are not necessarily representative of the results we expect for the full calendar year or subsequent quarterly reporting periods. We expect this seasonal pattern to continue, although it may be affected by economic conditions in the homebuilding industry.

        In contrast to our typical seasonal results, the weakness in homebuilding market conditions in the United States during recent years has mitigated our historical seasonal variations. Although we may experience our typical historical seasonal pattern in the future, we can make no assurances as to when or whether this pattern will recur. See "Risk Factors—Risks Related to Our Business—Our quarterly operating results may fluctuate because of the seasonal nature of our business and other factors."

Raw Materials

        The principal raw materials used in the construction of our homes are concrete and forest products. In addition, we use a variety of other construction materials in the homebuilding process,

including drywall, plumbing and electrical items. Typically, all the raw materials and most of the components used in our business are readily available in the United States. Most of our standard items are carried by major suppliers. We attempt to enhance the efficiency of our operations by using, where practical, standardized materials that are commercially available on competitive terms from a variety of sources. In addition, our purchasing programs for certain building materials, appliances, fixtures and other items allow us to benefit from large quantity purchase discounts and, where available, manufacturer or supplier rebates. We continue to monitor the supply markets to achieve the best prices available. However, a rapid increase in the number of homes started could cause shortages in the availability of such materials, thereby leading to delays in the delivery of homes under construction. See "Risk Factors—Risks Related to Our Business—Labor and raw materials and building supply shortages and price fluctuations and other problems in the construction of our communities could delay or increase the cost of home construction and adversely affect our operating results."

Competition

        We compete in each of our markets with other local, regional and national homebuilders. We not only compete for homebuyers, but also for desirable land assets, financing, building materials, skilled management talent and trade labor. We also compete with other housing alternatives, such as existing home sales (including lender-owned homes acquired through foreclosure or short sales) and rental housing. We believe we have a competitive advantage in attracting many of our targeted homebuyers, as they are more likely to value and pay for the quality of lifestyle, construction and amenities in the well-amenitized, master-planned communities for which we are known. Finally, we also believe our focus and expertise in the higher priced move-up and second home market segments gives us an advantage in our markets, as small private builders, who have typically targeted these segments, either have ceased homebuilding operations in our markets as a result of the housing downturn or have limited access to financing.

        Certain of our homebuilding competitors, including larger public companies, may have long-standing relationships with local labor, materials suppliers or land sellers in certain areas, which may provide them an advantage in their respective regions or local markets. They may also have longer operating histories, better relationships with suppliers and subcontractors and may have more resources or lower cost of capital than us. These competitive conditions may adversely affect our business, financial condition and results of operations by decreasing our revenues, impairing our ability to successfully execute our land acquisition and land asset management strategies, increasing our costs and/or diminishing growth in our Homebuilding segment.

        Our real estate brokerage business also competes with other national real estate organizations, regional independent real estate organizations, discount brokerages, and smaller niche companies competing in local areas. Real estate brokers compete for sales and marketing business primarily on the basis of services offered, reputation, utilization of technology, personal contacts and brokerage commission. In addition, the real estate brokerage industry has minimal barriers to entry for new participants, including participants pursuing non-traditional methods of marketing real estate, such as Internet-based brokerage or brokers who discount their commissions.

Government Regulation, Health and Safety and Environmental Matters

  Government Regulation

        Our Homebuilding operations, including land development activities, are subject to extensive federal, state and local statutes, ordinances, rules and regulations, zoning and land use, building, employment and worker health and safety regulation. These regulations affect all aspects of the homebuilding process and can substantially delay or increase the costs of Homebuilding activities, even on land for which we already have approvals. In addition, larger land parcels are generally undeveloped and may not have all of the governmental approvals necessary to develop and construct homes. If we are unable to obtain these approvals or obtain approvals that restrict our ability to use the land in ways we do not anticipate, the value of the parcel will be negatively impacted. During the development process, we must obtain a number of approvals from various governmental authorities that regulate matters such as: permitted land uses, levels of density and architectural designs; the level of energy efficiency our homes are required to achieve; the building of roadways and creation of traffic control mechanisms and the installation of utility services, such as water, sewage and waste disposal, drainage and storm water control, electricity and natural gas; the dedication of acreage for open space, parks, schools and other community services; and the preservation of habitat for endangered species and wetlands, storm water control and other environmental matters. These government entities often have broad discretion in exercising their approval authority. The approval process can be lengthy and cause significant delays or permanently halt the development process. The approval process may also be opposed by neighboring landowners, consumer or environmental groups, among others, and that in turn can cause significant delays or permanently halt the development process. In addition, new housing developments are often subject to various assessments for schools, parks, streets, highways and other public improvements. Our projects may also contain water features such as lakes or marinas for boating or other recreational activities. These water features may be subject to governmental regulations which could result in high maintenance costs. In addition, local governments in some of the areas where we operate have approved, and others where we operate or may operate in the future may also approve, various "slow growth" or "no growth" homebuilding initiatives and other ballot measures that could negatively impact the availability of land and building opportunities within those jurisdictions.

        The title insurance industry is closely regulated by the Florida Department of Financial Services, Office of Insurance Regulation. These regulations impose licensing and other compliance requirements upon our title insurance business and require that we offer title insurance products in accordance with a promulgated rate schedule.

        Our condominiums in Florida are also subject to Florida administrative regulations, which among other things, approve our projects and monitor our ability to fund reserves for each condominium. In connection with our development of condominiums and offering of condominium units for sale, we must submit regulatory filings, and we are subject to Florida's Condominium Act.

        Furthermore, we are also subject to state legislation and IRS rulings pertaining to community development districts. A CDD is a local, special purpose government framework authorized by Florida's Uniform Community Development District Act of 1980, as amended, and provides a mechanism to manage and finance the infrastructure required to develop new communities. CDDs are legal entities with the ability to enter into contracts, own property, sue and be sued, and impose and levy taxes and/or assessments. CDDs are subject to audit and rulings from the IRS with respect to the tax-exempt status of their bonds.

        Finally, we are subject to various laws and regulations containing general standards for and limitations on the conduct of real estate brokers and sales associates, including those relating to licensing of brokers and sales associates, administration of escrow funds, collection of commissions, advertising and consumer disclosures. Under Florida state law, our real estate brokers have certain duties to supervise and are responsible for the conduct of their brokerage business. Although real estate sales agents historically have been classified as independent contractors, rules and interpretations of state and federal employment laws and regulations could change, including those governing employee classification and wage and hour regulations, and these changes may impact industry practices and our real estate brokerage operations. Florida state law requires real estate brokers to supervise the activities of their sales associates. Our brokerage practices are also subject to regulation by the Consumer Financial Protection Bureau.

        Although we believe that our operations are in full compliance in all material respects with applicable federal, state and local requirements, our operations may be materially impacted and our growth and development opportunities may be limited and more costly as a result of legislative, regulatory or municipal requirements. See "Risk Factors—Risks Related to Our Business—We are subject to extensive governmental regulation, which may substantially increase our costs of doing business and negatively impact our financial condition and results of operations. Failure to comply with laws and regulations by our employees or representatives may harm us."

  Health and Safety

        We consider health, safety and accident prevention to be of primary importance in all phases of our Homebuilding operation and administration. In order to comply with the provisions of OSHA, we have established and implemented a health and safety program. This program includes informing all of our employees of our health and safety policies and procedures, conducting documented safety inspections, and applying corrective and disciplinary measures for any failure to comply with applicable laws and standards. We also contract with an authorized OSHA trainer and a certified CPR and First Aid trainer to monitor and inspect our jobsites and provide training and corrective action, if necessary. We require our subcontractors to maintain a health and safety program that meets all applicable laws and standards. We also require them to maintain competent supervisors and safety inspectors, adequate and prescribed health and safety training, and tools and equipment that are in a safe condition.

  Environmental Matters

        We are also subject to various federal, state and local environmental laws and regulations relating to the operation of our properties, which are administered by numerous federal, state and local governmental agencies. We expect that increasingly stringent laws and regulations will be imposed on homebuilders in the future. As climate change concerns grow, legislation and regulatory activity of this nature is expected to continue and become more onerous. Additionally, environmental and energy efficiency requirements imposed by government regulations could add to building costs and have an adverse impact on the availability and price of certain raw materials such as lumber, which in turn could reduce profitability.

        From time to time, the EPA and similar federal or state agencies conduct inspections of our properties for compliance with these environmental laws and a failure to strictly comply may result in an assessment of fines and penalties and an obligation to undertake corrective actions. Any such enforcement actions may increase our costs. See "Risk Factors—Risks Related to our Business—Compliance with applicable environmental laws may substantially increase our costs of doing business, which could negatively impact our financial condition and results of operations."

        Under various environmental laws, current or former owners or operators of real estate whether leased or owned, as well as certain other categories of parties, may be required to investigate and clean up hazardous or toxic substances or petroleum product releases, and may be held liable to a governmental entity or to third parties for related damages, including for bodily injury, and for investigation and clean-up costs incurred by such parties in connection with the contamination, regardless of whether such contamination or environmental conditions were created by us or a prior owner or tenant, or by a third party or neighboring party. The costs of any required removal, investigation or remediation of such substances or the costs of defending against environmental claims may be substantial. The presence of such substances, or the failure to remediate such substances properly, may also adversely affect our ability to sell the land or to borrow using the land as security. Although environmental site assessments conducted at our properties have not revealed any environmental liability that we believe would have a material adverse effect on our business, financial condition or results of operations, nor are we aware of any material environmental liability or concerns, there can be no assurance that the environmental assessments that we have undertaken have revealed all potential environmental liabilities, or that an environmental condition does not otherwise exist as to any one or more of our properties that could have a material adverse effect on our business, financial condition or results of operations.

Employees

        As of September 30, 2013, we had 584 full-time, year-round employees, of which approximately 139 were Homebuilding or corporate employees, 122 were Real Estate Services employees, and 323 were Amenities employees. While our Homebuilding and corporate employees oversee our Homebuilding operations, we hire experienced third-party subcontractors to supply the trade labor and to procure some or all of the building materials required for all production activities. In addition, as of September 30, 2013, we had exclusive relationships with approximately 1,370 independent, licensed real estate agents, through our real estate brokerage business.

Intellectual Property

        We own certain logos and trademarks that are important to our overall branding and sales strategy. As of September 30, 2013, we owned over 40 registered trademarks and over 80 domain names.

Information Technology

        We use information technology and other computer resources to carry out important operational and marketing activities as well as to maintain our business and employee records. Many of these resources are provided to us and/or maintained on our behalf by third-party service providers pursuant to agreements that specify certain security and service level standards.

Insurance

        We maintain insurance through third-party commercial insurers, subject to deductibles and self-insured amounts, to protect us against various risks associated with our activities, including, among others, general liability, property, workers' compensation, automobile and employee fidelity and management liability. Litigation is managed by our legal department, with assistance from our risk management team on insurance coverage matters and from other division personnel as required. We are focused on claim prevention through training, standardized documentation and centralized processes.

Legal Proceedings

  Proceedings and Claims Related to our Bankruptcy Case

  Bankruptcy Claims

        On August 4, 2008, the Debtors filed voluntary petitions for reorganization relief under the Bankruptcy Code in the Bankruptcy Court. The Debtors filed an initial joint plan of reorganization and related disclosure statement on June 8, 2009, a first amended joint plan of reorganization and disclosure statement on July 1, 2009 and a second amended joint plan of reorganization and disclosure statement on July 17, 2009. The Plan received formal endorsement of both the senior secured creditors and the official committee of unsecured creditors and was confirmed by the Bankruptcy Court on August 26, 2009. The Plan was declared effective on September 3, 2009 and the Debtors emerged from bankruptcy on that date.

        WCI is responsible to satisfy only those claims against the Debtors as specified in the Plan and the Confirmation Order. WCI satisfied claims by the Debtors' primary financial creditors against the Debtors with the issuance to such holders on September 3, 2009 of (a) the senior secured term loan,

(b) the senior subordinated secured term loan, and (c) 95% of the shares of common stock issued under the Plan (without accounting for certain shares reserved for issuance or issuable on account of preferred shares issued under the Plan). In addition, the Plan and the Confirmation Order required WCI to satisfy the following claims against the Debtors: (a) certain "Allowed" claims that are entitled to priority status under section 507(a) of the Bankruptcy Code, by payment in full; (b) certain "Allowed" secured claims, by payment in full; and (c) certain unsecured claims that are "Allowed" in an amount of $135,000 or less, by payment at a rate of 2% of the amount of the claim. In order for a claim to be "Allowed" under the terms of the Plan, among other things, it must (a) have been (i) timely asserted against, or (ii) formally acknowledged by, the Debtors in the Chapter 11 Cases, and (b) be liquidated, non-contingent, and undisputed.

        WCI has resolved and satisfied a substantial majority of the claims asserted to date against the Debtors in the Chapter 11 Cases for which it is responsible under the Plan and the Confirmation Order. Based on the amount asserted by the purported creditors in the remaining unsatisfied and unresolved claims, as of December 13, 2013, WCI's maximum liability was $404,000 with respect to such claims. However, we believe that some of the claims filed as secured claims will not be paid in full and therefore WCI's maximum liability for the claims that remain unsatisfied and unresolved is substantially less than $404,000.

        The Plan and the Confirmation Order provide that, other than as provided therein, and as generally described above, neither WCI nor any of its subsidiaries is responsible for any obligation of the Debtors arising prior to September 3, 2009. The Plan and the Confirmation Order further provide that all persons are precluded from and forever barred against asserting any claim against WCI, any of its subsidiaries, or any of their respective assets, based upon any act, omission, transaction, or other activity of any kind or nature that occurred or came into existence prior to September 3, 2009, whether or not the facts of or legal bases were known or existed prior to the Effective Date.

        Notwithstanding the provisions of the Plan and the Confirmation Order, WCI and certain of its subsidiaries have been subject to certain actions for certain alleged acts, omissions, transactions, or other activities of certain of the Debtors that occurred or came into existence prior to September 3, 2009. It is our policy to vigorously oppose such actions. WCI and certain of its subsidiaries are presently party to two separate litigations that they have asserted are being prosecuted in contravention of the Plan and the Confirmation Order. However, certain factual and legal issues in one of these litigations remain unresolved and there therefore exists a risk that such issues could be resolved against WCI. In such an event, WCI could be liable to satisfy in full any final judgment entered in favor of the plaintiffs therein.

  The Watermark Condominium Residences Association, Inc. Matter

        The Watermark Condominium Residences Association, Inc. (the "Watermark Association") administers and manages a luxury condominium tower in Hudson County, New Jersey, known as "The Watermark." Debtor WCI Towers Northeast USA, Inc. ("WCI Towers") was the sponsor and developer of The Watermark, construction of which was completed in 2008. The Watermark Association filed a proof of claim in the Chapter 11 Cases on February 5, 2009 in an unliquidated amount. Following the Effective Date, WCI reached a settlement in the state court litigation it had commenced in the Superior Court of New Jersey, Hudson County, whereby the general contractor for The Watermark agreed to pay to WCI the amount of $1.4 million. The Watermark Association moved to impose a constructive trust on the proceeds of that settlement. The settlement was funded and the $1.4 million settlement currently remains in escrow pending the resolution of the Watermark Association's constructive trust motion. The New Jersey state court judge deferred ruling on the constructive trust until the Bankruptcy Court provides guidance on whether the settlement proceeds are property of the bankruptcy estate.

        Additionally, the Watermark Association has sued WCI, WCI Towers and several former WCI employees and subcontractors in a separate lawsuit in the Superior Court of New Jersey, Hudson County, to recover damages arising from certain alleged construction defects at The Watermark. WCI and WCI Towers moved to dismiss the Watermark Association's complaint on the basis that, among other things, the claims asserted therein arose prior to the effective date of the Plan and are therefore subject to the treatment provided under the Plan. The motion to dismiss is currently pending.

        We have reached a settlement and received court approval, and are currently circulating the settlement documents for execution with all parties. We believe that the settlement will not have a material adverse effect on our financial condition, results of operations, or cash flows.

  The Lesina at Hammock Bay Condominium Association, Inc. Matter

        The Lesina at Hammock Bay Condominium Association, Inc. (the "Lesina Association"), administers and manages a luxury condominium tower in Collier County, Florida, which was built and developed by one of the Debtors. The Lesina Association filed a proof of claim in the Chapter 11 Cases on February 2, 2009 in an unliquidated amount. On April 11, 2012, the Lesina Association filed a motion in the Bankruptcy Court requesting a declaration from the Bankruptcy Court that its claims arose after the September 3, 2009 effective date of the Plan and that the Lesina Association is therefore entitled to commence a state court action for warranty claims against WCI. WCI opposed this motion and the Bankruptcy Court ordered the Lesina Association and WCI to mediation. The mediation was unsuccessful and on May 17, 2013, the Bankruptcy Court granted the Lesina Association's motion and determined that the Plan does not bar the Lesina Association from pursuing its statutory warranty claims and assessment claims against the Company. The Company is appealing this decision. The Company disputes the allegations made in this action and is vigorously defending this action. As a result of being in the early stages of litigation, we are unable to estimate the amount of any potential loss.

  Other Proceedings

        We are subject to various other claims, complaints and other legal actions arising in the normal course of business. These matters are subject to many uncertainties, and the outcomes of these matters are not within our control and may not be known for prolonged periods of time. Nevertheless, we believe the outcome of any of these currently existing proceedings, even if determined adversely, would not have a material adverse effect on our financial condition, results of operations and/or cash flows.

MANAGEMENT

Officers and Directors

        Set forth below are the names, ages (as of December 13, 2013) and positions of our directors and executive officers.

Name	Age	Position(s) held
Keith E. Bass	49	President, Chief Executive Officer and Director
Russell Devendorf	40	Senior Vice President and Chief Financial Officer
Vivien N. Hastings	61	Senior Vice President and General Counsel
Paul J. Erhardt	44	Senior Vice President of Homebuilding and Development; President, South Region
David T. Ivin	55	Senior Vice President of Homebuilding and Development; President, North Region
Reinaldo L. Mesa	51	Senior Vice President of Real Estate Services; President and Chief Executive Officer, Watermark Realty, Inc.
John B. McGoldrick	47	Senior Vice President of Human Resources
Stephen D. Plavin	54	Chairman of the Board of Directors
Patrick J. Bartels, Jr.	38	Director
Michelle MacKay	47	Director
Darius G. Nevin	55	Director
Charles C. Reardon	56	Director
Christopher E. Wilson	50	Director

Biographical Information

        The following is a summary of certain biographical information concerning our directors and our executive officers. Vivien N. Hastings and Reinaldo L. Mesa were executive officers of WCI's predecessor company at and from the time it filed voluntary petitions for reorganization relief under the provisions of Chapter 11 of the Bankruptcy Code on August 4, 2008 through its emergence from bankruptcy.

Keith E. Bass, President, Chief Executive Officer and Director

        Keith E. Bass has served as our President and Chief Executive Officer since December 2012 and as a member of our board of directors since March 2012. Mr. Bass has over 25 years of homebuilding experience and, prior to joining WCI, held a number of senior executive leadership positions at national homebuilding and development companies. Before becoming our chief executive officer, Mr. Bass was President of Pinnacle Land Advisers from 2011 to November 2012. From 2003 to 2011, he was an executive with The Ryland Group ("Ryland"), with his most recent position (from 2008 to 2011) as Senior Vice President of Ryland and President of Ryland's South U.S. Region (covering Florida, Georgia, North Carolina, South Carolina and Texas). From 2003 to 2008, he held the various titles of SE U.S. Region President, Orlando Division President, and Vice President, Land Resources—SE U.S. Region. Prior to Ryland, Mr. Bass was President of the Florida Region of Taylor Woodrow from 1997 to 2003. Mr. Bass holds a bachelor's degree in business administration from North Carolina Wesleyan College and is a licensed general contractor and a licensed real estate broker in the state of Florida. We believe his experience in the real estate industry and leadership in management make Mr. Bass well-qualified to serve on our board of directors.

Russell Devendorf, Senior Vice President and Chief Financial Officer

        Russell Devendorf has served as our Senior Vice President and Chief Financial Officer since November 2008 and is responsible for the Company's accounting, finance, tax, risk management and information technology systems. Prior to joining WCI, Mr. Devendorf held positions as Vice President—Finance of Meritage Homes Corporation from May 2008 to November 2008 and from March 2002 to May 2008 served in several senior level finance roles with TOUSA, Inc., a national homebuilding company, including most recently as Vice President, Treasurer and Secretary. He also served as an auditor at Ernst & Young, LLP in their real estate practice and is a Certified Public Accountant and Certified Treasury Professional. Mr. Devendorf received both a B.S. and Master of Accounting with a tax concentration from The Florida State University.

Vivien N. Hastings, Senior Vice President and General Counsel

        Vivien N. Hastings has served as our Senior Vice President and General Counsel since 1998. Ms. Hastings joined WCI in 1990 and held various positions in WCI's legal department prior to becoming General Counsel. From 1982 to 1989, Ms. Hastings served as Vice President and Co-General Counsel of Merrill Lynch Hubbard, Inc., a real estate division of Merrill Lynch & Co. Prior to her tenure with Merrill Lynch, she was an associate with the law firm of Winston & Strawn LLP. Ms. Hastings holds a B.A. from the University of Connecticut and a J.D. from Washington University School of Law.

Paul J. Erhardt, Senior Vice President of Homebuilding and Development; President—South Region

        Paul J. Erhardt has served as our Senior Vice President of Homebuilding and Development and President of our South Region since November 2013. He is responsible for overseeing homebuilding operations, community planning, entitlements and land development for our South Region. From March 2013 until November 2013, Mr. Erhardt served as our Senior Vice President of Homebuilding and Development where he was responsible for overseeing our company-wide homebuilding operations, as well as community planning, entitlements and land development. Mr. Erhardt joined WCI as a Project Manager in 2004 and was named Senior Project Manager in 2005, Vice President in 2009 and Senior Vice President of Community Development and Operations in 2011, the last of which positions he held until his current role. Prior to joining WCI, Mr. Erhardt led supply chain improvement programs as Director of Operations Programs for World Kitchen, Inc. from 2001 to 2003. Prior to joining World Kitchen, Inc., Mr. Erhardt was a management consultant with Booz Allen & Hamilton from 1996 to 2001 and a practicing CPA with Arthur Andersen & Company from 1990 to 1995. He currently sits on the advisory board of Terrasur Chile Property Fund, LP as well as multiple homeowner, condominium and community development district boards on behalf of WCI. Mr. Erhardt holds both a B.B.A. and M.B.A. from the University of Michigan with a Concentration in Corporate Strategy and Operations.

David T. Ivin, Senior Vice President of Homebuilding and Development; President—North Region

        David T. Ivin has served as our Senior Vice President of Homebuilding and Development and President of our North Region since he joined the Company in November 2013. He is responsible for overseeing homebuilding operations, community planning, entitlements and land development for our North Region. Mr. Ivin has over 30 years of professional homebuilding experience, holding various senior executive leadership positions at national homebuilding and development companies. Prior to joining the Company, Mr. Ivin served as Asset Manager with Starwood Land Ventures, managing all of its communities in West Florida from 2010 to 2013. Prior to joining Starwood Land Ventures, Mr. Ivin was a Division President at Centex Homes from 2004 to 2008, covering all of its Tampa, Florida operations, and from 1994 to 2004 he was the Regional Director in West Florida for Taylor Woodrow Communities. From 1991 to 1994 Mr. Ivin served as Division President of Ryland Homes (Charleston,

South Carolina) and prior to that he held various construction and sales positions at Ryan Homes in Virginia. Mr. Ivin holds an M.B.A. from the University of North Carolina and a B.S. in Civil Engineering from Cornell University.

Reinaldo L. Mesa, Senior Vice President of Real Estate Services; President and Chief Executive Officer, Watermark Realty, Inc.

        Reinaldo L. Mesa has served as our Senior Vice President of Real Estate Services since September of 2009 and as President and Chief Executive Officer of Watermark Realty, Inc. since January 2010. Previously, Mr. Mesa served as President of Prudential Florida Realty, beginning in March 2005, and has held various other positions at Prudential Florida Realty since he joined WCI in 1999. Prior to joining WCI, Mr. Mesa served as Miami-Dade District Manager with Coldwell Banker Residential Real Estate. He previously owned his own real estate brokerage that he ultimately sold in 1997 to NRT LLC, which operates Coldwell Banker Residential Real Estate. Mr. Mesa is a certified real estate broker and a certified residential specialist. Mr. Mesa also serves as a National Association of Realtors® ("NAR") Director and serves on the NAR Executive Committee, Large Residential Firms Advisory & Involvement Board, NAR Major Investor Council, Public Policy Coordinating Committee and Global Business and Alliance Committee. Mr. Mesa also previously served as a Director of the National Association of Hispanic Real Estate Professionals (NAHREP). Mr. Mesa has been in the real estate industry since 1981.

John B. McGoldrick, Senior Vice President of Human Resources

        John B. McGoldrick has served as our Senior Vice President of Human Resources since August 2013. Mr. McGoldrick oversees all aspects of WCI's human resources and corporate services functions, including recruiting, human resources administration, compensation and benefits, payroll, organization development, training and corporate services/facilities activities. Mr. McGoldrick joined WCI in 2002 and held various positions in WCI's Human Resources department prior to becoming Senior Vice President in August 2013. Prior to joining WCI, Mr. McGoldrick was Director of Human Resources, Compensation & Benefits from 2001 to 2002 for Orius Telecom Services, Inc., a private company in the telecommunications industry. He was Senior Manager of Human Resources Administration for Ocwen Financial Corporation, a publicly traded global financial services provider, from 1994 to 2001. Mr. McGoldrick holds a bachelor's degree from Villanova University.

Stephen D. Plavin, Chairman of the Board of Directors

        Stephen D. Plavin has served as Chairman of the board of directors of WCI since August 2009. Mr. Plavin brings to our board of directors management experience in the banking and real estate debt investment management sectors, as well as significant experience in and knowledge of the real estate industry and related capital markets transactions, which we believe makes him well-qualified to serve on our board of directors. Mr. Plavin has been a Senior Managing Director of the Blackstone Group since December 2012 and the Chief Executive Officer and a director of Blackstone Mortgage Trust, a New York City-based mortgage REIT that is managed by Blackstone and was formerly named Capital Trust, Inc. He has served as CEO of since 2009. From 1998 until 2009, Mr. Plavin was Chief Operating Officer of Capital Trust and was responsible for all of the lending, investing and portfolio management activities of Capital Trust, Inc. Prior to that time, Mr. Plavin was employed for 14 years with Chase Manhattan Bank and its securities affiliate, Chase Securities Inc. Mr. Plavin held various positions within the real estate finance unit of Chase, and its predecessor, Chemical Bank, and in 1997 he became co-head of global real estate for Chase. Mr. Plavin is also a director of Omega Healthcare Investors, a REIT that owns skilled nursing and other healthcare facilities. Mr. Plavin holds a B.A. in English from Tufts University and an M.B.A. from the J.L. Kellogg Graduate School of Management of Northwestern University.

Patrick J. Bartels, Jr., Director

        Patrick J. Bartels has served as a director on the board of directors of WCI since August 2009 and is a Managing Principal at Monarch Alternative Capital LP, which focuses on investing in stressed and distressed companies across various industries and geographies. Prior to joining Monarch Alternative Capital LP in 2002, he was a high-yield investments analyst at Invesco, where he performed fundamental company, ratio and relative value analysis for a variety of companies in many industries. He began his career at PricewaterhouseCoopers LLP, where he analyzed company financial statements, systems, controls and operations in order to provide business development and internal control recommendations to clients. He holds the Chartered Financial Analyst designation. Mr. Bartels received a B.S. in accounting, with a concentration in finance, from Bucknell University. We believe his experience with and extensive knowledge of the capital markets, accounting principles and financial reporting make Mr. Bartels well-qualified to serve on our board of directors.

Michelle MacKay, Director

        Michelle MacKay has served as a director on the board of directors of WCI since August 2009. Ms. MacKay is an Executive Vice President of Investments, head of Capital Markets and a member of the Senior Management Committee at iStar Financial, a publically traded REIT. Ms. MacKay has more than 20 years of experience in the real estate industry. Her background includes investing in real estate through financings, direct ownership and structured products. Ms. MacKay also has also held positions at Chase Bank and UBS. Ms. MacKay holds a B.A. in political science from the University of Connecticut and an M.B.A. from the University of Hartford. We believe that her extensive knowledge of the real estate industry, background in the capital markets, as well as leadership experience, make Ms. MacKay well-qualified to serve on our board of directors.

Darius G. Nevin, Director

        Darius G. Nevin has served as a member of our board of directors since our Initial Public Offering. Mr. Nevin is a member of G3 Capital Partners, LLC, an investment company and expert adviser to private equity firms regarding the security industry. Prior to founding G3 Capital in October 2010, Mr. Nevin served as Chief Financial Officer of Protection One, Inc., a public company, from 2001 until June 2010. He played significant roles in the company's financial restructuring, acquisitions, and debt financings. Mr. Nevin is also a Director of Veritas Financial Partners, an affiliate of Monarch Alternative Capital LP. Mr. Nevin earned an A.B. from Harvard College and an M.B.A. from the University of Chicago Booth School of Business. We believe his expertise in developing and executing the operating and financing strategies of public and private companies, his background in public company financial reporting and internal controls, and his leadership experience make Mr. Nevin well-qualified to serve on our Board of Directors.

Charles C. Reardon, Director

        Charles C. Reardon has served as a member of our board of directors since our Initial Public Offering. Mr. Reardon is the Senior Managing Director of Asgaard Capital LLC, a boutique advisory firm focused on serving middle market companies and their owners, as well as a FINRA registered general securities representative with Chessicap Securities, Inc. since November 2011, a FINRA licensed broker dealer. Mr. Reardon has more than 25 years of experience in directing operational and financial restructurings, healthy and distressed mergers and acquisitions, debt and equity capital financings and real estate development. Prior to founding Asgaard Capital in August 2011, Mr. Reardon was a partner in the investment banking affiliates of Carl Marks & Co., a middle-market merchant bank headquartered in New York, from June 2009 to August 2011. Before that, from January 2002 to June 2009 he held various positions at Houlihan Lokey and was a member of its globally recognized Financial Restructuring Group. Mr. Reardon holds a B.A. with highest distinction from the

University of Virginia and a J.D. from Yale Law School. We believe his extensive knowledge of real estate development, background in financial services, and his leadership experience make Mr. Reardon well-qualified to serve on our Board of Directors.

Christopher E. Wilson, Director

        Christopher E. Wilson has served as Director on the board of directors of WCI since July 2012 and has served as a Managing Member at Stonehill Capital Management LLC, which is a financial investment advisory firm specializing in stressed and distressed investments, since 1994. In addition to his primary investing role, he is also involved in managing the operations of the Company as one of Stonehill's senior principals. Mr. Wilson began his career at GE Capital's Corporate Finance Group and then joined RP Companies, a private equity firm specializing in the cable television and media fields. Mr. Wilson holds a B.A. in government from the University of Notre Dame. We believe Mr. Wilson's extensive background in corporate strategy, finance and acquisitions make him well-qualified to serve on our board of directors.

Family Relationships

        There are no family relationships among any of our directors or executive officers.

Board of Directors Composition

  Director Independence

        At the time of this offering, our board of directors consists of seven members, including our chief executive officer, Keith E. Bass. Our board of directors has determined whether our directors qualify as "independent" directors in accordance with the New York Stock Exchange listing requirements. Our board of directors determined that only Mr. Bass is not considered independent because he is an employee of WCI. The New York Stock Exchange independence definitions include a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director's business and personal activities and relationships as they may relate to us and our management.

  Composition

        In accordance with our amended and restated certificate of incorporation, our board of directors consists of seven members. Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors and that, so long as either Principal Investor has the right to nominate two directors or the Principal Investors own, in the aggregate, at least 20% of our shares of common stock outstanding, the board of directors will not increase its size without the consent of the nominee(s) of the Principal Investors. Our directors hold office until their successors have been elected and qualified or appointed, or the earlier of their death, resignation or removal. Vacancies on the board of directors are filled by a majority of the directors then in office, and not by the shareholders. Vacancies caused by loss of a Principal Investor nominee (such nomination rights described further below) will be filled at the direction of such Principal Investor. Our system of electing and removing directors may delay or prevent a change of our management or a change in control of our Company. See "Risk Factors—Risks Related to Our Organization, this Offering and Ownership of Our Common Stock—Provisions of our charter documents or Delaware law could delay, discourage or prevent an acquisition of our Company, even if the acquisition would be beneficial to our shareholders, and could make it more difficult for you to change our management."

        Each of our directors will be elected annually. Directors may be removed with or without cause by a majority vote of the shares of our common stock then outstanding.

  Voting Arrangements

        On July 24, 2013, in connection with our Initial Public Offering, we entered into stockholders agreements with the Principal Investors, pursuant to which for so long as a Principal Investor holds at least 60% of the shares of our common stock held by it at the consummation of our Initial Public Offering, such Principal Investor will have the right to nominate two directors to the board of directors and one director to each board committee (subject to applicable independence requirements of each committee). When a Principal Investor owns less than 60%, but at least 20%, of the shares of our common stock held by it at the consummation of our Initial Public Offering, such Principal Investor will be entitled to nominate one director to the board of directors and each board committee (subject to applicable independence requirements of each committee). After giving effect to this offering, we expect each of the Principal Investors will hold more than 60% of the shares of our common stock held by it at the consummation of our Initial Public Offering. In addition, we have agreed to use commercially reasonable efforts to take all necessary and desirable actions within our control to cause the election, removal and replacement of such directors in accordance with the stockholders agreements and applicable law. Each Principal Investor has agreed to vote for the other's board nominees in accordance with the terms of a separate voting agreement between the Principal Investors. See "Certain Relationships and Related Party Transactions—Stockholders Agreements" and "Description of Capital Stock—Registration Rights Agreements and Stockholders Agreements."

        Monarch nominated Mr. Nevin and Mr. Bartels to serve on the board of directors and Stonehill nominated Mr. Reardon and Mr. Wilson to serve on the board of directors.

Leadership Structure of the Board of Directors

        The positions of chairman of the board and chief executive officer are presently separated and have historically been separated at WCI. We believe that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors' oversight responsibilities continue to grow. While our by-laws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Role of our Board of Directors in Risk Oversight

        Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

        Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures and our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage unnecessary risk-taking. In addition, our audit committee oversees the performance of our internal audit function and considers and approves or disapproves any related-party transactions and our nominating and governance committee monitors the effectiveness of our corporate governance guidelines.

Risk and Compensation Policies

        In connection with our Initial Public Offering, we analyzed our compensation plans, programs and policies to determine if they are reasonably likely to have a material adverse effect on us. In conducting this evaluation, management reviewed the various compensation plans, programs and policies to evaluate risks and the internal controls that have been implemented to manage those risks. Based on this evaluation and the current plans, programs and policies, management believes that there are no risks arising from our compensation plans, programs and policies that are reasonably likely to have a material adverse effect on us.1

Committees of our Board of Directors

        The standing committees of our board of directors consist of the audit committee, the compensation committee, the nominating and corporate governance committee and the land committee. In connection with our Initial Public Offering, the board of directors adopted amended written charters for the audit committee, compensation committee and nominating and corporate governance committee, which are available on our website. In addition, from time to time, special committees may be established under the direction of our board of directors when necessary to address specific issues. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

        Pursuant to the stockholders agreement described below and subject to applicable rules and regulations of the New York Stock Exchange, the Principal Investors will each have the right to appoint a member to each committee of the board of directors, so long as such Principal Investor holds at least 20% of the shares of our common stock held by it at the consummation of our Initial Public Offering.

  Audit Committee

        Our audit committee oversees our corporate accounting and financial reporting process. The audit committee is responsible for, among other things:

  •
  appointing our independent registered public accounting firm;

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  evaluating the independent registered public accounting firm's qualifications, independence and performance;

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  determining the engagement of the independent registered public accounting firm;

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  reviewing and approving the scope of the annual audit and the audit fee;

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  reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and controls and the audits of our financial statements;

1
NTD: Company to confirm.

  •
  reviewing and approving, in advance, all audit and non-audit services to be performed by the independent auditor, taking into consideration whether the independent auditor's provision of non-audit services to us is compatible with maintaining the independent auditor's independence;

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  monitoring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

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  establishing and overseeing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees regarding questionable accounting or auditing matters;

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  reviewing and approving related-party transactions for potential conflict of interest situations on an ongoing basis;

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  investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisors as the audit committee deems necessary;

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  reviewing reports to management prepared by the internal audit function, as well as management's responses;

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  reviewing our financial statements and our management's discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

  •
  annually reviewing the audit committee charter and the committee's performance; and

  •
  handling such other matters that are specifically delegated to the audit committee by our board of directors from time to time.

        Our audit committee consists of Mr. Nevin, who serves as chairperson of the committee, Ms. MacKay and Mr. Reardon. Monarch and Stonehill nominated Mr. Nevin and Mr. Reardon, respectively, to serve on our audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and New York Stock Exchange. Our board of directors has determined that Mr. Nevin is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the New York Stock Exchange. Under the rules of the SEC and New York Stock Exchange, members of the audit committee must also meet independence standards under Rule 10A-3 of the Exchange Act. Each member of the audit committee is an independent director under the rules of the New York Stock Exchange relating to audit committee independence. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the New York Stock Exchange.

  Compensation Committee

        Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers, directors and employees. The compensation committee is responsible for, among other things:

  •
  reviewing and approving the compensation, employment agreements and severance arrangements and other benefits of all of our executive officers and key employees;

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  reviewing and determining director compensation from time to time in accordance with our amended and restated certificate of incorporation and the applicable New York Stock Exchange rules;

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  reviewing and approving, on an annual basis, the corporate goals and objectives relevant to the compensation of the executive officers, and evaluating their performance in light thereof;

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  reviewing and making recommendations, on an annual basis, to the board of directors with respect to director compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by our board of directors;

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  assisting our board of directors in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans;

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  reviewing and discussing with management our Compensation Discussion & Analysis ("CD&A"), or such other similar section, and recommending that the CD&A, or such other similar section, if required, be included in the proxy statement and annual report on Form 10-K;

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  reviewing our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking and to review and discussing, at least annually, the relationship between risk management policies and practices, business strategy and our executive officers' compensation;

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  reviewing and evaluating, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter;

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  retaining or obtaining, in its sole discretion, the advice of a compensation consultant, independent legal counsel or other adviser after taking into consideration the factors required by any applicable requirements of the Exchange Act and any applicable exchange rules;

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  maintaining direct responsibility over the appointment, oversight and compensation of compensation consultants, independent legal counsel and other advisers engaged by the compensation committee;

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  providing for appropriate funding for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the compensation committee; and

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  handling such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

        Our compensation committee consists of Mr. Wilson, who serves as chairperson of the committee, Mr. Bartels and Mr Plavin. Monarch and Stonehill nominated Mr. Bartels and Mr. Wilson, respectively, to serve on our compensation committee. Each of the members of our compensation committee is an independent director under the rules of the New York Stock Exchange, is a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act and is an "outside director" as that term is defined in Section 162(m) of the Code. The compensation committee operates under a written charter.

  Nominating and Corporate Governance Committee

        The nominating and corporate governance committee is responsible for, among other things:

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  identifying and screening candidates for our board of directors, and recommending nominees for election as directors;

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  establishing procedures to exercise oversight of the evaluation of the board of directors and management;

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  developing and recommending to the board of directors a set of corporate governance guidelines, as well as reviewing these guidelines and recommending any changes to the board of directors;

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  reviewing the structure of the board of directors' committees and recommending to the board of directors for its approval directors to serve as members of each committee, and where appropriate, making recommendations regarding the removal of any member of any committee;

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  reviewing and assessing the adequacy of the formal written charter on an annual basis; and

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  generally advising our board of directors on corporate governance and related matters.

        Our nominating and corporate governance committee consists of Ms. MacKay, who serves as chairperson of the committee, Mr. Bartels and Mr. Reardon. Monarch and Stonehill nominated Mr. Bartels and Mr. Reardon, respectively, to serve on our nominating and corporate governance committee. Each of the members of our nominating and corporate governance committee are independent directors under the rules of the New York Stock Exchange relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter.

  Land Committee

        In July 2012, the board of directors established a land committee, which directly reports to the board of directors. The land committee meets to review potential land acquisitions. Land acquisitions require the approval of the Company's chief executive officer and chief financial officer, the land committee and/or the board of directors, depending on maximum investment thresholds and estimated project duration. For investments of $10.0 million or less and estimated project duration of five years or less, we require the approval of our chief executive officer and chief financial officer. For investments of greater than $10.0 million and less than or equal to $25.0 million and estimated project duration of seven years or less, we require the approval of our chief executive officer, chief financial officer and the land committee. For investments that are greater than $25.0 million and any joint venture, regardless of project duration, we require the approval of our chief executive officer, chief financial officer, land committee and the full board of directors. The committee is intended to function as an additional governance and approval mechanism for executive management's land acquisition approval policies and procedures.

        Our land committee consists of Mr. Bass, who serves as chairperson of the committee, Mr. Nevin, Mr. Bartels and Mr. Wilson. Monarch and Stonehill nominated Mr. Bartels and Mr. Wilson, respectively, to serve on our land committee.

Compensation Committee Interlocks and Insider Participation

        As of the date of this prospectus, our compensation committee consists of Mr. Wilson, who serves as Chairperson, Mr. Bartels, and Mr. Plavin. Ms. MacKay served on the compensation committee in 2013 prior to the consummation of our Initial Public Offering. John Peshkin and Mark Porath, who resigned as directors of our Company as of February 29, 2012 and July 11, 2012, respectively, also served on our compensation committee in 2012 prior to their resignations. Prior to becoming our chief executive officer in December, 2012, Mr. Bass served on our compensation committee as a non-executive director from April, 2012 to November, 2012. During the past three fiscal years, none of the members of our compensation committee has been one of our officers or employees, except as noted above with respect to Mr. Bass who served on the compensation committee as a non-executive director prior to becoming our chief executive officer. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee.

        We have entered into an indemnification agreement with each of our directors, including Mr. Wilson, Mr. Bartels, and Mr. Plavin, who comprise our current compensation committee. See "Certain Relationships and Related Party Transactions—Indemnification Agreements."

Board Diversity

        Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

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  personal and professional integrity;

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  ethics and values;

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  experience in corporate management, such as serving as an officer or former officer of a publicly held company;

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  experience in the industries in which we compete;

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  experience as a board member or executive officer of another publicly held company;

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  diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

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  conflicts of interest; and

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  practical and mature business judgment.

Code of Business Conduct and Ethics

        We have adopted a revised written code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

        Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

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  any breach of the director's duty of loyalty to us or our shareholders;

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  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

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  any transaction from which the director derived an improper personal benefit.

        Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law.

        In addition, we have entered into, and expect to continue to enter into, agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of our indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee's involvement was by reason of the fact that the indemnitee is or was a director, or officer, of the Company or any of its subsidiaries or was serving at the Company's request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 30 days of such request reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Our amended and restated bylaws also require that such person return any such advance if it is ultimately determined that such person is not entitled to indemnification by us.

        We are not required to provide indemnification under our indemnification agreements for certain matters, including: (1) indemnification related to reimbursements to us resulting from any bonus or other incentive-based or equity-based compensation or any profits realized from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act, or the payment to the Company of profits arising from the purchase and sale of securities in violation of Section 306 of the Sarbanes-Oxley Act); (2) indemnification for damages that have been paid directly to the indemnitee under a director's and officer's liability insurance policy maintained by us; (3) indemnification if it is determined by a final judgment or other final adjudication to be in violation of law; (4) indemnification for conduct which is finally adjudged to have been intentional misconduct, a knowing violation of law, a violation of Section 174 of the Delaware General Corporation Law or a transaction from which such officer or director derived an improper personal benefit, or (5) indemnification if a final decision by a court having jurisdiction in the matter shall determine such indemnification is not lawful.

        We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

        We also maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Director Compensation

        Unless specifically set forth in this section captioned "Director Compensation," the tabular and other disclosure herein regarding director compensation (including, without limitation, the number of shares and share price for equity awards related to periods prior to the consummation of our Initial Public Offering) give effect to the 10.3 for 1 stock split that occurred on July 22, 2013.

  2012 Director Compensation Table

        The following table sets forth information for the year ended December 31, 2012 regarding the compensation awarded to, or earned by, our non-employee directors who served on our board of directors during 2012.

Name	Fees Earned or Paid in Cash($)		Stock Awards($)(3)	All Other Compensation($)		Total($)
Stephen D. Plavin	77,500	(4)	—	—		77,500
Patrick J. Bartels, Jr.	76,141	(5)	—	15,470	(6)	91,611
Michelle MacKay	66,000	(7)	—	—		66,000
Christopher E. Wilson	40,375	(8)	—	—		40,375
John R. Peshkin(1)	16,500	(9)	6,683	—		23,183
Mark Porath(2)	37,793	(10)	15,470	—		53,263

(1)
Mr. Peshkin resigned from the board of directors and the compensation committee, effective as of February 29, 2012.

(2)
Mr. Porath resigned from the board of directors, effective as of July 11, 2012.

(3)
The amounts reported in the Stock Awards column represent the aggregate vesting date fair value of the restricted stock awards to the non-employee members of our board of directors that were vested on a discretionary basis during 2012 prior to termination of the applicable director's services, as computed in accordance with FASB ASC Topic 718. The market price of shares for purposes of determining the aggregate vesting date fair value was determined based on (a) with respect to Mr. Peshkin's award, the most recent third party valuation of our shares prior to Mr. Peshkin's resignation (which estimated the value of a restricted share at approximately $5.59) and (b) with respect to Mr. Porath's award, the most recent equity offering and private transactions of the Company's common stock in the secondary market prior to Mr. Porath's resignation (which estimated the value of a restricted share at $6.31). These amounts may not correspond to the actual value that will be recognized by the non-employee directors with respect to such awards. There are no unvested stock or unexercised option awards held as of December 31, 2012 by the non-employee directors.

(4)
Represents quarterly payments of an annual retainer for board membership, an annual retainer for service as chairman of the Board, and attendance fees for in-person and telephonic board and committee meetings.

(5)
Represents quarterly payments of an annual retainer for board membership, a pro-rated retainer for services as chairman of the audit committee, a retainer fee for land committee membership, and attendance fees for in-person and telephonic board and committee meetings. Such fees are paid directly to Monarch Alternative Capital LP and not to the director individually. During 2012, Mr. Bartels served as a managing principal at Monarch Alternative Capital LP, an investment advisor to certain funds that hold WCI equity and debt.

(6)
Represents a cash payment made to Monarch Alternative Capital LP in lieu of a restricted stock award to Mr. Bartels. The cash payment equals the fair market value of 2,451 shares (i.e., the number of shares that would otherwise have vested in 2012 had Mr. Bartels received a restricted stock award).

(7)
Represents quarterly payments of an annual retainer for board membership and attendance fees for in-person and telephonic board and committee meetings.

(8)
Represents quarterly payments of an annual retainer for board membership for the third and fourth quarters of 2012, a retainer for land committee membership and attendance fees for in-person and telephonic board and committee meetings for the third and fourth quarters of 2012. Such fees are paid directly to Stonehill Institutional Partners, L.P. ("Stonehill Institutional") and not to the director individually. During 2012, Mr. Wilson served as a managing member of Stonehill Capital Management LLC, which by contract, is the investment advisor for WCI's shareholder, Stonehill Institutional.

(9)
Represents quarterly payments of an annual retainer for board membership for the first quarter of 2012, a retainer for service as Chairman of the Executive Compensation Committee for the first quarter of 2012, and attendance fees for telephonic board and committee meetings during the first quarter of 2012. Mr. Peshkin resigned from the board, effective February 29, 2012, but was permitted to retain the full retainer with respect to the first quarter of 2012.

(10)
Represents quarterly payments of an annual retainer for board membership and service as Chairman of the Audit Committee for the first and second quarters of 2012, a pro-rated portion of the annual retainer for board membership and service as Chairman of the Audit Committee for the third quarter of 2012, and attendance fees for in-person and telephonic board and committee meetings.

Narrative Disclosure Relating to Director Compensation Table

  Director Fees

        In 2012, each of the non-employee directors of WCI received an annual cash retainer fee of $50,000, paid quarterly in equal installments of $12,500, for his or her services as a director, in some cases, pro-rated to the extent any director did not serve a full quarter. Each of the directors received a board meeting fee of $1,500 for each meeting noticed as in-person and attended in-person, and $1,000 for each meeting noticed as in-person or telephonic and attended by telephone. The directors serving in the capacity of the chairman of our board of directors, chairman of our audit committee and chairman of our executive compensation committee, were each entitled to a $10,000 annual retainer for such services, pro-rated to the extent any chairman did not serve a full year term. The chairman of the land committee, a committee formed in the third quarter of 2012, was entitled to a $4,320 retainer for such services representing a prorated portion of the $10,000 annual fee. Each member of the audit committee and executive compensation committee received a committee meeting fee of $1,000 for each committee meeting attended in-person and $500 for each committee meeting attended by telephone. Because the land committee was not formed until the third quarter of 2012, each member of the land committee received a pro-rated portion of the $10,000 annual committee retainer fee (reflecting a pro-rated third quarter 2012 payment and a full fourth quarter 2012 payment) and was not eligible for any additional meeting attendance fees.

  Equity Awards Held by Former Directors

        Mr. Peshkin and Mr. Porath resigned from the board as of February 29, 2012 and July 11, 2012, respectively. Prior to their resignations, each of Mr. Peshkin and Mr. Porath was awarded 7,354 shares of restricted stock pursuant to the 2010 Equity Plan, of which only 4,902 shares were vested as of their respective resignation dates. Notwithstanding any forfeiture contemplated in such directors' option agreements, in recognition of their services to the Company, our board of directors and the executive compensation committee authorized and approved on a discretionary basis (i) the vesting of 1,194 of the 2,451 unvested restricted shares held by Mr. Peshkin, and (ii) the vesting of all 2,451 unvested restricted shares held by Mr. Porath.

New Compensation Programs

  Long-Term Incentive Plan

        On February 5, 2013, the Company adopted a long-term incentive plan for non-employee directors, the WCI Communities, Inc. Director LTIP and, on June 14, 2013, the Company amended the Director LTIP, effective as of the day immediately following our Initial Public Offering, to further its long term incentive compensation goals. Such long-term incentive plan is designed to provide the participants with the ability to participate in the increase in the value of the Company through payment of bonuses based on equity value. The Director LTIP provides selected non-employee directors with the opportunity to receive a payment on the earlier of a change in control and the fifth anniversary of the effective date of the Director LTIP. Under the Director LTIP, each vested Director LTIP award will generally be entitled to receive approximately 1,090.6 shares of our common stock upon settlement (or, if settled upon a change in control, the same form of consideration that the Company's shareholders receive in relation thereto). Awards granted under the Director LTIP generally vested 25% on July 25, 2013 and will vest 18.75% on December 31 of each of 2014 through 2017, subject to accelerated vesting of (a) 100% of the awards upon a change in control and (b) a prorated portion of unvested Director LTIP awards that would have otherwise vested on the immediately subsequent vesting date following termination of service if the participant is not nominated for reelection or is otherwise involuntarily removed by us from our board of directors (based on months of service in the year of termination). Upon termination of a participant's services other than for cause, such participant will be entitled to retain the vested portion of his or her award under the Director LTIP after taking into account any prorated vesting described above and the unvested portion will be forfeited; provided that, in the event of a change in control within six months of a termination due to our failure to nominate the participant for reelection to our board of directors or due to the involuntary removal of the participant by us from our board of directors (other than for cause), such participant will also be entitled to retain all unvested portions of his or her award that would have otherwise been forfeited. Upon termination of a participant's services for cause, such participant will forfeit his or her entire award under the Director LTIP.

        On February 5, 2013, the Company awarded 48 Director LTIP awards to Mr. Plavin and 32 Director LTIP awards to Ms. MacKay, and, prior to our Initial Public Offering, the Company amended such awards, effective as of the day immediately following our Initial Public Offering, to reflect the terms and conditions described herein. No other awards have been granted under the Director LTIP.

 EXECUTIVE COMPENSATION

        The discussion below includes a review of our compensation decisions with respect to 2012 for our "named executive officers," including our principal executive officer, our former principal executive officer and our two other most highly compensated executive officers.

        Unless specifically set forth in this section captioned "Executive Compensation," the discussion herein regarding executive compensation (including, without limitation, the number of shares and share price for equity awards related to periods prior to the consummation of our Initial Public Offering) give effect to the 10.3 for 1 stock split that occurred on July 22, 2013.

        Our named executive officers for 2012 were:

  •
  Keith E. Bass, who currently serves as President, Chief Executive Officer, or CEO, and a director and is our principal executive officer;

  •
  David L. Fry, who previously served as President and Chief Executive Officer until his resignation on November 30, 2012;

  •
  Reinaldo L. Mesa, who currently serves as Senior Vice President of Real Estate Services and President and Chief Executive Officer, Watermark Realty, Inc.; and

  •
  Russell Devendorf, who currently serves as Senior Vice President and Chief Financial Officer.

2012 Summary Compensation Table

        The following table shows information regarding the compensation of our named executive officers for services performed in the year ended December 31, 2012.

Name and Principal Position	Year	Salary($)		Bonus($)	Stock Awards ($)(1)	Stock Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)		Total($)
Keith E. Bass President and Chief Executive Officer	2012	108,313	(3)	—	487,500	—	(4)	—		1,500		597,313
David L. Fry Former President and Chief Executive Officer	2012	418,564	(5)	120,000	—	—		—		1,928,449	(6)	2,467,013
Reinaldo L. Mesa Senior Vice President of Real Estate Services; President and Chief Executive Officer, Watermark Realty, Inc.	2012	380,000		20,000	—	—		215,705	(7)	7,303		623,008
Russell Devendorf Senior Vice President and Chief Financial Officer	2012	275,000		134,500	—	—		188,698	(8)	3,313		601,511

(1)
Amounts shown represent the aggregate grant date fair value of the stock and option awards granted during 2012 computed in accordance with FASB Topic ASC 718. These amounts may not correspond to the actual value that will be recognized by the named executive officer with respect to such awards. The assumptions used in the valuation of these awards are set forth in Note 17 to the audited consolidated financial statements included in this prospectus.

(2)
The annual cash incentives awarded to the executives were in accordance with the Company's annual cash bonus program. For a discussion of the determination of these amounts, please read "Annual Cash Incentives" below.

(3)
Mr. Bass was hired on November 29, 2012 and salary reflects Mr. Bass' pro-rated base compensation for 2012. In addition, salary includes director fees earned or paid in cash in an amount equal to $68,262.

(4)
Mr. Bass received an option award on November 30, 2012 that was exercisable for ten (10) days thereafter. Based on the terms of the award and in accordance with the provisions of FASB Topic ASC 718, the Company used a Black-Scholes option pricing model to calculate the grant date fair value of the option. The calculated fair value was determined to not be significant; as a result, the Company did not record any stock-based compensation related to this award for 2012.

(5)
Salary includes payment in lieu of vacation equal to $15,230 for Mr. Fry.

(6)
Amount represents severance payments to Mr. Fry in connection with his resignation on November 30, 2012 (equal to $1,919,872), 401(k) matching contributions and the cost of the executive physical program.

(7)
Amount represents a bonus based on the objective components of the 2012 MICP equal to $93,205, and an additional bonus under an incentive plan for his division equal to $122,500. Such amount does not include $20,000 paid on a discretionary basis under the subjective component of the 2012 MICP (as defined below), which is reflected in the Bonus column.

(8)
Amount represents a bonus based on the objective components of the 2012 MICP (as defined below) based on company performance equal to $188,698. Such amount does not include $59,500 paid on a discretionary basis under the 2012 MICP, which is reflected in the Bonus column. Such amount does not include $75,000 paid to Mr. Devendorf in consideration of his services in connection with the implementation of the Company's recapitalization transaction, which is reflected in the Bonus column.

Narrative Disclosure to Summary Compensation Table

  Elements of Compensation

        In 2012, we compensated our named executive officers through a combination of base salary, annual cash incentives, long-term equity incentives in the form of restricted stock and stock options and other perquisites and benefits as described below.

  Base Salary

        The named executive officers receive a base salary to compensate them for services rendered to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities.

  Annual Cash Incentives

        In 2012, the Company sponsored the WCI Communities, Inc. 2012 Management Incentive Compensation Plan (the "2012 MICP") for key executives, including the named executive officers (other than Mr. Bass who commenced employment on November 29, 2012 and therefore did not participate in any annual cash incentive plan). Under the 2012 MICP, Mr. Fry, Mr. Mesa and Mr. Devendorf were eligible to receive a bonus consisting of two components: (1) an objective component based on Company performance goals (consisting of 80% of the bonus potential) and (2) a subjective component based on individual performance goals (consisting of 20% of the bonus potential). The objective component for each such named executive officer was based on four objectives: (1) 2012 adjusted profit before tax (50% of the objective component), (2) 2012 backlog (which generally is defined as the backlog of homes and lots as of December 31, 2012 expected to close in 2013) and adjusted gross margin related thereto (20% of the objective component), (3) the Company's adjusted net aggregate debt (20% of the objective component) and (4) the "Customer Will Recommend Rate" (based on a target "will recommend" rate of 90% of all customer survey results received from January 1, 2012 through December 31, 2012 as adjusted following audit thereof) (10% of the objective component).

        Each 2012 MICP participant was eligible to receive payout of a certain portion of the 2012 MICP related to each financial objective upon the attainment of a specified performance level with respect to such objective (provided that a specified payout based on backlog and adjusted gross margin could be obtained if one of the specified backlog or adjusted gross margin performance levels was exceeded and the other was not obtained). The performance levels and payout amounts with respect to each financial objective under the 2012 MICP was as follows:

				Percentage Payout at Each Performance Level
	Threshold Performance	Target Performance Level	Maximum Performance Level
2012 MICP Financial Objective(1)				Threshold	Target	Maximum
Adjusted profit before tax	$(6,257,796)	$1,458,953 - $2,940,000	$8,892,190	25%	100%	150%
Backlog (units) and adjusted gross margin related thereto	137 units and 26.6% adjusted gross margin	161 units and 31.3% adjusted gross margin	185 units and 36.0% adjusted gross margin	40%	100%	150%
Adjusted net debt balance ($ in thousands)	$117,330	$97,775	$78,220	33.3%	100%	150%
"Customer Will Recommend Rate"(2)	87.2%	90.0%	94.0%	66.7%	100%	150%

(1)
The term Adjusted as it relates to each performance objective generally reflects adjustments for comparability related to non-operational differences between internal budgeting, which served as the basis for the plan targets, and external reporting.

(2)
"Customer Will Recommend Rate" is based on internally reviewed customer satisfaction surveys, with a customer rating of 7 or greater out of 10 constituting a "will recommend" response.

        The subjective component for each such named executive officer was based on the Board's discretionary determination of individual performance in 2012 after receiving and taking into account recommendations from the CEO. Participants in the 2012 MICP generally must be employed through December 31, 2012 in order to receive payments thereunder. Notwithstanding the foregoing, however, the participants may be entitled to earlier payment upon termination following a change in control (at the greater of target bonus and bonus based on actual performance) and may be entitled to a pro-rated payment following termination due to death or disability, or as otherwise set forth in any applicable employment agreement.

        Based on 2012 performance relative to each financial objective, the compensation committee approved the company's payouts at 80.9-150.0% of target bonus for such objectives. Specifically, 2012 performance with respect to each financial performance objective was as follows:

2012 MICP Financial Objective	Actual Performance Level	Percentage Payout at Actual Performance Level
Adjusted profit before tax	$11,846,000	150%
Backlog (units) and adjusted gross margin related thereto	256 units and 35.9% adjusted gross margin	149.3%
Adjusted net debt balance ($ in thousands)	$78,025	150%
"Customer Will Recommend Rate"	88.4%	80.9%

        As a result, with respect to the objective components of the 2012 MICP, Mr. Mesa received a bonus payment equal to $93,205 and Mr. Devendorf received a bonus payment equal to $188,698. In addition to such payments, the Board approved the payment of certain discretionary bonus payments under the subjective component of the 2012 MICP and otherwise due to individual performance. Each of Mr. Mesa and Mr. Devendorf received a discretionary bonus payment under the subjective component of the 2012 MICP of $20,000 and $49,500, respectively. Further, Mr. Devendorf also received an additional discretionary bonus payment equal to $10,000 in consideration for his support during Mr. Bass' transition to the role of CEO. Mr. Fry was not employed by the Company as of the end of 2012 and did not receive any bonus payments under the 2012 MICP; however, certain severance paid to Mr. Fry was calculated based on his potential bonus payments under the 2012 MICP, as discussed under "—Employment Arrangements—Separation Agreement with David L. Fry" below.

        In addition, Mr. Mesa is eligible to receive a performance bonus under an additional incentive compensation plan with respect to his division. The 2012 Real Estate Services Incentive Compensation Plan (the "2012 RES Plan") provides for a year-end performance-based bonus to particular executives in the Real Estate Services division based on the achievement of specific business objectives for the Real Estate Services divisions. Specifically, each participant is eligible for a particular bonus pool allocation percentage for every dollar earned over and above the target objective based on operating margin and mortgage joint venture income (as adjusted). Mr. Mesa was eligible to receive 12.25% of every dollar of the first $1,000,000 over the target objective, up to a 2012 maximum bonus of $122,500. In 2012, because the target RES operating margin was exceeded by over $1,000,000, Mr. Mesa earned the full $122,500 under the 2012 RES Plan. The first half of the bonus payment earned under the 2012 RES Plan, or $61,250, was paid to Mr. Mesa in January 2013, and the remaining half, or $61,250, was paid to Mr. Mesa in April 2013.

        In addition to the foregoing, on May 29, 2012, the Company granted discretionary bonuses to Mr. Fry and Mr. Devendorf in the amounts of $120,000 and $75,000, respectively, in consideration for their services in connection with the implementation of the Company's recapitalization transaction.

  Long-Term Equity Incentives

        The Company currently sponsors an equity incentive plan, the 2010 Equity Plan, in order to provide additional incentives for our employees, officers, and directors and to enable the Company to obtain and retain services of these individuals, which we believe is essential to our long term success. The 2010 Equity Plan provides for the grant of, among other things, stock options, stock appreciation rights (or "SARs"), restricted stock, performance shares, phantom stock, common shares and restricted stock units. Historically, we have granted restricted stock to our named executive officers. We believe that providing restricted stock balances retention and performance-based pay objectives. Restricted stock typically vests over a period of three years in various installments for each named executive officer. On November 29, 2012, the Company granted 77,250 shares of restricted stock to Mr. Bass. One-third of such shares were immediately vested as of the date of grant and the remaining two-thirds will vest in two equal installments on each of November 29, 2014 and December 1, 2015, subject to continued employment. In addition, on November 30, 2012, the Company also granted a one-time, fully-vested stock option to purchase 77,250 shares to Mr. Bass and Mr. Bass exercised such option on December 5, 2012. Awards granted to Mr. Bass were issued in connection with the commencement of his employment as the Company's chief executive officer. Other than the awards to Mr. Bass, no other named executive officers received equity awards in 2012 under the 2010 Equity Plan. Given the Company's adoption of the 2013 Equity Plan, we do not expect to make any further grants under the 2010 Equity Plan.

  Perquisites and Other Benefits

        The Company currently provides Mr. Bass with a monthly automobile, apartment and living allowance of up to $7,000 per month. In December 2012, Mr. Bass received $1,500 for an automobile allowance. No other automobile, apartment or living allowance was paid to Mr. Bass in 2012.

        The Company currently provides our named executive officers the opportunity to participate in an Executive Physical Program paid for by the Company. In 2012, Mr. Fry, Mr. Mesa and Mr. Devendorf participated in this program, at a cost to the Company of $4,827, $3,553 and $3,313, respectively.

        Our named executive officers may participate in the WCI Communities, Inc. 401(k) Plan (the "401(k) Plan"). The 401(k) Plan currently provides for a matching contribution of 25% of the first 6% of each of the participant's elected deferrals during the year. In 2012, Mr. Fry and Mr. Mesa participated in the 401(k) Plan, each receiving matching contributions in the amounts of $3,750 and $3,750, respectively.

        Our compensation program does not include any other material benefits or perquisites for our named executive officers. Except as set forth above, our named executive officers generally participate in the same programs as our other employees.

Employment Arrangements

        As of December 31, 2012, we were a party to employment agreements with Keith E. Bass (dated November 29, 2012) and Russell Devendorf (dated August 29, 2012), each of which is described directly below. Further, on April 15, 2013, we entered into an employment agreement with Mr. Mesa, which is described in "—New Compensation Programs" below.

  Employment Agreements with Keith E. Bass and Russell Devendorf

  Term and Compensation

        The initial term of employment of each of Mr. Bass and Mr. Devendorf under their respective employment agreements is three years from the effective date thereof, and is automatically extended for successive one-year periods, unless either party gives notice of non-extension to the other party no later than 60 days prior to the expiration of the then-applicable term.

        Pursuant to his employment agreement, Mr. Bass is entitled to an initial base salary of $440,000 and is eligible for an annual performance-based bonus, with a target bonus opportunity of 150% of base salary. Pursuant to his employment agreement, Mr. Devendorf is entitled to an initial base salary of $275,000 and is eligible for an annual performance based-bonus. In addition, Mr. Bass' employment agreement provides for an automobile allowance and apartment and living expenses at a rate of up to $7,000 per month.

        Mr. Bass' employment agreement also provides for certain equity and long-term incentive awards under the Employee LTIP and the 2010 Equity Plan. For a further description of such awards, please see above under "—Narrative Disclosure to Summary Compensation Table—Elements of Compensation—Long-Term Equity Incentives" and below under "—New Compensation Programs—2013 Long-Term Incentive Plan."

  Severance

        Each employment agreement provides for severance upon a termination by us without cause or by the named executive officer for good reason, for which (1) "cause" is defined generally as the named executive officer's termination of employment by the Company after the named executive officer's (a) commission of any felony or other act involving fraud, theft, misappropriation, dishonesty, or embezzlement, (b) commission of intentional acts that materially impair the goodwill of the business of the Company or cause material damage to its property, goodwill or business, (c) refusal to, or willful failure to, perform his material duties under the employment agreement, which refusal or failure continues for a period of fourteen (14) days following notice thereof by the Company to the named executive officer, or (d) violation of any written Company policies or procedures, which violation is not cured, to the extent susceptible to cure, within fourteen (14) days after the Company has given written notice to the named executive officer describing such violation; and (2) "good reason" is defined generally as the named executive officer's voluntary termination of employment after the occurrence, without the named executive officer's consent of (w) a material reduction in the named executive officer's base salary, excluding any such reduction that affects our employees generally, or our intentional failure to pay such base salary when due; (x) an action by us that results in a material adverse change in the named executive officer's title, duties or responsibilities; (y) a requirement by us that the named executive officer change his principal place of employment to a location outside of a fifty (50)-mile radius of Bonita Springs, Florida, subject to required travel; or (z) a change in control, which results in a material reduction in the named executive officer's opportunity to earn a bonus pursuant to the Company's annual cash incentive bonus plan in place immediately prior to a change in control.

        Upon a termination of Mr. Bass' employment by us without cause or by reason of his resignation for good reason (other than in connection with a change in control), Mr. Bass is entitled to severance consisting of (a) six (6) months' base salary, payable in installments, (b) any accrued, but unpaid bonus for any prior performance period, (c) 50% of his target bonus for the year of termination, (d) a pro-rated bonus based on actual results for the year of termination, and (e) continued COBRA coverage at the active employee rate for up to six (6) months. Further, if Mr. Bass so elects, he will, in exchange for the extension of his restrictive covenants for an additional six (6)-month period, be entitled to continued base salary payments for an additional six (6) months, a lump sum payment of an additional 50% of his target bonus for the year of termination and continued COBRA coverage at the active employee rate for up to an additional six (6) months. If Mr. Bass' employment is terminated by us without cause or by reason of his resignation for good reason in connection with a change in control (i.e., within six (6) months prior to or two (2) years following such change in control), Mr. Bass is entitled to severance consisting of (i) a lump sum payment of eighteen (18) months' base salary (based on the greater of the salary in place at either the date of termination or the date of the change in control), (ii) any accrued, but unpaid bonus for any prior performance period, (iii) a lump sum payment of 150% his target bonus (based on the greater of the target bonus for the year of termination or the immediately prior year), (iv) a pro-rated bonus based on actual results for the year of termination (but based on target if actual results are not calculable upon a change in control) and (v) continued COBRA coverage at the Company's expense for up to eighteen (18) months.

        Upon a termination of Mr. Devendorf's employment by us without cause or by reason of his resignation for good reason (other than in connection with a change in control), Mr. Devendorf is entitled to severance consisting of (a) six (6) months' of base salary, payable in installments, (b) any accrued but unpaid bonus for any prior performance period, (c) 50% of his target bonus for the year of termination, (d) a pro-rated bonus based on actual results for the year of termination, and (e) continued COBRA coverage at the active employee rate for up to six (6) months. If Mr. Devendorf's employment is terminated by us without cause or by reason of his resignation for good reason in connection with a change in control (i.e., within six (6) months prior to or two (2) years following such change in control), Mr. Devendorf is entitled to severance consisting of (i) a lump sum payment of nine (9) months' base salary (based on the greater of the salary in place at either the date of termination or the date of the change in control), (ii) any accrued, but unpaid bonus for any prior performance period, (iii) a lump sum payment of 75% of his target bonus (based on the greater of the target bonus for the year of termination or the immediately prior year), (iv) a pro-rated bonus based on actual results for the year of termination (but based on target if actual results are not calculable upon a change in control) and (v) continued COBRA coverage at the Company's expense for up to nine (9) months.

        In addition, each employment agreement provides for severance upon a termination of employment due to death or disability. Upon a termination of Mr. Bass' employment due to death or disability, Mr. Bass (or his beneficiary) is entitled to receive severance consisting of (a) five (5) months' base salary (payable in a lump sum if termination is due to death) reduced by any death or disability benefits, and (b) any accrued but unpaid bonus for any prior performance period. Upon a termination of Mr. Devendorf's employment due to death or disability, Mr. Devendorf (or his beneficiary) is entitled to receive severance consisting of (i) three (3) months' base salary (payable in lump sum if termination is due to death) reduced by any death or disability benefits, and (ii) any accrued but unpaid bonus for any prior performance period.

        Further, if we elect not to renew Mr. Bass' employment upon his completion of his term and he terminates his employment at the end of the term, then he is entitled to severance consisting of six (6) months' base salary.

        Any severance payment payable to Mr. Bass or Mr. Devendorf pursuant to his respective employment agreement will be subject to the named executive officer's execution of a release of claims in favor of us.

  Miscellaneous

        Following termination of Mr. Bass' employment by us for cause or in connection with a change in control, or following our non-renewal of his term of employment, Mr. Bass will be subject to non-competition and non-solicitation restrictions for periods of six (6) months and twelve (12) months, respectively, following termination of employment. Following termination of Mr. Bass' employment by reason of his resignation without good reason, he will be subject to non-competition and non-solicitation restrictions for a twelve (12)-month period following termination of employment. Finally, following termination of Mr. Bass' employment without cause or for good reason, Mr. Bass will be subject to non-competition and non-solicitation restrictions for a six (6)-month period, subject to an additional six (6)-month extension if Mr. Bass so elects as described in the summary of the severance provisions above.

        Following any termination of Mr. Devendorf's employment prior to the end of his term, he will be subject to non-competition and non-solicitation restrictions for six (6) months following termination of employment.

        Each of Mr. Bass' and Mr. Devendorf's employment agreements provide for a 280G "best net" provision, whereby all parties have agreed that, should any payment or benefit due to Mr. Bass or Mr. Devendorf pursuant to their respective employment agreement be deemed an excess parachute payment for purposes of Section 280G of the Code, such amounts will either be (a) delivered in full or

(b) limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to us by reason of Section 280G, whichever of the foregoing amounts results in the receipt by the named executive officer of the greatest amount of payments and benefits.

  Separation Agreement with David L. Fry

        On November 30, 2012, Mr. Fry resigned as a director and officer of the Company and its subsidiaries, as applicable, and the Company and Mr. Fry entered into a separation agreement. Pursuant to Mr. Fry's separation agreement, Mr. Fry is eligible to receive severance consistent with the terms of his employment agreement, except that the Board determined, on a discretionary basis, that, notwithstanding anything to the contrary in his employment agreement, any portion of the severance corresponding to the bonus under the 2012 MICP would not be prorated. As a result, Mr. Fry is entitled to receive (a) continuation of his annual base salary for a twelve (12)-month period, (b) any earned but unpaid bonus under the annual incentive plan for any previously contemplated performance period, (c) a lump sum amount equal to the target bonus under the 2012 MICP, (d) an amount equal to the entire (not pro-rated) bonus under the 2012 MICP based on actual results, and (e) continued COBRA coverage at the active employee rate for up to twelve (12) months. In connection with his resignation, Mr. Fry executed a general release of claims for the Company's benefit.

New Compensation Programs

  2013 Long-Term Incentive Plan

        On January 16, 2013, the Company adopted a long-term incentive plan for employees, the Employee LTIP, and on June 14, 2013, the Company amended the Employee LTIP, effective as of the day immediately following our Initial Public Offering, to further its long term incentive compensation goals. Such long-term incentive plan is designed to provide the participants with the ability to participate in the increase in the value of the Company through payment of bonuses based on equity value. The Employee LTIP provides certain employees with the eligibility to receive a payment on the earlier of a change in control and the fifth anniversary of the effective date of the Employee LTIP. Under the Employee LTIP, each vested Employee LTIP award will generally be entitled to receive approximately 1,090.6 shares of our common stock upon settlement (or, if settled upon a change in control, the same form of consideration that the Company's shareholders receive in relation thereto). Awards granted under the Employee LTIP generally vested 25% on July 25, 2013 and will vest 15% on December 31, 2013 (the "2013 Tranche") and 15% on December 31 of each of 2014 through 2017, subject to accelerated vesting of (a) 100% of the awards upon a change in control and (b) 50% of all unvested portions of existing awards upon a termination of employment by the Company without cause or by the participant for good reason. Upon termination of a participant's employment by the Company without cause, by the participant for good reason or as a result of death or disability, such participant will be entitled to retain the vested portion of his or her award under the Employee LTIP and the unvested portion will be forfeited; provided that, in the event of a change in control within six (6) months of such a termination, such participant will also be entitled to retain all unvested portions of his or her award that would have otherwise been forfeited. Upon termination of a participant's employment for cause, such participant will forfeit his or her entire award under the Employee LTIP. Upon a termination of participant's employment for any reason not described above, such participant will retain the vested portion of his or her award under the Employee LTIP (other than 2013 Tranche) and the 2013 Tranche (whether or not vested) and any other unvested portion will be forfeited.

        On January 16, 2013, the Company awarded 450 Employee LTIP awards to Mr. Bass and 120 Employee LTIP awards to Mr. Devendorf, and, prior to our Initial Public Offering, the Company amended such awards, effective as of the day immediately following our Initial Public Offering, to reflect the terms and conditions described herein. No other awards have been granted under the Employee LTIP to our named executive officers.

  Annual Incentive Compensation Plan

        On February 28, 2013, the Company adopted the 2013 WCI Management Incentive Compensation Plan (the "2013 MICP"). Under the 2013 MICP, key executives, including the named executive officers (other than Mr. Fry and Mr. Mesa), are eligible to receive a bonus consisting of two components: (1) an objective component based on Company performance goals (consisting of 80% of the bonus potential) and (2) a subjective component based on individual performance goals (consisting of 20% of the bonus potential). The objective component for each 2013 MICP participant is based on two financial objectives: (1) 2013 EBITDA Financial Objective (75% of the objective component) and (2) 2013 Land Acquisition Financial Objective (25% of the objective component).

        Each 2013 MICP participant is eligible to receive payout of a certain portion of the 2013 MICP related to each financial objective upon the attainment of a specified performance level with respect to such objective (provided that a specified payout based on land acquisitions could be obtained if one of the two specified performance levels related thereto was exceeded and the other was not obtained). The performance levels and payout amounts with respect to each financial objective under the 2013 MICP is as follows:

				Percentage Payout at Each Performance Level
	Threshold Performance Level	Target Performance Level	Maximum Performance Level
2013 MICP Financial Objective				Threshold	Target	Maximum
EBITDA	$18,800,000	$23,500,000	$28,200,000	50%	100%	150%
Land acquisitions (measured based on dollars spent on acquisitions and the number of lots acquired through acquisitions)	$33,840,000 and 802 lots	$42,300,000 and 1,003 lots	$50,760,000 and 1,204 lots	50%	100%	150%

        Participants in the 2013 MICP generally must be employed through December 31, 2013 in order to receive payments thereunder. Notwithstanding the foregoing, however, the participants may be entitled to earlier payment upon termination following a change in control (at the greater of target bonus and bonus based on actual performance) and may be entitled to a pro-rated payment following termination due to death or disability, or as otherwise set forth in any applicable employment agreement. The maximum bonus amount eligible to be earned under the 2013 MICP to all participants in the aggregate equals $2,950,500.

        In addition to the 2013 MICP, the Company also adopted the 2013 Real Estate Services Incentive Compensation Plan (the "2013 RES Plan"), which provides for a year-end performance-based bonus to particular executives in the Real Estate Services division. The 2013 RES Plan consists of two components: (1) an operating component (consisting of 67% of the bonus potential) and (2) a growth component (consisting of 33% of the bonus potential). The amount of the bonuses under each component is based on EBITDA performance and, in the case of growth component, is subject to achievement of certain gross commissions income thresholds.

        Each 2013 RES Plan participant is eligible to receive payout of a certain portion of the 2013 RES Plan related to each component upon the attainment of a specified performance level with respect to such component. The performance levels and payout amounts with respect to each component under the 2013 MICP is as follows:

			Percentage Payout at Each Performance Level
	Threshold Performance Level	Target Performance Level
2013 RES Plan Component			Threshold	Target
Real Estate Services EBITDA	$2,958,887	$3,698,609	80%	100%
Net gross commissions income	n/a	$1,331,856	n/a	100%

        There is no maximum bonus amount applicable to the 2013 RES Plan. Mr. Mesa is the only named executive officer eligible to participate in the 2013 RES Plan and is eligible for a target bonus equal to $163,000.

  Employment Agreement with Reinaldo Mesa

  Term and Compensation

        The initial term of employment of Mr. Mesa under his employment agreement is three years from the effective date thereof (i.e., through April 15, 2016), and is automatically extended for successive one-year periods, unless either party gives notice of non-extension to the other no later than 60 days prior to the expiration of the then-applicable term.

        Pursuant to his employment agreement, Mr. Mesa is entitled to an initial base salary of $380,000 and is eligible for an annual bonus under the incentive compensation plan for the Real Estate Services division.

  Severance

        Mr. Mesa's employment agreement provides for severance upon a termination by us without cause or by Mr. Mesa for good reason, for which (1) "cause" is defined generally as Mr. Mesa's termination of employment by the Company after Mr. Mesa's (a) commission of any felony or other act involving fraud, theft, misappropriation, dishonesty, or embezzlement, (b) commission of intentional acts that materially impair the goodwill of the business of the Company or cause material damage to its property, goodwill or business, (c) refusal to, or willful failure to, perform his material duties under the employment agreement, which refusal or failure continues for a period of fourteen (14) days following notice thereof by the Company to Mr. Mesa, or (d) violation of any written Company policies or procedures, which violation is not cured, to the extent susceptible to cure, within fourteen (14) days after the Company has given written notice to Mr. Mesa describing such violation; and (2) "good reason" is defined generally as Mr. Mesa's voluntary termination of employment, after the occurrence, without his consent, of (w) a material reduction in his base salary, excluding any such reduction that affects our employees generally, or our intentional failure to pay such base salary when due; (x) an action by us that results in a material adverse change in his title, duties or responsibilities; (y) a requirement by us that he change his principal place of employment to a location outside of a fifty (50)-mile radius of Sunrise, Florida, subject to required travel; or (z) a change in control, which results in a material reduction in his opportunity to earn a bonus pursuant to the incentive compensation plan for the Real Estate Services division in place immediately prior to a change in control.

        Upon a termination of Mr. Mesa's employment by us without cause or by reason of his resignation for good reason (other than in connection with a change in control), Mr. Mesa is entitled to severance consisting of (a) six (6) months' base salary, payable in installments, (b) any accrued by unpaid bonus for any prior performance period, (c) a pro-rated bonus based on actual results for the year of termination, and (d) continued COBRA coverage at the active employee rate for up to six (6) months. If Mr. Mesa's employment is terminated by us without cause or by reason of his resignation for good reason in connection with a change in control (i.e., within six (6) months prior to or two (2) years following such change in control), Mr. Mesa is entitled to severance consisting of (i) a lump sum payment of nine (9) months' base salary (based on the greater of the salary in place at either the date of termination or the date of the change in control), (ii) any accrued, but unpaid bonus for any prior performance period, (iii) a pro-rated bonus based on actual results for the year of termination (but based on target if actual results are not calculable upon a change in control) and (iv) continued COBRA coverage at the Company's expense for up to nine (9) months.

        In addition, Mr. Mesa's employment agreement provides for severance upon a termination of employment due to death or disability. Upon a termination of Mr. Mesa's employment due to death or disability, Mr. Mesa (or his beneficiary) is entitled to receive severance consisting of (a) three (3) months' base salary (payable in a lump sum if termination is due to death) reduced by any death or disability benefits, and (b) any accrued but unpaid bonus for any prior performance period.

        Any severance payment payable to Mr. Mesa pursuant to his employment agreement will be subject to Mr. Mesa's execution of a release of claims in favor of us.

  Miscellaneous

        Following any termination of Mr. Mesa's employment prior to the end of his term, he will be subject to non-competition and non-solicitation restrictions for twelve (12) months following termination of employment.

        Mr. Mesa's employment agreement provides for a 280G "best net" provision, whereby all parties have agreed that, should any payment or benefit due to Mr. Mesa pursuant to his employment agreement be deemed an excess parachute payment for purposes of Section 280G of the Code, such amounts will either be (a) delivered in full or (b) limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to us by reason of Section 280G, whichever of the foregoing amounts results in the receipt by Mr. Mesa of the greatest amount of payments and benefits.

  Executive Bonus Plan and 2013 Equity Plan

        We have adopted the 2013 Equity Plan (effective as of June 28, 2013) and the Executive Bonus Plan (as defined below) (effective as of the day immediately prior to our Initial Public Offering) in connection with our Initial Public Offering. For a description of these compensation plans, see "—Equity Incentive Plans" and "—Executive Bonus Plan" below. The purpose of these plans is to allow us to pay annual bonuses (including annual performance-based bonuses) to our named executive officers and other senior executives and to make various equity-based compensation awards to our named executive officers and other employees, consultants and directors in a manner that is appropriate for a public company and that is intended to allow us to make awards that are not subject to the federal income tax deduction limitation set forth in Section 162(m) of the Code.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth specified information concerning equity awards held by each of the named executive officers as of December 31, 2012.

Stock Awards
Name	Grant Date	Number of Shares of Stock that Have Not Vested	Market Value of Shares of Stock that Have Not Vested($)(1)
Keith E. Bass	November 29, 2012	51,500	325,000
David L. Fry	—	—	—
Reinaldo L. Mesa	—	—	—
Russell Devendorf	—	—	—

(1)
The market value of shares of common stock that have not vested is calculated based on the fair market value of our common stock as of December 31, 2012 ($6.31 per share), as determined by our board.

Equity Incentive Plans

  2010 Equity Plan

        The Company currently sponsors the 2010 Equity Plan, in order to provide additional incentives for our employees, officers, and directors and to enable the Company to obtain and retain services of these individuals, which is essential to our long term success. The 2010 Equity Plan provides for the grant of, among other things, stock options, SARs, restricted stock, performance shares, phantom stock, common shares and restricted stock units. The Company does not expect to make any further grants under the 2010 Equity Plan.

  2013 Equity Plan

        On June 26, 2013, we adopted our 2013 Equity Plan effective as of June 28, 2013. The principal purpose of the 2013 Equity Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. The 2013 Equity Plan is also designed to permit us to make equity-based awards and cash-based awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code. The principal features of the 2013 Equity Plan are summarized below.

  Share Reserve

        Under the 2013 Equity Plan, 2,060,000 shares of our common stock are reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, deferred stock awards, deferred stock unit awards, dividend equivalent awards, stock payment awards and performance awards and other stock-based awards. As of December 13, 2013, 49,147 shares are outstanding under restricted stock grants. The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant during any calendar year is 412,000 and the maximum aggregate amount that may be paid in cash to any one person in any calendar year with respect to one or more awards payable in cash is $5,000,000. Further, the maximum aggregate grant date fair value of awards granted to a non-employee director during any calendar year is $150,000.

        The following counting provisions are in effect for the share reserve under the 2013 Equity Plan:

  •
  to the extent that an award terminates, expires or lapses for any reason or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the 2013 Equity Plan;

  •
  to the extent shares are tendered or withheld to satisfy the exercise price or tax withholding obligation with respect to any award under the 2013 Equity Plan, such tendered or withheld shares will not be available for future grants under the 2013 Equity Plan;

  •
  to the extent shares subject to a SAR are not issued in connection with the stock settlement of the SAR on exercise thereof, such shares will not be available for future grants under the 2013 Equity Plan;

  •
  to the extent that shares of our common stock awarded under the 2013 Equity Plan are purchased on the open market with the cash proceeds from the exercise of options, such shares will not be available for future grants under the 2013 Equity Plan;

  •
  the payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2013 Equity Plan; and

  •
  to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2013 Equity Plan.

  Administration

        The compensation committee of our board of directors (or another committee or a subcommittee of our board of directors) administers the 2013 Equity Plan. To the extent necessary to comply with Rule 16b-3 of the Exchange Act, and with respect to awards that are intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the administrator consists of at least two members of our board of directors, each of whom is intended to qualify as an "outside director," within the meaning of Section 162(m) of the Code, a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act. Additionally, to the extent required by applicable law, each individual constituting the administrator is an "independent director" within the meaning of the rules of the New York Stock Exchange or other principal securities market on which shares of our common stock are traded. The 2013 Equity Plan provides that the compensation committee may from time to time delegate its authority to grant awards to a committee consisting of one or more members of our board of directors or one or more of our officers, provided that no officer shall be delegated such authority to grant awards to individuals who are subject to Section 16 of the Exchange Act, covered employees within the meaning of Section 162(m) of the Code, or officers or directors who have been delegated the authority to grant or amend awards under the 2013 Equity Plan.

        Subject to the terms and conditions of the 2013 Equity Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the type of awards to be granted and the number of shares to be subject to awards and the terms and conditions of awards, to determine when awards can be settled in cash, shares, other awards or whether to cancel, forfeit or surrender awards, to prescribe the form of award agreement, to accelerate vesting or lapse restrictions and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2013 Equity Plan. The administrator is authorized to adopt, amend or rescind rules relating to administration of the 2013 Equity Plan. The full board of directors administers the 2013 Equity Plan with respect to awards to non-employee directors.

  Eligibility

        The 2013 Equity Plan provides that options, SARs, restricted stock and all other stock-based and cash-based awards may be granted to individuals who will then be our officers, employees or consultants or the officers, employees or consultants of certain of our affiliates. The 2013 Equity Plan further provides that such awards may also be granted to our directors, but that only employees of our company or certain of our subsidiaries may be granted incentive stock options ("ISOs").

  Awards

        The 2013 Equity Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, deferred stock, deferred stock units, dividend equivalents, performance awards, stock payments and other stock-based and cash-based awards, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

  •
  Nonqualified Stock Options ("NQSOs") will provide for the right to purchase shares of our common stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant's continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. The 2013 Equity Plan provides that NQSOs may be granted for any term specified by the administrator that does not exceed ten (10) years.

  •
  ISOs will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs will have an exercise price of not less than the fair market value of a share of common stock on the date of grant, will only be granted to employees, and will not be exercisable after a period of ten (10) years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2013 Equity Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and that the ISO must not be exercisable after a period of five (5) years measured from the date of grant.

  •
  Restricted Stock will be granted to any eligible individual selected by the administrator and will be made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, will be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. The 2013 Equity Plan provides that restricted stock generally may not be sold or otherwise transferred until restrictions are removed or expire. Recipients of restricted stock, unlike recipients of options, will have voting rights and will, to the extent such restricted stock has no performance-based vesting conditions, have the right to receive dividends, if any, prior to the time when the restrictions lapse; however, in the sole discretion of the Administrator, any extraordinary dividends will not be released until restrictions are removed or expire. Recipients of restricted stock with performance-based vesting have the right to receive dividends prior to vesting, but such dividends shall only be paid out to the recipient to the extent that the performance-based vesting conditions are subsequently satisfied and the restricted stock vests.

  •
  Restricted Stock Units will be awarded to any eligible individual selected by the administrator, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. The 2013 Equity Plan provides that, like restricted stock, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

  •
  Deferred Stock Awards will represent the right to receive shares of our common stock on a future date. The 2013 Equity Plan provides that deferred stock may not be sold or otherwise hypothecated or transferred until issued. Deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Deferred stock awards generally will be forfeited, and the underlying shares of deferred stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

  •
  Deferred Stock Units will be awarded to any eligible individual selected by the administrator, typically without payment of consideration, but may be subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Each deferred stock unit shall entitle the holder thereof to receive one share of common stock on the date the deferred stock unit becomes vested or upon a specified settlement date thereafter. The 2013 Equity Plan provides that, like deferred stock, deferred stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike deferred stock, deferred stock units may provide that shares of stock underlying the deferred stock units will not be issued until a specified date or event following the vesting date. Recipients of deferred stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied and the shares underlying the award have been issued to the holder.

  •
  Stock Appreciation Rights ("SARs") will be granted in the administrator's discretion in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our common stock over a set exercise price. The exercise price of any SAR granted under the 2013 Equity Plan will be at least 100% of the fair market value of a share of our common stock on the date of grant. SARs under the 2013 Equity Plan will be settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator. The 2013 Equity Plan provides that SARs may be granted for any term specified by the administrator that does not exceed ten (10) years.

  •
  Dividend Equivalents will represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the award. The 2013 Equity Plan provides that dividend equivalents may be settled in cash or shares and at such times as determined by the administrator.

  •
  Performance Awards will be granted by the administrator in its discretion on an individual or group basis. Generally, these awards will be based upon specific performance targets and will be paid in cash or in common stock or in a combination of both. The 2013 Equity Plan provides that performance awards may include "phantom" stock awards that provide for payments based upon the value of our common stock and that performance awards may also include bonuses that may be granted by the administrator on an individual or group basis and which may be payable in cash or in common stock or in a combination of both.

  •
  Stock Payments will be authorized by the administrator in its discretion in the form of common stock or an option or other right to purchase common stock as part of a deferred compensation on other arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the employee, consultant or non-employee director.

  Change in Control

        In the event of a change in control, each outstanding award (other than awards subject to performance-based vesting) under the 2013 Equity Plan shall continue in effect or be assumed (as such concept is defined in the 2013 Equity Plan) or an equivalent award substituted by a successor corporation or a parent or subsidiary of a successor corporation and each outstanding award subject to performance-based vesting shall be subject to the terms and conditions of the applicable award agreement and, if no applicable terms and conditions in such award agreement, the administrator's discretion. In the event that the acquirer does not assume or replace granted awards (other than awards subject to performance-based vesting) prior to the consummation of such transaction, causing such awards to terminate under the 2013 Equity Plan upon consummation of the transaction, the administrator may cause any or all of such awards issued under the 2013 Equity Plan to be subject to accelerated vesting such that 100% of such awards will become vested and exercisable (for a period of fifteen (15) days from the date the administrator notifies the recipient that the award is fully exercisable) upon the consummation of such change in control and all forfeiture restrictions on any or all of such awards shall lapse. In addition, in the event such awards are assumed or substituted with equivalent awards but the individual's service is subsequently terminated by the Company without cause within a twelve (12) month period following the change in control event, such continued, assumed or substituted awards will become fully vested on an accelerated basis. The 2013 Equity Plan also provides that the administrator may make appropriate adjustments to awards under the 2013 Equity Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions. Under the 2013 Equity Plan, a change in control is generally defined as:

  •
  an event or series of events (other than an public offering) by which a person or group (other than the Company, any of its subsidiaries, any employee benefit plan of the Company or its subsidiaries or any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, Stonehill Capital Management, LLC (and its affiliates), Monarch Alternative Capital LP (and its affiliates) and any other person that, prior to such event or series of events, is "beneficial owner" of 75% or more of the outstanding common stock of the Company) becomes "beneficial owner" of 75% or more of the outstanding common stock of the Company;

  •
  during any period of two consecutive years, individuals who, at the beginning of such period, constitute our board of directors together with any new directors (other than directors designated by a person who shall have entered into an agreement with the Company to effect a transaction otherwise described in this definition (other than a liquidation or dissolution)) whose election by our board of directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors;

  •
  a merger, consolidation, reorganization or other business combination of the Company with any other entity, other than a merger, consolidation, reorganization or business combination which would result in our outstanding voting securities immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the outstanding voting securities of the Company or such surviving entity immediately after such merger, consolidation, reorganization or business combination;

  •
  the sale, exchange, or transfer of all or substantially all of the assets of the Company and its subsidiaries, other than a sale to an entity, at least 75% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or

  •
  our liquidation or dissolution.

  Adjustments of Awards

        In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, distribution of our assets to shareholders (other than normal cash dividends) or any other corporate event affecting the number of outstanding shares of our common stock or the share price of our common stock other than an equity restructuring that would require adjustments to the 2013 Equity Plan or any awards under the 2013 Equity Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the 2013 Equity Plan provides that the administrator may make equitable adjustments, if any, to reflect such change with respect to:

  •
  the aggregate number and kind of shares subject to the 2013 Equity Plan, including adjustments to limits on the maximum number of shares that may be issued;

  •
  the maximum aggregate number of shares that may be granted and the maximum aggregate amount of cash that may be paid in cash to any one person during any calendar year;

  •
  the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards);

  •
  the number and kind of shares (or other securities or property) for which automatic grants are subsequently to be made to new and continuing non-employee directors under the 2013 Equity Plan's Non-Employee Director Compensation Policy; and

  •
  the grant or exercise price per share of any outstanding awards under the 2013 Equity Plan.

  Amendment and Termination

        The 2013 Equity Plan provides that our board of directors or the compensation committee, as applicable, may terminate, amend or modify the 2013 Equity Plan at any time and from time to time. However, the 2013 Equity Plan generally requires us to obtain shareholder approval:

  •
  to increase the limits imposed on the maximum number of shares available under the 2013 Equity Plan (other than in connection with certain corporate events, as described above);

  •
  to reduce the price per share of any outstanding option or SAR granted under the 2013 Equity Plan; or

  •
  to cancel any option or SAR in exchange for cash or other award when the option or SAR price per share exceeds the fair market value of a share of our common stock.

  Expiration Date

        The 2013 Equity Plan will expire on, and no option or other award will be granted pursuant to the 2013 Equity Plan after, the tenth anniversary of the effective date of the 2013 Equity Plan. Any award that is outstanding on the expiration date of the 2013 Equity Plan will remain in force according to the terms of the 2013 Equity Plan and the applicable award agreement.

  Securities Laws and U.S. Federal Income Taxes

        The 2013 Equity Plan is designed to comply with various securities and U.S. federal tax laws as follows:

        Securities Laws.    The 2013 Equity Plan is designed to conform to all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including without limitation, Rule 16b-3. The 2013 Equity Plan is administered, and options and other equity awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

        Section 409A of the Code.    The 2013 Equity Plan is designed to comply with the requirements of Section 409A of the Code and, to the extent that awards under the 2013 Equity Plan will be considered "nonqualified deferred compensation" for purposes of Section 409A of the Code and will be subject to the additional requirements regarding the payment of deferred compensation imposed by Section 409A of the Code, such awards will generally be intended to comply with Section 409A of the Code.

        Section 162(m) of the Code.    The 2013 Equity Plan is designed to provide for awards that are exempt from the requirements of Section 162(m) of the Code which generally provides that income tax deductions of publicly held corporations may be limited to the extent total compensation (including, but not limited to, base salary, annual bonus and income attributable to stock option exercises and other non-qualified benefits) for certain executive officers exceeds $1,000,000 (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any taxable year of the corporation, but provides that the deduction limit will not apply to certain "performance-based compensation" established by an independent compensation committee that is adequately disclosed to and approved by shareholders. In particular, stock options and SARs will satisfy the "performance-based compensation" exception if the awards are made by a qualifying compensation committee, the 2013 Equity Plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date. Specifically, the option exercise price must be equal to or greater than the fair market value of the stock subject to the award on the grant date. Under a Section 162(m) transition rule for compensation plans of corporations that are privately held and that subsequently become publicly held as a result of an initial public offering, the 2013 Equity Plan will not be subject to Section 162(m) until a specified transition date, which is the earliest of:

  •
  the material modification of the 2013 Equity Plan;

  •
  the issuance of all of the shares of our common stock reserved for issuance under the 2013 Equity Plan;

  •
  the expiration of the 2013 Equity Plan; or

  •
  the first shareholders meeting at which members of our board of directors are elected during 2017.

        After the transition date, rights or awards granted under the 2013 Equity Plan, other than options and SARs, will not qualify as "performance-based compensation" for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which have been disclosed to and approved by our shareholders. Thus, after the transition date, we expect that such other rights or awards under the plan will not constitute performance-based compensation for purposes of Section 162(m).

        We filed a registration statement on Form S-8 under the Securities Act to register the total number of shares of our common stock that may be issued under our 2013 Equity Plan. That registration statement became effective upon filing, and 2,060,000 shares of our common stock reserved for issuance under the 2013 Equity Plan were covered by such registration statement and became eligible for sale in the public market immediately after the effective date of such registration statement (of which 49,147 shares are outstanding as of December 13, 2013 under restricted stock grants), subject to Rule 10b5-1 sales plans (if any) described below, Rule 144 volume limitations applicable to affiliates, vesting restrictions and the lock-up agreements described under "Underwriting."

Equity Compensation Plan Information

        The number of shares reserved for issuance, number of shares issued, number of shares underlying outstanding stock options or otherwise outstanding and number of shares remaining available for future issuance under the 2010 Equity Plan, as of December 31, 2012, are as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by the security holders—2010 Equity Plan	—	n/a	758,399
Total	—		758,399

Executive Bonus Plan

        On June 14, 2013, we adopted, the WCI Communities, Inc. Senior Executive Incentive Bonus Plan (the "Executive Bonus Plan"), effective as of the day immediately prior to our Initial Public Offering. The Executive Bonus Plan is designed to provide an incentive for superior work and to motivate covered key executives toward even greater achievement and business results, to tie their goals and interests to those of us and our shareholders and to enable us to attract and retain highly qualified executives. The principal features of the Executive Bonus Plan are summarized below.

        The Executive Bonus Plan is an incentive bonus plan under which certain key executives, including our named executive officers, will be eligible to receive bonus payments with respect to a specified period (for example, our fiscal year). Bonuses will generally be payable under the Executive Bonus Plan upon the attainment of pre-established performance goals. Notwithstanding the foregoing, we may pay bonuses (including, without limitation, discretionary bonuses) to participants under the Executive Bonus Plan based upon such other terms and conditions as the compensation committee may in its discretion determine.

        The performance goals under the Executive Bonus Plan will relate to one or more financial, operational or other metrics with respect to individual or company performance with respect to us or any of our subsidiaries, including but not limited to the following possible performance goals: net earnings or losses (either before or after one or more of the following: interest, taxes, depreciation and amortization); gross or net sales or revenue; revenue growth or product revenue growth; net income (either before or after taxes); adjusted net income; operating income (either before or after taxes); operating earnings or profit; pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); cash flow (including, but not limited to, operating cash flow and free cash flow); return on assets or net assets; return on capital; return on shareholders' equity; total shareholder return; return on sales; gross or net profit or operating margin; costs or reduction in costs; funds from operations; expenses; working capital; earnings or loss per share; adjusted earnings per share; price per share of common stock; appreciation in and/or maintenance of the price of our common stock or any other publicly-traded securities; economic value-added models or equivalent metrics; comparisons with various stock market indices; regulatory achievements and compliance; implementation or completion of critical projects; market share; customer satisfaction; customer growth; employee satisfaction; recruiting and maintaining personnel; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; and establishing relationships with commercial entities with respect to the marketing, distribution and sale of our products); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of our products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of our equity or debt securities; factoring transactions; sales or licenses of our assets, including our intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures; and economic value, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease in the results of a peer group or market performance indicators or indices.

        The Executive Bonus Plan is administered by the compensation committee. The compensation committee will select the participants in the Executive Bonus Plan and any performance goals to be utilized with respect to the participants, establish the bonus formulas for each participant's annual bonus, and certify whether any applicable performance goals have been met with respect to a given performance period. The Executive Bonus Plan provides that we may amend or terminate the Executive Bonus Plan at any time in our sole discretion. Any amendments to the Executive Bonus Plan will require shareholder approval only to the extent required by applicable law, rule or regulation. The Executive Bonus Plan will expire on the earlier of:

  •
  the material modification of the Executive Bonus Plan; or

  •
  the first shareholders meeting at which members of our board of directors are elected during 2017.

Rule 10b5-1 Sales Plan

        Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our policy on insider trading and communications with the public.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a summary of each transaction or series of similar transactions since January 1, 2010, to which we were a party or are a party in which:

  •
  the amount involved exceeds $120,000; and

  •
  any of our directors or executive officers, any holder of 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Sale and Purchase of Securities

  2017 Senior Secured Term Notes

        On June 8, 2012, we sold $125.0 million in aggregate principal amount of our 2017 Senior Secured Term Notes to certain of our existing shareholders or their affiliates at a price of 98% of their principal amount pursuant to a note purchase agreement. The table below sets forth the participation in the sale of the 2017 Senior Secured Term Notes by our directors, executive officers and 5% shareholders and their affiliates.

Name	Principal amount of 2017 Senior Secured Term Notes purchased
Monarch Master Funding Ltd	$62,500,000
Stonehill Institutional Partners, L.P.	$62,500,000

        On August 7, 2013, we used a portion of the net proceeds from the Notes Offering to voluntarily prepay the entire principal amount outstanding of our 2017 Senior Secured Term Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid. Immediately prior to such voluntary prepayment, Monarch and Stonehill held $43.2 million and $62.5 million in 2017 Senior Secured Term Notes, respectively.

  Series E Common Stock Financing

        On June 8, 2012, we issued an aggregate of 7,923,069 shares of our Series E Common Stock, to certain of our existing shareholders or their affiliates at a price per share of $6.31 for aggregate gross consideration of $50.0 million. In consideration for their commitment to purchase the Series E Common Stock, pursuant to a backstop equity commitment letter, we paid each of the Principal Investors a backstop commitment fee equal to $750,000. As of December 13, 2013, as adjusted to give effect to this offering, Monarch and Stonehill will own approximately 19.1% and 17.3% of our common stock, respectively, or 17.7% and 16.0%, respectively, if the underwriters exercise their option to purchase additional shares of our common stock from the selling stockholders in full. The table below sets forth the number of shares of Series E Common Stock, issued to our directors, executive officers and 5% shareholders and their affiliates and the aggregate purchase price paid therefor.

Name	Number of Shares of Series E Common Stock	Aggregate Purchase Price
Monarch Alternative Capital LP and certain of its advisory clients	374,943	$24,371,295
Stonehill Institutional Partners, L.P.	328,038	$21,322,470
Affiliates of The Royal Bank of Scotland PLC	16,636	$1,081,340
David L. Fry Revocable Trust(1)	5,286	$343,590
Russell Devendorf	2,571	$167,115

(1)
David L. Fry previously served as president and chief executive officer until his resignation on November 30, 2012.

  Series A Preferred Stock Exchange

        In connection with our emergence from bankruptcy, the WCI Communities, Inc. Creditor Trust (the "Creditor Trust") for the benefit of holders of allowed unsecured claims received 10,000 shares of Series A preferred stock, 5% of our common stock and $1.0 million in cash to be used for administration of the trust. Pursuant to the terms of our existing amended and restated certificate of incorporation, the holders of the Series A preferred stock were entitled to receive a dividend in the form of common stock upon the occurrence of certain events. On July 3, 2013, pursuant to an exchange agreement between the Company and the Creditor Trust, we exchanged the 10,000 shares of Series A preferred stock outstanding for 903,825 shares of our common stock. All such shares of preferred stock have been cancelled and retired. As of December 13, 2013, the Creditor Trust will own approximately 5.4% of our common stock.

Equity Awards, Long-Term Incentives and Employment Agreements

        We have granted restricted stock, stock options and long-term incentives to our executive officers and our directors. For a description of these awards and incentives, see "Management—Narrative Disclosure Relating to Director Compensation Table" and "Executive Compensation—Narrative Disclosure to Summary Compensation Table." We have also entered into employment agreements with Mr. Bass, Mr. Devendorf and Mr. Mesa. See "Executive Compensation—Employment Arrangements."

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors and executive officers. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee's involvement was by reason of the fact that the indemnitee is or was a director, or officer, of the Company or any of its subsidiaries or was serving at the Company's request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 30 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. See "Management—Limitations on Liability, Indemnification of Officers and Directors and Insurance."

Stockholders Agreements

        Pursuant to stockholders agreements that we entered into with the Principal Investors on July 24, 2013, in connection with our Initial Public Offering, for so long as a Principal Investor holds at least 60% of the shares of our common stock held by it at the consummation of our Initial Public Offering, such Principal Investor will have the right to nominate two directors to the board of directors and one director to each board committee (subject to applicable independence requirements of each committee). When a Principal Investor owns less than 60%, but at least 20%, of the shares of our common stock held by it at the consummation of our Initial Public Offering, such Principal Investor will be entitled to nominate one director to the board of directors and each board committee (subject to applicable independence requirements of each committee). After giving effect to this offering, we expect each of the Principal Investors will hold more than 60% of the shares of our common stock held by it at the consummation of our Initial Public Offering. In addition, we have agreed to use commercially reasonable efforts to take all necessary and desirable actions within our control to cause the election, removal and replacement of such directors in accordance with the stockholders agreements and applicable law. Each Principal Investor has also agreed to vote for the other's board nominees in accordance with the terms of a separate voting agreement entered into between the Principal Investors.

Registration Rights Agreements

        In connection with our Initial Public Offering, in July 2013, we entered into a registration rights agreement with the Principal Investors with respect to any shares of our common stock held by them and a registration rights agreement with the Creditor Trust with respect to any shares held by it. We refer to the shares held by the Principal Investors and the Creditor Trust collectively as the "registrable shares."

        Pursuant to the registration rights agreement with the Principal Investors, we have granted the Principal Investors and their direct and indirect transferees demand registration rights to have the registrable shares registered for resale, and, in certain circumstances, the right to "piggy-back" the registrable shares in registration statements we might file in connection with any future public offering. When we become and for so long as we are eligible to use Form S-3 under the Securities Act, the Principal Investors and their direct and indirect transferees will have shelf registration rights requiring us to file a shelf registration statement and to maintain the effectiveness of such registration statement so as to allow sales thereunder from time to time.

        Pursuant to the registration rights agreement with the Creditor Trust, we have granted the Creditor Trust and its direct and indirect transferees, taken together as a group, one request to effect the registration of registrable shares either by (x) a demand registration right or (y) a shelf registration right requiring us to file a shelf registration statement on Form S-3 as long as we are eligible to use Form S-3 under the Securities Act.

        Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as "blackout periods."

Other Transactions

        In August 2010, our former president and chief executive officer, David L. Fry, purchased a single-family home in WCI's Pelican Preserve community. The total purchase price was $245,660 (plus any amount for additional options or upgrades selected), subject to a credit of $15,000 to be applied towards any options or upgrades chosen. The board of directors approved the transaction, determining it to be on the same terms and conditions that were at the time being offered to unaffiliated third-party buyers in the Pelican Preserve community.

Policies and Procedures for Related Party Transactions

        Our board of directors adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of transactions involving us and "related persons." For the purposes of this policy, "related persons" includes our executive officers and directors or their immediate family members, or shareholders owning five percent or more of our outstanding common stock and their immediate family members.

        The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm's length transaction with an unrelated party and the extent of the related person's interest in the transaction. All related party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the audit committee that considers the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

 PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth the beneficial ownership of our common stock as of December 13, 2013 and immediately after the completion of this offering by (1) each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors, (3) each of our executive officers and (4) all of our directors and executive officers as a group.

        The selling stockholders in this offering received their shares of our common stock pursuant to (1) our Plan upon our emergence from bankruptcy in 2009, (2) a private "rights" offering that was consummated on June 8, 2012, pursuant to which we issued an aggregate of 7,923,069 shares of our Series E common stock to certain of our existing stockholders or their affiliates in a private placement pursuant to Regulation D and Section 4(a)(2) under the Securities Act at a price per share of $6.31 or (3) a private transaction with another stockholder pursuant to an exemption from the Securities Act.

        To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person "beneficially owns," as determined by the rules of the SEC. The SEC has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement, or (4) the automatic termination of a trust, discretionary account or similar arrangement.

        The percentages reflect beneficial ownership immediately prior to and immediately after the completion of this offering as determined in accordance with Rule 13d-3 under the Exchange Act and are based on 25,868,682 shares of our common stock outstanding as of December 13, 2013 prior to and following this offering, including 100,647 shares of restricted stock subject to vesting. The percentages assume no exercise by the underwriters of their option to purchase additional shares from the selling stockholders.

	Amount and Nature of Beneficial Ownership
	Immediately Prior to this Offering			Immediately After this Offering
			Number of Shares being Offered
Name and Address of Beneficial Owner	Shares Owned	Percentage		Shares Owned	Percentage
5% or more Stockholders:
Monarch Alternative Capital LP and certain of its advisory clients(1)	7,268,990	28.1%	2,359,268	4,909,722	19.0%
Stonehill Institutional Partners, L.P.(2)	6,595,676	25.5%	2,140,732	4,454,944	17.2%
WCI Communities, Inc. Creditor Trust(3)	1,393,075	5.4%	—	1,393,075	5.4%
Directors and Executive Officers:
Keith E. Bass(4)	154,500	*	—	154,500	*
Russell Devendorf(5)	60,017	*	—	60,017	*
Vivien N. Hastings(6)	40,952	*	—	40,952	*
Paul J. Erhardt(7)	—	—	—	—	—
Reinaldo L. Mesa(8)	44,804	*	—	44,804	*
David T. Ivin.	—	—	—	—	—
John B. McGoldrick(9)	4,573	*	—	4,573	*
Stephen D. Plavin(10)	12,050	*	—	12,050	*
Patrick J. Bartels, Jr.	—	—	—	—	—
Michelle MacKay(11)	5,500	*	—	5,500	*
Darius G. Nevin	—	—	—	—	—
Charles C. Reardon	—	—	—	—	—
Christopher E. Wilson(12)	6,595,676	25.5%	2,140,732	4,454,944	17.2%
All directors and executive officers as a group (13 persons)	6,918,072	26.7%	2,140,732	4,777,340	18.5%

*
Denotes less than 1.0% beneficial owner.

(1)
Consists of (i) 2,839,008 shares held by Monarch Debt Recovery Master Fund Ltd, (ii) 1,591,988 shares held by Monarch Master Funding Ltd, (iii) 1,246,217 shares held by Monarch Opportunities Master Fund Ltd, (iv) 107,305 shares held by Monarch Income Master Fund Ltd, (v) 635,798 shares held by Monarch Capital Master Partners LP, (vi) 59,152 shares held by Monarch Alternative Solutions Master Fund LTD, (vii) 31,600 shares held by Monarch Capital Master Partners II LP, (viii) 392,542 shares held by Monarch Capital Master Partners IIA LP, (ix) 177,901 shares held by Monarch Cayman Fund Limited, (x) 13,368 shares held by Oakford MF Limited and (xi) 174,111 shares held by P Monarch Recovery LTD. Monarch Alternative Capital LP ("MAC") serves as advisor to these entities with respect to our shares directly owned by such entities. MDRA GP LP ("MDRA GP") is the general partner of MAC and Monarch GP LLC ("Monarch GP") is the general partner of MDRA GP. By virtue of such relationships, MAC, MDRA GP and Monarch GP may be deemed to have voting and dispositive power over the shares owned by such entities. The address for these entities is 535 Madison Avenue, 26th Floor, New York, NY 10022. If the underwriters exercise their option to purchase additional shares of our common stock from the selling stockholders in full, Monarch would own 4,555,833 shares of common stock, or 17.6% of our outstanding shares, after this offering.

(2)
Stonehill Capital Management LLC, a Delaware limited liability company ("SCM"), is the investment adviser of Stonehill Institutional and Stonehill General Partner, LLC ("Stonehill GP") is the general partner of Stonehill Institutional. By virtue of such relationships, SCM and Stonehill GP and their managing members may be deemed to have voting and dispositive power over the shares owned by Stonehill Institutional. The address for Stonehill Institutional Partners, L.P. is 885 Third Avenue, 30th Floor, New York, NY 10022. If the underwriters exercise their option to purchase additional shares of our common stock from the selling stockholders in full, Stonehill would own 4,133,833 shares of common stock, or 16.0% of our outstanding shares, after this offering.

(3)
Represents (i) 489,250 shares issued pursuant to our Plan upon our emergence from bankruptcy in 2009 and (ii) 903,825 shares that were exchanged for all of our Series A preferred stock on July 3, 2013. The address for Ocean Ridge Capital Advisors, LLC, trustee of WCI Communities, Inc. Creditor Trust is 56 Harrison Street, Suite 203A, New Rochelle, NY 10801, Attention: Bradley E. Scher.

(4)
The total shares held by Mr. Bass above include 51,500 shares of restricted stock granted to him under our 2010 Equity Plan that have not yet vested. On November 29, 2014, 25,750 shares will vest and the remaining 25,750 will vest on December 1, 2015. The total shares held by Mr. Bass above exclude any shares that may be received by him under the Employee LTIP following our Initial Public Offering. Under the Employee LTIP, Mr. Bass is eligible to receive up to 490,764 shares upon the earlier of a change in control and January 16, 2018. On July 25, 2013, 25% of Mr. Bass' award under the Employee LTIP, pursuant to which he is eligible to receive 122,691 shares, vested. Awards granted under the Employee LTIP will continue to vest 15% on December 31 of each of 2013 through 2017, subject to accelerated vesting of (a) 100% of the awards upon a change in control and (b) 50% of all unvested awards upon termination of employment by the Company without cause or by the participant for good reason.

(5)
The total shares held by Mr. Devendorf above exclude any shares that may be received by him under the Employee LTIP following our Initial Public Offering. Under the Employee LTIP, Mr. Devendorf is eligible to receive up to 130,870 shares upon the earlier of a change in control and January 16, 2018. On July 25, 2013, 25% of Mr. Devendorf's award under the Employee LTIP, pursuant to which he is eligible to receive 32,718 shares, vested. Awards granted under the Employee LTIP will continue to vest 15% on December 31 of each of 2013 through 2017, subject to accelerated vesting of (a) 100% of the awards upon a change in control and (b) 50% of all unvested awards upon termination of employment by the Company without cause or by the participant for good reason.

(6)
The total shares held by Ms. Hastings above exclude any shares that may be received by her under the Employee LTIP following our Initial Public Offering. Under the Employee LTIP, Ms. Hastings is eligible to receive up to 87,247 shares upon the earlier of a change in control and January 16,

  2018. On July 25, 2013, 25% of Ms. Hastings' award under the Employee LTIP, pursuant to which she is eligible to receive 21,812 shares, vested. Awards granted under the Employee LTIP will continue to vest 15% on December 31 of each of 2013 through 2017, subject to accelerated vesting of (a) 100% of the awards upon a change in control and (b) 50% of all unvested awards upon termination of employment by the Company without cause or by the participant for good reason.

(7)
The total shares held by Mr. Erhardt above exclude any shares that may be received by him under the Employee LTIP following our Initial Public Offering. Under the Employee LTIP, Mr. Erhardt is eligible to receive up to 130,870 shares upon the earlier of a change in control and January 16, 2018. On July 25, 2013, 25% of Mr. Erhardt's award under the Employee LTIP, pursuant to which he is eligible to receive 32,718 shares, vested. Awards granted under the Employee LTIP will continue to vest 15% on December 31 of each of 2013 through 2017, subject to accelerated vesting of (a) 100% of the awards upon a change in control and (b) 50% of all unvested awards upon termination of employment by the Company without cause or by the participant for good reason.

(8)
The total shares held by Mr. Mesa includes 7,457 shares of restricted stock granted to him under our 2013 Equity Plan that have not yet vested. On January 24, 2014, 50% of the shares will vest and the remaining 50% will vest on July 24, 2015.

(9)
Represents 4,573 shares of restricted stock granted to Mr. McGoldrick under our 2013 Equity Plan that have not yet vested. On January 24, 2014, 50% of the shares will vest and the remaining 50% will vest on July 24, 2015.

(10)
The total shares held by Mr. Plavin above exclude any shares that may be received by him under the Director LTIP following our Initial Public Offering. Under the Director LTIP, Mr. Plavin is eligible to receive up to 52,348 shares upon the earlier of a change in control and February 5, 2018. On July 25, 2013, 25% of Mr. Plavin's award under the Director LTIP, pursuant to which he is eligible to receive 13,087 shares, vested. Awards granted under the Director LTIP will continue to vest 18.75% on December 31 of each of 2014 through 2017, subject to accelerated vesting of (a) 100% of the awards upon a change in control and (b) a prorated portion of the unvested awards that would have otherwise vested on the immediately subsequent vesting date following termination of service if the participant is not nominated for reelection or is otherwise involuntarily removed by us from our board of directors.

(11)
The total shares held by Ms. MacKay above exclude any shares that may be received by her under the Director LTIP following our Initial Public Offering. Under the Director LTIP, Ms. MacKay is eligible to receive up to 34,898 shares upon the earlier of a change in control and February 5, 2018. On July 25, 2013, 25% of Ms. MacKay's award under the Director LTIP, pursuant to which she is eligible to receive 8,725 shares, vested. Awards granted under the Director LTIP will continue to vest 18.75% on December 31 of each of 2014 through 2017, subject to accelerated vesting of (a) 100% of the awards upon a change in control and (b) a prorated portion of the unvested awards that would have otherwise vested on the immediately subsequent vesting date following termination of service if the participant is not nominated for reelection or is otherwise involuntarily removed by us from our board of directors.

(12)
Represents shares owned by Stonehill Institutional Partners, L.P. Mr. Wilson is a managing member of SCM and Stonehill GP, and may be deemed to have shared voting and dispositive power over the shares owned by Stonehill Institutional. He disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for Mr. Wilson is 885 Third Avenue, 30th Floor, New York, NY 10022.

 DESCRIPTION OF CAPITAL STOCK

        The following description is intended as a summary of our amended and restated certificate of incorporation (which we refer to as our "charter") and our amended and restated bylaws and to the applicable provisions of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our charter and amended and restated bylaws.

General

        Our charter authorizes 150,000,000 shares of common stock, $0.01 par value per share, and 15,000,000 shares of preferred stock, $0.01 par value per share. As of September 30, 2013, there were 25,768,035 shares of our common stock outstanding, no shares of preferred stock outstanding and no shares of our common stock issuable upon exercise of outstanding warrants or options.

Common Stock

  Voting Rights

        Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors. Our shareholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

        As of December 13, 2013, as adjusted to give effect to this offering, Monarch and Stonehill will own approximately 19.1% and 17.3% of our common stock, respectively, or 17.7% and 16.0%, respectively, if the underwriters exercise their option to purchase additional shares of our common stock from the selling stockholders in full. See "Principal and Selling Stockholders." Due to their ownership, the Principal Investors have the power to control us and our subsidiaries, including the power to elect a majority of our directors, agree to sell or otherwise transfer a controlling stake in us and determine the outcome of all actions requiring a majority shareholder approval. In addition, pursuant to stockholders agreements that we entered into with the Principal Investors, the Principal Investors have certain rights to nominate directors to our board of directors and the committees thereof. See "—Registration Rights Agreements and Stockholders Agreements."

  Dividends

        Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

  Liquidation

        In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

  Rights and Preferences

        Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

  Fully Paid and Nonassessable

        All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

        Our board of directors has the authority, without further action by our shareholders, to issue up to 15,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. No shares of preferred stock are outstanding, and we have no present plan to issue any shares of preferred stock.

Anti-Takeover Effects of Provisions of Our Charter, Our Amended and Restated Bylaws and Delaware Law

        Some provisions of Delaware law, our charter and our amended and restated bylaws contain provisions that could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us through the use of the following: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may delay, deter or prevent a change in control or other takeover of our company that our shareholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock and also may limit the price that investors are willing to pay in the future for our common stock. These provisions may also have the effect of preventing changes in our management.

        These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

  Delaware Anti-Takeover Statute

        We have opted out of Section 203, which regulates corporate takeovers. However, our charter contains provisions that are similar to Section 203. Specifically, our charter provides that we may not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the person became an interested stockholder, unless:

  •
  prior to the time that person became an interested stockholder, our board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding certain shares; or

  •
  at or subsequent to the time the person became an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock, which is not owned by the interested stockholder.

        Generally, a business combination includes a merger, consolidation, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with that person's affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. However, in our case, the Principal Investors and any of their affiliates and subsidiaries and any of their direct or indirect transferees receiving 15% or more of our voting stock will not be deemed to be interested stockholders regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions. This provision could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

  Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our Company.

  Special Shareholder Meetings

        Our charter and our amended and restated bylaws provide that a special meeting of shareholders may be called only by our chairman of the board of directors, chief executive officer or president, or by a resolution adopted by a majority of our board of directors and will be called at the request of either of the Principal Investors, so long as one of them or both together hold at least 10% of the shares of our common stock outstanding.

  Requirements for Advance Notification of Shareholder Nominations and Proposals

        Our amended and restated bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors or designated by a Principal Investor pursuant to the Shareholders Agreement.

  No Shareholder Action by Written Consent

        Our charter eliminates the right of shareholders to act by written consent without a meeting.

  Election and Removal of Directors

        Each of our directors will be elected annually. Pursuant to stockholders agreements that we entered into with the Principal Investors, the Principal Investors have certain rights to nominate directors to our board of directors and the committees thereof. See "—Registration Rights Agreements and Stockholders Agreements." Also, directors may be removed with or without cause by a majority vote of the shares of our common stock then outstanding. Because our shareholders do not have cumulative voting rights, our shareholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Vacancies on the board of directors are filled by a majority of the directors then in office, and not by the shareholders. For more information on our board composition, see "Management—Board of Directors Composition." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for shareholders to replace a majority of the directors.

  Choice of Forum

        Our charter provides that the Court of Chancery of the state of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our charter or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

  Amendment of Charter Provisions

        The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least 66 2/3% of the voting power of our then outstanding voting stock.

        The provisions of the Delaware General Corporation Law, our charter and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

        Our charter and amended and restated bylaws contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. For a discussion concerning limitations of liability and indemnification applicable to our directors and officers, see "Management—Limitations on Liability, Indemnification of Officers and Directors and Insurance."

Registration Rights Agreements and Stockholders Agreements

        On July 24, 2013, we entered into a registration rights agreement with the Principal Investors with respect to any shares of our common stock held by them. Pursuant to such registration rights agreement, we granted the Principal Investors and their direct and indirect transferees demand registration rights to have the registrable shares registered for resale, and, in certain circumstances, the right to "piggy-back" the registrable shares in registration statements we might file in connection with any future public offering. When we become and for so long as we are eligible to use Form S-3 under the Securities Act, the Principal Investors and their direct and indirect transferees will have shelf registration rights requiring us to file a shelf registration statement and to maintain the effectiveness of such registration statement so as to allow sales thereunder from time to time.

        In addition, on July 2 2013, we entered into a registration rights agreement with the Creditor Trust. Pursuant to the registration rights agreement with the Creditor Trust, we granted the Creditor Trust and its direct and indirect transferees, taken together as a group, one request to effect the registration of registrable shares either by (x) a demand registration right or (y) a shelf registration right requiring us to file a shelf registration statement on Form S-3 as long as we are eligible to use Form S-3 under the Securities Act.

        On July 24, 2013, we also entered into stockholders agreements with the Principal Investors, pursuant to which the Principal Investors have certain director nomination rights. For so long as a Principal Investor holds at least 60% of the shares of our common stock held by it at the consummation of our Initial Public Offering, such Principal Investor will have the right to nominate two directors to the board of directors and one director to each board committee (subject to applicable independence requirements of each committee). When a Principal Investor owns less than 60%, but at least 20%, of the shares of our common stock held by it at the consummation of our Initial Public Offering, such Principal Investor will be entitled to nominate one director to the board of directors and each board committee (subject to applicable independence requirements of each committee). After giving effect to this offering, we expect each of the Principal Investors will hold more than 60% of the shares of our common stock held by it at the consummation of our Initial Public Offering. In addition, we have agreed to use commercially reasonable efforts to take all necessary and desirable actions within our control to cause the election, removal and replacement of such directors in accordance with the stockholders agreements and applicable law. Each Principal Investor has also agreed to vote for the other's board nominees in accordance with the terms of a separate voting agreement between the Principal Investors.

New York Stock Exchange Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "WCIC."

Transfer Agent and Registrar

        The transfer agent and registrar for the shares of our common stock is American Stock Transfer & Trust Company, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

        Future sales of our common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market after this offering, or the perception that those sales may occur, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future. As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after consummation of this offering due to contractual and legal restrictions on resale described below. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.

Sale of Restricted Shares

        Based on the number of shares of our common stock outstanding as of September 30, 2013, upon the closing of this offering, we will have outstanding an aggregate of approximately 25,768,035 shares of common stock. Of these shares, the 6,819,091 shares sold in our Initial Public Offering and all of the 4,500,000 shares of common stock to be sold in this offering by the selling stockholders, and any shares sold upon exercise of the underwriters' option to purchase additional shares from the selling stockholders, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless the shares are held by any of our "affiliates" as such term is defined in Rule 144 of the Securities Act. All the other shares of common stock held by existing shareholders immediately prior to the consummation of this offering will be "restricted securities" as such term is defined in Rule 144. These restricted securities were issued and sold by us, or will be issued and sold by us, in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, which rules are summarized below. As a result of the contractual lock-up periods described below and the provisions of Rule 144 and 701 of the Securities Act, the restricted securities will be available for sale in the public markets as follows:

Date Available for Sale	Shares Eligible for Sale	Description
Date of Prospectus	12,147,833	Initial Public Offering lock-up partially released for an aggregate of 828,742 shares, provided that released shares are sold in an underwritten registered offering; 4,500,00 shares to be sold in this offering; and 6,819,091 shares sold in the Initial Public Offering
January 21, 2014	14,487,021	Initial Public Offering lock-up partially released for an aggregate of 3,167,930 shares (shares saleable under Rules 144 and 701); 4,500,000 shares to be sold in this offering; and 6,819,091 shares sold in the Initial Public Offering
March 24, 2014	16,144,504	Initial Public Offering lock-up fully released for an aggregate of 4,825,413 shares (shares saleable under Rules 144 and 701); 4,500,000 shares to be sold in this offering; and 6,819,091 shares sold in the Initial Public Offering
90 Days after Date of Prospectus	25,768,035	Lock-up released for an aggregate of 9,623,531 shares and Initial Public Offering lock-up fully released for an aggregate of 4,825,413 shares (shares saleable under Rules 144 and 701); 4,500,000 shares to be sold in this offering; and 6,819,091 shares sold in the Initial Public Offering

Rule 144

        In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our "affiliates" for purposes of Rule 144 at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our "affiliates," is entitled to sell those shares in the public market (subject to the lock-up agreement referred to below, if applicable) without complying with the manner of sale, volume limitations or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than "affiliates," then such person is entitled to sell such shares in the public market without complying with any of the requirements of Rule 144 (subject to the lock-up agreement referred to below, if applicable). In general, under Rule 144, as currently in effect, our "affiliates," as defined in Rule 144, who have beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than one of our "affiliates," are entitled to sell in the public market, upon expiration of any applicable lock-up agreements and within any three-month period, a number of those shares of our common stock that does not exceed the greater of:

  •
  1% of the number of common shares then outstanding; or

  •
  the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Such sales under Rule 144 by our "affiliates" or persons selling shares on behalf of our "affiliates" are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us. Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted securities have entered into lock-up agreements as referenced above and their restricted securities will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.

Rule 701

        In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired common stock from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 under the Securities Act before the effective date of our Initial Public Offering (to the extent such common stock is not subject to a lock-up agreement) is entitled to rely on Rule 701 to resell such shares, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, under Rule 701 persons who are not our "affiliates," as defined in Rule 144, may resell those shares without complying with the minimum holding period, volume limitations, manner of sale, notice or public information requirements of Rule 144, and persons who are our "affiliates" may resell those shares without compliance with Rule 144's minimum holding period requirements (subject to the terms of the lock-up agreements referred to below, if applicable).

Equity Incentive Plans

        Our board of directors and shareholders previously adopted the 2010 Equity Plan and the 2013 Equity Plan. For a description of our 2010 Equity Plan and 2013 Equity Plan and the number of shares reserved for issuance, number of shares issued, number of shares underlying outstanding stock options and number of shares remaining available for future issuance under the 2010 Equity Plan and 2013 Equity Plan, see "Executive Compensation—Equity Incentive Plans" and "Executive Compensation—Equity Compensation Plan Information."

        In addition, our board of directors previously adopted the Director LTIP and Employee LTIP, each as amended. For a description of our Director LTIP and Employee LTIP, see "Management—New Compensation Programs—Long-Term Incentive Plan" and "Executive Compensation—New Compensation Programs—Long-Term Incentive Plan."

        On July 24, 2013, we filed a registration statement on Form S-8 under the Securities Act to register (a) 2,060,000 of shares of our common stock that may be issued under our 2013 Equity Plan (of which 49,147 shares are outstanding as of December 13, 2013 under restricted stock grants), (b) 839,753 shares of common stock that may be issued under our Employee LTIP (all of which are subject to outstanding awards under the Employee LTIP as of December 13, 2013) and (c) 87,347 shares of common stock that may be issued under our Director LTIP (all of which are subject to outstanding awards under the Director LTIP as of December 13, 2013). The shares of our common stock covered by such registration statement are eligible for sale in the public market, subject to sale limitations in the applicable plans, Rule 10b5-1 sales plans (if any) described above, Rule 144 volume limitations applicable to affiliates, vesting restrictions and the lock-up agreements described below.

Registration Rights

        The Principal Investors and the Creditor Trust, holding approximately 41.7% (or 39.1% if the underwriters exercise their option to purchase additional shares of our common stock from the selling stockholders in full) of our common stock outstanding, as adjusted to give effect to this offering, will, subject to the lock-up periods described below, have the right, subject to various conditions and limitations, to include their shares in registration statements relating to our securities. For a description of these registration rights, please see "Certain Relationships and Related Party Transactions—Registration Rights Agreements" and "Description of Capital Stock—Registration Rights Agreements and Stockholders Agreements." If the offer and sale of these shares are registered, they will be freely tradable without restriction under the Securities Act.

Lock-Up Agreements

        In connection with our Initial Public Offering, we and our officers and directors, and one of our shareholders agreed that, subject to certain exceptions, for a period of 180 days from July 24, 2013, we and they would not, without the prior written consent of Citigroup, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. Substantially all of our other shareholders prior to our Initial Public Offering, including the Principal Investors, agreed that, subject to certain exceptions, they would not, without the prior written consent of Citigroup, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock for a period of (a) 120 days with respect to 20% of their holdings, provided that, until 180 days after the date of the Initial Public Offering, they are sold in an underwritten registered offering, (b) 180 days with respect to an additional 40% of their holdings, and (c) 240 days with respect to the remaining 40% of their holdings, in each case, after July 24, 2013. Citigroup, in its sole discretion, may release our common stock and any other securities subject to these lock-up agreements in whole or in part at any time with or without notice. When determining whether or not to release our common stock and any other securities from the lock-up agreements, Citigroup will consider, among other factors, the holder's reasons for requesting the release, the number of shares of our common stock and any other securities for which the release is being requested and market conditions at the time. If the restrictions under the lock-up agreements are waived, shares of our common stock may become available for resale into the market, subject to applicable law, which could reduce the market price for our common stock. See "Underwriting."

        In connection with this offering, we and our officers and directors, and the selling stockholders have agreed that, subject to certain exceptions, for a period of 90 days from the date of this prospectus, we and they will not, without the prior written consent of Credit Suisse, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. Credit Suisse, in its sole discretion, may release our common stock and any other securities subject to these lock-up agreements in whole or in part at any time with or without notice. When determining whether or not to release our common stock and any other securities from the lock-up agreements, Credit Suisse will consider, among other factors, the holder's reasons for requesting the release, the number of shares of our common stock and any other securities for which the release is being requested and market conditions at the time. If the restrictions under the lock-up agreements are waived, shares of our common stock may become available for resale into the market, subject to applicable law, which could reduce the market price for our common stock. See "Underwriting."

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our common stock.

        This discussion is limited to non-U.S. holders that hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder's particular circumstances, including the impact of the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to non-U.S. holders subject to particular rules, including, without limitation:

  •
  U.S. expatriates and certain former citizens or long-term residents of the United States;

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  persons subject to the alternative minimum tax;

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  persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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  banks, insurance companies, and other financial institutions;

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  real estate investment trusts or regulated investment companies;

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  brokers, dealers or traders in securities;

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  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

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  S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

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  tax-exempt organizations or governmental organizations;

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  persons deemed to sell our common stock under the constructive sale provisions of the Code;

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  persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

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  tax-qualified retirement plans.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences to them.

        THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR

SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

        For purposes of this discussion, a "non-U.S. holder" is any beneficial owner of our common stock that is neither a "U.S. person" nor a partnership for U.S. federal income tax purposes. A U.S. person is any of the following:

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  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a U.S. person.

  Distributions

        As described in the section entitled "Dividend Policy," we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions on our common stock, such distributions of cash or property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder's adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock.

        Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our common stock that are not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty). However, it is possible that we or other applicable withholding agents may apply such withholding to the entire amount of any distributions paid by us regardless of whether such distributions (or any portion thereof) are paid from our current and accumulated earnings and profits. If there is any over-withholding, a non-U.S. holder may be able to obtain a refund of the over-withheld amount from the IRS by complying with certain applicable procedures.

        Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our common stock in connection with the conduct of a trade or business within the United States and dividends being paid in connection with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S.

holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        Subject to the discussion below on backup withholding and foreign accounts, if dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

  Sale or Other Taxable Disposition

        Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

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  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

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  our common stock constitutes a U.S. real property interest ("USRPI") within the meaning of the Foreign Investment in Real Property Tax Act ("FIRPTA") by reason of our status as a U.S. real property holding corporation (a "USRPHC") for U.S. federal income tax purposes.

        Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

        A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        With respect to the third bullet point above, due to our holdings in U.S. real property interests, we believe we currently are, and will continue to remain being for the foreseeable future, a USRPHC. In general, a U.S. corporation is classified as a USRPHC if the fair market value of its interests in U.S. real property equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus any other assets used or held for use in its trade or business. However, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to

U.S. federal income tax if such class of stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market (such as the New York Stock Exchange), and such non-U.S. holder owned, actually or constructively, 5% or less of such class of our stock throughout the shorter of the five-year period ending on the date of the sale or other disposition or the non-U.S. holder's holding period for such stock. Non-U.S. holders should consult their own tax advisors concerning the consequences of disposing of shares of our common stock, including the application of the USRPHC rules to their particular situation.

        If gain on the sale or other taxable disposition of our common stock were subject to taxation under FIRPTA as a sale of a USRPI, the non-U.S. holder would be subject to regular U.S. federal income tax with respect to such gain generally in the same manner as a taxable U.S. person and would be required to file a U.S. federal income tax return. In addition, a 10% withholding tax could apply to the gross proceeds from a sale or other taxable disposition of our common stock by a non-U.S. holder and any distribution in excess of our current and accumulated earnings and profits, unless an exception applies.

        Non-U.S. holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

  Information Reporting and Backup Withholding

        Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding with respect to payments of dividends on our common stock we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a U.S. person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or other applicable certification. However, information returns will be filed with the IRS in connection with any dividends on our common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

        Information reporting and backup withholding may apply to the proceeds of a sale of our common stock within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale of our common stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

  Additional Withholding Tax on Payments Made to Foreign Accounts

        Withholding taxes may be imposed under the Foreign Account Tax Compliance Act ("FATCA") on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

        Under the applicable Treasury Regulations and IRS guidance, withholding under FATCA generally will apply to payments of dividends on our common stock made on or after July 1, 2014 and to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2017.

        Prospective investors should consult their own tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated January     , 2014, we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as Representatives, the following respective number of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Raymond James & Associates, Inc.
Zelman Partners LLC
FBR Capital Markets & Co.
JMP Securities LLC
Total

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the option to purchase additional shares from the selling stockholders described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to            additional shares at the public offering price less the underwriting discounts and commissions.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $            per share. The underwriters and selling group members may allow a discount of $            per share on sales to other broker/dealers. After the offering, the Representatives may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay (in thousands, expect per share amounts):

	Per Share		Total
	Without Option	With Option	Without Option	With Option
Expenses payable by us	$	$	$	$
Underwriting Discounts and Commissions paid by selling stockholders	$	$	$	$

        We estimate that our out of pocket expenses for this offering will be approximately $788,995.

        The representatives have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered.

        We have agreed that, subject to certain exceptions, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus.

        Our officers, directors and the selling stockholders have agreed that, subject to certain exceptions, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus. In addition, substantially all of our stockholders entered into similar agreements in connection with our IPO. See "Shares Eligible for Future Sale."

        Our common stock is listed on the New York Stock Exchange under the symbol "WCIC."

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The Representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Other Relationships and Conflicts of Interest

        Certain of the underwriters and their respective affiliates have in the past performed, and may in the future perform, various financial advisory, investment banking and other services for us, our affiliates and our officers in the ordinary course of business, for which they received and may receive customary fees and reimbursement of expenses. In addition, certain of the underwriters in this offering served as an underwriter in connection with our IPO. Additionally, certain of the underwriters were initial purchasers of our Notes Offering and affiliates of certain of the underwriters in this offering are lenders and/or agents under our Revolving Credit Facility.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        Solebury Capital LLC ("Solebury"), a FINRA member, is acting as our financial advisor in connection with the offering. We expect to pay Solebury, upon the successful completion of this offering, a fee of $150,000 for its services, and, in our discretion, may pay Solebury an additional incentive fee of up to $50,000. We have also agreed to reimburse Solebury for certain expenses incurred in connection with the engagement of up to $25,000. Solebury is not acting as an underwriter and will not sell or offer to sell any securities and will not identify, solicit or engage directly with potential investors. In addition, Solebury will not underwrite or purchase any of the offered securities or otherwise participate in any such undertaking.

Notice to Canadian Residents

  Resale Restrictions

        The distribution of our common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta, British Columbia and Manitoba on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of our common stock are made. Any resale of our common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our common stock.

  Representations of Purchasers

        By purchasing our common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase our common stock without the benefit of a prospectus qualified under those securities laws as it is an "accredited investor" as defined under National Instrument 45-106—Prospectus and Registration Exemptions,

  •
  the purchaser is a "Canadian permitted client" as defined in National Instrument 31-103—Registration Requirements and Exemptions, or as otherwise interpreted and applied by the Canadian Securities Administrators,

  •
  where required by law, the purchaser is purchasing as principal and not as agent,

  •
  the purchaser has reviewed the text above under Resale Restrictions, and

  •
  the purchaser acknowledges and consents to the provision of specified information concerning the purchase of our common stock to the regulatory authority that by law is entitled to collect the information, including certain personal information. For purchasers in Ontario, questions about such indirect collection of personal information should be directed to Administrative Support Clerk, Ontario Securities Commission, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8 or on (416) 593-3684.

  Rights of Action—Ontario Purchasers

        Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of our common stock, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for our common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for our common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which our common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of our common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

  Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

  Taxation and Eligibility for Investment

        Canadian purchasers of our common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and about the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

        Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the shares to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Switzerland

        This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the shares will not be listed on the SIX Swiss Exchange. Therefore, the prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Australia

        No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia ("Corporations Act")) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission ("ASIC"). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

  (a)
  you confirm and warrant that you are either:

  (i)
  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

  (ii)
  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

  (iii)
  a person associated with the Company under section 708(12) of the Corporations Act; or

  (iv)
  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

  (b)
  you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

 LEGAL MATTERS

        Certain legal matters in connection with this offering, including the validity of the shares of our common stock offered hereby, will be passed upon for us by Latham & Watkins LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Proskauer Rose LLP, New York, New York.

EXPERTS

        The consolidated financial statements of WCI Communities, Inc. at December 31, 2012, and for the year then ended, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firms as experts in accounting and auditing.

        The consolidated financial statements as of December 31, 2011 and for the year then ended appearing in this prospectus and registration statement have been audited by McGladrey LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

        In March 2013, we engaged McGladrey LLP to conduct an audit under the Public Company Account Oversight Board ("PCAOB") standards of our consolidated financial statements as of and for the year ended December 31, 2011 because Ernst & Young LLP had performed tax provision assistance services for us relating to that period. These services were allowable under the American Institute of Certified Public Accountants independence standards, but are not consistent with the independence rules of the SEC.

        Neither the report of Ernst & Young LLP relating to our 2012 consolidated financial statements nor the report of McGladrey LLP relating to our 2011 consolidated financial statements contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. Moreover, during the years ended December 31, 2012 and 2011 and in the subsequent period during 2013 prior to the change in auditors, there were no (i) disagreements with either Ernst & Young LLP or McGladrey LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of either Ernst & Young LLP or McGladrey LLP, would have caused either Ernst & Young LLP or McGladrey LLP to make reference to the subject matter of the disagreement(s) in connection with their reports on the consolidated financial statements of the Company or (ii) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

        In March 2013, we engaged McGladrey LLP solely to audit our 2011 consolidated finanical statements under the PCAOB standards. Ernst & Young LLP, which did not provide any tax provision services related to our 2012 consolidated financial statements or any other services that are inconsistent with the independence rules of the SEC, was engaged to conduct the audit of our consolidated financial statements as of and for the year ended December 31, 2012 under the PCAOB standards. The engagement of both McGladrey LLP to audit our 2011 consolidated financial statements and Ernst & Young LLP to audit our 2012 consolidated financial statements was approved by the audit committee of our board of directors. Prior to engaging each of Ernst & Young LLP and McGladrey LLP, we did not consult with either of them with regard to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered, and neither a written report nor oral advice was provided to the Company that either Ernst & Young LLP or McGladrey LLP concluded was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue or (ii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

        We have furnished each of Ernst & Young LLP and McGladrey LLP with a copy of the foregoing disclosure and requested that each of Ernst & Young LLP and McGladrey LLP furnish us with a letter addressed to the SEC stating whether it agrees with the statements made herein and, if not, stating the respects in which it does not agree. A copy of each letter has been filed as an exhibit to the registration statement of which this prospectus is a part.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

        A copy of the registration statement and the accompanying exhibits and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are available to the public from the SEC's website at www.sec.gov.

        We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file proxy statements, periodic information and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.wcicommunities.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
WCI Communities, Inc.

        We have audited the accompanying consolidated balance sheet of WCI Communities, Inc. and subsidiaries (the Company) as of December 31, 2012, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of WCI Communities, Inc. at December 31, 2012 and the consolidated results of its operations and its cash flows for the year ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Certified Public Accountants
Miami, Florida
April 18, 2013, except for Note 20A, as to which the date is July 18, 2013, and Note 20B, as to which the date is July 22, 2013

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
WCI Communities, Inc.

        We have audited the accompanying consolidated balance sheet of WCI Communities, Inc. and subsidiaries as of December 31, 2011 and the related consolidated statement of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WCI Communities, Inc. and subsidiaries as of December 31, 2011, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey LLP

West Palm Beach, Florida
April 18, 2013 (July 18, 2013 as to Note 20A and July 22, 2013 as to Note 20B)

WCI Communities, Inc.

Consolidated Balance Sheets

(In Thousands, Except Share Amounts)

	December 31,
	2012	2011
Assets
Cash and cash equivalents	$81,094	$43,350
Restricted cash	10,875	20,809
Notes and accounts receivable	5,672	6,076
Real estate inventories	183,168	158,332
Property and equipment, net	24,313	26,795
Other assets	17,789	19,680
Assets of discontinued operations	—	6,316
Income tax receivable	16,831	16,132
Goodwill	7,520	7,520

Total assets	$347,262	$305,010

Liabilities and Equity
Accounts payable and other liabilities	$40,007	$33,803
Unrecognized tax benefit	—	50,498
Customer deposits	15,921	10,807
Liabilities of discontinued operations	—	1,758
Senior secured term notes	122,729	—
Senior subordinated secured term loan	—	139,584

	178,657	236,450

Commitments and contingencies (Note 15)
WCI Communities, Inc. shareholders' equity:
Preferred stock, $.01 par value; 20,000 shares authorized,
Series A $.01 par value; 10,000 shares issued and outstanding at December 31, 2012 and 2011	—	—
Series B $.01 par value; 1 share issued and outstanding at December 31, 2012 and 2011	—	—
Common stock, $.01 par value; 150,000,000 shares authorized,
18,072,169 shares issued and 18,045,132 shares outstanding at December 31, 2012; 9,957,864 shares issued and 9,937,934 shares outstanding at December 31, 2011	18	10
Additional paid-in capital	203,996	154,552
Accumulated deficit	(37,664)	(88,487)
Treasury stock, at cost, 27,037 and 19,930 shares at December 31, 2012 and 2011, respectively	(196)	(155)

Total WCI Communities, Inc. shareholders' equity	166,154	65,920
Noncontrolling interest in consolidated joint ventures	2,451	2,640

Total equity	168,605	68,560

Total liabilities and equity	$347,262	$305,010

See accompanying notes to consolidated financial statements.

WCI Communities, Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Year Ended December 31,
	2012	2011
Revenues
Homebuilding	$146,926	$57,101
Real estate services	73,070	68,185
Amenities	21,012	18,986

Total revenues	241,008	144,272

Cost of Sales
Homebuilding	100,786	51,013
Real estate services	71,675	68,209
Amenities	24,254	22,510
Asset impairments	—	11,422

Total cost of sales	196,715	153,154

Gross margin	44,293	(8,882)

Other income	(7,493)	(2,294)
Selling, general, and administrative	32,129	30,911
Interest expense	6,978	16,954
Expenses related to early repayment of debt	16,984	—

	48,598	45,571

Loss from continuing operations before income taxes	(4,305)	(54,453)
Income tax benefit from continuing operations	52,233	6,140

Income (loss) from continuing operations	47,928	(48,313)
Income from discontinued operations, net of tax	118	1,477
Gain on sale of discontinued operations, net of tax	2,588	511

Net income (loss)	50,634	(46,325)
Net (loss) income from continuing operations attributable to noncontrolling interests	(189)	68
Net income from discontinued operations attributable to noncontrolling interests	—	732

Net income (loss) attributable to WCI Communities, Inc.	$50,823	$(47,125)

Basic earnings (loss) per share of WCI Communities, Inc.:
Continuing operations	$3.33	$(4.90)
Discontinued operations	0.19	0.13

Earnings (loss) per share	$3.52	$(4.77)

Diluted earnings (loss) per share of WCI Communities, Inc.:
Continuing operations	$3.31	$(4.90)
Discontinued operations	0.19	0.13

Earnings (loss) per share	$3.50	$(4.77)

Weighted average number of shares of common stock outstanding:
Basic	14,445	9,883
Diluted	14,515	9,883
Net income (loss) attributable to WCI Communities, Inc.:
Income (loss) from continuing operations	$48,117	$(48,381)
Income from discontinued operations	2,706	1,256

Net income (loss)	$50,823	$(47,125)

See accompanying notes to consolidated financial statements.

WCI Communities, Inc.

Consolidated Statements of Shareholders' Equity

(In Thousands)

	Preferred Stock A		Preferred Stock B		Common Stock
							Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Noncontrolling Interests
	Shares	Amount	Shares	Amount	Shares	Amount					Total
Balance at December 31, 2010	10	$—	—	$—	9,866	$10	$153,731	$(41,362)	$(112)	$13,904	$126,171
Stock-based compensation	—	—	—	—	92	—	821	—	—	—	821
Purchase of treasury stock	—	—	—	—	—	—	—	—	(43)	—	(43)
Effect of deconsolidation for changes in ownership of previously consolidated entity	—	—	—	—	—	—	—	—	—	(9,843)	(9,843)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	(2,221)	(2,221)
Net (loss) income	—	—	—	—	—	—	—	(47,125)	—	800	(46,325)

Balance at December 31, 2011	10	—	—	—	9,958	10	154,552	(88,487)	(155)	2,640	68,560
Stock-based compensation	—	—	—	—	111	—	705	—	—	—	705
Purchase of treasury stock	—	—	—	—	—	—	—	—	(41)	—	(41)
Shares issued upon exercise of stock options	—	—	—	—	80	—	487	—	—	—	487
Issuance of common stock	—	—	—	—	7,923	8	48,252	—	—	—	48,260
Net income (loss)	—	—	—	—	—	—	—	50,823	—	(189)	50,634

Balance at December 31, 2012	10	$—	—	$—	18,072	$18	$203,996	$(37,664)	$(196)	$2,451	$168,605

See accompanying notes to consolidated financial statements.

WCI Communities, Inc.

Consolidated Statements of Cash Flows

(In Thousands)

	December 31,
	2012	2011
Operating activities
Net income (loss)	$50,634	$(46,325)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of debt issuance costs	400	200
Amortization of debt discounts	1,545	1,811
Expenses related to early repayment of debt	16,984	—
Non-cash addition to senior subordinated secured term loan for PIK interest	6,930	15,129
Non-cash change in unrecognized tax benefit	(50,498)	—
Depreciation	2,000	2,936
Provision for bad debts	286	262
Gain on sale of discontinued operations	(4,265)	(835)
(Gain) loss on sale of property and equipment	(718)	89
Decrease in deferred income tax	—	(8,509)
Stock-based compensation expense	705	821
Asset impairments	—	11,422
Changes in assets and liabilities:
Restricted cash	9,935	(2,526)
Notes and accounts receivable	265	(1,236)
Real estate inventories	(23,452)	743
Other assets	1,123	2,243
Income tax receivable	(699)	2,223
Accounts payable and other liabilities	5,742	(5,436)
Customer deposits	5,097	7,267

Net cash provided by (used in) operating activities	22,014	(19,721)

Investing activities
Distributions of capital from unconsolidated joint venture	1,939	—
Additions to property and equipment	(1,077)	(1,323)
Proceeds from the sale of property and equipment	674	—
Proceeds from the sale of discontinued operations	10,069	15,322

Net cash provided by investing activities	11,605	13,999

Financing activities
Repayment on senior subordinated secured term loan	(162,412)	(150)
Debt issuance costs	(3,495)	—
Payments on community development district obligations	(1,174)	(683)
Proceeds from the issuance of common stock	48,260	—
Proceeds from the exercise of stock options	487	—
Proceeds from the issuance of senior secured term notes	122,500	—
Purchase of treasury stock	(41)	(43)
Distributions to noncontrolling interests	—	(2,221)

Net cash provided by (used in) financing activities	4,125	(3,097)

Net increase (decrease) in cash and cash equivalents	37,744	(8,819)
Cash and cash equivalents at beginning of period	43,350	52,169

Cash and cash equivalents at end of period	$81,094	$43,350

Supplemental disclosures of cash flow information
Interest paid	$6,528	$—

Supplemental cash flow information
Noncash transactions associated with deconsolidation of subsidiary:
Accounts receivable and other assets	$—	$561
Property and equipments	—	20,807
Payables and other liabilities	—	2,368
Noncontrolling interests in consolidated subsidiary	—	9,843
Noncash transactions associated with community development district obligations:
Real estate inventories	$(1,492)	$(592)

See accompanying notes to consolidated financial statements.

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements

December 31, 2012

1. Organization and Description of the Business

        WCI Communities, Inc. (the Company) is a lifestyle community developer and luxury homebuilder in several of Florida's coastal markets. Our business is organized into three operating segments: homebuilding, real estate services, and amenities. Our homebuilding operations design, sell, and build single- and multi-family homes targeting move-up, second-home, and active adult buyers. Our real estate service businesses include real estate brokerage and title services. Our amenities operations own and operate golf courses and country clubs, marinas and resort-style amenity facilities within many of our communities.

        On August 4, 2008, WCI's predecessor company and certain subsidiaries (the Debtors) filed voluntary petitions for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the District of Delaware. The Debtors filed a joint plan of reorganization (Reorganization), which was declared effective on September 3, 2009, and the Debtors emerged from bankruptcy on that date. In conjunction with the emergence from bankruptcy, the Company was formed as a holding company that owns 100% of the equity in WCI Communities, LLC and WCI Communities Management, LLC.

2. Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles (GAAP) as contained in the Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC).

        Unless the context otherwise requires, the terms "we", "us", "our", and "the Company" refer to the Company.

        The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and certain joint ventures, which are not variable interest entities (VIEs) as defined under ASC 810, Consolidation (ASC 810), but which the Company has the ability to exercise control. In accordance with ASC 323, Investments—Equity Method and Joint Ventures (ASC 323), the equity method of accounting is applied with respect to those investments in joint ventures which are not VIEs and the Company has either less than a controlling interest, substantive participating rights, or is not the primary beneficiary, as defined in ASC 810. All material intercompany balances and transactions are eliminated in consolidation. Subsequent events have been evaluated through the date the financial statements were issued (Note 20).

        The operations of the Company involve real estate development and sales, and it is not possible to precisely measure the operating cycle of the Company. The consolidated balance sheets of the Company have been prepared on an unclassified basis in accordance with real estate industry practice.

        All share and per-share amounts of our common stock, except for Note 16, have been adjusted retroactively in the accompanying financial statements to reflect the stock split and the new authorized share amount. See Note 20, Subsequent Events.

Use of Estimates

        The preparation of the Company's consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts of assets and

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

2. Summary of Significant Accounting Policies (Continued)

liabilities reported at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could significantly differ from these estimates.

Cash and Cash Equivalents and Concentration of Credit Risk

        We consider all highly liquid instruments with an original purchased maturity of three months or less as cash equivalents. At December 31, 2012 and 2011, cash and cash equivalents included $2.3 million and $0.2 million, respectively, of amounts in transit from title companies for transactions closed at or near year-end.

        At December 31, 2012 and 2011, substantially all of our cash balances were held on deposit with one financial institution. Consequently, if that financial institution failed to perform its duties under the terms of our depository agreements with them, we could incur a significant loss or have a lack of access to cash in our operating accounts.

Restricted Cash

        Restricted cash consists primarily of funds held in escrow accounts representing customer deposits restricted as to use and cash collateral in support of outstanding letters of credit. We receive cash earnest money deposits from our customers who enter into home sales contracts. We are restricted from using such deposits in construction unless we take measures to release state imposed restrictions on such deposits received from homebuyers, which may include posting escrow bonds. At December 31, 2012 and 2011, we had $11.4 million and $2.1 million, respectively, outstanding in escrow bonds used to release restrictions on customer deposits.

        Our restricted cash balance includes $6.4 million and $10.8 million in restricted cash related customer deposits at December 31, 2012 and 2011, respectively. At December 31, 2012 and 2011, respectively, we had $4.5 million and $8.5 million of cash collateral posted in support of outstanding letters of credit. At December 31, 2011, we had $1.5 million of cash held in escrow related to a noncore asset sale.

Notes and Accounts Receivable

        Notes receivable are generated through the normal course of business and are related to amenity membership sales and land sales and are collateralized by liens on memberships and property sold. Accounts receivable are generated through the normal course of amenity and other business operations and are unsecured. We assess the collectibility of notes and accounts receivable and the need for an allowance for uncollectibility based upon specific review of the individual notes and receivables, collection history, and the number of days the accounts are delinquent. At December 31, 2012 and 2011, notes and accounts receivable are recorded net of an allowance for uncollectibility of $0.6 million and $0.5 million, respectively.

Real Estate Inventories and Capitalized Interest

        Real estate inventories consist of land and land improvements, homes under construction or completed and investments in amenities. Costs capitalized to land and land improvements primarily include: (1) land acquisition costs; (2) land development costs; (3) entitlement costs; (4) capitalized

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

2. Summary of Significant Accounting Policies (Continued)

interest; (5) capitalized real estate taxes; (6) capitalized association deficit funding; and (7) indirect land development overhead costs. Land costs are transferred from land and land improvements to homes under construction or completed at the commencement of construction of the home. Components of homes under construction or completed include: (1) land costs transferred from land and land improvements; (2) direct construction costs associated with the home; (3) engineering, permitting, and other fees; (4) capitalized interest; and (5) indirect construction overhead costs. Total land and common development costs are apportioned to each home, lot, amenity, or parcel on the relative sales value method, while site-specific development costs are allocated directly to the benefited land. Investments in amenities include costs associated with the construction of clubhouses, golf courses, marinas, tennis courts, and various other recreational facilities, which we intend to recover through equity membership and marina slip sales.

        All of our real estate inventories are reviewed for recoverability on a quarterly basis, as our inventory is considered "long-lived," in accordance with ASC 360, Property, Plant, and Equipment (ASC 360). Impairment charges are recorded to write down an asset to its estimated fair value if the undiscounted cash flows expected to be generated by the asset are lower than its carrying amount. Our determination of fair value is based on projections and estimates. Changes in these expectations may lead to a change in the outcome of our impairment analysis, and actual results may also differ from our assumptions. Each community or land parcel is evaluated individually. For those assets deemed to be impaired, the impairment recognized is measured as the amount by which the assets' carrying amount exceeds their fair value. Further discussion of asset impairments for the years ended December 31, 2012 and 2011, is included in Note 5.

        We construct amenities in conjunction with the development of certain planned communities and account for related costs in accordance with ASC 330, Inventories (ASC 330). Our amenities are transferred to common interest realty associations (CIRAs), sold as equity membership clubs, sold separately or retained and operated by us. The cost of amenities conveyed to a CIRA is classified as a common cost of the community and included in real estate inventories. This cost is allocated to cost of sales on the basis of the relative sales value of the homes sold. The cost of amenities sold as equity membership clubs are included in real estate inventories classified as investment in amenities (Note 3). Costs of amenities retained and operated by us are accounted for as property and equipment.

        In accordance with ASC 835, Interest (ASC 835), interest incurred relating to land under development and construction of homes is capitalized to real estate inventories during the active development period. For homes under construction, we include the underlying developed land costs and in-process homebuilding costs in our calculation of capitalized interest. Capitalization ceases upon substantial completion of each home, with the related interest capitalized being charged to cost of sales when the home is delivered.

        Interest incurred relating to the construction of amenities is capitalized to real estate inventories for equity membership clubs or property and equipment for clubs to be retained and operated by us. Interest capitalized to real estate inventories is charged to costs of sales as related homes, home sites, amenity memberships, and parcels are delivered. Interest capitalized to property and equipment is depreciated on the straight-line method over the estimated useful lives of the related assets.

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

2. Summary of Significant Accounting Policies (Continued)

Property and Equipment, net

        Property and equipment is carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets.

        Included in our property and equipment are recreational amenity assets that are considered held and used. With respect to these assets, if events or changes in circumstances, such as a significant decline in membership or membership pricing, significant increases in operating costs, or changes in use, indicate that the carrying value may be impaired, an impairment analysis is performed in accordance with ASC 360. Our analysis consists of determining whether the asset's carrying amount will be recovered from its undiscounted estimated future cash flows, including estimated residual cash flows, such as the sale of the asset. These cash flows are estimated based on various assumptions that are subject to economic and market uncertainties, including, among others, demand for golf memberships, competition within the market, changes in membership pricing, and costs to operate each property. If the carrying amount of the asset exceeds the sum of its undiscounted future operating and residual cash flows, an impairment loss is recorded for the difference between estimated fair value of the asset and the net carrying amount. We estimate the fair value by using discounted cash flow analysis. There were no impairments recorded during the years ended December 31, 2012 and 2011, related to property and equipment, net.

        Expenditures for maintenance and repairs are charged to expense as incurred. Costs of major renewals and improvements, which extend useful lives, are capitalized.

Debt Issuance Costs

        At December 31, 2012 and 2011, deferred costs representing debt issuance costs totaled $2.5 million and $1.6 million, net of accumulated amortization of $0.3 million and $0.4 million, respectively, and are included in our consolidated balance sheets within other assets. The costs are amortized to interest expense using the straight-line method, which approximates the effective interest method.

        In accordance with ASC 470-50, Debt—Modifications and Extinguishments (ASC 470-50) the Company evaluated the terms of the Senior Secured Term Notes (Notes) to determine if they were substantially different from the Senior Subordinated Secured Term Loan (Term Loan). Based on the quantitative evaluation of the Notes, the transaction was considered a modification, and, as such, the lender fees paid associated with the Notes along with the prorated existing unamortized fees and costs associated with the Term Loan are being amortized over the remaining term of the Notes. Other third-party costs associated with the Notes were expensed (Note 12).

Assets of Discontinued Operations

        In accordance with ASC 360, the Company records assets of discontinued operations, primarily constructed amenity assets that were retained and operated by us, at the lower of the carrying value or fair value less costs to sell. Under ASC 360, the following criteria must be met for an asset to be classified as an asset held for sale:

  •
  Management has the authority and commits to a plan to sell the asset;

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

2. Summary of Significant Accounting Policies (Continued)

  •
  The asset is available for immediate sale in its present condition;

  •
  There is an active program to locate a buyer and the plan to sell the property has been initiated;

  •
  The sale of the asset is probable within one year;

  •
  The asset is being actively marketed at a reasonable sale price relative to its current fair value;

  •
  It is unlikely that the plan to sell will be withdrawn or that significant changes to the plan will be made.

        In determining the fair value of the assets less cost to sell, the Company considers such factors as current sales prices for comparable assets in the area, recent market analysis studies, appraisals, any recent legitimate offers, and listing prices of similar assets. If the estimated fair value less cost to sell of an asset is less than its current carrying value, the asset is written down to its estimated fair value less cost to sell.

        Due to uncertainties in the estimation process, it is reasonably possible that actual results could differ from the estimates used in our historical analyses. Our assumptions about sale prices require significant judgment because the current market is highly sensitive to changes in economic conditions. We calculated the estimated fair values of the assets based on current market conditions and assumptions made by management, which may differ materially from actual results and may result in additional impairments if market conditions continue to deteriorate.

Goodwill

        Goodwill represents the excess of the estimated fair value of our real estate services business over its tangible net assets. ASC 350, Intangibles—Goodwill and Other (ASC 350), provides guidance on accounting for intangible assets and eliminates the amortization of goodwill and certain identifiable intangible assets. Under the provisions of ASC 350, goodwill is tested for impairment annually. Evaluating goodwill for impairment is a two-step process that involves the determination of the fair value and the carrying value of our reporting units in which we have recorded goodwill. A reporting unit is a component of an operating segment for which discrete financial information is available and reviewed by our management on a regular basis. All of our goodwill is related to reporting units included in our Real Estate Services reportable segment. In 2012, we adopted FASB Accounting Standards Update 2011-08, Testing Goodwill for Impairment (ASU 2011-08), which gives an entity the option of performing a qualitative assessment before calculating the fair value of the reporting unit when testing goodwill for impairment. If the fair value of the reporting unit is determined, based on qualitative factors, to be "more-likely-than-not" less than the carrying amount of the reporting unit, then entity is required to perform the two-step goodwill impairment test.

        Inherent in the determination of the fair value of a reporting unit are certain estimates and judgments, including the interpretation of current economic indicators and market valuations, as well as our strategic plans with regard to our operations. We typically use a revenue or income approach to determine the fair value of our reporting units when performing our impairment test of goodwill. The income approach establishes fair value by methods which discount or capitalize revenues, earnings, and/or cash flow by a discount or capitalization rate that reflects market rate of return expectations, market conditions, and the risk of the relative investment. If the fair value of the reporting unit is less

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

2. Summary of Significant Accounting Policies (Continued)

than its carrying value, then the second step of the impairment test is performed to measure the amount of any impairment loss. The impairment loss is determined by comparing the implied fair value of goodwill to the carrying value of goodwill. The implied fair value of goodwill represents the excess of the fair value of the reporting unit over amounts assigned to its net assets.

        We review goodwill annually (or whenever qualitative indicators of impairment exist) for impairment. There was no goodwill impairment recorded during the years ended December 31, 2012 and 2011.

Warranty Reserves

        We generally provide our single- and multi-family homebuyers with a one-to-three-year limited warranty, respectively, for all material and labor and a 10-year warranty for certain structural defects. Warranty reserves have been established by charging cost of sales and crediting a warranty liability for each home delivered. The amounts charged are estimated by management to be adequate to cover expected warranty-related costs under all unexpired warranty obligation periods. Our warranty reserves are based upon historical warranty cost experience and are adjusted as appropriate to reflect qualitative risks associated with the homes constructed (Note 11).

Customer Deposits

        Customer deposits represent amounts received from customers under real estate and amenity sales contracts.

Revenue and Profit Recognition

        Homebuilding revenues and related profits are recognized in accordance with ASC 360 at the time of delivery under the full accrual method for single- and multi-family homes. Under the full accrual method, revenues and related profits are recognized when collectibility of the sales price is reasonably assured and the earnings process is substantially complete. When a sale does not meet the requirements for income recognition, profit is deferred until such requirements are met and the related sold inventory is classified as completed inventory.

        Real estate services revenues include real estate brokerage and title services operations. Real estate brokerage and title service revenues are recognized upon closing of a sales contract.

        Revenues from amenity operations include the sale of equity memberships and marina slips, nonequity memberships, billed membership dues, and fees for services provided. Equity memberships entitle buyers to a future ownership interest in the amenity facility upon turnover of the club to the membership in addition to the right to use the facilities in accordance with the terms of the membership agreement. Nonequity memberships only entitle buyers the right to use the amenity facilities in accordance with the terms of membership agreement. Equity membership and marina slip sales are recognized at the time of closing. Equity membership sales and the related cost of sales are initially recorded under the deposit or cost recovery method. Revenue recognition for each equity club program is reevaluated on a periodic basis based upon changes in circumstances. If we can demonstrate that it is likely we will recover proceeds in excess of remaining carrying value and no material contingencies exist, such as a developer rescission clause, the full accrual method is then applied.

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

2. Summary of Significant Accounting Policies (Continued)

Nonrefundable nonequity memberships entitle buyers the right to use the respective amenity facility over its useful life and are sold separately from homes within our communities. Nonequity membership initiation fees are deferred and amortized to amenities revenues over 20 years, representing the membership period, which is based on the estimated average depreciable life of the amenity facilities. This treatment most closely matches revenues with the expenses of operating the club over the membership period. Both equity and nonequity memberships require members to pay membership dues that are billed in advance on either an annual or quarterly basis and are recorded as deferred revenue and then recognized as revenue ratably over the term of the membership period. Revenues for services are recorded when the service is provided.

        Revenues and related profits from land sales, which are included in homebuilding revenues on the accompanying consolidated statements of operations, are recognized at the time of closing. Revenues and related profits are recognized in full when collectibility of the sales price is reasonably assured and the earnings process is substantially complete. When a sale does not meet the requirements for income recognition, profit is deferred under the deposit method and the related inventory is classified as completed inventory. The deferred income is recognized as our involvement is completed.

        Sales incentives, such as reductions in listed sales prices of homes, golf club memberships, and marina slips, are classified as a reduction of revenue. Sales incentives, such as free products or services, are classified as cost of sales.

Home Cost of Sales

        Cost of home deliveries includes direct home construction costs, land acquisition, land development, and related costs, both incurred and estimated to be incurred, warranty costs, closing costs, development period interest, and common costs. We use the specific-identification method for the purpose of accumulating home construction costs. Land acquisition and land development are allocated to each lot within a subdivision based upon relative fair value of the lots prior to home construction. We record all home cost of sales when a home is delivered on a house-by-house basis.

Real Estate Brokerage Cost of Sales

        Real estate brokerage revenue primarily consists of the gross commission income received by the Company on real estate transactions for which we acted as the broker. The Company pays a portion of the commission received to the independent real estate agents that are contracted with our real estate brokerage operations. These commissions are a direct cost of real estate brokerage revenue and are included in Real Estate Services cost of sales in the consolidated statement of operations.

Income Taxes

        We account for income taxes in accordance with ASC 740, Income Taxes (ASC 740), which requires recognition of income tax currently payable, as well as deferred tax assets and liabilities resulting from temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of assets and liabilities. ASC 740 requires that companies assess whether valuation allowances should be established based on the

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

2. Summary of Significant Accounting Policies (Continued)

consideration of all available evidence using a "more-likely-than-not" standard. We assess our deferred tax assets annually to determine if valuation allowances are required.

        ASC 740 defines the methodology for recognizing the benefits of tax return positions as well as guidance regarding the measurement of the resulting tax benefits. This requires an enterprise to recognize the financial statement effects of a tax position when it is more likely than not (defined as a likelihood of more than 50%), based on the technical merits, that the position will be sustained upon examination. In addition, it provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The evaluation of whether a tax position meets the more-likely-than-not recognition threshold requires a substantial degree of judgment by management based on the individual facts and circumstances. Actual results could differ from these estimates.

Advertising Costs

        Advertising costs consists primarily of television, radio, newspaper, direct mail, billboard, brochures, and other media advertising programs. We expense advertising costs as incurred to selling, general, and administrative costs. Tangible advertising costs, such as architectural models and visual displays, are capitalized to real estate inventories. Advertising expense was approximately $3.2 million and $2.1 million for the years ended December 31, 2012 and 2011, respectively.

Earnings (Loss) Per Share

        We compute basic earnings (loss) per share by dividing net earnings (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share gives effect to the potential dilution that could occur if securities or contracts to issue common stock that are dilutive were exercised or converted into common stock or resulted in the issuance of common stock that then shared in our earnings. In periods of net losses, no dilution is computed.

Stock-Based Compensation

        We account for share-based awards in accordance with ASC 718, Compensation—Stock Compensation (ASC 718). ASC 718 requires that the cost from all share-based payment transactions be recognized in the financial statements. ASC 718 requires all entities to apply a fair-value based measurement in accounting for share-based payment transactions with employees and nonemployees.

Employee Benefit Plan

        Company employees who meet certain requirements as to service are eligible to participate in our 401(k) benefit plan. The Company matches an amount equal to 25% of the first 6% of each participant's elected deferrals during the year. The Company's 401(k) match was $0.2 million for the years ended December 31, 2012 and 2011.

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

2. Summary of Significant Accounting Policies (Continued)

Recently Issued Accounting Pronouncements

        In May 2011, the FASB issued Accounting Standards Update No. 2011-04, Fair Value Measurement (ASU 2011-04), which amends ASC 820, Fair Value Measurements and Disclosures (ASC 820), to clarify existing guidance and minimize differences between U.S. GAAP and International Financial Reporting Standards (IFRS). ASU 2011-04 requires entities to provide information about valuation techniques and unobservable inputs used in Level 3 fair value measurements and provide a narrative description of the sensitivity of Level 3 measurements to changes in unobservable inputs. ASU 2011-04 was adopted for our year beginning January 1, 2012, and did not have a material impact on our financial statements.

        In September 2011, the FASB issued Accounting Standards Update 2011-08, Testing Goodwill for Impairment (ASU 2011-08), which amends the guidance in ASC 350. Under ASU 2011-08, entities have the option of performing a qualitative assessment before calculating the fair value of the reporting unit when testing goodwill for impairment. If the fair value of the reporting unit is determined, based on qualitative factors, to be "more-likely-than-not" less than the carrying amount of the reporting unit, then entities are required to perform the two-step goodwill impairment test. ASU 2011-08 was adopted for our year beginning January 1, 2012, and did not have a material impact on our financial statements.

3. Real Estate Inventories and Capitalized Interest

        Real estate inventories consist of the following:

	December 31,
	2012	2011
	(In Thousands)
Land and land improvements held for development or sale	$140,048	$133,238
Work in progress	18,943	8,488
Completed inventories	15,005	7,341
Investments in amenities	9,172	9,265

Total real estate inventories	$183,168	$158,332

        Work in progress includes homes and related home site costs in various stages of construction. Completed inventories consist of model homes and related home site costs used to facilitate sales and homes with certificates of occupancy. The carrying value of land and land improvements held for sale was $1.8 million and $6.0 million as of December 31, 2012 and 2011, respectively.

        As of December 31, 2012 and 2011, single- and multi-family inventories represented approximately 84% and 81%, respectively, of total real estate inventories. In addition, as of December 31, 2012 and 2011, high-rise inventories represented approximately 11% and 13%, respectively, of total real estate inventories.

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

3. Real Estate Inventories and Capitalized Interest (Continued)

        Capitalized interest is summarized as follows:

	Year Ended December 31,
	2012	2011
	(In Thousands)
Capitalized interest, beginning of year	$1,014	$741
Interest incurred	16,227	18,215
Interest expensed	(6,978)	(16,954)
Interest charged to cost of sales	(2,304)	(988)

Capitalized interest, end of year	$7,959	$1,014

4. Property and Equipment, net

        Property and equipment, net consists of the following:

		December 31,
	Estimated Useful Life (In Years)
		2012	2011
		(In Thousands)
Land and improvements	10 to 15	$13,922	$13,848
Buildings and improvements	5 to 40	14,100	15,483
Furniture, fixtures, and equipment	2 to 15	4,757	4,129

		32,779	33,460
Less accumulated depreciation		(8,466)	(6,665)

Property and equipment, net		$24,313	$26,795

        Amenities assets, net of accumulated depreciation, included in property and equipment, net above were $22.2 million and $24.6 million as of December 31, 2012 and 2011, respectively.

5. Asset Impairments

        In accordance with ASC 360, our inventories and other long-lived assets are carried at cost unless events and circumstances indicate that the carrying value of the underlying subdivision may not be recoverable. Due to the continued economic changes within the homebuilding and real estate industry, certain of our inventories and other long-lived assets were tested for impairment. The projected cash flows used to evaluate the fair value of inventory were impacted by changes in market conditions, including decreased sales prices, changes in absorption estimates, and market demand, which led to impairments in certain real estate assets during the year ended December 31, 2011. During the year ended December 31, 2011, impairment charges of $11.4 million were recorded on six land parcels and three amenities assets resulting in an aggregate fair value after impairment charges of $17.6 million. There were no impairments during the year ended December 31, 2012.

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

5. Asset Impairments (Continued)

        The following table quantifies our impairments for each of our asset components:

	December 31,
	2012	2011
	(In Thousands)
Land held for sale	$—	$9,966
Investments in amenities	—	1,456

Total asset impairments	$—	$11,422

        In the event that market conditions or the Company's operations were to deteriorate in the future, additional impairments may be necessary and could be significant.

6. Other Assets

        Other assets consist of the following:

	December 31,
	2012	2011
	(In Thousands)
Prepaid expenses	$3,640	$3,910
Cash held by community development districts	3,518	4,780
Cash deposits for letters of credit and surety bonds	3,857	4,177
Debt issuance costs	2,282	1,202
Investment in unconsolidated joint ventures	700	2,631
Other	3,792	2,980

	$17,789	$19,680

7. Investments in Unconsolidated Joint Ventures

        Investments in unconsolidated joint ventures, which are not considered VIEs, represent our ownership interest in real estate development and mortgage lending services and are accounted for under the equity method, in accordance with ASC 323, when we have less than a controlling interest and significant influence, or are not the primary beneficiary, as defined in ASC 810. While we have a 51% ownership in Pelican Landing Timeshare Ventures, the noncontrolling interest has substantive participating rights relating to operating decisions of the venture and therefore, we account for our

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

7. Investments in Unconsolidated Joint Ventures (Continued)

investment under the equity method. At December 31, 2012 and 2011, our investments in unconsolidated joint ventures consisted of the following:

Name of Joint Venture	Description	Percentage of Ownership
Pelican Landing Timeshares Ventures (Pelican Landing)	Multi-family timeshare units—Bonita Springs, Florida	51.0%
Florida Home Finance Group LLC (FHFG)	Mortgage banking operations	49.9%

        In conjunction with our Reorganization in 2009, and in accordance with ASC 852, Reorganizations (ASC 852), we recorded our investments in unconsolidated subsidiaries at fair value, which resulted in our carrying value in Pelican Landing being written down to $0 and our carrying value in FHFG being increased by approximately $2.0 million. These fair values were determined primarily using a discounted cash flow model to value the underling net assets of the respective joint ventures. The Company records its investments in unconsolidated joint ventures in other assets in the accompanying consolidated balance sheets (Note 6).

        The Company's equity in earnings from unconsolidated joint ventures was $0.3 million and $0.4 million for the years ended December 31, 2012 and 2011, respectively, and is recorded in other income in the accompanying consolidated statements of operations.

        Our share of net earnings or losses is based upon our ownership interest. Pelican Landing incurred net losses for the years 2010 through 2012; therefore, in accordance with ASC 323, we have discontinued applying the equity method for our share of the net losses, as Pelican Landing's return to profitability is not assured. We may be required to make additional cash contributions to the joint ventures to avoid the loss of all or a portion of our interest in such ventures. Although our joint ventures do not have outstanding debt, the partners may agree to incur debt to fund partnership and joint operations in the future.

        The basis differences between the carrying value of our investments in each joint venture and the respective equity in the joint venture is primarily attributable to the discontinuation of the equity method for Pelican Landing and the fair value adjustments discussed above. At December 31, 2012 and 2011, our investment basis in the joint ventures is less than our ownership share of the capital on the partnerships' books by $6.1 million and $4.4 million, respectively.

        In December 2012, we received a distribution of capital of $1.9 million from our FHFG partner related to the dissolution of the FHFG joint venture, which is expected to be completed during 2013. We recorded such payment as a reduction in our carrying value of FHFG.

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

7. Investments in Unconsolidated Joint Ventures (Continued)

        Aggregate condensed financial information of our unconsolidated joint ventures is summarized as follows:

	December 31,
	2012	2011
	(In Thousands)
Assets
Real estate investments	$5,285	$4,747
Other assets	10,535	14,930

Total assets	$15,820	$19,677

Liabilities and partners' capital
Total liabilities	$2,474	$5,868
Capital—other partners	6,553	6,780
Capital—the Company	6,793	7,029

Total liabilities and partners' capital	$15,820	$19,677

	Year Ended December 31,
	2012	2011
	(In Thousands)
Combined results of operations
Revenues	$5,967	$5,711

Net loss	$(630)	$(2,668)

8. Discontinued Operations

        Under ASC 205-20, Discontinued Operations (ASC 205-20), our retained and operated amenities classified as assets held for sale qualify as discontinued operations and the respective results of operations are required to be reported separately from continuing operations. Accordingly, we have reported the results of operations, including any gain (loss) on sale, of our discontinued operations, in the accompanying consolidated statements of operations.

        In May 2012, we sold a sports amenity club for $5.5 million (excluding closing costs) and recorded a pretax profit of $2.3 million. In August 2012, we sold a sports amenity club for $5.9 million and recorded a pretax profit of $2.0 million.

        In September 2011, the Company sold its 51% investment in a golf amenity club for $11.0 million (excluding closing costs) and recorded a pretax gain of $0.81 million. In November 2011, the Company sold a golf amenity club for $4.8 million (excluding closing costs) and recorded a pretax gain of $0.03 million.

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

8. Discontinued Operations (Continued)

        The following summarizes the assets and liabilities of property held for sale in the accompanying consolidated balance sheets:

	December 31,
	2012	2011
	(In Thousands)
Notes and accounts receivable, net of allowance of $0 and $451, respectively	$—	$146
Property and equipment, net	—	6,077
Other assets	—	93

Total assets of discontinued operations	$—	$6,316

Accounts payable and other liabilities	$—	$1,741
Customer deposits	—	17

Total liabilities of discontinued operations	$—	$1,758

        The results from discontinued operations were as follows:

	Year Ended December 31,
	2012	2011
	(In Thousands)
Revenue	$2,177	$13,931
Income from discontinued operations	195	2,412
Gain on sale of facility	4,265	835
Income tax expense	(1,754)	(1,259)
Net gain from discontinued operations	2,706	1,988

9. Accounts Payable and Other Liabilities

        Accounts payable and other liabilities consist of the following:

	December 31,
	2012	2011
	(In Thousands)
Accounts payable	$14,630	$10,220
Community development district obligations (Note 10)	9,680	10,681
Deferred income	7,114	6,644
Warranty reserve (Note 11)	1,077	840
Accrued interest	676	36
Other	6,830	5,382

	$40,007	$33,803

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

10. Community Development District Obligations

        A community development district or similar development authority ("CDD") is a unit of local government created under various state and/or local statutes to encourage planned community development and to allow for the construction and maintenance of long-term infrastructure through alternative financing sources, including the tax-exempt markets. A CDD is generally created through the approval of the local city or county in which the CDD is located and is controlled by a Board of Supervisors representing the landowners within the CDD. In connection with the development of certain communities, CDDs may utilize bond financing to fund construction or acquisition of certain on-site or off-site infrastructure improvements near or within these communities. CDDs are also granted the power to levy assessments and user fees on the properties benefiting by the improvements financed by the bond offerings. We pay a portion of the assessments and user fees levied by the CDDs on the properties we own that are benefited by the improvements. We may also agree to repay a specified portion of the bonds at the time of each unit or parcel closing.

        The obligation to pay principal and interest on the bonds issued by the CDD is assigned to each parcel within the CDD. If the owner of the parcel does not pay this obligation, a lien is placed on the property to secure the unpaid obligation. The bonds, including interest and redemption premiums, if any, and the associated lien on the property are typically payable, secured, and satisfied by revenues, fees, or assessments levied on the property benefited.

        In connection with the development of certain of our communities, CDDs have been established and bonds have been issued to finance a portion of the related infrastructure. There are two primary types of bonds issued by the CDD, type "A" or "B," which are used to reimburse us for construction or acquisition of certain infrastructure improvements. The "A" bond is the portion of a bond offering that is ultimately intended to be assumed by the end-user (homeowner) and the "B" bond is our obligation.

        The total amount of CDD bond obligations issued and outstanding with respect to our communities was $35.2 million and $38.5 million as of December 31, 2012 and 2011, respectively, which represent outstanding amounts payable from all landowners within our communities. The CDD bond obligations outstanding as of December 31, 2012, mature from 2014 to 2034. As of December 31, 2012 and 2011, we have recorded in accounts payable and other liabilities $9.7 million and $10.7 million, net of debt discounts of approximately $2.3 million and $4.0 million, respectively, which represents the estimated amount of bond obligations that we may be required to pay based on our proportionate share of property owned within our communities.

        We record a liability related to the "A" bonds for the estimated developer obligations that are probable and estimable and user fees that are required to be paid or transferred at the time the parcel or unit is sold to an end user. We reduce this liability by the corresponding assessment assumed by property purchasers and the amounts paid by us at the time of closing and the transfer of the property. We record a liability related to the "B" bonds, net of cash held by the districts that may be used to reduce our district obligations, for the full amount of the developer obligations that are fixed and determinable and user fees that are required to be paid at the time the parcel or unit is sold to an end user. We reduce this liability by the corresponding assessments paid by us at the time of closing of the property.

        Our proportionate share of cash held by CDDs was $3.7 million and $5.1 million as of December 31, 2012 and 2011, respectively. Cash related to our share of the "A" bonds, which do not have a right of setoff on our CDD bond obligations, was $3.5 million and $4.8 million December 31,

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

10. Community Development District Obligations (Continued)

2012 and 2011, respectively, and was included in other assets on the accompanying consolidated balance sheets (Note 6). As of December 31, 2012 and 2011, cash related to the "B" bonds, which has a right of setoff, was $0.2 million and $0.3 million, respectively, and is recorded as a reduction of our CDD bond obligations.

11. Warranty Reserves

        The following table presents the activity related to our warranty reserves, which are included in accounts payable and other liabilities:

	Year Ended December 31,
	2012	2011
	(In Thousands)
Warranty reserves, beginning of the year	$840	$559
Additions to reserves for new home deliveries(1)	733	234
Warranty costs paid	(379)	(443)
Adjustments related to pre-existing reserves(1)(2)	(117)	490

Warranty reserves, end of year	$1,077	$840

(1)
The net effect of $616 and $724 for the years ended December 31, 2012 and 2011, respectively, are included in homebuilding cost of sales on the accompanying consolidated statements of operations.

(2)
Adjustments related to pre-existing reserves relate to changes in our anticipated warranty payments on previously delivered homes. During the year ended December 31, 2011, we experienced higher than anticipated warranty costs in several of our close-out communities outside of Florida resulting in us increasing our warranty reserve by an additional $0.5 million. During the year ended December 31, 2012, greater focus and controls over warranty costs and better quality controls and construction practices led to us reducing our warranty reserve by $0.1 million.

12. Debt Obligations

        On June 8, 2012, we issued $125.0 million in principal amount of Notes. The interest rate for the Notes is LIBOR plus 8.0%, subject to a 2.0% LIBOR floor, and is payable monthly in cash. The entire principal amount of the Notes mature in May 2017. All or a portion of the outstanding principal balance may be prepaid at any time prior to maturity based on the following prepayment premium schedule:

  •
  Year 1—102.0%

  •
  Year 2—101.0%

  •
  Year 3 and thereafter—100.0%

        The Notes were issued at a discount price of 98.0%. As a result, we received $122.5 million in proceeds, which, along with proceeds we received from our equity offering (Note 16), were used to pay

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

12. Debt Obligations (Continued)

off our existing $150.0 million Term Loan with an outstanding principal balance of $162.4 million, including capitalized interest. The debt discount of $2.5 million is being amortized over the term of the Notes using the effective-interest method. The Company recorded debt issuance costs of $2.5 million in connection with the Notes, which are included in other assets on the accompanying consolidated balance sheets. We wrote off unamortized debt issuance costs and discount totaling $17.0 million, which is recorded as expenses related to early repayment of debt in the accompanying consolidated statements of operations for the year ended December 31, 2012.

        The terms of the Notes permit us to incur additional borrowings of $25.0-$40.0 million in the form of a secured revolving credit facility and additional term loans in an aggregate amount of $25.0 million. The Notes rank senior to all unsecured debt obligations of the Company and are guaranteed by our subsidiaries, excluding subsidiaries in our real estate services business and our joint ventures.

        The Notes contain a requirement to maintain compliance with certain financial covenants which include (i) a minimum amount of shareholder equity, (ii) a minimum amount of liquidity, and (iii) a maximum net debt to total capitalization percentage. As of December 31, 2012, the Company was in compliance with all of the covenants.

        The Term Loan had an initial principal amount of $150.0 million and was scheduled to mature in September 2016. All or a portion of the outstanding balance could be prepaid prior to maturity. Interest was payable-in-kind (PIK) by capitalizing interest payable to the principal amount outstanding on a monthly basis at LIBOR plus 7%, with a LIBOR floor of 3%, equal to an effective interest rate of 10%. The Term Loan had a first priority lien on all assets of the Company, excluding subsidiaries in our real estate services business and our joint ventures.

        In connection with our Reorganization in 2009, as required under ASC 852, we recorded the Term Loan at fair value in accordance with ASC 820, which resulted in a debt discount of $22.5 million being recorded. The discount was amortized as a component of interest expense using the effective-interest method. We recorded $1.5 million and $1.8 million to amortize the discounts related to our debts issuances for the years ended December 31, 2012 and 2011, respectively.

        During the years ended December 31, 2012 and 2011, the Company capitalized interest on the Term Loan of $6.9 million and $15.1 million, respectively. The Company made prepayments of $2.0 million and $0.2 million on the Term Loan for the years ended December 31, 2012 and 2011, respectively.

13. Fair Value Disclosures

        ASC 820, as updated and amended by ASU 2011-04, provides a framework for measuring the fair value of assets and liabilities under GAAP and establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The fair value hierarchy can be summarized as follows:

  Level 1—Fair value determined based on quoted prices in active markets for identical assets or liabilities.

  Level 2—Fair value determined based on using significant observable inputs, such as quoted prices for similar assets or liabilities or quoted prices for identical assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

13. Fair Value Disclosures (Continued)

  that are derived principally from or corroborated by observable market data, by correlation or other means.

  Level 3—Fair value determined using significant unobservable inputs, such as pricing models, discounted cash flows, or similar techniques.

        The carrying values and estimated fair values of our financial instruments are as follows, except for those for which the carrying values approximate fair values:

	As of December 31, 2012		As of December 31, 2011
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(In Thousands)
Financial liabilities:
Senior secured term notes	$122,729	$125,000	$—	$—
Senior subordinated secured term loan	—	—	139,584	150,818
Community development district obligations	9,680	12,937	10,681	14,238

        The estimated fair value of our variable rate debt and community development district obligations are derived from quoted market prices by independent dealers (Level 2).

        As of December 31, 2012 and 2011, there were no financial instruments—assets or liabilities—measured at fair value on a recurring or nonrecurring basis.

        The majority of our nonfinancial instruments, which includes real estate inventories and property and equipment, are not required to be measured at fair value on a recurring basis. However, if certain events occur, such that a nonfinancial instrument is required to be evaluated for impairment, a resulting asset impairment would require that the nonfinancial instrument be recorded at the lower of cost or fair value.

        The Company's nonfinancial assets that were written down to fair value from impairments during the year ended December 31, 2011, on a nonrecurring basis are summarized below. There were no such impairments in 2012.

Nonfinancial Assets	Fair Value Hierarchy	Fair Value at December 31, 2011	Impairment Charges Recognized
		(In Thousands)
Land held for sale	Level 3	$14,263	$9,966
Investment in amenities	Level 3	$3,328	$1,456

        The carrying amounts reported for cash and cash equivalents, restricted cash, notes and accounts receivable, income taxes receivable, accounts payable, other liabilities, and customer deposits approximate fair values.

14. Income Taxes

        Generally, the discharge of a debt obligation by a debtor for an amount less than the adjusted issue price creates cancellation of indebtedness (COD) income, which must be included in the debtor's income. However, COD income is not recognized by a taxpayer that is a debtor in a reorganization

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

14. Income Taxes (Continued)

case if the discharge is granted by the court or pursuant to a plan of reorganization approved by the United States Bankruptcy Court for the District of Delaware. The Reorganization enabled the Debtors to qualify for this bankruptcy exclusion rule. Therefore, the COD income, triggered by the Plan, will not be included in the taxable income of the Debtors.

        However, certain income tax attributes, otherwise available and of value to the debtor, are reduced by the amount of the COD income. The prescribed order of attribute reduction is defined by Section 108 of the Internal Revenue Code. In brief, it provides the order of reduction as follows: (a) net operating losses (NOLs) for the year of discharge and NOL carryforwards; (b) most credit carryforwards, including the general business credit and the minimum tax credit; (c) net capital losses for the year of discharge and capital loss carryforwards; and (d) the tax basis of the debtor's assets.

        Section 382 of the Internal Revenue Code imposes an annual limitation on the use of net operating losses and certain tax credit carryforwards existing at the effective date of the Reorganization. There is also a limitation on the recognition of built-in losses in existence as of the date of the ownership change to the extent that a company is in an overall net unrealized built-in loss position as of that date. Generally, the annual limitation is equal to the value of the stock immediately before the ownership change, multiplied by the long-term tax-exempt rate (i.e., the highest of the adjusted Federal long-term rates in effect for any month in the three-calendar-month period ending with the calendar month in which the change date occurs). Companies subject to multiple limitations are limited by the lower limitation in effect for the period in question. We underwent an ownership change as of December 31, 2008, and again upon emergence from bankruptcy on September 3, 2009. We were subject to approximately an $85,000 annual limitation as of December 31, 2008, and $10.5 million annual limitation as of September 3, 2009. We were also in a net unrealized built-in loss position as of both of those ownership change dates. As such, any built-in losses recognized in the five-year period following these ownership change dates are significantly limited.

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

14. Income Taxes (Continued)

        The provision for (benefit from) income taxes consists of the following:

	Year Ended December 31,
	2012	2011
	(In Thousands)
Current:
Federal	$(52,056)	$(37)
State	9	515

	(52,047)	478

Deferred:
Federal	(139)	(3,979)
State	(47)	(2,639)

	(186)	(6,618)

Income tax benefit from continuing operations	(52,233)	(6,140)

Income tax expense from discontinued operations	77	935
Income tax expense from sale of discontinued operations	1,677	324

Total income tax benefit	$(50,479)	$(4,881)

        Income taxes receivable consists of the following:

	Year Ended December 31,
	2012	2011
	(In Thousands)
Current:
Federal	$(16,831)	$(16,132)

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

14. Income Taxes (Continued)

        The benefit from income taxes differs from the amount that would be computed by applying the statutory federal income tax rate of 35% to income (loss) before income taxes as a result of the following:

	Year Ended December 31,
	2012	2011
	(In Thousands)
Tax benefit computed at federal statutory rate	$(1,447)	$(19,339)
State income tax benefit, net of federal benefit	(94)	(1,402)
Unrecognized tax benefit	(50,498)	891
Valuation allowance	(15,755)	15,569
Federal tax refund	—	2,222
Deferred tax adjustments	12,629	(3,226)
Change in deferred tax rate	668	(2,212)
Permanent differences	354	1,686
Other	1,910	(329)

Income tax benefit from continuing operations	$(52,233)	$(6,140)

Effective tax rate	1,213.3%	11.3%

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

14. Income Taxes (Continued)

tax purposes. The tax effects of significant temporary differences that give rise to the net deferred tax asset are as follows:

	December 31,
	2012	2011
	(In Thousands)
Deferred tax assets
Net operating losses	$114,443	$85,807
Real estate inventories	77,827	98,439
Acquisition intangibles	10,513	20,728
Investment in unconsolidated joint ventures	3,384	19,248
Property and equipment, net	2,941	2,301
Warranties and other accruals	1,363	652
Other prepaids and accruals	1,295	1,050
Other	7	2,051

Total deferred tax assets	211,773	230,276
Valuation allowance	(204,035)	(220,141)

Total deferred tax assets, net of valuation allowance	7,738	10,135

Deferred tax liabilities
Deferred income	(3,193)	(5,036)
Acquisition intangibles	(2,605)	(2,589)
Investment in unconsolidated joint ventures	(1,071)	(976)
Property and equipment, net	(869)	(1,534)

Total deferred tax liabilities	(7,738)	(10,135)

Net deferred tax asset	$—	$—

        In accordance with ASC 740, we evaluate our deferred tax assets annually to determine if valuation allowances are required. This topic requires that companies assess whether valuation allowances should be established based on the consideration of all available evidence using a "more-likely-than-not" standard. Upon emergence from bankruptcy, we adopted fresh-start accounting. However, our predecessor company was subject to multiple limitations, pursuant to Section 382 of the Internal Revenue Code, that affect us as successor. As a result of these multiple Section 382 limitations, we are significantly limited in the use of deferred tax assets over the next five years. As such, we have deferred tax liabilities that may be recognized over the next five years that cannot be offset by deferred tax assets. Finally, we believe it is not "more-likely-than-not" that a significant portion of the deferred tax assets will be realized in the future. Therefore, we have recorded a valuation allowance for the period ended December 31, 2012 and 2011, of $204.0 million and $220.1 million, respectively. The Company has available at December 31, 2012, a net federal and state operating tax loss carryforward of approximately $114.4 million. These net operating tax loss carryforwards will expire in 2030.

        While the Company is significantly limited in the use of certain of its deferred tax assets, this does not relate to all of the Company's deferred tax assets. Specifically, the Company has generated net

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

14. Income Taxes (Continued)

operating losses and other deferred tax assets since its emergence from bankruptcy that are not limited in usage. These aggregate deferred tax assets are greater than the Company's deferred tax liabilities, which based on their expected reversal pattern, will reverse within the same period and jurisdiction and are of the same character as the net deferred tax assets as of December 31, 2012.

        ASC 740 defines the methodology for recognizing the benefits of tax return positions as well as guidance regarding the measurement of the resulting tax benefits. This topic requires an enterprise to recognize the financial statement effects of a tax position when it is more likely than not (defined as a likelihood or more than 50%), based on the technical merits, that the position will be sustained upon examination. In addition, this topic provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The evaluation of whether a tax position meets the "more-likely-than-not" recognition threshold requires a substantial degree of judgment by management based on the individual facts and circumstances. Actual results could differ from these estimates.

        A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

Year Ended December 31, 2012
(In Thousands)
Balance, beginning of the year	$45,451
Changes for tax positions in prior years	(45,451)

Balance, end of the year	$—

        In 2008 and 2009 the Company recorded a reserve related to unrecognized tax benefits and a related income tax receivable for positions taken on the Company's U.S. federal tax returns. The Company had substantial authority for the tax positions claimed on the tax returns and related net operating loss carry backs, but did not believe that those positions rose to the more likely than not threshold for financial statement recognition.

        In 2012, the Company recognized the related tax benefit of $50.5 million associated with the underlying tax positions, as a result of the settlement with the Internal Revenue Service (IRS) for the years 2003 through 2008.

        We classify estimated interest and penalties related to unrecognized tax benefits in our provision for income taxes.

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

15. Commitments and Contingencies

        We lease office facilities, sales offices, and various equipment. Minimum future commitments under noncancelable operating leases having an initial or remaining term in excess of one year as of December 31, 2012, are as follows (in thousands):

Years Ended December 31,
2013	$4,127
2014	3,242
2015	2,565
2016	1,059
2017	223
Thereafter	—

$11,216

        Rental expense of approximately $5.3 million and $6.9 million was incurred for the years ended December 31, 2012 and 2011, respectively.

        Standby letters of credit and performance bonds, issued by third-party entities, are used to guarantee our performance under various contracts, principally in connection with the development of our projects and land purchase obligations. At December 31, 2012 and 2011, respectively, we had approximately $4.5 million and $8.1 million annual letters of credit outstanding. Performance bonds do not have stated expiration dates; rather, we are released from the bonds as the contractual performance is completed. These bonds, which approximated $8.4 million and $9.7 million at December 31, 2012 and 2011, respectively, are typically outstanding over a period of approximately one to five years. Our estimated exposure on the outstanding surety bonds is approximately $4.1 million based on development remaining to be completed.

        In accordance with various amenity and equity club documents, we operate the facilities until control of the amenities are transferred to the membership. In addition, we are required to fund the cost of constructing club facilities and acquiring related equipment and to support operating deficits prior to turnover. We do not currently believe these obligations will have any material adverse effect on our financial position or results of operations and cash flows.

        We may be responsible for funding certain condominium and homeowner association deficits in the ordinary course of business.

Legal Proceedings

        The Company and certain of its subsidiaries have been named as defendants in various claims, complaints, and other legal actions arising in the normal course of business. In the opinion of management, the outcome of these matters will not have a material adverse effect on our financial condition, results of operation, or cash flows. However, it is possible that future results of operations for any particular quarterly or annual period could be materially affected by changes in our estimates and assumptions related to these proceedings, or due to the ultimate resolution of the litigation.

        Included in the legal actions noted above are two pending proceedings brought by condominium associations alleging construction defects and other matters. These pending proceeding were filed as proofs of claim in the Chapter 11 cases in February 2009 in unliquidated amounts. The Company

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

15. Commitments and Contingencies (Continued)

asserted that all prepetition claims for construction defects were barred by the plan of reorganization and bankruptcy discharge, and therefore, any potential losses were determined not to be material to our financial statements. In May 2013, one of the condominium associations received permission to file a state court action without violating the plan of reorganization and bankruptcy discharge. The Company intends to appeal this decision and vigorously defend this action. As a result of still being in the early stages of litigation, we are unable to estimate the amount of any potential losses.

16. Shareholders' Equity

        The share amounts in this Note 16 have not been adjusted retroactively to reflect the stock split and the new authorized share amount. See Note 20, Subsequent Events.

        At December 31, 2012, our capital stock consists of the following:

Preferred stock:

Series	Authorized	Issued and Outstanding
A	10,000	10,000
B	1	1

	10,001	10,001
Unissued	9,999	—

	20,000	10,001

Common stock:

Series	Authorized	Issued	Treasury	Outstanding
A	181,612	181,612	—	181,612
B	159,579	—	—	—
C	133,383	66,185	—	66,185
D	143,108	143,108	—	143,108
E	769,230	769,230	—	769,230

	1,386,912	1,160,135	—	1,160,135
Nonseries	593,088	594,446	2,625	591,821

	1,980,000	1,754,581	2,625	1,751,956

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

16. Shareholders' Equity (Continued)

  Preferred Stock

        The Series A and Series B preferred shares were issued to certain creditors in conjunction with our Reorganization in 2009. The preferred stock does not have liquidation preference and is neither redeemable by the holder or the Company nor convertible into shares of our series or nonseries common stock. The rights of the Series A and Series B preferred stock holders are as follows:

  •
  The Series A preferred stock has the right to receive shares of our common stock, in the form of a stock dividend to be calculated as a percentage of the outstanding series A—D shares at the date of Reorganization, each time we achieve a specified level of prepetition lender recovery. The stock dividend would increase the proportion of the preferred stock holder's ownership of our common stock.

  •
  The Series B preferred stock has the right to receive shares of our common stock, in the form of a stock dividend equal to 3% of the shares of common stock issued and outstanding as of such date on a fully diluted basis.

  •
  The Series A and Series B preferred stock shall be cancelled automatically and without any notice to or action by any party upon the earlier date to occur of (i) the full amount of prepetition lender recovery or (ii) a liquidation of the Company.

        The table below summarizes the percentage of stock dividend Series A and Series B preferred shareholders would receive at each specified level of prepetition lender recovery:

Prepetition Lender Recovery Level	% Stock Dividend to Series A Preferred	% Stock Dividend to Series B Preferred
$525 million	5%	—
$650 million	5%	—
$700 million	5%	—
$736 million	14%	3%

        The level of prepetition lender recovery achieved by the Company as of December 31, 2012, was $493.6 million, which was the total of the $300.0 million Senior Secured Term Loan paid off in 2010 and the Term Loan of $150.0 million plus accrued interest paid off during 2011 and 2012.

        If certain conditions are met, the holders of the Series A preferred stock have the right to nominate and elect one additional member to our Board of Directors.

  Common Stock

        Series A through D of series common stock was established upon our Reorganization in 2009 and each series represented individual equity ownership interests of our largest secured creditors at that time. All other existing shareholders at that time received nonseries common stock.

        In May 2012, we offered the holders of our series and nonseries common stock the right to purchase their respective pro rata share of 769,230 shares of our Series E common stock issued at $65.00 per share for an aggregate of $50.0 million in newly issued common stock (the Equity Offering).

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

16. Shareholders' Equity (Continued)

The Equity Offering was consummated on June 8, 2012, and the Company received net proceeds of $48.3 million, which were primarily used to help pay down the outstanding balance of the Term Loan (Note 12).

        Nonseries common stock also includes shares issued to officers and directors and Series A though D shares that have automatically converted into nonseries common through either of the following:

  •
  The holder transferred such shares to a person other than an affiliate of the Company or a previous holder of Series A through D common stock.

  •
  The holder's beneficial interest in the respective shares of Series A through D of common stock was below 50%.

        Series E of the common stock has an antidilutive provision as it relates to the Series B preferred stock.

        The holders of series and nonseries common stock have equal rights with respect to dividends and liquidation. Each series of Series A through E common stock has the right to nominate and elect one member to our Board of Directors; the holders of nonseries common stock do not have such rights.

17. Stock-Based Compensation

        In March 2010, we adopted the WCI Communities, Inc. Long-Term Equity Incentive Plan (the Incentive Plan). The Incentive Plan was approved by our shareholders and is administered by the Executive Compensation Committee of our Board of Directors. The Incentive Plan authorizes awards to key employees, officers, nonemployee directors and consultants for up to 1,174,014 shares of common stock, of which 758,399 shares remain available for grant at December 31, 2012. We believe that such awards provide a means of performance-based compensation to attract and retain qualified employees and better align the interests of our employees with those of our shareholders. The Incentive Plan allows the flexibility to grant or award shares of the Company's common stock, stock options, stock appreciation rights (SARs), restricted stock awards, and other stock-based awards to eligible individuals.

        During 2010, the Company granted several officers and directors shares of restricted stock under the Incentive Plan. The restricted stock is subject to a future service requirement and vests over three years from the anniversary of the date of grant.

        As of December 31, 2012, all of the shares related to these restricted stock grants were fully vested.

        On November 29, 2012, the Company granted an officer of the Company 77,250 shares of restricted stock under the Incentive Plan. The market price of the shares was determined based on the most recent private transactions of the Company's common stock in the secondary market. The shares are subject to a future service requirement, with 25,750 shares vesting immediately on the grant date and 25,750 shares vesting on the second and third year from the anniversary of the date of grant, respectively. As a result, $0.2 million of stock compensation expense was recorded for the share award for the year ended December 31, 2012.

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

17. Stock-Based Compensation (Continued)

        On November 30, 2012, the Company granted an officer of the Company 77,250 at-the-money nonqualified stock options under the Incentive Plan with an exercise price of $6.31 per share and a contractual term of ten days. All 77,250 of the options vested on the grant date. The grant date fair value of the nonqualified stock option award, calculated using the Black-Scholes option-pricing model, was not significant. As a result, no stock compensation expense was recorded for the stock option award for the year ended December 31, 2012. The nonqualified stock option award was exercised in full within the contractual term of the award.

        Total stock compensation expense was $0.7 million and $0.8 million for the years ended December 31, 2012 and 2011, respectively, and is recorded in selling, general, and administrative expenses in the accompanying consolidated statements of operations. As of December 31, 2012, we had $0.3 million of unrecognized compensation cost related to nonvested shared-based compensation arrangements under the Incentive Plan that will be recognized on a straight-line basis over the remaining vesting periods.

        In accordance with the Incentive Plan's provision on the withholding of taxes and repurchase of stock, several officers and directors elected for the Company to withhold or repurchase shares in order to satisfy their tax obligations related to their awards. Consequently, the Company repurchased 7,107 shares of treasury stock at fair value for $0.04 million for the period ended December 31, 2012, and 7,725 shares of treasury stock at fair value for $0.04 million for the period ended December 31, 2011.

        The following summarizes the activity for the year ended December 31, 2012, for restricted shares of common stock:

Number of Shares
Nonvested restricted shares, beginning of year	95,636
Granted	77,250
Vested	(114,001)
Forfeited	(7,385)

Nonvested restricted shares, end of year	51,500

18. Earnings (Loss) Per Share

        The table below presents reconciliation between basic and dilutive weighted average shares outstanding for the year ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011
	(In Thousands)
Basic weighted average shares outstanding	14,445	9,883
Effect of dilutive securities:
Nonvested shares awards	70	—

Diluted weighted average shares outstanding	14,515	9,883

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

18. Earnings (Loss) Per Share (Continued)

        In June 2012, the Company completed an equity rights offering and issued 7,923,069 shares of its common stock at a price of $6.31 to its existing shareholders, which shares are included above in our total basic weighted average shares outstanding for the year ended December 31, 2012.

        For the year ended December 31, 2011, the effects of outstanding shares underlying the nonvested shares were not included in the diluted weighted average shares outstanding calculations as they would have been anti-dilutive due to the Company's net loss for the year.

19. Segment Reporting

        As defined in ASC 280, Segment Reporting (ASC 280) our reportable segments are based on operating segments with similar economic characteristics and lines of business. Our reportable segments consist of the following:

  1.
  Homebuilding

  2.
  Real Estate Services

  3.
  Amenities

        For 2012, approximately 98% of the total revenues of our reportable segments are generated from our Florida operations.

        Evaluation of segment performance is based primarily on operating earnings. Operations of our Homebuilding segment primarily include the construction and sale of single- and multi-family homes. Operating earnings (loss) for the Homebuilding segment consists of revenues generated from the delivery of homes and land sales, less the cost of home construction, land and land development costs, and selling, general, and administrative expenses.

        Operations of our Real Estate Services segment include providing residential real estate brokerage and title services. Operating earnings (loss) of the Real Estate Services segment consists of revenues generated primarily from real estate brokerage and title services, less the cost of such services, including royalties associated with a franchise agreement we have with a third-party, and selling, general, and administrative expenses incurred by the segment.

        Operations of our Amenities segment primarily include the construction, ownership, and management of recreational amenities in residential communities we develop in several Florida markets. Amenities consist of golf courses and country clubs, marinas, and resort-style facilities. Operating (loss) of the Amenities segment consist of revenues from the sale of equity and nonequity memberships, the sale and lease of marina slips, billed membership dues, and golf and restaurant operations, less the cost of such services, and selling, general, and administrative expenses incurred by the segment.

        Each reportable segment follows the same accounting policies described in Note 2—"Summary of Significant Accounting Policies" to the consolidated financial statements. Operational results of each segment are not necessarily indicative of the results that would have occurred had the segment been an independent, stand-alone entity during the periods presented.

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

19. Segment Reporting (Continued)

        Financial information relating to reportable segments was as follows:

	Year Ended December 31,
	2012	2011
	(In Thousands)
Revenues
Homebuilding	$146,926	$57,101
Real estate services	73,070	68,185
Amenities	21,012	18,986

Total revenues	$241,008	$144,272

	Year Ended December 31,
	2012	2011
	(In Thousands)
Operating earnings (loss)
Homebuilding	$14,011	$(36,245)
Real estate services	1,395	(24)
Amenities	(3,242)	(3,524)
Other income	7,493	2,294
Interest expense	(6,978)	(16,954)
Expenses related to early repayment of debt	(16,984)	—

Loss from continuing operations before income taxes	$(4,305)	$(54,453)

	December 31,
	2012	2011
	(In Thousands)
Assets
Homebuilding	$186,786	$171,373
Real estate services	15,056	17,948
Amenities	38,366	42,351
Corporate and unallocated	107,054	73,338

Total assets	$347,262	$305,010

20. Subsequent Events

        The Company has evaluated subsequent events through July 22, 2013, the date these financial statements were issued.

        In January 2013, the Company received $16.8 million from the IRS related to the settlement of the IRS examination for the tax years 2003 through 2008.

        In February 2013, we entered into a $10.0 million loan with a bank secured by a first mortgage on a parcel of land and related facilities comprising the Pelican Preserve Town Center (Town Center) in

WCI COMMUNITIES, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

20. Subsequent Events (Continued)

Lee County, Florida. The loan is also secured by the rights to certain fees and charges that we are to receive as owner of the Town Center. The loan matures in February 2018. During the initial 36 months, the loan is structured as a revolving facility with an interest rate of prime plus 1.0%, subject to a floor of 4.0%. During the subsequent 24 months, the loan converts to a term loan with a fixed interest rate equal to the ask yield of the corresponding U.S. Treasury Bond for a term of five years, subject to a minimum rate of 5.0%.

        In March 2013, we received a notice from the IRS that the Company will be subject to an IRS examination for the years 2010 and 2011.

        In April 2013, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission with respect to an initial public offering of shares of its common stock.

        On April 9, 2013, the Company purchased the one share of Series B preferred stock outstanding for $0.7 million and the shareholder of the Series B preferred stock agreed to release certain claims that would consequently allow the Company to collect $1.0 million related to an insurance policy. The one share of Series B preferred stock was subsequently cancelled and retired. As of December 31, 2012, the book value of the Series B preferred stock was $0. In accordance with ASC 260-10-S99-2, the difference between the consideration transferred to the shareholder of the Series B preferred stock and the carrying amount of the preferred stock of $0.7 million will be subtracted from net income to arrive at income available to common shareholders in the calculation of earnings per share.

20A—Series A Preferred Stock

        On July 3, 2013, the Company exchanged the 10,000 shares of Series A preferred stock outstanding for 903,825 shares of common stock with a preliminary estimated value of approximately $19.0 million. The outstanding shares of Series A preferred stock were subsequently cancelled and retired. As of December 31, 2012, the book value of the Series A preferred stock was $100. In accordance with ASC 260-10-S99-2, the difference between the consideration transferred to the shareholders of the Series A preferred stock and the carrying amount of the preferred stock of approximately $19.0 million will be subtracted from net income to arrive at income available to common stockholders in the calculation of earnings per share.

20B—Stock Split

        On July 18, 2013, the Board of Directors of the Company approved an amendment to the Company's amended and restated certificate of incorporation in order to, among other things, effectuate a 10.3 for 1 stock split of its common stock and increase the number of authorized shares of the Company's common stock to 150,000,000 shares. Such amendment was filed and became effective on July 22, 2013. All share and per-share amounts of our common stock, except for Note 16, have been adjusted retroactively in the accompanying financial statements to reflect the stock split and the new authorized share amount.

WCI Communities, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2013	December 31, 2012
	(unaudited)
Assets
Cash and cash equivalents	$201,835	$81,094
Restricted cash	7,992	10,875
Notes and accounts receivable	2,381	5,672
Real estate inventories	277,019	183,168
Property and equipment, net	24,019	24,313
Other assets	16,023	17,789
Income tax receivable	81	16,831
Goodwill	7,520	7,520

Total assets	$536,870	$347,262

Liabilities and Equity
Accounts payable and other liabilities	$39,872	$40,007
Customer deposits	23,237	15,921
Senior secured term notes	—	122,729
Senior notes	200,000	—

Total liabilities	263,109	178,657

Commitments and contingencies (Note 14)
WCI Communities, Inc. shareholders' equity:
Preferred stock, $0.01 par value; 15,000,000 and 20,000 shares authorized at September 30, 2013 and December 31, 2012, respectively;
Series A $0.01 par value; 0 shares issued and outstanding at September 30, 2013; 10,000 shares issued and outstanding at December 31, 2012	—	—
Series B $0.01 par value; 0 shares issued and outstanding at September 30, 2013; 1 share issued and outstanding at December 31, 2012	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized, 25,795,085 shares issued and 25,768,048 shares outstanding at September 30, 2013; 18,072,169 shares issued and 18,045,132 shares outstanding at December 31, 2012	258	181
Additional paid-in capital	297,625	203,833
Accumulated deficit	(26,214)	(37,664)
Treasury stock, at cost, 27,037 shares at September 30, 2013 and December 31, 2012	(196)	(196)

Total WCI Communities, Inc. shareholders' equity	271,473	166,154
Noncontrolling interests in consolidated joint ventures	2,288	2,451

Total equity	273,761	168,605

Total liabilities and equity	$536,870	$347,262

See accompanying notes to unaudited consolidated financial statements.

WCI Communities, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)
Revenues
Homebuilding	$60,802	$33,524	$145,054	$64,980
Real estate services	20,524	16,863	60,915	55,537
Amenities	4,192	3,778	16,620	15,241

Total revenues	85,518	54,165	222,589	135,758

Cost of Sales
Homebuilding	42,992	21,357	100,621	44,774
Real estate services	19,656	16,918	57,762	53,963
Amenities	5,713	5,095	18,343	17,134

Total cost of sales	68,361	43,370	176,726	115,871

Gross margin	17,157	10,795	45,863	19,887

Other income	(29)	(826)	(1,249)	(1,994)
Selling, general and administrative expenses	10,279	7,399	29,007	21,070
Interest expense	184	982	1,798	5,997
Expenses related to early repayment of debt	5,105	—	5,105	16,984

	15,539	7,555	34,661	42,057

Income (loss) from continuing operations before income taxes	1,618	3,240	11,202	(22,170)
Income tax benefit from continuing operations	—	51,313	85	52,250

Income from continuing operations	1,618	54,553	11,287	30,080
Income from discontinued operations, net of tax	—	17	—	118
Gain on sale of discontinued operations, net of tax	—	1,192	—	2,588

Net income	1,618	55,762	11,287	32,786
Net loss from continuing operations attributable to noncontrolling interests	340	261	163	119

Net income attributable to WCI Communities, Inc.	1,958	56,023	11,450	32,905
Preferred stock dividends	(18,980)	—	(19,680)	—

Net income (loss) attributable to common shareholders of WCI Communities, Inc.	$(17,022)	$56,023	$(8,230)	$32,905

Earnings (loss) per share attributable to common shareholders of WCI Communities, Inc.:
Basic
Continuing operations	$(0.71)	$3.06	$(0.41)	$2.28
Discontinued operations	—	0.07	—	0.20

Earnings (loss) per share	$(0.71)	$3.13	$(0.41)	$2.48

Diluted
Continuing operations	$(0.71)	$3.05	$(0.41)	$2.27
Discontinued operations	—	0.07	—	0.20

Earnings (loss) per share	$(0.71)	$3.12	$(0.41)	$2.47

Weighted average number of shares of common stock outstanding:
Basic	24,138	17,888	20,099	13,273

Diluted	24,138	17,944	20,099	13,307

Net income attributable to WCI Communities, Inc.:
Income from continuing operations	$1,958	$54,814	$11,450	$30,199
Income from discontinued operations	—	1,209	—	2,706

Net income attributable to WCI Communities, Inc.	$1,958	$56,023	$11,450	$32,905

See accompanying notes to unaudited consolidated financial statements.

WCI Communities, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended September 30,
	2013	2012
	(unaudited)
Operating activities
Net income	$11,287	$32,786
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debt issuance costs	462	332
Amortization of debt discounts	243	1,389
Expenses related to early repayment of debt	5,105	16,984
Non-cash addition to senior subordinated secured term loan for PIK interest	—	6,930
Non-cash change in unrecognized tax benefit	—	(50,498)
Depreciation	1,513	1,540
Provision for bad debts	270	286
Gain on sale of discontinued operations	—	(4,265)
(Gain) loss on sale of property and equipment	69	(87)
Stock-based and other non-cash long-term incentive compensation expense	4,312	541
Changes in assets and liabilities:
Restricted cash	2,883	(2,847)
Notes and accounts receivable	3,021	(1,622)
Real estate inventories	(94,772)	(34,797)
Other assets	4,496	876
Income tax receivable	16,750	—
Accounts payable and other liabilities	1,362	276
Customer deposits	7,316	11,002

Net cash used in operating activities	(35,683)	(21,174)

Investing activities
Distribution of capital from unconsolidated joint venture	577	—
Additions to property and equipment	(1,525)	(819)
Proceeds from the sale of discontinued operations	—	10,069

Net cash (used in) provided by investing activities	(948)	9,250

Financing activities
Proceeds from the issuance of common stock, net	90,257	48,260
Proceeds from the issuance of senior notes	200,000	—
Proceeds from the issuance of senior secured term notes, net	—	122,500
Repayment on senior secured term notes	(126,250)	—
Repayment on senior subordinated secured term loan	—	(162,412)
Payments of debt issuance costs	(5,597)	(2,492)
Payments on community development district obligations	(338)	(569)
Payment of preferred stock dividend	(700)	—
Purchase of treasury stock	—	(41)

Net cash provided by financing activities	157,372	5,246

Net increase (decrease) in cash and cash equivalents	120,741	(6,678)
Cash and cash equivalents at the beginning of the period	81,094	43,350

Cash and cash equivalents at the end of the period	$201,835	$36,672

See accompanying notes to unaudited consolidated financial statements.

WCI Communities, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2013

1. Organization and Description of the Business

        WCI Communities, Inc. is a lifestyle community developer and luxury homebuilder in several of Florida's coastal markets. Unless the context otherwise requires, the terms "we," "us," "our," "WCI" and the "Company" refer to WCI Communities, Inc. and its subsidiaries. Our business is organized into three operating segments: homebuilding, real estate services, and amenities. Our homebuilding operations design, sell, and build single- and multi-family homes targeting move-up, second-home, and active adult buyers. Our real estate services businesses include real estate brokerage and title services. Our amenities operations own and operate golf courses and country clubs, marinas and resort-style amenity facilities within many of our communities.

        On August 4, 2008, WCI's predecessor company and certain subsidiaries (the "Debtors") filed voluntary petitions for Chapter 11 bankruptcy protection in the U.S. Bankruptcy Court for the District of Delaware. The Debtors filed a joint plan of reorganization (the "Reorganization"), which was declared effective on September 3, 2009, and the Debtors emerged from bankruptcy on that date. In conjunction with the emergence from bankruptcy, the Company was formed as a holding company that owns 100% of the equity in WCI Communities, LLC and WCI Communities Management, LLC.

        On July 22, 2013, the Company filed with the Secretary of State of the state of Delaware an amendment to its then existing amended and restated certificate of incorporation to effectuate (i) a 10.3 for 1 stock split of its common stock and (ii) an increase of its authorized capital stock to 150,000,000 shares of common stock and 15,000,000 shares of preferred stock. In addition, on July 24, 2013, the Company filed with the Secretary of State of the state of Delaware a new amended and restated certificate of incorporation, which, among other things, converted all of the Company's Series A, B, C, D and E common stock into a single class of common stock.

        On July 30, 2013, the Company completed its initial public offering (the "IPO"), issuing 6,819,091 shares of its common stock, par value $0.01 per share, at a price to the public of $15.00 per share. The shares are traded on the New York Stock Exchange under the ticker symbol "WCIC." The net proceeds from the sale of common stock in the IPO were $90.3 million after deducting underwriting discounts and offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for general corporate purposes, including the acquisition and development of land and home construction.

2. Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), as contained in the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X, as promulgated by the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013 due to, among other things, the seasonal nature of our business.

WCI Communities, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2013

2. Summary of Significant Accounting Policies (Continued)

        The consolidated balance sheet at December 31, 2012 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by GAAP for complete financial statements. For further information, refer to the consolidated financial statements and footnotes thereto included in our Registration Statement filing on Form S-1 (File No. 333-188866), as amended, made effective on July 24, 2013.

        The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and certain joint ventures, which are not variable interest entities ("VIEs") as defined under ASC 810, Consolidation ("ASC 810"), but which the Company has the ability to exercise control. In accordance with ASC 323, Investments—Equity Method and Joint Ventures ("ASC 323"), the equity method of accounting is applied to those investments in joint ventures that are not VIEs and the Company has either less than a controlling interest, substantive participating rights, or is not the primary beneficiary, as defined in ASC 810. All material intercompany balances and transactions have been eliminated in consolidation.

        The operations of the Company involve real estate development and sales and it is not possible to precisely measure the duration of the operating cycle of the Company. The accompanying consolidated balance sheets of the Company have been prepared on an unclassified basis in accordance with real estate industry practice.

        All share and per-share amounts of the Company's common stock have been retroactively adjusted in the accompanying unaudited consolidated financial statements to reflect the abovementioned stock split, the new authorized share amounts and the conversion of our Series A, B, C, D and E common stock into a single class of common stock (Note 1).

Use of Estimates

        The preparation of the Company's consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts of assets and liabilities reported at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could significantly differ from these estimates.

Recently Issued Accounting Pronouncements

        In July 2013, the FASB issued Accounting Standards Update No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists ("ASU 2013-11"), which provides guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax carryforward exists. Under ASU 2013-11, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as

WCI Communities, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2013

2. Summary of Significant Accounting Policies (Continued)

a liability and should not be combined with deferred tax assets. ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this guidance, which is related to financial statement presentation only, is not expected to have a material effect on our consolidated financial position or results of operations.

3. Real Estate Inventories and Capitalized Interest

        Real estate inventories consisted of the following:

	September 30, 2013	December 31, 2012
	(in thousands)
Land and land improvements held for development or sale	$200,113	$140,048
Work in progress	43,122	18,943
Completed inventories	24,542	15,005
Investments in amenities	9,242	9,172

Total real estate inventories	$277,019	$183,168

        Work in progress includes homes and related home site costs in various stages of construction. Completed inventories consist of model homes and related home site costs used to facilitate sales and homes with certificates of occupancy. As of September 30, 2013 and December 31, 2012, the carrying value of land and land improvements held for sale was $1.8 million.

        As of September 30, 2013 and December 31, 2012, single- and multi-family inventories represented approximately 89% and 84%, respectively, of total real estate inventories. Additionally, as of September 30, 2013 and December 31, 2012, high-rise inventories, which consisted of land and land improvements only, represented approximately 8% and 11%, respectively, of total real estate inventories.

        Capitalized interest is summarized as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in thousands)
Capitalized interest, beginning of period	$11,685	$4,689	$7,959	$1,014
Interest incurred	3,644	3,600	10,547	12,730
Interest expensed	(184)	(982)	(1,798)	(5,997)
Interest charged to cost of sales	(1,317)	(556)	(2,880)	(996)

Capitalized interest, end of period	$13,828	$6,751	$13,828	$6,751

WCI Communities, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2013

4. Property and Equipment, net

        Property and equipment, net consisted of the following:

	Estimated Useful Life (In Years)	September 30, 2013	December 31, 2012
		(in thousands)
Land and improvements	10 to 15	$13,869	$13,922
Buildings and improvements	5 to 40	13,958	14,100
Furniture, fixtures, and equipment	2 to 15	5,556	4,757

		33,383	32,779
Accumulated depreciation		(9,364)	(8,466)

Property and equipment, net		$24,019	$24,313

        Amenities assets, net of accumulated depreciation, included in property and equipment, net above were $21.8 million and $22.2 million as of September 30, 2013 and December 31, 2012, respectively.

5. Other Assets

        Other assets are summarized in the table below.

	September 30, 2013	December 31, 2012
	(in thousands)
Debt issuance costs	$5,589	$2,282
Prepaid expenses	5,019	3,640
Cash held by community development districts (Note 9)	2,635	3,518
Cash deposits for letters of credit and surety bonds	814	3,857
Investments in unconsolidated joint ventures (Note 6)	—	700
Other	1,966	3,792

Total other assets	$16,023	$17,789

        Cash paid for debt issuance costs aggregated $5.6 million and $2.5 million during the nine months ended September 30, 2013 and 2012, respectively. During such periods, we wrote-off $1.8 million and $2.0 million, respectively, of net debt issuance costs, primarily as a result of our early repayment of debt.

6. Investments in Unconsolidated Joint Ventures

        Investments in unconsolidated joint ventures represent our ownership interest in real estate development and mortgage lending services, which are not considered VIEs, and are accounted for under the equity method, in accordance with ASC 323, when we have less than a controlling interest and significant influence, or are not the primary beneficiary, as defined in ASC 810. While we have a 51% ownership in Pelican Landing Timeshare Ventures, the noncontrolling interest has substantive participating rights relating to operating decisions of the venture and, therefore, we account for our investment under the equity method.

WCI Communities, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2013

6. Investments in Unconsolidated Joint Ventures (Continued)

        Our investments in unconsolidated joint ventures are summarized in the table below.

		Percentage of Ownership
Name of Joint Venture	Description	September 30, 2013	December 31, 2012
Pelican Landing Timeshares Ventures ("Pelican Landing")	Multi-family timeshare units—Bonita Springs, Florida	51.0%	51.0%
Florida Home Finance Group LLC ("FHFG")	Mortgage banking operations	—	49.9%

        In conjunction with our Reorganization and in accordance with ASC 852, Reorganizations ("ASC 852"), we revalued our investments in unconsolidated joint ventures to fair value, which resulted in our carrying value in Pelican Landing being written down to zero and our carrying value in FHFG being increased by $2.0 million. These fair values were determined primarily using a discounted cash flow model to value the underlying net assets of the respective joint ventures. The Company records its investments in unconsolidated joint ventures in other assets in the accompanying unaudited consolidated balance sheets (Note 5).

        The table below summarizes the Company's equity in earnings from unconsolidated joint ventures, which is recorded in other income in the accompanying unaudited consolidated statements of operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in thousands)
Equity in earnings (loss) from unconsolidated joint ventures	$—	$92	$(41)	$219

        Our share of net earnings or losses is based upon our ownership interest. Pelican Landing incurred net losses for the years 2010 through 2012 and for the nine months ended September 30, 2013; therefore, in accordance with ASC 323, we have discontinued applying the equity method for our share of the net losses, as Pelican Landing's return to profitability is not assured. We may be required to make additional cash contributions to the joint venture to avoid the loss of all or a portion of our interest in such venture. Although Pelican Landing does not have outstanding debt, the partners may agree to incur debt to fund partnership and joint operations in the future.

        The basis differences between the carrying values of our investments in each joint venture and the respective equity in the joint venture is primarily attributable to the discontinuation of the equity method for Pelican Landing and the fair value adjustments discussed above. At September 30, 2013 and December 31, 2012, our investment basis in the joint ventures is less than our ownership share of the capital on the partnerships' books by $5.4 million and $6.1 million, respectively.

        During April 2013, FHFG was dissolved and liquidated and the Company received a cash payment of $0.6 million, representing the return of its investment in the joint venture.

WCI Communities, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2013

6. Investments in Unconsolidated Joint Ventures (Continued)

        Condensed combined financial information of our unconsolidated joint ventures is summarized in the tables below.

	September 30, 2013	December 31, 2012
	(in thousands)
Assets
Real estate investments	$5,018	$5,285
Other assets	6,448	10,535

Total assets	$11,466	$15,820

Liabilities and partners' capital
Total liabilities	$797	$2,474
Capital—other partners	5,228	6,553
Capital—the Company	5,441	6,793

Total liabilities and partners' capital	$11,466	$15,820

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in thousands)
Combined results of operations
Revenues	$438	$1,418	$1,722	$4,740

Net loss	$(477)	$(205)	$(1,356)	$(293)

7. Discontinued Operations

        Under ASC 205-20, Discontinued Operations ("ASC 205-20"), our retained and operated amenities classified as assets held for sale qualified as discontinued operations and the respective results of operations are required to be reported separately from continuing operations in the accompanying unaudited consolidated statements of operations. We had no amenities assets held for sale at either September 30, 2013 or December 31, 2012.

        During May 2012, we sold a sports amenity club for $5.5 million (excluding closing costs) and recorded a pretax profit of $2.3 million. During August 2012, we sold a sports amenity club for $5.9 million and recorded a pretax profit of $2.0 million.

WCI Communities, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2013

7. Discontinued Operations (Continued)

        The results from our discontinued operations are summarized in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in thousands)
Revenues	$—	$290	$—	$2,177

Income from discontinued operations before income taxes	$—	$31	$—	$195
Income tax expense	—	(14)	—	(77)

Income from discontinued operations, net of tax	$—	$17	$—	$118

Gain on sale of discontinued operations before income taxes	$—	$1,993	$—	$4,265
Income tax expense	—	(801)	—	(1,677)

Gain on sale of discontinued operations, net of tax	$—	$1,192	$—	$2,588

8. Accounts Payable and Other Liabilities

        Accounts payable and other liabilities are summarized in the table below.

	September 30, 2013	December 31, 2012
	(in thousands)
Accounts payable	$14,135	$14,630
Community development district obligations (Note 9)	8,187	9,680
Deferred income	4,928	7,114
Warranty reserves (Note 10)	1,375	1,077
Accrued interest	2,106	676
Other	9,141	6,830

Total accounts payable and other liabilities	$39,872	$40,007

9. Community Development District Obligations

        A community development district or similar development authority ("CDD") is a unit of local government created under various state and/or local statutes to encourage planned community development and to allow for the construction and maintenance of long-term infrastructure through alternative financing sources, including the tax-exempt markets. A CDD is generally created through the approval of the local city or county in which the CDD is located and is controlled by a Board of Supervisors representing the landowners within the CDD. In connection with the development of certain communities, CDDs may utilize bond financing to fund construction or acquisition of certain on-site or off-site infrastructure improvements near or within these communities. CDDs are also granted the power to levy assessments and user fees on the properties benefiting from the improvements financed by the bond offerings. We pay a portion of the assessments and user fees levied

WCI Communities, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2013

9. Community Development District Obligations (Continued)

by the CDDs on the properties we own that are benefited by the improvements. We may also agree to repay a specified portion of the bonds at the time of each unit or parcel closing.

        The obligation to pay principal and interest on the bonds issued by the CDD is assigned to each parcel within the CDD and the CDD has a lien on each parcel at the time the CDD adopts its fees and assessments for the applicable fiscal year. If the owner of the parcel does not pay this obligation, the CDD can foreclose on the lien. The bonds, including interest and redemption premiums, if any, and the associated lien on the property are typically payable, secured, and satisfied by revenues, fees, or assessments levied on the property benefited.

        In connection with the development of certain of our communities, CDDs have been established and bonds have been issued to finance a portion of the related infrastructure. There are two primary types of bonds issued by a CDD, type "A" or "B," which are used to reimburse us for construction or acquisition of certain infrastructure improvements. The "A" bond is the portion of a bond offering that is ultimately intended to be assumed by the end-user (homeowner) and the "B" bond is our obligation.

        The total amount of CDD bond obligations issued and outstanding with respect to our communities was $33.3 million and $35.2 million as of September 30, 2013 and December 31, 2012, respectively, which represent outstanding amounts payable from all landowners within our communities. The CDD bond obligations outstanding as of September 30, 2013, mature from 2014 to 2034. As of September 30, 2013 and December 31, 2012, we have recorded CDD bond obligations of $8.2 million and $9.7 million, respectively, net of debt discounts of $1.7 million and $2.3 million, respectively, which represents the estimated amount of bond obligations that we may be required to pay based on our proportionate share of property owned within our communities.

        We record a liability related to the "A" bonds for the estimated developer obligations that are probable and estimable and user fees that are required to be paid or transferred at the time the parcel or unit is sold to an end user. We reduce this liability by the corresponding assessment assumed by property purchasers and the amounts paid by us at the time of closing and the transfer of the property. We record a liability related to the "B" bonds, net of cash held by the districts that may be used to reduce our district obligations, for the full amount of the developer obligations that are fixed and determinable and user fees that are required to be paid at the time the parcel or unit is sold to an end user. We reduce this liability by the corresponding assessments paid by us at the time of closing of the property.

        Our proportionate share of cash held by CDDs was $2.8 million and $3.7 million as of September 30, 2013 and December 31, 2012, respectively. Cash related to our share of the "A" bonds, which do not have a right of setoff on our CDD bond obligations, was $2.6 million and $3.5 million as of September 30, 2013 and December 31, 2012, respectively, and was included in other assets in the accompanying unaudited consolidated balance sheets (Note 5). As of September 30, 2013 and December 31, 2012, cash related to the "B" bonds, which has a right of setoff, was $0.2 million and is recorded as a reduction of our CDD bond obligations.

        In April 2013, we acquired property, which was secured by an existing CDD obligation, and the related $24.0 million of CDD bonds issued and outstanding. Therefore, we are both an owner of property subject to a CDD obligation, as well as the holder of the related CDD bonds. In accordance with ASC Subtopic 405-20, Extinguishments of Liabilities ("ASC 405-20"), we accounted for the existing

WCI Communities, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2013

9. Community Development District Obligations (Continued)

CDD obligation as a debt extinguishment to the extent of our obligation to repay the related CDD bond obligations. As a result, $23.6 million of the $24.0 million existing CDD obligation, which relates to the property owned by us, is not recorded as a CDD obligation on our unaudited consolidated balance sheet at September 30, 2013. We intend to reissue and sell, all or a portion of, the $24.0 million of CDD bonds in the future and will record our proportionate share of the related CDD obligation at that time.

10. Warranty Reserves

        The table below presents the activity related to our warranty reserves, which are included in accounts payable and other liabilities in the accompanying unaudited consolidated balance sheets.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in thousands)
Warranty reserves, beginning of the period	$1,202	$775	$1,077	$840
Additions to reserves for new home deliveries(1)	308	171	744	308
Warranty costs paid	(162)	(106)	(394)	(304)
Adjustments related to pre-existing reserves(1)(2)	27	5	(52)	1

Warranty reserves, end of the period	$1,375	$845	$1,375	$845

(1)
The net effect of $0.3 million and $0.2 million for the three months ended September 30, 2013 and 2012, respectively, are included in homebuilding cost of sales in the accompanying unaudited consolidated statements of operations. The corresponding amounts for the nine months ended September 30, 2013 and 2012 were $0.7 million and $0.3 million, respectively.

(2)
Adjustments related to pre-existing reserves relate to changes in our anticipated warranty payments on previously delivered homes.

11. Debt Obligations

        Our debt obligations consist of the following:

	September 30, 2013	December 31, 2012
	(in thousands)
Senior notes due 2021	$200,000	$—
Senior secured term notes due 2017, net	—	122,729
$75.0 million unsecured revolving credit facility	—	—
$10.0 million secured revolving credit facility	—	—

Total debt obligations	$200,000	$122,729

        During August 2013, the Company completed the issuance of $200.0 million in aggregate principal amount of 6.875% Senior Notes due 2021 (the "2021 Notes"). The 2021 Notes were offered and sold

WCI Communities, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2013

11. Debt Obligations (Continued)

in a private transaction either to "qualified institutional buyers" pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), or to persons outside the United States under Regulation S of the Securities Act. The net proceeds from the offering of the 2021 Notes (the "Notes Offering") were $195.5 million after deducting fees and expenses. The Company used $127.0 million of the net proceeds from the Notes Offering to voluntarily prepay the entire outstanding principal amount of its Senior Secured Term Notes due 2017 (the "2017 Notes"), of which $125.0 million in aggregate principal amount was issued and outstanding, at a price equal to 101% of the principal amount, plus accrued and unpaid interest. We intend to use the remainder of the net proceeds from the Notes Offering for general corporate purposes, including the acquisition and development of land and home construction. In connection with the voluntary prepayment of the 2017 Notes, $3.9 million of unamortized debt issuance costs and debt discount was written-off during the three and nine months ended September 30, 2013.

        The 2021 Notes are senior unsecured obligations of the Company that are fully and unconditionally guaranteed on a senior unsecured basis by certain of the Company's existing and future Restricted Subsidiaries (as defined in the Indenture), excluding the Company's immaterial subsidiaries and mortgage subsidiaries (the "Guarantors"). The 2021 Notes were issued pursuant to an indenture (the "Indenture"), dated as of August 7, 2013, by and among the Company, the Guarantors named therein and Wilmington Trust, National Association, as trustee. The Indenture contains covenants, that limit, among other things, the Company's ability and the ability of its Restricted Subsidiaries to: (i) incur additional indebtedness; (ii) declare or pay dividends, redeem stock or make other distributions to holders of capital stock; (iii) make investments; (iv) create liens; (v) pay dividends or make other payments to the Company; (vi) merge or consolidate, or sell, transfer, lease or dispose of substantially all of its assets; and (vii) enter into transactions with affiliates. These covenants are subject to a number of important qualifications described in the Indenture.

        The 2021 Notes bear interest at the rate of 6.875% per annum, payable semi-annually in arrears on February 15 and August 15 of each year. The 2021 Notes mature on August 15, 2021 at which time the entire $200.0 million of principal is due and payable. At any time on or after August 15, 2016, the 2021 Notes are redeemable at the Company's option, in whole or in part, at the redemption prices set forth in the Indenture, plus accrued and unpaid interest. Prior to August 15, 2016, the Company may redeem the 2021 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus the Applicable Premium (as defined in the Indenture) and accrued and unpaid interest. Moreover, prior to August 15, 2016, the Company may also redeem up to 35% of the aggregate principal amount of the 2021 Notes with the proceeds from certain equity offerings at a redemption price of 106.875% of the principal amount of the notes being redeemed, plus accrued and unpaid interest.

        Upon the occurrence of any Change of Control (as defined in the Indenture), each holder of the 2021 Notes will have the right to require that the Company repurchase such holder's notes at a purchase price equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest. Additionally, if the Company or one of its Restricted Subsidiaries sells certain assets, the Company generally must either: (i) invest any excess net cash proceeds from such sales in its business within a certain period of time; (ii) prepay senior secured debt or certain other debt; or (iii) prepay other senior debt and offer to purchase the 2021 Notes on a pro rata basis. The purchase

WCI Communities, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2013

11. Debt Obligations (Continued)

price of the 2021 Notes in any such offer will be 100% of their principal amount, plus accrued and unpaid interest.

        In connection with the issuance of the 2021 Notes, the Company, the Guarantors and the initial purchasers of the 2021 Notes entered into an Exchange and Registration Rights Agreement (the "Registration Rights Agreement"), dated August 7, 2013. The Registration Rights Agreement requires the Company to: (a) file an exchange offer registration statement within 270 days after the closing of the Notes Offering with respect to an offer to exchange the unregistered 2021 Notes for new notes of the Company registered under the Securities Act having terms substantially identical in all material respects to those of the 2021 Notes (except for provisions relating to transfer restrictions and payments of additional interest); (b) use its commercially reasonable efforts to cause the registration statement to become effective within 330 days after the closing of the Notes Offering; (c) as soon as reasonably practicable after the effectiveness of the exchange offer registration statement, offer the exchange notes for surrender of the 2021 Notes; and (d) keep the registered exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the registered exchange offer is sent to holders of the 2021 Notes. In addition, the Registration Rights Agreement provides that, in the event that the Company cannot effect the exchange offer within the time periods described above and in certain other circumstances as described in the Registration Rights Agreement, the Company will file a "shelf registration statement" that would allow some or all of the 2021 Notes to be offered to the public in the United States. If the Company does not comply with the foregoing obligations under the Registration Rights Agreement, the Company will be required to pay special interest to the holders of the 2021 Notes.

        During June 2012, the Company issued $125.0 million in principal amount of its 2017 Notes. As noted above, the 2017 Notes were prepaid by the Company in their entirety during August 2013. The interest rate on the 2017 Notes was LIBOR plus 8.0%, subject to a 2.0% LIBOR floor, and was payable monthly. The 2017 Notes were issued at 98.0% of their stated face amount. The net proceeds from the issuance of such notes were primarily used to repay certain of the Company's then-outstanding secured indebtedness. As of December 31, 2012, the 2017 Notes were recorded net of an unamortized debt discount of $2.3 million.

        During August 2013, the Company also entered into a four-year Senior Unsecured Revolving Line of Credit Loan Agreement (the "Credit Agreement"), providing for a revolving line of credit of $75.0 million (the "Revolver"). Amounts outstanding under the Revolver will accrue interest, payable quarterly, at the Company's option, at a rate equal to (i) the Base Rate plus 1.75% or (ii) the Eurodollar rate plus 2.75%. The Base Rate is equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the one month Eurodollar Rate plus 1.00%, and (c) the rate of interest in effect for such day as publicly announced from time to time by Citibank, N.A. as its "prime rate." Under the Credit Agreement, we must pay, among other things, (i) a commitment fee calculated at a per annum rate equal to 0.50% of the average daily unused portion of the commitment under the Revolver and (ii) a letter of credit usage fee.

        The $75.0 million commitment under the Revolver is limited by a borrowing base calculation based upon certain asset values as set forth in the Credit Agreement. In addition, a portion of the Revolver (not to exceed $50.0 million) is available for the issuance of letters of credit. The Revolver matures on August 27, 2017 and can be extended based on certain conditions. As of November 12, 2013, there

WCI Communities, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2013

11. Debt Obligations (Continued)

were no amounts drawn on the Revolver or any limitations on our borrowing capacity, leaving the full amount of the credit facility available to us on such date.

        The Revolver contains a requirement to maintain compliance with certain financial covenants, including: (i) a minimum consolidated interest coverage ratio or minimum liquidity; (ii) a maximum consolidated leverage ratio; and (iii) a minimum consolidated tangible net worth. As of September 30, 2013, the Company was in compliance with all of these covenants.

        During February 2013, WCI Communities, Inc. and WCI Communities, LLC (collectively, the "WCI Parties") entered into a $10.0 million loan with a bank secured by a first mortgage on a parcel of land and related amenity facilities comprising the Pelican Preserve Town Center ("Town Center") in Fort Myers, Florida. The loan is also secured by the rights to certain fees and charges that the WCI Parties are to receive as owner of the Town Center. The loan matures in February 2018. During the initial 36 months, the loan is structured as a revolving credit facility (the "Revolver Phase"), convertible to a term loan for the remaining 24 months (the "Term Phase"). Under the Revolver Phase, the WCI Parties may borrow and repay advances up to $10.0 million and have the right to issue letters of credit up to an aggregate amount of $5.0 million at any time. The interest rate during the Revolver Phase is a variable rate per annum equal to the bank's prime rate plus 100 basis points, subject to a floor of 4.0%. The interest rate during the Term Phase will be a fixed rate equal to the ask yield of the corresponding U.S. Treasury Bond for a term of five years plus 300 basis points, subject to a minimum rate of 5.0%. During the Revolver Phase, the WCI Parties are required to pay an annual renewal fee and a non-use fee equal to 25 basis points based on the average unfunded portion of the loan. There were no amounts drawn on the secured revolving credit facility as of November 12, 2013; however, $2.0 million of outstanding letters of credit on such date limited the borrowing capacity under the credit facility to $8.0 million.

12. Fair Value Disclosures

        ASC 820, Fair Value Measurements ("ASC 820"), as updated and amended by Accounting Standards Update No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, provides a framework for measuring the fair value of assets and liabilities under GAAP and establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The fair value hierarchy can be summarized as follows:

  Level 1—Fair value determined based on quoted prices in active markets for identical assets or liabilities.

  Level 2—Fair value determined based on using significant observable inputs, such as quoted prices for similar assets or liabilities or quoted prices for identical assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs that are derived principally from or corroborated by observable market data, by correlation or other means.

  Level 3—Fair value determined using significant unobservable inputs, such as pricing models, discounted cash flows, or similar techniques.

WCI Communities, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2013

12. Fair Value Disclosures (Continued)

        The carrying values and estimated fair values of our financial liabilities are summarized in the table below, except for those liabilities for which the carrying values approximate their fair values.

	September 30, 2013		December 31, 2012
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(in thousands)
Senior notes	$200,000	$192,000	$—	$—
Senior secured term notes	—	—	122,729	125,000
Community development district obligations	8,187	9,648	9,680	12,937

        The estimated fair values of our debt and community development district obligations were derived from quoted market prices by independent dealers (Level 2).

        There were no financial instruments—assets or liabilities—measured at fair value on a recurring or nonrecurring basis in the accompanying unaudited consolidated balance sheets.

        The majority of our nonfinancial assets, which include real estate inventories, property and equipment, and goodwill, are not required to be measured at fair value on a recurring basis. However, if certain events occur, such that a nonfinancial asset is required to be evaluated for impairment, the resulting asset impairment would require that the nonfinancial instrument be recorded at the lower of cost or fair value.

        The Company did not have any nonfinancial assets that were written down to fair value as the result of an impairment charge during the nine months ended September 30, 2013 and 2012.

        The carrying amounts reported for cash and cash equivalents, restricted cash, notes and accounts receivable, other assets, income taxes receivable, accounts payable and other liabilities, and customer deposits approximate their fair values.

13. Income Taxes

        We account for income taxes under ASC Topic 740, Income Taxes ("ASC 740"), which requires an asset and liability approach for measuring deferred taxes based on temporary differences between the financial statement and tax bases of assets and liabilities existing at each balance sheet date using enacted tax rates for years in which taxes are expected to be paid or recovered.

        In accordance with ASC 740, we evaluate our net deferred tax assets, including the benefit from net operating losses and certain tax credit carryforwards, to determine if a valuation allowance is required. We are required to establish a valuation allowance for any portion of the deferred tax asset we conclude is "more likely than not" to be unrealizable. Our assessment considers, among other things the nature, frequency and severity of our cumulative losses, forecasts of our future taxable income, the duration of statutory carryforward periods, our utilization experience with operating loss and tax credit carryforwards and tax planning alternatives.

        During the three and nine months ended September 30, 2013 and 2012, we utilized net operating loss carryforwards to offset our current period income tax expense from continuing operations. Accordingly, our income tax provisions for the three and nine months ended September 30, 2013 were

WCI Communities, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2013

13. Income Taxes (Continued)

nominal. The income tax benefit for the nine months ended September 30, 2013 was primarily due to a state income tax refund from a prior year.

        During 2008 and 2009, we recorded reserves related to unrecognized income tax benefits and a related income tax receivable for positions taken on the Company's federal income tax returns. We had substantial authority for the tax positions claimed on the tax returns and the related net operating loss carrybacks but we did not believe that those positions rose to the "more likely than not" threshold for financial statement recognition. During 2012, we successfully completed an audit by the Internal Revenue Service pertaining to the 2003 to 2008 tax years and, as a result thereof, we recognized a related tax benefit of $50.5 million associated with the underlying tax positions during the three and nine months ended September 30, 2012. Additionally, the income tax benefit from continuing operations during the three and nine months ended September 30, 2012 was offset by income tax expense of $0.8 million and $1.8 million, respectively, related to our discontinued operations.

        In conjunction with our Reorganization, we underwent an ownership change as of December 31, 2008 and again upon emergence from bankruptcy on September 3, 2009. Internal Revenue Code Section 382 ("Section 382") imposes an annual limitation on our use of net operating losses and certain tax credit carryforwards existing at the effective date of the Reorganization. Section 382 also limits the recognition of built-in losses in existence as of the date of an ownership change to the extent that a company is in an overall net unrealized built-in-loss position as of that date. Under Section 382, we were subject to an annual limitation of approximately $85,000 as of December 31, 2008 and a $10.5 million annual limitation as of September 3, 2009, and we are also in a net unrealized built-in loss position as of both of those ownership change dates. As such, any built-in losses recognized in the five-year period following those ownership change dates are significantly limited.

14. Commitments and Contingencies

        Standby letters of credit and performance bonds, issued by third-party entities, are used to guarantee our performance under various contracts, principally in connection with the development of our projects and land purchase obligations. As of September 30, 2013 and December 31, 2012, we had $3.8 million and $4.5 million, respectively, of outstanding letters of credit. Performance bonds do not have stated expiration dates; rather, we are released from the bonds as the contractual performance is completed. These performance bonds, which totaled $11.3 million and $8.4 million as of September 30, 2013 and December 31, 2012, respectively, are typically outstanding over a period of approximately one to five years or longer, depending on the pace of development. Our estimated exposure on the outstanding performance bonds as of September 30, 2013 was $4.6 million based on development remaining to be completed.

        In accordance with various amenity and equity club documents, we operate the facilities until control of the amenities is transferred to the membership. Additionally, we are required to fund (i) the cost of constructing club facilities and acquiring related equipment and (ii) operating deficits prior to turnover. We do not currently believe that these obligations will have a material adverse effect on our financial condition, results of operations or cash flows.

        We may be responsible for funding certain condominium and homeowner association deficits in the ordinary course of business.

WCI Communities, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2013

14. Commitments and Contingencies (Continued)

Legal Proceedings

        The Company and certain of its subsidiaries have been named as defendants in various claims, complaints, and other legal actions arising in the normal course of business. In the opinion of management, the outcome of these matters will not have a material adverse effect on the Company's financial condition, results of operations or cash flows. However, it is possible that future results of operations for any particular quarterly or annual period could be materially affected by changes in our estimates and assumptions related to these proceedings, or the ultimate resolution of the litigation.

        One pending proceeding was brought by a condominium association alleging construction defects and other matters. This pending proceeding was filed as a proof of claim in our bankruptcy proceedings during February 2009 in an unliquidated amount. The Company asserted that all prepetition claims for construction defects were barred by the plan of reorganization and bankruptcy discharge and, therefore, we believe that any potential losses will not be material to our financial condition, results of operations and cash flows. During May 2013, the condominium association received permission to file a state court action without violating the plan of reorganization and bankruptcy discharge. The Company has appealed and is vigorously defending this action. As a result of being in the early stages of litigation, we are unable to estimate the amount of any potential loss.

15. Shareholders' Equity

        A summary of changes in shareholders' equity is presented below.

Nine Months Ended September 30, 2013
(in thousands)

	Series A Preferred Stock		Series B Preferred Stock
					Common Stock
							Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Non- controlling Interests
	Shares	Amount	Shares	Amount	Shares	Amount					Total
Balance at December 31, 2012	10	$—	—	$—	18,072	$181	$203,833	$(37,664)	$(196)	$2,451	$168,605
Net income (loss)	—	—	—	—	—	—	—	11,450	—	(163)	11,287
Stock dividend paid to Series A preferred shareholders	—	—	—	—	904	9	(9)	—	—	—	—
Series A preferred shares retired	(10)	—	—	—	—	—	—	—	—	—	—
Cash dividend paid to Series B preferred shareholder	—	—	—	—	—	—	(700)	—	—	—	(700)
Issuance of common stock	—	—	—	—	6,819	68	90,189	—	—	—	90,257
Stock-based and other non-cash long-term incentive compensation expense (Note 16)	—	—	—	—	—	—	4,312	—	—	—	4,312

Balance at September 30, 2013	—	$—	—	$—	25,795	$258	$297,625	$(26,214)	$(196)	$2,288	$273,761

WCI Communities, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2013

15. Shareholders' Equity (Continued)

Nine Months Ended September 30, 2012
(in thousands)

	Series A Preferred Stock		Series B Preferred Stock
					Common Stock
							Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Non- controlling Interests
	Shares	Amount	Shares	Amount	Shares	Amount					Total
Balance at December 31, 2011	10	$—	—	$—	9,958	$100	$154,462	$(88,487)	$(155)	$2,640	$68,560
Net income (loss)	—	—	—	—	—	—		32,905	—	(119)	32,786
Purchase of treasury stock	—	—	—	—	—	—	—	—	(41)	—	(41)
Issuance of common stock	—	—	—	—	7,923	79	48,181	—	—	—	48,260
Stock-based and other non-cash long-term incentive compensation expense (Note 16)	—	—	—	—	88	1	540	—	—	—	541

Balance at September 30, 2012	10	$—	—	$—	17,969	$180	$203,183	$(55,582)	$(196)	$2,521	$150,106

        During July 2013, the Company completed its IPO and issued 6,819,091 shares of its common stock (Note 1). During June 2012, the Company completed an equity rights offering and issued 7,923,069 shares of its common stock to certain of its existing shareholders.

        As it pertains to our preferred stock, we (i) exchanged 903,825 shares of our common stock (valued at $19.0 million) for 10,000 outstanding shares of our Series A preferred stock during July 2013 and (ii) paid $0.7 million in cash to purchase the one outstanding share of our Series B preferred stock during April 2013. All such shares of preferred stock, which were carried at a nominal value in the accompanying unaudited consolidated balance sheets, have been cancelled and retired. In accordance with ASC 260, Earnings Per Share, paragraph 10-S99-2 ("ASC 260"), any difference between the consideration transferred to our preferred stock shareholders and the corresponding book value has been characterized as a preferred stock dividend in the accompanying unaudited consolidated statements of operations and deducted from net income to arrive at net income (loss) attributable to common shareholders of WCI Communities, Inc. for purposes of calculating earnings (loss) per share. The preferred stock dividend related to the retirement of our Series A preferred stock did not have an impact on total equity as the liquidating dividend reduced additional paid-in capital by the same amount as the common stock issued in exchange for the Series A preferred stock.

16. Stock-Based and Other Non-Cash Long-Term Incentive Compensation

        During January 2013, the Company adopted the 2013 Long-Term Incentive Plan ("LTIP") for key management personnel and the 2013 Director Long-Term Incentive Plan for non-employee directors of the Company's Board of Directors (collectively, the "Original Plans") and granted 770 and 80 awards, respectively, under these plans to eligible participants. A total of 1,000 LTIP awards were available to be issued to key management personnel and 80 LTIP awards to non-employee directors. The purpose of the Original Plans was to attract and retain key management personnel and non-employee directors and provide such persons with increased interest in the Company's success through the granting of LTIP awards. LTIP awards vest over a five-year period ending December 31, 2017 and each vested LTIP award entitled the holder to receive a cash payment based on the future appreciation of the Company's common stock, contingent upon the earlier occurrence of either of the following events (the "Payment Event"): (i) a change in control, as defined in the Original Plans, or (ii) the five-year anniversary of the Original Plans. The Original Plans terminate immediately following the Payment Event, unless terminated earlier.

WCI Communities, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2013

16. Stock-Based and Other Non-Cash Long-Term Incentive Compensation (Continued)

        In accordance with the definition of fair value under ASC 718, Compensation—Stock Compensation ("ASC 718"), the aggregate grant date fair value of the LTIP awards was estimated using a Monte Carlo simulations-based option price model with the following inputs: expected volatility, risk-free interest rate, expected life, dividend yield, and the weighted average per share price of the Company's common stock. The fair value of the LTIP awards was classified as a liability under ASC 718 due to its cash-settlement feature. The Company was required to remeasure the LTIP liability at each reporting date and to recognize compensation expense for the period such that the total inception-to-date compensation expense recognized equaled the equivalent portion of the LTIP liability, based on the requisite service period rendered as of the reporting date.

        During June 2013, the Company amended the Original Plans (collectively, the "Amended Plans"), effective immediately following the IPO (Note 1). Under the terms of the Amended Plans, in lieu of a cash payment based on the future appreciation of the Company's common stock, as provided under the Original Plans, eligible participants and non-employee directors received restricted stock equity awards that equated to approximately 1,090.6 shares of our common stock for each LTIP award granted under the Original Plans.

        The table below presents the vesting schedule of the LTIP restricted stock awards, subject to certain accelerated vesting conditions, under the Amended Plans.

Vesting Date	Key Management Personnel	Non-Employee Directors
Day following the IPO	25.00%	25.00%
December 31, 2013(1)	15.00%	—
December 31, 2014	15.00%	18.75%
December 31, 2015	15.00%	18.75%
December 31, 2016	15.00%	18.75%
December 31, 2017	15.00%	18.75%

(1)
Subject to the terms and conditions of the Amended Plans, awards scheduled to vest on December 31, 2013 are forfeited by the participant upon their termination without good reason. As a result, we have assumed their vesting date as December 31, 2017 in our accounting for the related stock-based compensation expense. No other scheduled vesting dates have this limitation and are therefore considered earned on such dates.

        In accordance with ASC 718, the LTIP award modification has been accounted for as the grant of an equity award in settlement of a liability. The LTIP liability was reclassified to additional paid-in capital at the modification date and the modified awards are now being accounted for as equity awards. Under ASC 718, the nonvested shares are valued at the fair value of the shares on the modification date if vesting is based on a service or performance condition. Accordingly, the fair value of the 927,000 nonvested restricted shares under the Amended Plans was the market price of such shares on the modification date, which aggregated $14.5 million.

        During July 2013, we granted restricted stock awards for 49,600 shares of our common stock to certain key employees. Assuming continuous employment with us, those awards will vest on either the six month or two year anniversary of the grant award.

WCI Communities, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2013

16. Stock-Based and Other Non-Cash Long-Term Incentive Compensation (Continued)

        During the three and nine months ended September 30, 2013, we recorded $2.3 million and $4.3 million, respectively, of expense for all of the Company's stock-based and other non-cash long-term incentive compensation programs in selling, general and administrative expenses in the accompanying unaudited consolidated statements of operations. The corresponding amounts for the three and nine months ended September 30, 2012 were $0.1 million and $0.5 million, respectively.

17. Earnings (Loss) Per Share

        Basic earnings (loss) per share is computed based on the weighted average number of outstanding common shares. Diluted earnings (loss) per share is computed based on the weighted average number of outstanding common shares plus the dilutive effect of common stock equivalents, computed using

WCI Communities, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2013

17. Earnings (Loss) Per Share (Continued)

the treasury stock method. The table below sets forth the computations of basic and diluted earnings (loss) per share attributable to the common shareholders of WCI Communities, Inc.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in thousands, except per share amounts)
Income from continuing operations	$1,618	$54,553	$11,287	$30,080
Net loss from continuing operations attributable to noncontrolling interests	340	261	163	119
Preferred stock dividends	(18,980)	—	(19,680)	—

Income (loss) attributable to common shareholders of WCI Communities, Inc. before discontinued operations	(17,022)	54,814	(8,230)	30,199
Discontinued operations	—	1,209	—	2,706

Net income (loss) attributable to common shareholders of WCI Communities, Inc.	$(17,022)	$56,023	$(8,230)	$32,905

Basic weighted average shares outstanding	24,138	17,888	20,099	13,273
Effect of dilutive securities:
Stock-based compensation arrangements(1)	—	56	—	34

Diluted weighted average shares outstanding	24,138	17,944	20,099	13,307

Earnings (loss) per share of WCI Communities, Inc.:
Basic
Continuing operations	$(0.71)	$3.06	$(0.41)	$2.28
Discontinued operations	—	0.07	—	0.20

Earnings (loss) per share	$(0.71)	$3.13	$(0.41)	$2.48

Diluted
Continuing operations	$(0.71)	$3.05	$(0.41)	$2.27
Discontinued operations	—	0.07	—	0.20

Earnings (loss) per share	$(0.71)	$3.12	$(0.41)	$2.47

Antidilutive securities not included in the calculation of diluted earnings (loss) per common share(1)(2)	796	—	796	—

(1)
For periods with a net loss attributable to common shareholders of WCI Communities, Inc., all common stock equivalents were excluded from the computations of diluted loss per common share because the effect of their inclusion would be antidilutive, thereby reducing the reported loss per share.

(2)
Shares of common stock underlying our stock-based compensation arrangements.

WCI Communities, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2013

18. Segment Reporting

        As defined in ASC 280, Segment Reporting ("ASC 280"), our reportable segments are based on operating segments with similar economic characteristics and lines of business. Our reportable segments consist of: (i) Homebuilding; (ii) Real Estate Services; and (iii) Amenities.

        For the three and nine months ended September 30, 2013 and 2012, substantially all of the revenues of our reportable segments were generated by our Florida operations. Evaluation of segment performance is based primarily on operating earnings.

        Operations of our Homebuilding segment primarily include the construction and sale of single- and multi-family homes. The results of operations for the Homebuilding segment consist of revenues generated from the delivery of homes and land and homesite sales, less the cost of home construction, land and land development costs, and selling, general and administrative expenses incurred by the segment.

        Operations of our Real Estate Services segment include providing residential real estate brokerage and title services. The results of operations for the Real Estate Services segment consist of revenues generated primarily from those activities, less the cost of such services, including royalties associated with a franchise agreement we have with a third-party, and selling, general and administrative expenses incurred by the segment.

        Operations of our Amenities segment primarily include the construction, ownership, and management of recreational amenities in residential communities we develop in several Florida markets. Amenities consist of golf courses and country clubs, marinas, and resort-style facilities. The results of operations for the Amenities segment consist of revenues from the sale of equity and nonequity memberships, the sale and lease of marina slips, billed membership dues, and golf and restaurant operations, less the cost of such services, and selling, general and administrative expenses incurred by the segment. The Amenities segment also includes discontinued operations associated with the sale of our retained and operated amenities classified as assets held for sale. In accordance with ASC 280, the segment information below does not include the results from our discontinued operations (Note 7).

        The financial position and operating results of our segments, which are included in the tables below, are not necessarily indicative of the results and financial position that would have occurred had the segments been independent, stand-alone entities during the periods presented.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in thousands)
Revenues
Homebuilding	$60,802	$33,524	$145,054	$64,980
Real estate services	20,524	16,863	60,915	55,537
Amenities	4,192	3,778	16,620	15,241

Total revenues	$85,518	$54,165	$222,589	$135,758

WCI Communities, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2013

18. Segment Reporting (Continued)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in thousands)
Operating earnings (loss)
Homebuilding	$7,531	$4,768	$15,426	$(864)
Real estate services	868	(55)	3,153	1,574
Amenities	(1,521)	(1,317)	(1,723)	(1,893)
Other income	29	826	1,249	1,994
Interest expense	(184)	(982)	(1,798)	(5,997)
Expenses related to early repayment of debt	(5,105)	—	(5,105)	(16,984)

Income (loss) from continuing operations before income taxes	$1,618	$3,240	$11,202	$(22,170)

	September 30, 2013	December 31, 2012
	(in thousands)
Assets
Homebuilding	$277,975	$186,786
Real estate services	17,758	15,056
Amenities	35,813	38,366
Corporate and unallocated	205,324	107,054

Total assets	$536,870	$347,262

        Until                    , 2014 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discount, payable in connection with the sale of common stock being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority filing fee.

Securities and Exchange Commission registration fee	$13,164
Financial Industry Regulatory Authority filing fee	15,831
Legal fees and expenses	300,000
Accountants' fees and expenses	75,000
Financial advisory fees and expenses	175,000
Printing expenses	180,000
Blue Sky fees and expenses	10,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous	10,000

Total	$788,995

Item 14.    Indemnification of Directors and Officers.

        We are incorporated under the laws of the state of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

        As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

  •
  we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

  •
  we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

  •
  the rights provided in our amended and restated bylaws are not exclusive.

        Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        As permitted by the Delaware General Corporation Law, we have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee's involvement was by reason of the fact that the indemnitee is or was a director, or officer, of the Company or any of its subsidiaries or was serving at the Company's request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

        In addition, we have purchased a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the "Securities Act").

        The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers who sign this Registration Statement and directors for specified liabilities, including matters arising under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

        Since January 1, 2010, we have sold the following securities that were not registered under the Securities Act.

  1.
  In June 2012, we issued an aggregate of 769,230 shares (without giving effect to the 10.3 for 1 stock split that occurred on July 22, 2013) of our Series E Common Stock, to certain of our existing shareholders or their affiliates at a price per share of $65.00 for aggregate gross consideration of $50.0 million.

  2.
  From January 1, 2010 through September 30, 2013, under the WCI Communities, Inc. Long Term Equity Incentive Plan, we granted to the members of our management team, other officers and employees and our directors 33,568 shares (without giving effect to the 10.3 for 1 stock split that occurred on July 22, 2013) of restricted stock and to Keith E. Bass, our chief executive officer, an option to purchase 7,500 shares (without giving effect to the 10.3 for 1 stock split that occurred on July 22, 2013) of common stock with a per share exercise price of $65.00, which option was fully exercised on December 5, 2012.

  3.
  During July 2013, we issued an aggregate of 903,825 (after giving effect to the 10.3 for 1 stock split that occurred on July 22, 2013) shares of common stock to the holder of our Series A preferred stock, the WCI Communities, Inc. Creditor Trust (the "Creditor Trust"), in exchange for 10,000 shares of our Series A preferred stock, representing all of our outstanding Series A preferred stock.

        We claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described in paragraphs (1) and (3) by virtue of Section 4(a)(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Section 4(a)(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. We claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.

        We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraph (2) above under Section 4(a)(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

        During August 2013, the Company completed the sale to Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Initial Purchasers") of $200.0 million in aggregate principal amount of 6.875% Senior Notes due 2021 (the "2021 Notes"). The 2021 Notes were sold at a purchase price of 100% of the aggregate principal amount. The Initial Purchasers then resold the 2021 Notes to "qualified institutional buyers" pursuant to Rule 144A under the Securities Act, or to persons outside the United States under Regulation S of the Securities Act. The net proceeds from the offering of the 2021 Notes (the "Notes Offering") were $195.5 million after deducting fees and expenses. The Company used $127.0 million of the net proceeds from the Notes Offering to voluntarily prepay the entire outstanding principal amount of its Senior Secured Term Notes due 2017, of which $125.0 million in aggregate principal amount was issued and outstanding, at a price equal to 101% of the principal amount, plus accrued and unpaid interest. We intend to use the remainder of the net proceeds from the Notes Offering for general corporate purposes, including the acquisition and development of land and home construction.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)    Exhibits.    See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

        (b)    Financial Statement Schedules.    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bonita Springs, State of Florida, on the 16th day of December, 2013.

WCI COMMUNITIES, INC.
By:	/s/ KEITH E. BASS
	Name:	Keith E. Bass
	Title:	President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Keith E. Bass and Russell Devendorf his or her true and lawful attorney-in-fact and agent, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KEITH E. BASS Keith E. Bass	President, Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2013
/s/ RUSSELL DEVENDORF Russell Devendorf	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 16, 2013
/s/ STEPHEN D. PLAVIN Stephen D. Plavin	Director and Chairman of the Board of Directors	December 16, 2013
/s/ PATRICK J. BARTELS, JR. Patrick J. Bartels, Jr.	Director	December 16, 2013
/s/ MICHELLE MACKAY Michelle MacKay	Director	December 16, 2013

Signature	Title	Date

/s/ DARIUS G. NEVIN Darius G. Nevin	Director	December 16, 2013
/s/ CHARLES C. REARDON Charles C. Reardon	Director	December 16, 2013
/s/ CHRISTOPHER E. WILSON Christopher E. Wilson	Director	December 16, 2013

INDEX TO EXHIBITS

			Incorporated by Reference
Exhibit Number		Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
1.1	†	Form of Underwriting Agreement

2.1		Debtors' Second Amended Joint Plan of Reorganization filed pursuant to Chapter 11 of the United States Bankruptcy Code filed on July 17, 2009 with the United States Bankruptcy Court for the District of Delaware in Case No. 08-11643 (Jointly Administered)	S-1	333-188866	2.1	5/24/13

3.1		Fourth Amended and Restated Certificate of Incorporation, as amended on July 24, 2013	10-Q	001-36023	3.1	8/20/13

3.2		Amended and Restated By-laws of the Company, as amended on July 24, 2013	10-Q	001-36023	3.2	8/20/13

4.1		Registration Rights Agreement, dated July 2, 2013, by and between WCI Communities, Inc. and WCI Communities, Inc. Creditor Trust	S-1/A	333-188866	4.5	7/9/13

4.2		Registration Rights Agreement, dated July 24, 2013, by and among WCI Communities, Inc., affiliates of Monarch Alternative Capital LP and Stonehill Institutional Partners, L.P.	10-Q	001-36023	4.2	8/20/13

4.3		Stockholders Agreement, dated July 24, 2013, by and among WCI Communities, Inc. and affiliates of Monarch Alternative Capital LP	10-Q	001-36023	4.3	8/20/13

4.4		Stockholders Agreement, dated July 24, 2013, by and among WCI Communities, Inc. and Stonehill Institutional Partners, L.P.	10-Q	001-36023	4.4	8/20/13

4.5		Indenture, dated as of August 7, 2013, by and among WCI Communities, Inc., the guarantors named therein and Wilmington Trust, National Association, as trustee	8-K	001-36023	4.1	8/8/13

			Incorporated by Reference
Exhibit Number		Exhibit Description	Form	File No.	Exhibit		Filing Date	Filed Herewith
4.6		Registration Rights Agreement, dated as of August 7, 2013, by and among WCI Communities, Inc., the guarantors named therein and Citigroup Global Markets Inc., as representative for the initial purchasers	8-K	001-36023	10.1		8/8/13

4.7		Specimen Certificate for shares of Common Stock	S-1/A	333-188866	4.1		7/9/13

4.8		Form of 6 7/8% Senior Note	8-K	001-36023	Exhibit A to 4.1		8/8/13

4.9		Form of Notation of Guarantee	8-K	001-36023	Exhibit F to 4.1		8/8/13

5.1		Opinion of Latham & Watkins LLP						*

10.1		Form of Indemnification Agreement for Directors and Officers	S-1/A	333-188866	10.1		7/9/13

10.2	#	WCI Communities, Inc. 2013 Incentive Award Plan	10-Q	001-36023	10.5		8/20/13

10.3	#	WCI Communities, Inc. Senior Executive Incentive Bonus Plan	10-Q	001-36023	10.6		8/20/13

10.4		Franchise Agreement, dated May 28, 2013, between BHH Affiliates, LLC and Watermark Realty, Inc. d/b/a Berkshire Hathaway HomeServices Florida Realty	S-1/A	333-188866	10.25		5/30/13

10.5	##	First Amendment to Franchise Agreement, dated May 28, 2013, between BHH Affiliates, LLC and Watermark Realty, Inc. d/b/a Berkshire Hathaway HomeServices Florida Realty	S-1/A	333-188866	10.25	(a)	5/30/13

10.6	##	Second Amendment to Franchise Agreement, dated May 28, 2013, between BHH Affiliates, LLC and Watermark Realty, Inc. d/b/a Berkshire Hathaway HomeServices Florida Realty	S-1/A	333-188866	10.25	(b)	5/30/13

10.7	#	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the WCI Communities, Inc. 2013 Incentive Award Plan	S-1/A	333-188866	10.27		7/15/13

10.8	#	WCI Communities, Inc. Amended and Restated 2013 Long Term Incentive Plan (Employees)	S-1/A	333-188866	10.10	(a)	7/15/13

			Incorporated by Reference
Exhibit Number		Exhibit Description	Form	File No.	Exhibit		Filing Date	Filed Herewith
10.9	#	Form of Amended and Restated LTIP Award Agreement under the WCI Communities, Inc. Amended and Restated 2013 Long Term Incentive Plan	S-1/A	333-188866	10.11	(a)	7/15/13

10.10	#	WCI Communities, Inc. Amended and Restated 2013 Director Long Term Incentive Plan	S-1/A	333-188866	10.12	(a)	7/15/13

10.11	#	Form of Amended and Restated LTIP Award Agreement under the WCI Communities, Inc. Amended and Restated 2013 Director Long Term Incentive Plan	S-1/A	333-188866	10.13	(a)	7/15/13

10.12		Exchange Agreement, dated July 2, 2013, by and between WCI Communities, Inc. and WCI Communities, Inc. Creditor Trust	S-1/A	333-188866	10.26		7/9/13

10.13		Credit Agreement, dated August 27, 2013, among WCI Communities, Inc., Citibank, N.A., as administrative agent, and the lenders party thereto	8-K	001-36023	10.1		8/29/13

10.14		Note Purchase Agreement, dated June 8, 2012, by and among WCI Communities, Inc., the Guarantors party thereto, the noteholders party thereto and Wilmington Trust, National Association, as amended	S-1	333-188866	10.2		5/24/13

10.14	(a)	Amendment and Waiver Letter to Note Purchase Agreement, dated November 20, 2012, among WCI Communities, Inc., the Guarantors party thereto, Wilmington Trust, National Association, and the Noteholders named therein	S-1	333-188866	10.2	(a)	5/24/13

10.14	(b)	Amendment and Waiver Letter to Note Purchase Agreement, dated April 25, 2013, among WCI Communities, Inc., the Guarantors party thereto, Wilmington Trust, National Association, and the Noteholders named therein	S-1	333-188866	10.2	(b)	5/24/13

10.15		Loan Agreement, dated February 28, 2013, by and between Stonegate Bank, WCI Communities, Inc. and WCI Communities, LLC	S-1	333-188866	10.3		5/24/13

			Incorporated by Reference
Exhibit Number		Exhibit Description	Form	File No.	Exhibit		Filing Date	Filed Herewith
10.16		Letter of Credit Agreement, dated January 19, 2009, by and between WCI Communities, LLC and Bank of America, N.A., as amended	S-1	333-188866	10.4		5/24/13

10.16	(a)	First Amendment to Letter of Credit Agreement, dated November 21, 2011, by and between WCI Communities, LLC and Bank of America, N.A.	S-1	333-188866	10.4	(a)	5/24/13

10.16	(b)	Second Amendment to Letter of Credit Agreement, dated July 1, 2012, by and between WCI Communities, LLC and Bank of America, N.A.	S-1	333-188866	10.4	(b)	5/24/13

10.16	(c)	Third Amendment to Letter of Credit Agreement, dated November 30, 2012, by and between WCI Communities, LLC and Bank of America, N.A.	S-1	333-188866	10.4	(c)	5/24/13

10.17		Lease Agreement, dated November 19, 2010, by and between Walden Center LP and WCI Communities, LLC, as amended	S-1	333-188866	10.5		5/24/13

10.17	(a)	Amendment to Lease Agreement, dated June 11, 2012, by and between Walden Center LP and WCI Communities, LLC	S-1	333-188866	10.5	(a)	5/24/13

10.17	(b)	Second Amendment to Lease Agreement, dated April 11, 2013, by and between Walden Center LP and WCI Communities, LLC	S-1	333-188866	10.5	(b)	5/24/13

10.17	(c)	Third Amendment to Lease Agreement, dated April 11, 2013, by and between Walden Center LP and WCI Communities, LLC	S-1	333-188866	10.5	(c)	5/24/13

10.17	(d)	Fourth Amendment to Lease Agreement, dated September 19, 2013, by and between Walden Center LP and WCI Communities, LLC						*

10.18	#	WCI Communities, Inc. Long Term Equity Incentive Plan, as amended	S-1	333-188866	10.6		5/24/13

10.18	(a)#	Amendment to WCI Communities, Inc. Long Term Equity Incentive Plan dated May 14, 2012	S-1	333-188866	10.6	(a)	5/24/13

			Incorporated by Reference
Exhibit Number		Exhibit Description	Form	File No.	Exhibit		Filing Date	Filed Herewith
10.18	(b)#	Second Amendment to WCI Communities, Inc. Long Term Equity Incentive Plan, dated July 26, 2012	S-1	333-188866	10.6	(b)	5/24/13

10.19	#	Form of Employee Restricted Stock Agreement under the WCI Communities, Inc. Long Term Equity Incentive Plan	S-1	333-188866	10.7		5/24/13

10.20	#	Form of Director Restricted Stock Agreement under the WCI Communities, Inc. Long Term Equity Incentive Plan	S-1	333-188866	10.8		5/24/13

10.21	#	Employee Non-Qualified Stock Option Agreement under the WCI Communities, Inc. Long Term Equity Incentive Plan by and between WCI Communities, Inc. and Keith E. Bass, dated November 30, 2012	S-1	333-188866	10.9		5/24/13

10.22	#	Employment Agreement, dated November 29, 2012, by and between WCI Communities Management, LLC, WCI Communities, Inc., WCI Communities, LLC and Keith E. Bass	S-1	333-188866	10.16		5/24/13

10.23	#	Amended and Restated Employment Agreement, dated August 29, 2012, by and between WCI Communities Management, LLC, WCI Communities, Inc., WCI Communities, LLC and Russell Devendorf	S-1	333-188866	10.17		5/24/13

10.24	#	Amended and Restated Employment Agreement, dated April 15, 2013, by and between Watermark Realty, Inc., WCI Communities, Inc., WCI Communities, LLC and Reinaldo L. Mesa	S-1	333-188866	10.18		5/24/13

10.25	#	Employment Agreement, dated August 22, 2012, by and between WCI Communities Management, LLC, WCI Communities, Inc., WCI Communities, LLC and Paul J. Erhardt	S-1	333-188866	10.19		5/24/13

Incorporated by Reference
Exhibit Number		Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.26	#	Second Amended and Restated Employment Agreement, dated August 16, 2012, by and between WCI Communities Management, LLC, WCI Communities, Inc., WCI Communities, LLC and Vivien N. Hastings	S-1	333-188866	10.20	5/24/13

10.27	#	Separation Agreement, dated November 30, 2012, by and between WCI Communities Management, LLC and David L. Fry	S-1	333-188866	10.21	5/24/13

10.28	#	WCI Communities, Inc. 2012 Management Incentive Compensation Plan	S-1	333-188866	10.22	5/24/13

10.29	#	WCI Communities, Inc. 2013 Management Incentive Compensation Plan	S-1	333-188866	10.23	5/24/13

16.1		Letter of Ernst & Young LLP, independent registered public accounting firm					*

16.2		Letter of McGladrey LLP, independent registered public accounting firm					*

21.1		List of Subsidiaries of WCI Communities, Inc.					*

23.1		Consent of independent registered public accounting firm (Ernst & Young LLP)					*

23.2		Consent of independent registered public accounting firm (McGladrey LLP)					*

23.2		Consent of Latham & Watkins LLP (included in Exhibit 5.1)					*

24.1		Power of Attorney. Reference is made to the signature page to this Registration Statement					*

101.INS	††	XBRL Instance Document					**

101.SCH	††	XBRL Taxonomy Extension Schema Document					**

101.CAL	††	XBRL Taxonomy Extension Calculation Linkbase Document					**

101.DEF	††	XBRL Taxonomy Extension Definition Linkbase Document					**

Incorporated by Reference
Exhibit Number		Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

101.LAB	††	XBRL Taxonomy Extension Label Linkbase Document					**

101.PRE	††	XBRL Taxonomy Extension Presentation Linkbase Document					**

†
To be filed by amendment.

#
Management contract or compensatory plan or arrangement.

##
WCI Communities, Inc. requested confidential treatment for certain information contained in this exhibit. Such information was filed separately with the Securities and Exchange Commission on May 30, 2013 pursuant to a Confidential Treatment Request. On July 25, 2013, the Securities and Exchange Commission approved the request pursuant to an Order Granting Confidential Treatment.

**
Furnished herewith.

††
In accordance with Rule 406T of Regulation S-T, this interactive data file is deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.